  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 25, 1996

                                                  REGISTRATION NO. 333-2241
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                         CONTINENTAL CABLEVISION, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

        DELAWARE                       4841                  04-2370836
(STATE OF INCORPORATION)         (PRIMARY STANDARD          (IRS EMPLOYER
                                    INDUSTRIAL           IDENTIFICATION NO.)
                                CLASSIFICATION CODE
                                      NUMBER)

                         THE PILOT HOUSE, LEWIS WHARF,
                                BOSTON, MA 02110
                                 (617) 742-9500
    (ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             AMOS B. HOSTETTER, JR.
                         CONTINENTAL CABLEVISION, INC.
                          THE PILOT HOUSE, LEWIS WHARF
                                BOSTON, MA 02110
                                 (617) 742-9500
 (NAME, ADDRESS, INCLUDING ZIP CODE, TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)

                               ----------------

                                   COPIES TO:

                                PATRICK K. MIEHE
                            SULLIVAN & WORCESTER LLP
                             ONE POST OFFICE SQUARE
                                BOSTON, MA 02109
                                 (617) 338-2800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]










                               ----------------

  THIS REGISTRATION STATEMENT SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         CONTINENTAL CABLEVISION, INC.

                CROSS REFERENCE SHEET PURSUANT TO ITEM 501(B) OF
             REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS
              OF THE INFORMATION REQUIRED BY THE ITEMS OF FORM S-4

 ITEM NO.     ITEMS IN FORM S-4                 CAPTION IN PROSPECTUS
 --------     -----------------                 ---------------------
    1.    Forepart of Registration
           Statement and Outside
           Front Cover Page of       Front Cover Page of Registration Statement;
           Prospectus.............    Cross Reference Sheet; Outside Front Cover
                                      Page of Prospectus
    2.    Inside Front and Outside
           Back Cover Pages of       Inside Front and Outside Back Cover Pages
           Prospectus.............    of Prospectus; Table of Contents;
                                      Available Information
    3.    Risk Factors, Ratio of
           Earnings to Fixed         Prospectus Summary; Risk Factors; The
           Charges and Other          Company; Selected Consolidated Financial
           Information............    Information
    4.    Terms of the               Prospectus Summary; The Exchange Offer;
           Transaction............    Description of the Notes; Certain Federal
                                      Income Tax Considerations
    5.    Pro Forma Financial        Prospectus Summary; Pro Forma Condensed
           Information............    Consolidated Financial Information;
                                      Selected Consolidated Financial
                                      Information; Business
    6.    Material Contacts with
           the Company Being
           Acquired...............                        *
    7.    Additional Information
           Required for Reoffering
           by Persons and Parties
           Deemed to be
           Underwriters...........                        *
    8.    Interests of Named
           Experts and Counsel....   Legal Matters; Experts
    9.    Disclosure of Commission
           Position on
           Indemnification for
           Securities Act
           Liabilities............                        *
   10.    Information with Respect
           to S-3 Registrants.....                        *
   11.    Incorporation of Certain
           Information by
           Reference..............                        *
   12.    Information with Respect
           to S-2 or S-3
           Registrants............                        *
   13.    Incorporation of Certain
           Information by
           Reference..............                        *

 ITEM NO.     ITEMS IN FORM S-4                 CAPTION IN PROSPECTUS
 --------     -----------------                 ---------------------
   14.    Information with Respect
           to Registrants Other      Outside Front Cover Page of Prospectus;
           Than S-2 or S-3            Prospectus Summary; Risk Factors; The
           Registrants............    Company; Use of Proceeds; Capitalization;
                                      Business; Legislation and Regulation;
                                      Management; Beneficial Ownership of Common
                                      and Preferred Stock; Certain Transactions;
                                      Description of Capital Stock; Management's
                                      Discussion and Analysis of Financial
                                      Condition and Results of Operations;
                                      Credit Arrangements of the Company; Pro
                                      Forma Condensed Consolidated Financial
                                      Information; Selected Consolidated
                                      Financial Information; Consolidated
                                      Financial Statements
   15.    Information with Respect
           to S-3 Companies.......                        *
   16.    Information with Respect
           to S-2 or S-3
           Companies..............                        *
   17.    Information with Respect
           to Companies Other Than
           S-2 or S-3 Companies...                        *
   18.    Information if Proxies,
           Consents or
           Authorizations Are To
           Be Solicited...........                        *
   19.    Information if Proxies,
           Consents or
           Authorizations Are Not    Management; Beneficial Ownership of Common
           To Be Solicited in an      and Preferred Stock
           Exchange Offer.........

- --------
*Item is omitted because response is negative or item is inapplicable.

                               OFFER TO EXCHANGE
                                all outstanding
                          8.30% SENIOR NOTES DUE 2006
                  ($600,000,000 principal amount outstanding)

                                      for

                          8.30% SENIOR NOTES DUE 2006

                                       of

[LOGO OF CONTINENTAL
CABLEVISION APPEARS
       HERE]              Continental Cablevision, Inc.


                               ----------------

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON MAY 31,
                           1996, UNLESS EXTENDED

                               ----------------

CONTINENTAL CABLEVISION, INC., A DELAWARE CORPORATION ("CONTINENTAL" OR THE "COMPANY"), HEREBY OFFERS, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF TRANSMITTAL"), TO EXCHANGE ITS 8.30% SENIOR NOTES DUE 2006 (THE "NEW NOTES"), IN AN OFFERING WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), PURSUANT TO A REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART, FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 8.30% SENIOR NOTES DUE 2006 (THE "OLD NOTES"), OF WHICH AN AGGREGATE OF $600,000,000 IN PRINCIPAL AMOUNT IS OUTSTANDING AS OF THE DATE HEREOF (THE "EXCHANGE OFFER"). THE NEW NOTES AND THE OLD NOTES ARE SOMETIMES REFERRED TO HEREIN COLLECTIVELY AS THE "NOTES." THE FORM AND TERMS OF THE NEW NOTES WILL BE THE SAME AS THE FORM AND TERMS OF THE OLD NOTES EXCEPT THAT THE NEW NOTES WILL NOT BEAR LEGENDS RESTRICTING THE TRANSFER THEREOF. THE NEW NOTES WILL BE OBLIGATIONS OF THE COMPANY ENTITLED TO THE BENEFITS OF THE INDENTURE, DATED AS OF DECEMBER 13, 1995 (THE "NOTE INDENTURE"), RELATING TO THE NOTES. SEE "DESCRIPTION OF THE NEW NOTES." FOLLOWING THE COMPLETION OF THE EXCHANGE OFFER, NONE OF THE NOTES WILL BE ENTITLED TO ANY RIGHTS UNDER THE REGISTRATION RIGHTS AGREEMENT, DATED AS OF DECEMBER 13, 1995 (THE "REGISTRATION RIGHTS AGREEMENT"), INCLUDING, BUT NOT LIMITED TO, CONTINGENT INCREASES IN THE INTEREST RATE PROVIDED FOR PURSUANT THERETO. SEE "THE EXCHANGE OFFER."

                               ----------------


 INVESTMENT IN THE NOTES INVOLVES SIGNIFICANT RISKS DISCUSSED UNDER "RISK FACTORS" ON PAGE 15, WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

The date of this Prospectus is April 25, 1996.

  The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be May 31, 1996 unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange.

  The Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A) in reliance on Rule 144A under the Securities Act ("Rule 144A") were initially represented by a single, permanent global Note in definitive, fully registered form, registered in the name of a nominee of The Depositary Trust Company ("DTC"), which was deposited with Bank of Montreal Trust Company, the Trustee under the Note Indenture (the "Trustee"), as custodian. The Old Notes initially sold in offshore transactions in reliance on Regulation S under the Securities Act ("Regulation S") were initially represented by a single, temporary global Note, in definitive, fully registered form, registered in the name of a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Centrale de Livraison de Valeurs Mobilieres S.A. ("Cedel"), which was deposited with the Trustee as custodian. Such temporary global Note was exchanged for a single, permanent global Note, which is held by the Trustee, as custodian. The New Notes exchanged for the Old Notes that are represented by the global Notes will continue to be represented by permanent global Notes (collectively, the "Global Notes", and individually, a "Global Note") in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the Trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the New Notes--Book Entry; Delivery and Form." Notes may be tendered only in denominations of $100,000 and any multiple of $50,000 in excess thereof.

  Interest on the New Notes will be payable semi-annually in arrears on May 15 and November 15 of each year (each an "Interest Payment Date"), commencing on the first such date following their date of issuance. Interest on the New Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes that are accepted for exchange or, if no interest has been paid, from December 13, 1995. Accordingly, interest which has accrued since the last Interest Payment Date or December 13, 1995 (as the case may be) on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain outstanding and bear interest at a rate of 8.30% per annum after the Expiration Date.

  Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of such holder's business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes develops, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. See "Risk Factors--Absence of Public Market."

  The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               ----------------

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Commission. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof, as well as the periodic reports and other information filed by the Company with the Commission, which may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Summary..................................................................   5
Risk Factors.............................................................  15
The Company..............................................................  19
Use of Proceeds..........................................................  21
The Exchange Offer.......................................................  21
Capitalization...........................................................  29
Pro Forma Condensed Consolidated Financial Information...................  30
Selected Consolidated Financial Information..............................  35
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  37
Business.................................................................  47
Legislation and Regulation...............................................  69
Management...............................................................  79
Beneficial Ownership of Common Stock and Preferred Stock.................  86
Certain Transactions.....................................................  89
Credit Arrangements of the Company.......................................  90
Description of the New Notes.............................................  94
Description of Capital Stock............................................. 107
Transfer Restrictions.................................................... 109
Certain Federal Income Tax Considerations................................ 110
Plan of Distribution..................................................... 113
Legal Matters............................................................ 114
Experts.................................................................. 114
Index to Consolidated Financial Statements............................... F-1

                               ----------------

  Unless otherwise indicated, all industry data set forth in this Prospectus are based upon information compiled by the National Cable Television Association ("NCTA"), Paul Kagan Associates and/or Warren Publishing Co., and median household income data are derived from demographic information provided by Equifax Marketing Decision Systems, Inc. The demographic information was provided by zip code area and was averaged by Continental (weighted by the number of basic subscribers in each zip code area) (i) for all of the zip code areas Continental serves and (ii) for the zip code areas in each of Continental's five U.S. cable television management regions. Equifax Marketing Decision Systems, Inc. developed the 1995 demographic information by adjusting 1990 census data to take into account estimated growth rates which were developed by the WEFA Group (formerly Wharton Econometric Forecasting Associates and Chase Econometrics).

  The Company logo is a trademark of the Company. All other brand names and trademarks appearing in this Prospectus are the property of their respective holders.

                                    SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Continental Cablevision, Inc. is referred to herein as the "Company" or "Continental," which terms include its consolidated subsidiaries unless the context indicates otherwise. The subscriber-related information for 1995 in this Prospectus, except as otherwise provided, gives effect to (i) the acquisition on October 5, 1995 by Continental of the cable television businesses and assets of Providence Journal Company ("Providence Journal") through the merger of Providence Journal with and into Continental and related transactions (the "Providence Journal Merger"); (ii) the recent acquisitions of systems serving approximately 88,000 basic subscribers in Chicago, Illinois ("Cablevision of Chicago"), 74,000 basic subscribers in Michigan ("Columbia Cable of Michigan") and 12,000 basic subscribers in Northern California ("Consolidated Cablevision of California");
(iii) the recent acquisition by Continental of the remaining 66.2% interest in N-COM Limited Partnership II ("N-COM"), serving approximately 56,000 basic subscribers in Michigan (the "N-COM Buyout" and, collectively with the acquisitions referred to in the foregoing clause (ii), the "Recent Acquisitions"); and (iv) the pending acquisition by Continental of the remaining 62.1% interest in Meredith/New Heritage Strategic Partners L.P. ("M/NH"), which owns systems serving approximately 126,000 basic subscribers in the Minneapolis/St. Paul, Minnesota area (the "Pending M/NH Buyout," and, collectively with the Providence Journal Merger and the Recent Acquisitions, the "Acquisitions"). The share information in this Prospectus, except as otherwise provided, gives effect to a stock dividend, effective September 29, 1995, of 24 shares of the respective class of Common Stock, $.01 par value per share, of the Company (the "Common Stock") on each share of Class A Common Stock of the Company (the "Class A Common Stock") and Class B Common Stock of the Company (the "Class B Common Stock") outstanding on the record date for such stock dividend.

                                  THE COMPANY

OVERVIEW

  Continental is a leading provider of broadband communications services. As of December 31, 1995, the Company's systems and those of its U.S. affiliates passed approximately 7.3 million homes and provided service to approximately
4.3 million basic cable subscribers, making the Company the third-largest cable television system operator in the United States. In addition, Continental has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) interests in telecommunications and technology, including competitive-access telephony and direct broadcast satellite ("DBS") service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  Cable Television Systems. The Company's five management regions operate systems that are organized into 22 operating clusters in 20 states. As of December 31, 1995, approximately 56.5% of Continental's total basic subscribers were located in the Company's seven largest operating clusters. Continental believes that its operating scale in key markets generates significant benefits, including operating efficiencies, and enhances its ability to develop and deploy new technologies and services.

  Continental's systems have channel capacity and addressability that are among the highest in the cable industry. The Company's systems are located principally in suburban communities adjacent to major metropolitan markets, as well as in mid-sized cities, that generally have attractive demographics and are geographically diverse. These systems serve communities with a median household income of approximately $42,300 versus the national median of approximately $37,900. Continental believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay-to-basic penetration rates and total monthly revenue per average basic subscriber that are among the highest in the cable industry. Continental believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive and regulatory factors in any particular region.

  International. Continental participates in several broadband communications ventures outside the United States. The Company owns an approximate 50% interest in Fintelco S.A. ("Fintelco"), the largest cable television system operator in Latin America, which currently serves approximately 616,000 subscribers in Argentina. Continental has also formed a joint venture ("Optus Vision") in Australia, in which it holds a 46.5% equity interest. Optus Vision is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers in Australia's major markets. Continental has a 25% equity interest in Singapore Cablevision Pte Ltd ("SCV"), a joint venture that is constructing a broadband network to provide cable television and a variety of advanced interactive services to substantially all households in Singapore.

  Telecommunications and Technology. The Company has a number of investments in the telecommunications and technology industries, including: (i) a minority ownership interest in Teleport Communications Group, Inc. ("TCG"), a leading provider of local telecommunications services to high-volume business customers in major metropolitan areas nationwide; (ii) controlling interests in two companies that provide local telecommunications services to business customers in Richmond, Virginia and Jacksonville, Florida; and (iii) an approximate 10% ownership interest in PrimeStar Partners, L.P. ("PrimeStar"), a provider of more than 75 channels of medium-powered DBS service to over 961,000 customers nationwide.

  Programming. The Company has selectively made investments in programming services. The Company's programming investments include interests in Turner Broadcasting System, Inc. ("Turner"), E! Entertainment Television, Inc. ("E!"), New England Cable News, Home Shopping Network, Inc. ("HSN"), Viewer's Choice, Digital Cable Radio Associates ("Music Choice"), The Golf Channel, the TV Food Network, The Outdoor Life Network and Speedvision.

BUSINESS STRATEGY

  Continental's business strategy is to capitalize on its clustered systems, technologically advanced broad-band networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  U.S. Operations. The Company's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles: (i) expansion of its nationwide operating scale (as measured by homes passed); (ii) further development of large regional system clusters in demographically attractive markets; (iii) development of technologically advanced broadband networks capable of providing enhanced video, high-speed data, telephony and other telecommunications services; (iv) dedication to decentralized and locally responsive management; (v) increased focus on marketing; (vi) commitment to superior customer service and community relations; and (vii) continued leadership in regulatory and other industry matters.

  Continental has recently acquired or agreed to acquire cable television systems that are contiguous, or in close proximity, to its other systems. The Company also continues to review opportunities to exchange additional systems for those of other cable television system operators in order to enlarge and enhance its system clusters. See "Business--U.S. Acquisitions and Investments." Continental generates incremental operating income from such acquisitions and exchanges through the expansion of service offerings and efficiencies resulting from system consolidation.

  Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Although Continental believes that demand exists to support the entry of cable television companies into the telephony business, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. See "Business--Competition" and "Legislation and Regulation."

  International Operations. Continental has made investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets.

PROPOSED MERGER OF THE COMPANY INTO U S WEST, INC.

  On February 27, 1996, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with U S WEST, Inc. ("U S WEST") providing for the merger of the Company with and into U S WEST (the "Merger"). As a result of the Merger, Continental's operations will become part of U S WEST Media Group ("UMG"), a leading global media and telecommunications company. UMG is one of two major groups that comprise U S WEST. U S WEST's other major group, U S WEST Communications, provides telecommunications services to more than 25 million customers in 14 western and mid-western states.

  If the Merger is consummated, UMG will acquire all of Continental's outstanding capital stock for aggregate consideration of approximately $5.3 billion, consisting of the following: shares of a new class of U S WEST Series D Convertible Preferred Stock (the "Series D Preferred Stock") valued at $1 billion, shares of U S WEST Media Group Common Stock ("UMG Common Stock") valued at $3.3 billion and $1 billion in cash. The Common Stock has been valued at $30 per share for the purposes of the Merger. At U S WEST's election, the cash consideration may be increased, and the consideration to be paid in UMG Common Stock may be reduced, by up to $500 million. As part of the Merger, U S WEST will also assume Continental's outstanding indebtedness and other liabilities, which are currently approximately $5.5 billion.

  The Merger is expected to close in the fourth quarter of 1996. The consummation of the Merger is subject to various conditions to closing, including, but not limited to, regulatory approvals and Continental stockholder votes. Certain major stockholders have agreed to vote in favor of the Merger and other related matters. However, no assurances can be given that the Merger will occur, or occur in the foregoing manner. See "The Company."

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer..........  The Company is offering to exchange $100,000 in principal amount (and any multiple of $50,000 in excess thereof) of New Notes for each $100,000 in principal amount (and any multiple of $50,000 in excess thereof) of Old Notes that are validly tendered pursuant to the Exchange Offer. The Company will issue the New Notes promptly after the Expiration Date. As of the date of this Prospectus, $600,000,000 in aggregate principal amount of Old Notes are outstanding.


Resale......................  The Company believes, based on no-action letters issued by the Commission to third parties, that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any of the Company's "affiliates," as such terms are defined under the Securities Act, that exchanges Old Notes held for its own account may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes. See "The Exchange Offer--General" and "Plan of Distribution."


Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City time, on May 31, 1996, unless extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.


Accrued Interest on the New
 Notes and the Old Notes....  Each New Note will bear interest from the last
                              Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from December 13, 1995, the date of issuance. Such interest will be paid with the first interest payment on the New Notes. Accordingly, interest which has accrued since the last Interest Payment Date or December 13, 1995 (as the case may be) on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8.30% per annum after the Expiration Date.

Termination.................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation by the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The

                              Exchange Offer--Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for Tendering
 Old Notes..................  Each holder of Old Notes wishing to accept the
                              Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to Bank of Montreal Trust Company, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein, or effect a tender of Old Notes pursuant to the procedure for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and, except as otherwise disclosed in writing to the Company, that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for
 Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
 Procedures.................  Holders of Old Notes who wish to tender their Old
                              Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights...........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
 Delivery of New Notes......  Subject to certain conditions (as summarized above in "Termination" and described more fully in "The Exchange Offer--Termination"), the Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--General."


Certain Federal Income Tax
 Considerations.............  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. For a discussion of certain federal income tax considerations relating to the exchange of the Old Notes for the New Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent..............  The Trustee is also the Exchange Agent. The mailing address of the Exchange Agent and address for deliveries by overnight courier is: Bank of Montreal Trust Company, 77 Water Street, New York, New York 10005, Attention: Corporate Trust Department. Hand deliveries should be made to 77 Water Street, Fifth Floor Window, New York, New York. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 701-7652 and the facsimile number for the Exchange Agent is (212) 701-7684.

Use of Proceeds.............  There will be no cash proceeds payable to the
                              Company from the issuance of the New Notes pursuant to the Exchange Offer. The net proceeds received by the Company from the sale of the Old Notes were used to repay approximately $587.1 million of indebtedness outstanding under an unsecured, reducing, revolving credit facility of the Company and certain of its subsidiaries (the "1994 Credit Facility"). On February 16, 1996, the Company reborrowed funds under the 1994 Credit Facility in order to redeem the entire $100.0 million in outstanding principal amount of the Company's Senior Subordinated Floating Rate Debentures Due 2004 (the "Floating Rate Debentures"), plus accrued interest thereon, for a total amount of $102.2 million. Future borrowings under the 1994 Credit Facility will be used for general corporate purposes, including capital expenditures, investments and acquisitions. See "Use of Proceeds."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

  The Exchange Offer applies to an aggregate principal amount of $600,000,000 of the Old Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Note Indenture. See "Description of the New Notes."

Notes Offered...............  $600,000,000 principal amount of 8.30% Senior
                              Notes due May 15, 2006.

Maturity....................  May 15, 2006.

Interest....................  Payable semi-annually at the rate of 8.30% per annum, in cash, commencing on the first Interest Payment Date following the consummation of the Exchange Offer.

Mandatory Redemption........  No sinking fund is provided for the New Notes.


Optional Redemption by the
 Company....................  The New Notes will not be redeemable at the option of the Company prior to maturity.


Mandatory Redemption at the
 Option of the Holders......  The New Notes will be subject to mandatory redemption by the Company at the option of the holders if certain events occur relating to the Company's repurchase of its Series A Participating Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), or Class A Common Stock and Class B Common Stock.

Ranking.....................  The New Notes will be unsecured Senior
                              Indebtedness of the Company (as defined in "Credit Arrangements of the Company"), ranking pari passu in right of payment with each other and with all other Senior Indebtedness of the Company, including the unexchanged Old Notes, if any, and senior in right of payment to all Subordinated Indebtedness of the Company, including the Subordinated Debt Securities (as defined in "Credit Arrangements of the Company"). The New Notes will not be guaranteed by any of the Company's subsidiaries. Certain other Senior Indebtedness of the Company is guaranteed by substantially all of the Company's Restricted Subsidiaries (as defined in "Credit Arrangements of the Company"). None of the Company's outstanding indebtedness is secured. See "Credit Arrangements of the Company" and "Description of the New Notes."

Negative Covenants..........  The New Notes will be entitled to the benefit of certain restrictive covenants, including limitations under certain circumstances on the Company's ability to incur and secure additional indebtedness.

Registration Requirements...  Pursuant to the Registration Rights Agreement,
                              the Company is obligated to consummate the Exchange Offer or cause resales of the Notes to be registered under the Securities Act, and, if one of such events does not occur prior to June 10, 1996, the rate of interest on the Notes will increase by one-half of one percent per annum until one of such events occurs. Any Old Notes remaining outstanding following a consummation of the Exchange Offer will be treated together with the New Notes as one series for purposes of the
                              Note Indenture. Holders of Notes who do not participate in the Exchange Offer may thereafter hold a less liquid security. See "Description of the New Notes--Registration."

SUMMARY CONSOLIDATED AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                         YEAR ENDED DECEMBER 31,
                             ----------------------------------------------
                                                                    PRO
                                          ACTUAL                  FORMA(4)
                             ----------------------------------  ----------
                                1993        1994        1995        1995
                             ----------  ----------  ----------  ----------
                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DA-
 TA:
Revenues...................  $1,177,163  $1,197,977  $1,442,392  $1,782,418
Operating, selling, general
 and
 administrative expenses...     649,571     672,884     837,241   1,044,692
Depreciation and amortiza-
 tion......................     279,009     283,183     341,171     450,980
Restricted stock purchase
 program(1)................      11,004      11,316      12,005      12,005
                             ----------  ----------  ----------  ----------
Operating income...........     237,579     230,594     251,975     274,741
Interest expense (net).....     282,252     315,541     363,826     453,098
Loss before extraordinary
 item and cumulative effect
 of accounting change......     (25,774)    (68,576)   (112,027)   (148,449)
Extraordinary item.........         --      (18,265)        --          --
Cumulative effect of
 accounting change.........    (184,996)        --          --          --
Net loss...................    (210,770)    (86,841)   (112,027)   (148,449)
Preferred stock prefer-
 ences.....................     (34,115)    (36,800)    (39,802)    (39,802)
                             ----------  ----------  ----------  ----------
Loss applicable to common
 stockholders..............  $ (244,885) $ (123,641) $ (151,829) $ (188,251)
                             ==========  ==========  ==========  ==========
Ratio of earnings to fixed
 charges(2)................         --          --          --          --
OTHER DATA:
EBITDA(3)..................  $  527,592  $  525,093  $  605,151  $  737,726
EBITDA as a % of revenues..        44.8%       43.8%       42.0%       41.4%
Net cash provided from op-
 erating activities........  $  250,504  $  236,304  $  221,264
Capital expenditures.......  $  185,691  $  300,511  $  518,161

                         AS OF DECEMBER 31, 1995
                         ------------------------
                                          PRO
                           ACTUAL      FORMA(5)
                         -----------  -----------
                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash.................... $    18,551  $    18,553
Total assets............   5,080,593    5,281,160
Total debt..............   5,285,159    5,481,501
Redeemable common
 stock..................     256,135      256,135
Stockholders' equity
 (deficiency)...........  (1,215,951)  (1,216,652)

                                                   (footnotes on following page)

                   SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS(6)

                                            AS OF DECEMBER 31,
                               ------------------------------------------------
                                            ACTUAL                 PRO FORMA(5)
                               ----------------------------------  ------------
                                  1993        1994        1995         1995
                               ----------  ----------  ----------  ------------
Homes passed by cable(7).....   5,192,000   5,372,000   7,191,000   7,340,000
Number of basic subscrib-
 ers(8)......................   2,895,000   3,081,000   4,190,000   4,268,000
Basic penetration(9).........        55.8%       57.4%       58.3%       58.1%
Number of premium
 subscriptions(10)...........   2,454,000   2,635,000   3,770,000   3,820,000
Premium penetration(11)......        84.8%       85.5%       90.0%       89.5%
Monthly cable revenue per av-
 erage basic subscriber(12)..  $    35.69  $    35.06  $    35.99   $   35.87

                                                   (footnotes on following page)

- --------
(1) Represents the difference between the consideration paid by employees for shares of Common Stock under the Company's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Company's Board of Directors) at the date of issuance, amortized over such shares' vesting schedule. See Note 11 to the Company's Consolidated Financial Statements.
(2) For purposes of this computation, earnings are defined to be income (loss) from continuing operations before income taxes, minority interests and fixed charges (excluding capitalized interest). Fixed charges are the sum of (i) interest costs, (ii) the interest component of rent expense, (iii) depreciation of capitalized interest and (iv) amortization of deferred financing costs. The actual and pro forma ratios of deficiency to fixed charges are less than 1 to 1 for each of the periods presented. The actual deficiency of earnings to fixed charges was $19.6 million, $84.1 million and $94.0 million, respectively, for the years ended December 31, 1993, 1994 and 1995. Giving pro forma effect to the Acquisitions and the sale of the Notes and the application of the net proceeds therefrom as though each transaction had occurred as of January 1, 1995, the pro forma deficiency of earnings to fixed charges would have been approximately $154.0 million for the year ended December 31, 1995.
(3) Operating income before depreciation and amortization and non-cash stock compensation (Restricted Stock Purchase Program expense). Based on its experience in the cable television industry, the Company believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of the Company's financing agreements contain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." EBITDA for the year ended December 31, 1995 includes EBITDA of the systems acquired in the Providence Journal Merger and the Recent Acquisitions from their respective dates of acquisition.
(4) The adjustments reflected give effect to (i) the Acquisitions and (ii) the sale of the Notes and the application of the net proceeds therefrom as though each transaction had occurred as of January 1, 1995. See "Pro Forma Condensed Consolidated Financial Information."
(5) The adjustments reflected give effect to (i) the Pending M/NH Buyout and
    (ii) the redemption of the Floating Rate Debentures as though each transaction had occurred as of December 31, 1995. See "Pro Forma Condensed Consolidated Financial Information."
(6) In reporting subscriber and other data for U.S. cable systems not controlled or managed by the Company, only that portion of data corresponding to the Company's percentage interest is included.
(7) Represents estimated dwelling units located sufficiently close to the Company's cable plant to be practicably connected without any further extension of principal transmission lines.
(8) A "basic subscriber" means a person who, at a minimum, subscribes to the Company's Basic Broadcast Tier, which consists of broadcast television signals available off-air locally, local origination channels and public, educational and governmental access channels. Bulk subscribers are accounted for on an "equivalent billing unit" basis, dividing aggregate Basic Broadcast Tier revenues by the stated Basic Broadcast Tier rate.
(9) Basic subscribers as a percentage of homes passed by cable.
(10) Equals the number of premium services subscribed to by basic subscribers. Premium services include only single channel services offered for a monthly fee per channel and do not include packages of channels offered for a single monthly fee.
(11) Premium subscriptions as a percentage of basic subscribers. A basic subscriber may purchase more than one premium service, each of which is counted as a separate premium subscription. This ratio may be greater than 100% if the average customer subscribes to more than one premium service.
(12) Cable revenues (excluding DBS-service revenues) divided by the weighted average number of basic subscribers for the Company's consolidated subsidiaries during the twelve-month period ended December 31 for each year presented. On a pro forma basis, pro forma revenues divided by the sum of the weighted average number of basic subscribers for the Company's consolidated subsidiaries and the average basic subscribers for the systems acquired in the Acquisitions for the year ended December 31, 1995.

                                  RISK FACTORS

  Prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus in evaluating an investment in the New Notes offered hereby.

SUBSTANTIAL LEVERAGE, NEGATIVE NET WORTH, HISTORY OF LOSSES AND DEFICIENCY OF EARNINGS TO FIXED CHARGES

  The Company is substantially leveraged due to the indebtedness it has incurred primarily to finance acquisitions and expand its operations and, to a lesser extent, to repurchase shares of its capital stock. As of December 31, 1995, the Company's aggregate debt was approximately $5.3 billion. As of December 31, 1995, after giving effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures, the Company would have had approximately $5.5 billion of debt and a stockholders' deficiency of approximately $1.2 billion. See "Pro Forma Condensed Consolidated Financial Information." The Company may incur additional indebtedness for its capital needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company has a history of net losses, which have contributed to an accumulated deficit of $2.4 billion and a stockholders' deficiency of $1.2 billion as of December 31, 1995. The Company reported net losses from continuing operations, before extraordinary item and the cumulative effect of the change in accounting for income taxes, of $68.6 million and $112.0 million for the years ended December 31, 1994 and 1995, respectively. After giving effect to the Acquisitions and the sale of the Notes and the application of the net proceeds therefrom as if such events had occurred as of January 1, 1995, the Company would have reported losses from continuing operations before extraordinary item of $148.4 million for the year ended December 31, 1995. The high level of depreciation and amortization associated with the Company's acquisitions and capital expenditures related to continued construction and upgrading of the Company's systems and interest costs related to its financing activities will cause the Company to continue to report net losses for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company's earnings were insufficient to cover its fixed charges by $84.1 million and $94.0 million for the years ended December 31, 1994 and 1995, respectively. After giving effect to the Acquisitions and the sale of the Notes and the application of the net proceeds therefrom as if such events had occurred on January 1, 1995, the Company's earnings would have been insufficient to cover its fixed charges by $154.0 million for the year ended December 31, 1995. See "Selected Consolidated Financial Information," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Pro Forma Condensed Consolidated Financial Information." However, earnings are reduced by substantial non-cash charges, principally for depreciation and amortization, which do not affect the Company's present or future ability to service debt.

  Historically, cash generated from the Company's operating activities in conjunction with borrowings and, to a lesser extent, proceeds from private equity issuances has been sufficient to fund its capital needs. Prior to the consummation of the Merger with U S WEST, Continental anticipates funding its capital expenditures, acquisitions, investments and debt service requirements with cash provided from operating activities and with borrowings under existing and new credit facilities. If the Merger is not consummated, Continental anticipates funding its capital needs with cash provided from operating activities, borrowings under existing and new credit facilities and future equity issuances. However, there can be no assurances in this regard. Furthermore, there can be no assurances that the terms available for any future debt or equity financing would be favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

REGULATION IN THE CABLE TELEVISION INDUSTRY

  The cable television industry is subject to extensive regulation on the federal, state and local levels. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") significantly expanded the scope of cable television regulation. However, in February 1996, the Telecommunications Act of 1996 (the "1996 Telecommunications Act") was enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the Cable Communications Policy Act of 1984 (the "1984 Cable Act") and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry.

  On August 3, 1995, the FCC adopted a social contract with Continental (the "Social Contract"), which covered all of Continental's franchises, regulated or unregulated (excluding the franchises acquired in the Providence Journal Merger and the Recent Acquisitions). It resolved most of the Company's pending cable rate cases in a manner that was revenue-neutral to the Company. A proposed amendment to the Social Contract was released by the FCC for public comment on March 6, 1996 (the "Social Contract Amendment"). The Social Contract Amendment, if adopted, would incorporate into the Social Contract all franchises acquired in the Providence Journal Merger and the Recent Acquisitions and resolve most of the rate cases involving such acquired systems. In addition, the Social Contract Amendment would effect certain changes to the original Social Contract, such as, among other things, an increase in the capital investment commitment from $1.35 billion to $1.7 billion for the upgrade of Continental's systems, including the systems acquired in the Providence Journal Merger and the Recent Acquisitions. There can, however, be no assurances that the Social Contract Amendment will be adopted. The Social Contract provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract.

   The Company at this time cannot predict the full effect that the 1996 Telecommunications Act or the FCC's implementing regulations may have on Continental's operations. See "Legislation and Regulation," "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

  Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home video products. Cable operators also compete with other distribution systems capable of delivering television programming to homes such as Multi-channel Multi-point Distribution Services ("MMDS") and DBS services. Three companies currently provide DBS services in the United States, including PrimeStar, in which Continental owns a 10.4% interest. Recent court and administrative decisions have removed certain of the restrictions that have limited entry into the cable television business by certain potential competitors, such as telephone companies. The 1996 Telecommunications Act repeals the 1984 Cable Act's prohibition against telco-cable cross ownership and provides that a local exchange telephone company, also known as a LEC, may provide video programming directly to subscribers through a variety of means, including (1) as a radio-based (MMDS or DBS) multichannel video programming distributor; (2) as a cable operator, fully subject to the franchising, rate regulation and other provisions of the 1984 Cable Act and the 1992 Cable Act; and (3) through an "open video system" that is certified by the FCC to be offering nondiscriminatory access to a portion of its channel capacity for unaffiliated program distributors, subject only to selected portions of the regulations applicable to cable operators. Cable television companies operate under non-exclusive franchises granted by local authorities, which are subject to renewal and renegotiation from time to time. The 1992 Cable Act prohibits franchising authorities from granting exclusive cable television franchises and from unreasonably refusing to award additional competitive franchises; it also permits municipal authorities to operate cable television systems in their communities without a franchise. The Company cannot predict the extent to which competition will materialize from potential competitors such as the telephone companies, other distribution systems for delivering television programming to the home or other cable operators, or the extent of its effect on the Company. See "Business--Competition" and "Legislation and Regulation."

  The Company has not traditionally provided telephony and high-speed data services. LECs currently dominate the two-way switched voice and high-speed data market. The 1996 Telecommunications Act removes barriers to entry in the local telephone market that is now monopolized by the Regional Bell Operating Companies ("RBOCs") and other LECs by preempting state and local laws that restrict competition and by requiring incumbent LECs to provide to potential competitors, such as cable operators and long-distance telephone companies, nondiscriminatory access and interconnection to their networks.

POTENTIAL FOR REDEMPTION OF CERTAIN EQUITY SECURITIES

  The Company is required to repurchase in late 1998 or early 1999 an aggregate of 16,684,150 shares of its Class A Common Stock and Class B Common Stock (collectively, the "Redeemable Common Stock") from certain stockholders at a purchase price, which is equal to the greater of (i) the dollar amount that a holder of Common Stock would receive per share of Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5% or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Common Stock in an underwritten public offering at the time the shares are to be repurchased after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--1998-1999 Share Repurchase Program." In the event the Company is unable to repurchase such shares, it is obligated at the request of certain of such shareholders to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of the Company and, following the consummation of such sale, to liquidate the Company. In the event of any such liquidation, all principal of, and premium (if any) and interest on, the Notes would need to be paid before proceeds from such liquidation would be available for distribution to the Company's shareholders. In addition, holders of the Notes may under certain circumstances require the Company to redeem the Notes as a result of any such share repurchase. See "Description of the New Notes--Payment at Maturity and Optional Prepayments."

ABSENCE OF PUBLIC MARKET

  There has previously been no public market for the Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active trading market will develop or be sustained in the New Notes. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent they are actively traded, to trade at a significant discount from face value.

CONSEQUENCES OF FAILURE TO EXCHANGE

  Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions on transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer will not have any rights under the Registration Rights Agreement to cause the Company to register the Old Notes, and the interest rate on the Old Notes will remain at its initial rate of 8.30% per annum.

SUBSIDIARY INDEBTEDNESS

  The New Notes will represent unsecured Senior Indebtedness of the Company and will not be guaranteed by any of the Company's subsidiaries. The 1994 Credit Facility and the Company's 10.12% Senior Notes Due 1999 (the
"Prudential Notes," and, together with the 1994 Credit Facility, the "Company Guaranteed Senior Indebtedness") is guaranteed by substantially all of the Company's Restricted Subsidiaries (as defined in "Credit Arrangements of the Company"). Subject to certain limitations set forth in the Note Indenture, the Company has the right to incur and secure additional indebtedness. As of December 31, 1995, after giving pro forma effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures,
(A) the aggregate amount of the Company Guaranteed Senior Indebtedness would have been approximately $2.0 billion and (B) the Company's subsidiaries would have had long-term indebtedness consisting of: (i) the guarantees by the Restricted Subsidiaries of the Company Guaranteed Senior Indebtedness, (ii) the obligations of certain of the Company's subsidiaries as borrowers under the 1995 Credit Facility (which obligations are also guaranteed by such borrowers' subsidiaries) in the amount of approximately $1.0 billion, (iii) certain items of intercompany indebtedness and (iv) certain other items of long-term indebtedness in an aggregate principal amount of approximately $10.2 million.

  Since substantially all of the Company's assets consist of the stock of its subsidiaries, the Company's ability to satisfy its obligations is dependent upon its receipt of funds from its subsidiaries. Upon any distribution of the assets of the Company and its subsidiaries pursuant to any dissolution, winding up, liquidation or reorganization, the assets of the Company's subsidiaries will be applied to discharge the claims of such subsidiaries' creditors (including, without limitation, in the case of the Company's subsidiaries who are borrowers or guarantors under the 1995 Credit Facility, to discharge the indebtedness thereunder and, in the case of the Restricted Subsidiaries, to discharge the Company Guaranteed Senior Indebtedness, and any other indebtedness that has been guaranteed or secured by the Company's subsidiaries). As a result, holders of the Notes may recover less, ratably, than creditors of the Company's subsidiaries and holders of the Company's guaranteed indebtedness (including the Company Guaranteed Senior Indebtedness) in the event that the remaining assets of the Company and its subsidiaries are insufficient to discharge all of the Senior Indebtedness of the Company. See "Credit Arrangements of the Company" and "Description of the New Notes."

RELIANCE ON KEY PERSONNEL

  The success of the Company's business will partially depend upon the continued availability of the services of certain key individuals, including Amos B. Hostetter, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company. The Company does not have employment contracts with, nor does it maintain key man insurance on, any of its Executive Officers. See "Management."

INTERNATIONAL INVESTMENTS

  The Company has made investments in non-U.S. broadband communications ventures. See "Business--International Operations." Such investments are subject to risks and uncertainties relating to the indigenous political, social and economic structures of those countries. Risks specifically related to investments in non-U.S. ventures may include risks of fluctuations in currency valuation, expropriation, confiscatory taxation and nationalization, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

                                  THE COMPANY

OVERVIEW

  Continental is a leading provider of broadband communications services. As of December 31, 1995, the Company's systems and those of its U.S. affiliates passed approximately 7.3 million homes and provided service to approximately
4.3 million basic subscribers, making the Company the third-largest cable television system operator in the United States. In addition, the Company has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) interests in telecommunications and technology, including competitive-access telephony and DBS service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets. The Company was incorporated under the laws of the State of Delaware in 1963. The Company's principal offices are located at The Pilot House, Lewis Wharf, Boston, Massachusetts, and its telephone number is (617) 742-9500.

RECENT TRANSACTIONS

  PROPOSED MERGER. On February 27, 1996, the Company entered into the Merger Agreement with U S WEST providing for the Merger of the Company with and into U S WEST. As a result of the Merger, Continental's operations will become part of UMG, a leading global media and telecommunications company. UMG is one of two major groups that comprise U S WEST. U S WEST's other major group, U S WEST Communications, provides telecommunications services to more than 25 million customers in 14 western and mid-western states.

  If the Merger is consummated, UMG will acquire all of Continental's outstanding capital stock for aggregate consideration of approximately $5.3 billion consisting of the following: shares of Series D Preferred Stock valued at $1 billion, shares of UMG Common Stock valued at $3.3 billion and $1 billion in cash. The Common Stock has been valued at $30 per share for purposes of the Merger. At U S WEST's election, the cash consideration may be increased, and the consideration to be paid in UMG Common Stock may be reduced, by up to $500 million. As part of the Merger, U S WEST will also assume Continental's outstanding indebtedness and other liabilities, which are currently approximately $5.5 billion.

  The Merger has been structured to be a tax-free reorganization; the gain, if any, recognized by a Continental stockholder will be taxable only to the extent of any cash received. In the Merger, each holder of Class A Common Stock is entitled to receive shares of UMG Common Stock and shares of Series D Preferred Stock, and each holder of the Class B Common Stock (including those issued upon conversion of the Series A Preferred Stock) is entitled to receive, at the holder's election, either cash or shares of UMG Common Stock and shares of Series D Preferred Stock, or a combination thereof. In order to maintain the tax-free status of the Providence Journal Merger, holders of Class A Common Stock, comprised mainly of former Providence Journal stockholders, will be asked to approve an amendment to the Company's Amended and Restated Certificate of Incorporation (the "Restated Certificate") that will allow cash consideration to be received only by holders of Class B Common Stock.

  For purposes of determining the number of shares of UMG Common Stock to be delivered in the Merger, such stock will be valued on the basis of the average last reported intra-day sale price of UMG Common Stock during the 20 trading days selected by lot from the 30 trading days ending on the fourth trading day before the effective date of the Merger (the "UMG Share Price"). Continental and U S WEST will be required to consummate the Merger if the UMG Share Price as so determined is no less than $20.825 and no greater than $28.175. If the UMG Share Price is below $20.825, Continental will have the right to terminate the Merger Agreement unless U S WEST elects to issue shares of UMG Common Stock based on the actual UMG Share Price. If U S WEST does not so elect and Continental terminates the Merger Agreement, Continental will have the right to require U S WEST to purchase 5,650,000 shares of a new Series

B Convertible Preferred Stock of Continental for a purchase price of $282.5 million. Conversely, if the UMG Share Price is above $28.175, U S WEST will have the right to terminate the Merger Agreement unless Continental elects to accept shares of UMG Common Stock in the Merger based on the actual UMG Share Price.

  The Merger is expected to close in the fourth quarter of 1996. The consummation of the Merger is subject to various conditions to closing, including but not limited to, regulatory approvals and Continental stockholder votes. Certain major stockholders of Continental have agreed to vote in favor of the Merger and other related matters. However, no assurances can be given that the Merger will occur, or occur in the foregoing manner.

  THE PROVIDENCE JOURNAL MERGER. The Company has recently completed a series of acquisitions in the United States, the most significant of which was the acquisition of the cable television businesses and assets of Providence Journal. On October 5, 1995, pursuant to the terms of an Agreement and Plan of Merger, dated as of November 18, 1994, as amended and restated as of August 1, 1995 (the "Providence Journal Merger Agreement"), by and among Continental, Providence Journal, The Providence Journal Company, King Holding Corp. and King Broadcasting Company, Continental acquired all of the cable television businesses and assets of Providence Journal ("Providence Journal Cable") in a series of related transactions, the result of which was that Providence Journal, following an internal corporate restructuring in which the non-cable businesses and assets of Providence Journal were transferred to a new company (The Providence Journal Company), merged with and into Continental. Continental issued approximately 30.1 million shares of Class A Common Stock to Providence Journal stockholders in the Providence Journal Merger. The shares of Class A Common Stock received in the Providence Journal Merger are not transferable by the former Providence Journal stockholders except for transfers not for value to certain specified permitted transferees until October 5, 1996.

  As part of the Providence Journal Merger, Continental also purchased certain cable television systems owned by a subsidiary of Providence Journal for a purchase price of $405.0 million and discharged approximately $410.0 million of Providence Journal indebtedness. The systems acquired in the Providence Journal Merger passed approximately 1.3 million homes and served approximately 779,000 basic subscribers in nine states as of the date of the acquisition. Such systems are, for the most part, located in communities contiguous, or in close proximity to, other Continental systems. See "Business--U.S. Acquisitions and Investments" for a description of other recent U.S. acquisitions by the Company.

  In connection with the Providence Journal Merger, Continental's stockholders adopted an amendment to the Restated Certificate that increased the number of authorized shares of capital stock of Continental from 17.7 million to 825 million, including an increase in the number of authorized shares of Class A Common Stock to 425 million and Class B Common Stock to 200 million, and the Continental Board of Directors declared a stock dividend in the form of (a) 24 shares of Class A Common Stock for each share of Class A Common Stock outstanding on the record date for such stock dividend and (b) 24 shares of Class B Common Stock for each share of Class B Common Stock outstanding on the record date for such stock dividend, effective September 29, 1995.

                                USE OF PROCEEDS

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical to the New Notes. The Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

  The net proceeds to the Company from the sale of the Old Notes were used initially to repay approximately $587.1 million in aggregate principal amount of indebtedness outstanding under the 1994 Credit Facility, which is a reducing revolving credit facility with a final maturity date of October 10, 2003. Subject to the terms of the 1994 Credit Facility, the Company may reborrow the amounts that were repaid thereunder with the net proceeds from the sale of the Old Notes. On February 16, 1996, the Company reborrowed funds under the 1994 Credit Facility in order to redeem the entire $100.0 million in outstanding principal amount of the Floating Rate Debentures, plus accrued interest thereon, for a total amount of $102.2 million. The Company expects to borrow under the 1994 Credit Facility in the future for general corporate purposes, including capital expenditures for system rebuilds and upgrades in the United States, and investments and acquisitions. See "Business--Acquisitions and Strategic Investments," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Credit Arrangements of the Company."

                               THE EXCHANGE OFFER

GENERAL

  In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to an issue of senior notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 30 days from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder.

  Under existing interpretations of the staff of the Commission enunciated in no-action letters issued to third parties, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  In the event that applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer is not consummated on or prior to June 10, 1996, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the date of the initial sale of the Old Notes or until all the Old Notes covered by the Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

  Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account,
(ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position, in no-action letters issued to third parties, that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes, provided, however, the Company shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer. The Company has also agreed that in the event that either the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to June 10, 1996, the interest rate borne by the Old Notes will be increased by one-half of one percent per annum until the earlier of the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be.

  In the event an exchange offer is consummated on or before June 10, 1996, the Company will not be required to file a Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 8.30% per annum. The Exchange Offer shall be deemed to have been consummated upon the Company's having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been properly tendered and not withdrawn by the Expiration Date. In such event, holders of Old Notes not participating in the Exchange Offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

  Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $100,000 in principal amount of New Notes (and any multiple of $50,000 in excess thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $100,000 or in integral multiples of $50,000 in excess thereof.

  Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

  The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the
Note Indenture.

  As of the date of this Prospectus, $600.0 million aggregate principal amount of the Old Notes are outstanding and there are two registered holders thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

  This Prospectus, together with the accompanying Letter of Transmittal, is being sent to all registered holders as of April 25, 1996 (the "Record Date").

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

  Holders of Old Notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law or the Note Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m. New York City time, on May 31, 1996 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

  In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

  The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

  Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from December 13, 1995. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

  The New Notes will bear interest at a rate of 8.30% per annum. Interest on the New Notes will be payable semi-annually, in arrears, on each Interest Payment Date following the consummation of the Exchange Offer. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8.30% per annum after the Expiration Date.

PROCEDURES FOR TENDERING

  To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to the Company.

  Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

  In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the

Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

  Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or
(ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which , in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

  If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

  Bank of Montreal Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


              By Hand:                        By Mail or Overnight Courier:

   Bank of Montreal Trust Company            Bank of Montreal Trust Company
           77 Water Street                           77 Water Street
          5th Floor Window                      New York, New York 10005
         New York, New York                 Att.: Corporate Trust Department

                     Facsimile Transmission: (212) 701-7684

FEES AND EXPENSES

  The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

  The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

  The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                 CAPITALIZATION

  The following table sets forth at December 31, 1995 (i) the actual capitalization of the Company and (ii) the pro forma capitalization of the Company after giving effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures. This table should be read in conjunction with "Pro Forma Condensed Consolidated Financial Information" and the historical financial statements appearing elsewhere in this Prospectus.

                                                 AS OF DECEMBER 31, 1995
                                              ------------------------------
                                                          PRO FORMA FOR THE
                                                               PENDING
                                                             M/NH BUYOUT
                                                          AND THE REDEMPTION
                                                            OF THE FLOATING
                                                ACTUAL     RATE DEBENTURES
                                              ----------  ------------------
                                                 (DOLLARS IN THOUSANDS)
Senior debt:
 8 1/2% Senior Notes due 2001...............  $  200,000      $  200,000
 8 5/8% Senior Notes due 2003...............     100,000         100,000
 8 7/8% Senior Debentures due 2005..........     275,000         275,000
 8.30% Senior Notes due 2006................     600,000         600,000
 9% Senior Debentures due 2008..............     300,000         300,000
 9 1/2% Senior Debentures due 2013..........     525,000         525,000
 1994 Credit Facility.......................   1,586,200       1,906,542
 1995 Credit Facility.......................   1,039,000       1,039,000
 Prudential Notes...........................     125,750         125,750
                                              ----------      ----------
  Total senior debt.........................   4,750,950       5,071,292
Subordinated debt:
 10 5/8% Senior Subordinated Notes due
  2002......................................     100,000         100,000
 11% Senior Subordinated Debentures due
  2007......................................     300,000         300,000
 Floating Rate Debentures...................     100,000             --
                                              ----------      ----------
  Total subordinated debt...................     500,000         400,000
Other debt..................................      34,209          10,209
                                              ----------      ----------
  Total debt................................   5,285,159       5,481,501
                                              ----------      ----------
Redeemable Common Stock.....................     256,135         256,135
                                              ----------      ----------
Stockholders' equity (deficiency)...........  (1,215,951)     (1,216,652)
                                              ----------      ----------
  Total capitalization......................  $4,325,343      $4,520,984
                                              ==========      ==========

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

  The following unaudited Pro Forma Condensed Consolidated Financial Information is based on the historical financial statements appearing elsewhere in this Prospectus. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to (i) the Pending M/NH Buyout and (ii) the redemption of the Floating Rate Debentures as though each transaction had occurred as of December 31, 1995. The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 gives effect to (i) the Acquisitions and (ii) the sale of the Notes and the application of the proceeds therefrom as though each transaction had occurred as of January 1, 1995.

  The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations. The unaudited Pro Forma Condensed Consolidated Financial Information does not purport to represent what the Company's financial position or results of operations would actually have been had the transactions in fact occurred at such dates or to project the Company's financial position or results of operations at or for any future date or period. In the opinion of management, all adjustments necessary to present fairly such unaudited Pro Forma Condensed Consolidated Financial Information have been made. The unaudited Pro Forma Condensed Consolidated Financial Information should be read in conjunction with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements appearing elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                  AS OF DECEMBER 31, 1995
                         ---------------------------------------------------------------------------
                                                                                 PRO FORMA FOR THE
                                                  PRO FORMA                           PENDING
                                     ADJUSTMENTS   FOR THE       ADJUSTMENTS        M/NH BUYOUT
                                       FOR THE     PENDING    FOR REDEMPTION OF  AND THE REDEMPTION
                                     PENDING M/NH    M/NH     THE FLOATING RATE OF THE FLOATING RATE
                           ACTUAL     BUYOUT(1)     BUYOUT      DEBENTURES(2)        DEBENTURES
                         ----------  ------------ ----------  ----------------- --------------------
                                                      (IN THOUSANDS)
ASSETS
Cash.................... $   18,551    $      2   $   18,553       $   --            $   18,553
Accounts receivable
 (net)..................    110,132       1,799      111,931           --               111,931
Prepaid expenses and
 other..................      9,967       3,855       13,822           --                13,822
Supplies................     88,687         --        88,687           --                88,687
Marketable equity secu-
 rities.................    151,378         --       151,378           --               151,378
Investments.............    538,352         --       538,352           --               538,352
Property, plant and
 equipment (net)........  2,107,473      71,754    2,179,227           --             2,179,227
Other assets (net)......  2,056,053     123,858    2,179,911          (701)           2,179,210
                         ----------    --------   ----------       -------           ----------
    Total............... $5,080,593    $201,268   $5,281,861       $  (701)          $5,281,160
                         ==========    ========   ==========       =======           ==========
LIABILITIES AND
 STOCKHOLDERS' EQUITY
 (DEFICIENCY)
Accounts payable........ $   96,833    $  1,522   $   98,355       $   --            $   98,355
Accrued interest........     86,977         --        86,977        (1,142)              85,835
Accrued and other lia-
 bilities...............    238,343       4,546      242,889           --               242,889
Debt....................  5,285,159     195,200    5,480,359         1,142            5,481,501
Deferred income taxes...    307,041         --       307,041           --               307,041
Minority interest in
 subsidiaries...........     26,056         --        26,056           --                26,056
Redeemable common
 stock..................    256,135         --       256,135           --               256,135
Stockholders' equity
 (deficiency)........... (1,215,951)        --    (1,215,951)         (701)          (1,216,652)
                         ----------    --------   ----------       -------           ----------
    Total............... $5,080,593    $201,268   $5,281,861       $  (701)          $5,281,160
                         ==========    ========   ==========       =======           ==========


     See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(1) The Pending M/NH Buyout will be accounted for under the purchase method of accounting. The following adjustments have been recorded to reflect the Pending M/NH Buyout as of December 31, 1995: (i) the Company will borrow approximately $219.2 million to finance the Pending M/NH Buyout; (ii) existing Company indebtedness of $24.0 million will be discharged and has been recorded as a reduction to other assets; and (iii) the excess of the purchase price over property, plant and equipment and acquired franchises in the amount of $6.7 million has been recorded as other assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital Expenditures and U.S. Acquisitions." It is anticipated that the Pending M/NH Buyout will occur in the third quarter of 1996. The preliminary estimates of the fair value of property, plant and equipment and acquired franchises may change upon final appraisal.

(2) The adjustments reflect the payment of $1.1 million of accrued interest and the write-off of $701,000 of deferred financing costs in connection with the redemption of the Floating Rate Debentures.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                          YEAR ENDED DECEMBER 31, 1995
                          ------------------------------------------------------------------
                                                                                 PRO FORMA
                                                                                  FOR THE
                                                                  ADJUSTMENT    ACQUISITIONS
                                      ADJUSTMENTS     PRO FORMA     FOR THE       AND FOR
                                        FOR THE        FOR THE    SALE OF THE   THE SALE OF
                            ACTUAL    ACQUISITIONS   ACQUISITIONS    NOTES       THE NOTES
                          ----------  ------------   ------------ -----------   ------------
                                                 (IN THOUSANDS)
Revenues................  $1,442,392    $340,026 (1)  $1,782,418    $   --       $1,782,418
Costs and expenses:
 Operating..............     498,239     133,693 (1)     631,932        --          631,932
 Selling, general and
  administrative........     339,002      73,758 (1)     412,760        --          412,760
 Depreciation and
  amortization..........     341,171     109,809 (1)     450,980        --          450,980
 Restricted stock
  purchase program......      12,005         --           12,005        --           12,005
                          ----------    --------      ----------    -------      ----------
 Total..................   1,190,417     317,260       1,507,677        --        1,507,677
                          ----------    --------      ----------    -------      ----------
Operating income........     251,975      22,766         274,741        --          274,741
Interest expense (net)..     363,826      84,226 (1)     448,052      5,046(3)      453,098
Other (income) expenses
 (net)..................      48,124      (9,170)(1)      38,954        --           38,954
Minority interest.......         (39)        --              (39)       --              (39)
                          ----------    --------      ----------    -------      ----------
Loss from operations....    (159,936)    (52,290)       (212,226)    (5,046)       (217,272)
Income tax (benefit)
 expense................     (47,909)    (18,946)(2)     (66,855)    (1,968)(2)     (68,823)
                          ----------    --------      ----------    -------      ----------
Net loss before
 extraordinary item.....  $ (112,027)   $(33,344)     $ (145,371)   $(3,078)     $ (148,449)
                          ==========    ========      ==========    =======      ==========

      See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                  Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(1) To record the results of operations for the Acquisitions. The results of operations for certain cable television systems have been adjusted, where necessary, to a December 31 fiscal year end. The results of operations have been adjusted to reverse historical interest expense of $59.8 million and record interest expense of $84.2 million for the year ended December 31, 1995, as a result of approximately $623.2 million of additional debt incurred or to be incurred to finance the Recent Acquisitions and the Pending M/NH Buyout and the net $815.0 million increase in debt as a result of the Providence Journal Merger. The incremental interest rate used to calculate pro forma interest expense for the year ended December 31, 1995 was approximately 7.6%. Continental's equity in net loss includes a loss of $2.6 million for the year ended December 31, 1995 relating to its 33.8% interest in N-COM. This amount has been eliminated to reflect the results of operations of N-COM as if it was wholly owned by Continental during 1995. The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $104.2 million for the year ended December 31, 1995 and record depreciation and amortization expense of $109.8 million for the year ended December 31, 1995, based on the fair value of the assets acquired. Depreciation expense for property, plant and equipment acquired has been determined based on an estimated weighted average life of five to ten years. Costs of acquired franchises and goodwill arising from the Acquisitions are amortized over 40 years. Allocated corporate overhead from parent companies recorded by Providence Journal Cable and M/NH has been eliminated. These costs relate to allocated corporate overhead, such as executive salaries and other corporate departments including treasury, tax and human resources, and include certain management fees. The Company will not be incurring these costs in the future.

    The following table sets forth the historical results of operations for the Acquisitions for the periods in which they were not owned by the Company for the year ended December 31, 1995.

                                                        YEAR ENDED DECEMBER 31, 1995
                             ------------------------------------------------------------------------------------
                                            COMPLETED ACQUISITIONS
                             -----------------------------------------------------
                                         CONSOLIDATED
                                         CABLEVISION  PROVIDENCE COLUMBIA           PENDING      PRO
                             CABLEVISION      OF       JOURNAL   CABLE OF            M/NH       FORMA
                             OF CHICAGO   CALIFORNIA    CABLE    MICHIGAN  N-COM    BUYOUT   ADJUSTMENTS  TOTAL
                             ----------- ------------ ---------- -------- --------  -------  ----------- --------
                                                               (IN THOUSANDS)
   Revenues................    $20,828     $ 3,233     $221,998  $22,074  $ 21,786  $50,107   $    --    $340,026
   Costs and expenses:
    Operating..............      8,371       1,535       91,358    8,947     8,742   14,740        --     133,693
    Selling, general and
     administrative........      5,516         568       45,224    4,675     4,253   13,522        --      73,758
    Allocated corporate
     overhead from parent
     companies.............        --          --         6,309      --        --     1,578     (7,887)       --
    Depreciation and amor-
     tization..............      2,882       2,356       64,947    6,000    11,586   16,394      5,644    109,809
                               -------     -------     --------  -------  --------  -------   --------   --------
     Total.................     16,769       4,459      207,838   19,622    24,581   46,234     (2,243)   317,260
                               -------     -------     --------  -------  --------  -------   --------   --------
   Operating income
    (loss).................      4,059      (1,226)      14,160    2,452    (2,795)   3,873      2,243     22,766
   Interest expense (net)..      6,491       1,219       30,770      --     12,266    9,101     24,379     84,226
   Other (income) expenses
    (net)..................         39           9       (2,415)      21       466   (4,643)    (2,647)    (9,170)
                               -------     -------     --------  -------  --------  -------   --------   --------
   Income (loss) from oper-
    ations before income
    taxes..................    $(2,471)    $(2,454)    $(14,195) $ 2,431  $(15,527) $  (585)  $(19,489)  $(52,290)
                               =======     =======     ========  =======  ========  =======   ========   ========

(2) To record income tax benefit of the Acquisitions and the pro forma adjustments at their respective effective rates.
(3) To record the net increase in interest expense due to the sale of $600.0 million of the Notes and the application of the net proceeds therefrom to repay $587.1 million of borrowings under the 1994 Credit Facility and the subsequent reborrowing under the 1994 Credit Facility to redeem the entire $100.0 million of the Floating Rate Debentures. The incremental interest rate used to calculate the adjustment to interest expense was (i) approximately 7.6% for the 1994 Credit Facility and (ii) approximately 8.9% for the Floating Rate Debentures.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following selected consolidated financial information for and as of each year in the five-year period ended December 31, 1995 has been derived from the Consolidated Financial Statements of the Company. This selected consolidated financial information should be read in conjunction with the Consolidated Financial Statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.

                                         YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------------
                             1991        1992        1993        1994        1995
                          ----------  ----------  ----------  ----------  ----------
                                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $1,039,163  $1,113,475  $1,177,163  $1,197,977  $1,442,392
Costs and expenses:
 Operating..............     347,469     365,513     382,195     405,535     498,239
 Selling, general and
  administrative........     246,986     259,632     267,376     267,349     339,002
 Depreciation and
  amortization..........     267,510     272,851     279,009     283,183     341,171
 Restricted stock
  purchase program(1)...      10,067       9,683      11,004      11,316      12,005
                          ----------  ----------  ----------  ----------  ----------
 Total..................     872,032     907,679     939,584     967,383   1,190,417
                          ----------  ----------  ----------  ----------  ----------
Operating income........     167,131     205,796     237,579     230,594     251,975
                          ----------  ----------  ----------  ----------  ----------
Interest expense (net)..     324,976     296,031     282,252     315,541     363,826
Other (income)
 expense(2).............       1,936      11,071     (10,978)     24,048      48,085
                          ----------  ----------  ----------  ----------  ----------
 Total..................     326,912     307,102     271,274     339,589     411,911
                          ----------  ----------  ----------  ----------  ----------
Loss before income
 taxes, extraordinary
 item and cumulative
 effect of accounting
 change.................    (159,781)   (101,306)    (33,695)   (108,995)   (159,936)
Benefit (provision) for
 income taxes...........      (1,861)     (1,654)      7,921      40,419      47,909
                          ----------  ----------  ----------  ----------  ----------
Loss before
 extraordinary item and
 cumulative effect of
 accounting change......    (161,642)   (102,960)    (25,774)    (68,576)   (112,027)
Extraordinary item......         --          --          --      (18,265)        --
                          ----------  ----------  ----------  ----------  ----------
Loss before cumulative
 effect of accounting
 change.................    (161,642)   (102,960)    (25,774)    (86,841)   (112,027)
Cumulative effect of
 accounting change......         --          --     (184,996)        --          --
                          ----------  ----------  ----------  ----------  ----------
Net loss................    (161,642)   (102,960)   (210,770)    (86,841)   (112,027)
Preferred stock
 preferences............      (5,771)    (16,861)    (34,115)    (36,800)    (39,802)
                          ----------  ----------  ----------  ----------  ----------
Loss applicable to
 common stockholders....  $ (167,413) $ (119,821) $ (244,885) $ (123,641) $ (151,829)
                          ==========  ==========  ==========  ==========  ==========
Ratio of earnings to
 fixed charges(3).......         --          --          --          --          --
Per common share:
 Loss before
  extraordinary item and
  cumulative effect of
  accounting change.....  $    (1.42) $    (1.00) $     (.53) $     (.92) $    (1.22)
 Extraordinary item.....         --          --          --         (.16)        --
 Cumulative effect of
  accounting change.....         --          --        (1.62)        --          --
                          ----------  ----------  ----------  ----------  ----------
 Net loss...............  $    (1.42) $    (1.00) $    (2.15) $    (1.08) $    (1.22)
                          ==========  ==========  ==========  ==========  ==========
Weighted average common
 shares outstanding (in
 thousands).............     117,534     119,544     114,055     114,334     124,882
OTHER DATA:
EBITDA(4)...............  $  444,708  $  488,330  $  527,592  $  525,093  $  605,151
EBITDA as a % of
 revenues...............        42.8%       43.9%       44.8%       43.8%       42.0%
Net cash provided from
 operating activities...  $  123,543  $  215,045  $  250,504  $  236,304  $  221,264
Capital expenditures....  $  145,846  $  145,189  $  185,691  $  300,511  $  518,161

                                             AS OF DECEMBER 31,
                         ---------------------------------------------------------------
                            1991         1992         1993         1994         1995
                         -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA:                              (IN THOUSANDS)
Cash.................... $    14,265  $    27,352  $   122,640  $    11,564  $    18,551
Total assets............   2,082,182    2,003,196    2,091,853    2,483,639    5,080,593
Total debt..............   3,338,281    3,011,669    3,177,178    3,449,907    5,285,159
Redeemable common
 stock..................     445,463      223,716      213,548      232,399      256,135
Stockholder's equity
 (deficiency)...........  (1,919,525)  (1,486,231)  (1,667,088)  (1,688,334)  (1,215,951)

- --------
(1) Represents the difference between the consideration paid by employees for purchases of shares of Common Stock of the Company under the Company's Restricted Stock Purchase Program and the fair market value of such shares (as determined by the Company's Board of Directors) at the date of issuance, amortized over the vesting schedule of such shares. See Note 11 to the Company's Consolidated Financial Statements.
(2) Includes equity in net income (loss) of affiliates, minority interest in net loss of subsidiaries, other non-operating income and expenses, gains on sale of marketable equity securities of $10.3 million, $17.1 million and $24.1 million from the Company's sales of its investment in affiliates in 1992 and 1993 (before post-closing adjustments), and sale of marketable equity securities and a portion of an investment in 1995, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(3) For purposes of this computation, earnings are defined to be income (loss) from continuing operations before income taxes, minority interests and fixed charges (excluding capitalized interest). Fixed charges are the sum of (i) interest costs, (ii) interest component of rent expense, (iii) depreciation of capitalized interest and (iv) amortization of deferred financing costs. The actual ratios of earnings to fixed charges are less than 1 to 1 for each of the periods presented. The actual deficiency of earnings to fixed charges was $154.7 million, $90.6 million, $19.6 million, $84.1 million, and $94.0 million, respectively, for the years ended December 31, 1991, 1992, 1993, 1994 and 1995.
(4) Operating income before depreciation and amortization and non-cash stock compensation (Restricted Stock Purchase Program expense). Based on its experience in the cable television industry, the Company believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered by the reader as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or as an alternative to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. Substantially all of the Company's financing agreements contain certain covenants in which EBITDA is used as a measure of financial performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." EBITDA for the year ended December 31, 1995 includes EBITDA of the systems acquired in the Providence Journal Merger and the Recent Acquisitions from their respective dates of acquisition.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to, the Consolidated Financial Statements of the Company appearing elsewhere in this Prospectus.

GENERAL

  Continental is a leading provider of broadband communications services. Continental's operations consist primarily of U.S. cable television systems with complementary operations and investments in three other areas: (i) international broadband communications ventures; (ii) interests in the telecommunications and technology industries, including companies offering competitive-access telephony and DBS service; and (iii) interests in programming services.

  Substantially all of Continental's revenues are earned from customer fees for basic cable programming and premium television services, the rental of converters and remote control devices, and cable installation fees. During the period from December 31, 1992 through December 31, 1995, Continental's revenues increased at a compound annual growth rate of 9.0% primarily through basic subscriber growth and increases in monthly revenue per average basic subscriber. Revenues for the year ended December 31, 1995, however, increased 20.4% (10.3% excluding acquisitions) as compared to the same period in 1994. Revenues for the year ended December 31, 1994 increased only 1.8% compared to 1993 due to basic rate reductions and non-cash revenue reserves recorded in connection with the FCC rate regulations.

  Additional revenues are generated by the sale of advertising, pay-per-view programming fees, DBS service and payments received as a result of revenue-sharing agreements for products sold through home shopping networks. Continental expects that advertising and home shopping revenues (which currently represent approximately 6.3% of Continental's total revenues) may become a larger percentage of total revenues. These sources of revenues tend to be cyclical and seasonal in nature and could increase the cyclicality and seasonality in Continental's total revenues.

  Continental's business is subject to significant regulatory developments, including recent federal laws and regulations, which regulate rates charged by Continental for certain cable services. Such laws and regulations will limit Continental's ability to increase or restructure its rates for certain services. On August 3, 1995, the Social Contract between Continental and the FCC was adopted, which covers all of Continental's existing franchises (excluding the systems acquired in the Providence Journal Merger and the Recent Acquisitions), including those that are currently unregulated, and is the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract settled Continental's pending cost-of-service rate cases and its benchmark CPS-tier rate cases. The Social Contract Amendment was released by the FCC for public comment on March 6, 1996. This amendment incorporates into the Social Contract the cable television systems acquired in the Providence Journal Merger and the Recent Acquisitions and makes certain other changes to the Social Contract. See "Legislation and Regulation" and "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract." In addition, the 1996 Telecommunications Act has been enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry.

  The high level of depreciation and amortization associated with Continental's capital expenditures and acquisitions and the interest costs related to financing activities, have caused Continental to report net losses. Continental believes that such net losses are common for cable television companies.

  The Company has recently completed a series of acquisitions in the United States, the most significant of which was the acquisition of the cable television businesses and assets of Providence Journal. See "Business--U.S. Acquisitions and Investments--Providence Journal Merger." Results of operations of the companies and businesses acquired have been included in the accompanying results of operations from their respective dates of acquisition.

PROPOSED MERGER WITH U S WEST

  On February 27, 1996 the Company entered into the Merger Agreement with U S WEST, providing for the Merger of the Company with and into U S WEST. As a result of the Merger, Continental's operations will become part of UMG, a leading global media and telecommunications company.

  The Merger is expected to close in the fourth quarter of 1996. The consummation of the Merger is subject to various conditions to closing, including, but not limited to, regulatory approvals and Continental stockholder votes. Certain major stockholders have agreed to vote in favor of the Merger and other related matters. However, no assurances can be given that the Merger will occur, or occur in the foregoing manner. See "The Company."

RESULTS OF OPERATIONS

  The following table sets forth, for the years indicated, certain items in the Company's Selected Consolidated Financial Information. See the footnotes to "Selected Consolidated Financial Information" and, as to subscriber information, "Business--U.S. Systems."

                                         YEAR ENDED DECEMBER 31,
                                      --------------------------------
                                        1993       1994        1995
                                      ---------  ---------  ----------
                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Basic cable service................ $ 845,213  $ 849,889  $1,013,405
  Premium cable service..............   242,956    245,605     269,069
  Advertising........................    52,618     57,896      73,389
  Pay-per-view.......................    25,746     24,523      32,467
  Other..............................     8,875     14,035      17,014
  DBS................................     1,755      6,029      37,048
                                      ---------  ---------  ----------
    Total............................ 1,177,163  1,197,977   1,442,392
Operating, selling, general and
 administrative expenses.............   649,571    672,884     837,241
Depreciation and amortization........   279,009    283,183     341,171
Restricted stock purchase program....    11,004     11,316      12,005
                                      ---------  ---------  ----------
Operating income.....................   237,579    230,594     251,975
Interest expense, net................   282,252    315,541     363,826
Other (income) expenses..............   (10,978)    24,048      48,085
                                      ---------  ---------  ----------
Loss before income taxes, extraordi-
 nary item and cumulative
 effect of accounting change.........   (33,695)  (108,995)   (159,936)
Benefit for income taxes.............    (7,921)   (40,419)    (47,909)
                                      ---------  ---------  ----------
Loss before extraordinary item and
 cumulative effect of
 accounting change...................   (25,774)   (68,576)   (112,027)
Extraordinary item...................       --     (18,265)        --
                                      ---------  ---------  ----------
Loss before cumulative effect of ac-
 counting change.....................   (25,774)   (86,841)   (112,027)
Cumulative effect of accounting
 change .............................  (184,996)       --          --
                                      ---------  ---------  ----------
Net loss............................. $(210,770) $ (86,841) $ (112,027)
                                      =========  =========  ==========
OTHER DATA:
EBITDA............................... $ 527,592  $ 525,093  $  605,151
EBITDA as a % of revenues............      44.8%      43.8%       42.0%

                     SUBSCRIBER DATA FOR U.S. CABLE SYSTEMS

                                                    AS OF DECEMBER 31,
                                              ---------------------------------
                                                 1993        1994       1995
                                              ----------  ----------  ---------
Homes passed by cable........................  5,192,000   5,372,000  7,191,000
Number of basic subscribers..................  2,895,000   3,081,000  4,190,000
Basic penetration............................       55.8%       57.4%      58.3%
Number of premium subscriptions..............  2,454,000   2,635,000  3,770,000
Premium penetration..........................       84.8%       85.5%      90.0%

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31,
1994. Revenues increased 20.4% (or $244.4 million) to approximately $1.4 billion. The acquisition of cable television systems in New Hampshire and Florida during 1994, the Providence Journal Merger and the Recent Acquisitions, serving a total of approximately 1,087,000 basic subscribers as of their respective acquisition dates, accounted for $122.1 million of such revenue increase. Excluding the effects of the foregoing acquisitions, revenues increased 10.3% (or $122.3 million) as a result of a 3.1% increase in ending basic cable subscribers, an increase in cable revenue per average basic subscriber and an increase in DBS-service revenues. Excluding the foregoing acquisitions and DBS-service revenues, monthly cable revenue per average basic subscriber increased from $35.23 to $36.56. The $1.33 increase in monthly cable revenue per average basic subscriber reflects: (i) increases in basic rates and a reversal during 1995 of certain non-cash revenue reserves (see below) as a result of the Social Contract and (ii) an increase in premium and other revenue categories. Revenues from premium cable services increased by $3.8 million to $248.1 million (excluding the foregoing acquisitions and DBS service) due to an increase in premium subscriptions. The increase in revenues (excluding the foregoing acquisitions and DBS service) was also due to a $9.2 million increase in advertising revenues to $66.9 million, a $2.4 million increase in home shopping revenues to $16.4 million and a $5.6 million increase in pay-per-view revenues to $30.1 million. Revenues from DBS service increased by $31.0 million to $37.0 million principally as a result of an increase of 58,000 in the number of DBS-service customers to approximately 80,000 as of December 31, 1995.

  Operating, selling, general and administrative expenses increased 24.4% to $837.2 million due primarily to the foregoing acquisitions, the provision of DBS service, and increases in programming costs and wages. Many of the increases in expenses were not passed through to subscribers in the form of rate increases, which is allowed under the FCC's rate regulations, due to the negotiation and implementation of the Social Contract. See "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract." Depreciation and amortization expenses increased 20.5% to $341.2 million due to the foregoing acquisitions and increased levels of capital expenditures. Non-cash stock compensation (Restricted Stock Purchase Program expense) increased 6.1% to $12.0 million due to a vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1994. Operating income increased 9.3% to $252.0 million. Interest expense increased 15.3% to $363.8 million as a result of a 25.0% increase in average debt outstanding. The effective interest rate decreased from 9.7% to 9.0%. Other (income) expenses included a gain of $23.0 million from the sale of the Company's shares of QVC, Inc. ("QVC") common stock and a gain of $1.0 million on the sale of a portion of its investment in National Cable Communications L.P. ("NCC"). Other (income) expense also includes equity in net loss of affiliates, which increased from $25.0 million to $70.4 million primarily due to the Company recording its proportionate share of losses from its international investments in Australia, Argentina, and Singapore and its investments in TCG and The Golf Channel. The effective tax rate was lower in 1995 since a tax benefit was not recorded for the equity in net loss of foreign affiliates.

  As a result of such factors, the net loss before extraordinary item for 1995 compared to 1994 increased by $43.5 million to $112.0 million.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31,
1993. Revenues increased by 1.8% (or $20.8 million) to approximately $1.2 billion. The cable television systems acquired in New Hampshire and Florida during 1994 served a total of approximately 78,000 basic subscribers as of their respective acquisition dates and accounted for $8.0 million of such revenue increase. See "Business--U.S. Acquisitions and Investments--Other U.S. Acquisitions." Excluding the effects of the foregoing acquisitions, revenues increased 1.1% (or $12.8 million) as a result of a 3.7% increase in ending basic subscribers and an increase in premium and certain other revenue. Monthly cable revenue per average basic subscriber decreased from $35.71 to $35.23. The $.48 decrease was primarily due to rate reductions and non-cash revenue reserves recorded during 1994 in connection with the FCC's rate regulations, net of an $.11 increase in premium, advertising and other revenue. See "Liquidity and Capital Resources--Recent Legislation" and "Legislation and Regulation." Revenues from premium cable services increased by $1.3 million (excluding the foregoing acquisitions and DBS-service revenues) due to an increase in premium subscriptions. The increase in revenues (excluding the foregoing acquisitions and DBS-service revenues) was also due to a $5.0 million increase in advertising revenue and a $5.1 million increase in other revenue due to continued growth in home shopping revenue, less a $1.3 million decrease in pay-per-view revenue. Pay-per-view revenue decreased due to the lack of availability of special events offered as compared to 1993, reflecting industry-wide trends. Revenues from DBS service increased $4.3 million or 244.0% as a result of an increase in DBS-service customers from 4,300 to 22,000.

  Operating, selling, general and administrative expenses increased 3.6% to $672.9 million, primarily due to the foregoing acquisitions and increases in programming costs and wages. Depreciation and amortization expenses increased 1.5% to $283.2 million due to an increase in capital expenditures. Non-cash stock compensation (Restricted Stock Purchase Program expense) increased 2.8% to $11.3 million due to the vesting of a greater percentage of shares issued under Continental's Restricted Stock Purchase Program as compared to 1993. Operating income decreased 2.9% to $230.6 million. Interest expense increased approximately 11.8% to $315.5 million due to a 5.0% increase in average debt outstanding and an increase in the effective interest rate from 9.1% to 9.7%. Other (income) expenses decreased as a result of equity in net loss of affiliates which increased from $12.8 million to $25.0 million, primarily due to Continental recording its proportionate share of losses from PrimeStar and TCG and its affiliates. Continental also recorded an extraordinary loss of $18.3 million due to the extinguishment of debt.

  As a result of such factors, loss before the cumulative effect of the accounting change for the year ended December 31, 1994 compared to December 31, 1993, increased by $61.1 million to $86.8 million, and net loss for the year ended December 31, 1994 compared to December 31, 1993, decreased from $210.8 million to $86.8 million.

  Continental implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") as of January 1, 1993. SFAS 109 required a change from the deferred to the liability method for computing deferred income taxes. The cumulative effect of this change was a non-recurring increase in net loss of $185.0 million. The cumulative change resulted from net deferred tax liabilities recognized for the difference between the financial reporting and tax bases of assets and liabilities. The income tax benefit recognized in 1993 was $7.9 million due to deferred tax benefits recognized under SFAS 109. The income tax benefit for 1993 was decreased by $4.2 million as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  EBITDA. Based on its experience in the cable television industry, Continental believes that EBITDA and related measures of cash flow serve as important financial analysis tools for measuring and comparing cable television companies in several areas, such as liquidity, operating performance and leverage. EBITDA should not be considered as an alternative to operating or net income (measured in accordance with GAAP) as an indicator of Continental's performance or as an alternative to cash flows from operating activities (measured in accordance with GAAP) as a measure of Continental's liquidity. For the year ended December 31, 1995, EBITDA increased 15.2% to $605.2 million, as compared to the same period in 1994. Excluding the effect of the acquisition of cable television systems in New Hampshire and Florida in 1994, the Providence Journal Merger and the Recent Acquisitions, EBITDA increased 6.3%. DBS service accounted for $4.3 million of EBITDA for the year ended December 31, 1995 compared to $(1.9) million as of December 31, 1994. The remaining increase in EBITDA for the year ended December 31, 1995 (excluding the effects of acquisitions) was the result of increases in revenue. EBITDA decreased 0.5% to $525.1 million for the year ended December 31, 1994, primarily due to rate reductions and non-cash revenue reserves recorded in connection with the FCC's rate regulations.

  INFLATION. Certain of Continental's expenses, such as those for wages and benefits, for equipment repair and replacement and for billing and marketing, increase with general inflation. However, Continental does not believe that its results of operations have been, or will be, adversely affected by inflation, provided that it is able to increase its service rates periodically. For a description of recent laws and regulations that may limit Continental's ability to raise its rates for certain services, see "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract" and "Legislation and Regulation."

  RECENT ACCOUNTING PRONOUNCEMENTS. In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to Continental's financial position and results of operations.

  In October 1995, the FASB issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The effect of implementing SFAS 123 is expected to be immaterial to Continental's financial position and results of operations.

LIQUIDITY AND CAPITAL RESOURCES


  The following table sets forth for the period indicated certain items from the Company's Statement of Consolidated Cash Flows:

                                                                      YEAR
                                                                     ENDED
                                                                  DECEMBER 31,
                                                                      1995
                                                                  ------------
   Net cash provided from operating activities................... $    221,264
                                                                  ============
   Net cash provided from (used for) financing activities:
     Net borrowings.............................................. $  1,828,979
     Other.......................................................       (4,445)
                                                                  ------------
       Total..................................................... $  1,824,534
                                                                  ============
   Net cash provided from (used for) investing activities:
     Acquisitions (net).......................................... $ (1,243,879)
     Property, plant and equipment ..............................     (518,161)
     Investments.................................................     (280,142)
     Other assets................................................      (25,167)
     Proceeds from sale of marketable equity securities..........       27,357
     Proceeds from sale of investment--net.......................        1,181
                                                                  ------------
       Total..................................................... $ (2,038,811)
                                                                  ============

  1995 FINANCING ACTIVITIES. On December 13, 1995, Continental issued $600.0 million in aggregate principal amount of Old Notes in an offering pursuant to Rule 144A of the Securities Act. The net proceeds from the sale of the Old Notes were used initially to repay $587.1 million of the indebtedness outstanding under the 1994 Credit Facility. The maximum credit availability under the 1994 Credit Facility is $2.2 billion, which will decrease annually commencing in December 1997, with a final maturity in October 2003.

  On July 18, 1995, certain of Continental's subsidiaries entered into an unsecured, reducing revolving credit facility (the "1995 Credit Facility"). The maximum credit availability under the 1995 Credit Facility is $1.2 billion, which will decrease annually commencing in December 1998, with a final maturity in September 2004. Such facility has other terms and conditions that are similar in certain respects to those contained in the 1994 Credit Facility.

  In October 1995, Continental borrowed under the 1995 Credit Facility to fund approximately $815.0 million in connection with the Providence Journal Merger and approximately $155.0 million for the acquisition of Columbia Cable of Michigan. In December 1995, Continental borrowed under the 1995 Credit Facility to fund approximately $88.0 million in connection with the N-COM Buyout. Subsequent borrowings under the 1995 Credit Facility will be used for general corporate purposes, including capital expenditures for the Providence Journal Cable, Columbia Cable of Michigan and N-COM systems. See "Credit Arrangements of the Company."

  CREDIT ARRANGEMENTS OF CONTINENTAL. On December 31, 1995, Continental had cash on hand of $18.6 million and the following credit arrangements: (i) approximately $1.6 billion outstanding under the 1994 Credit Facility; (ii) approximately $1.0 billion outstanding under the 1995 Credit Facility; (iii) $125.8 million of the 10.12% Senior Notes Due 1999 to the Prudential Life Insurance Company (the "Prudential Notes"); (iv) $200.0 million of 8 1/2% Senior Notes due 2001 (the "8 1/2% Notes"); (v) $100.0 million of 8 5/8% Senior Notes due 2003 (the "8 5/8% Notes"); (vi) $275.0 million of 8 7/8% Senior Debentures due 2005 (the "8 7/8% Debentures"); (vii) $600.0 million of Old Notes; (viii) $300.0 million of 9% Senior Debentures due 2008 (the "9% Debentures"); (ix) $525.0 million of 9 1/2% Senior Debentures due 2013 (the "9 1/2% Debentures"); (x) $100.0 million of 10 5/8% Senior Subordinated Notes due 2002 (the "10 5/8% Notes"); (xi) $100.0 million of the Floating Rate Debentures; and (xii) $300.0 million of 11% Senior Subordinated Debentures due 2007 (the "11% Debentures"). Other miscellaneous debt was approximately $34.2 million as of December 31, 1995. In February 1996, the Company borrowed funds under the 1994 Credit Facility in order to redeem $100.0 million in aggregate principal amount of the Floating Rate Debentures, plus accrued interest thereon. As of March 31, 1996, there was credit availability of approximately $391.7 million and $155.0 million under the 1994 Credit Facility and the 1995 Credit Facility, respectively.

  As of December 31, 1995, a subsidiary of Continental had issued a standby letter of credit of approximately $56.3 million on behalf of PrimeStar, which guaranteed a portion of the financing incurred by PrimeStar to construct a successor-satellite system. On March 11, 1996, the obligations under such letter of credit increased to approximately $70.6 million. The letter of credit is secured by certain marketable equity securities with a fair market value of approximately $158.3 million as of March 31, 1996.

  The annual maturities of Continental's indebtedness for the years ending December 31, 1996, 1997, 1998, 1999 and 2000 will be approximately $29.6 million, $32.1 million, $33.6 million, $112.3 million and $559.0 million, respectively.

  The Company is currently arranging a new short-term credit facility of up to $1.0 billion. Such indebtedness, if incurred, would rank pari passu with the Notes and the Company's other senior indebtedness.

  CAPITAL EXPENDITURES AND U.S. ACQUISITIONS. Continental's expenditures for property, plant and equipment totaled approximately $518.2 million for the year ended December 31, 1995. The increase in Continental's capital expenditures for 1995 as compared to 1994 was due to: (i) the rebuild and upgrade of its systems; (ii) the provision of DBS service; and (iii) the acquisition of cable systems in New Hampshire and Florida in 1994, the Providence Journal Merger and the Recent Acquisitions. Continental anticipates that it will spend during 1996: (i) approximately $529.0 million in capital expenditures for its systems (excluding the systems to be acquired in the Pending M/NH Buyout), (ii) approximately $85.0 million on capital expenditures for the provision of DBS service and (iii) approximately $120.0 million on capital expenditures for new businesses such as telephony and high-speed data services. However, Continental is continually reevaluating its capital budget based on economic, technological and other factors. In accordance with the recently adopted Social Contract with the FCC, Continental has agreed to invest a minimum of $1.35 billion in system rebuilds and upgrades in the United States from 1995 to 2000 to expand channel capacity and improve system reliability and picture quality. Under the Social Contract Amendment, which was recently released by the FCC for public comment, Continental would agree to increase the minimum investment from $1.35 billion to $1.7 billion in order to incorporate into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions. See "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract."

  In 1995, Continental acquired (i) the cable television systems of Providence Journal Cable for total consideration of approximately $1.4 billion pursuant to the Providence Journal Merger and (ii) other cable television systems, or interests therein, in the Recent Acquisitions for an aggregate of approximately $428.5 million. See "Other Financing and Investment Activities." Continental has entered into a purchase agreement to acquire the remaining ownership interests and discharge or assume certain liabilities of M/NH for total consideration of approximately $219.2 million. The Cablevision of Chicago and the Consolidated Cablevision of California acquisitions closed in August 1995 and September 1995, respectively, and both the Providence Journal Merger and Columbia Cable of Michigan acquisition closed in October 1995. The N-COM Buyout closed in December 1995. The Pending M/NH Buyout is expected to close in the third quarter of 1996. All of these cable television systems primarily serve communities that are contiguous or in close proximity to Continental's other systems. Continental funded the acquisition of Columbia Cable of Michigan and the N-COM Buyout with borrowings under the 1995 Credit Facility. Continental funded the Cablevision of Chicago and the Consolidated Cablevision of California acquisitions with borrowings under the 1994 Credit Facility. Continental funded the Providence Journal Merger with borrowings under the 1995 Credit Facility as well as through the issuance of approximately 30.1 million shares of Class A Common Stock. See "Business--U.S. Acquisitions and Investments--Providence Journal Merger" and "Other U.S. Acquisitions."

  INVESTMENTS. For purposes of the Statement of Consolidated Cash Flows, the Company's investments include telecommunications and technology, international and others.

  International Investments. As of December 31, 1995 Continental had advanced US$150.5 million to Fintelco. In addition, Continental has recorded commitments to contribute an additional US$24.2 million to Fintelco in order to finance a portion of certain acquisitions of Argentine cable television systems. Fintelco recently entered into a US$140.0 million credit facility and is in the process of arranging an aggregate of approximately US$65.0 million in additional credit facilities. Proceeds from such facilities will be used to refinance existing short-term indebtedness and for general corporate purposes, including capital expenditures. Such facilities may reduce the amount of future advances from Fintelco's shareholders, including Continental. No assurance can be given at this time that such additional facilities will be successfully arranged. See "Business--International Operations."

  As of December 31, 1995, Continental had invested approximately US$169.1 million in Optus Vision. Optus Vision anticipates at this time that the remaining funding needs of the project will be approximately US$1.2 billion (based upon exchange rates at December 31, 1995) through 1999, which will be provided by a combination of equity from the joint venture partners and third-party debt. Optus Vision recently arranged A $230.0 million of short-term credit facilities. Proceeds from such facilities will be used for general corporate purposes including capital expenditures. Such facilities may reduce the amount of future advances from Optus Vision shareholders, including Continental. Continental's funding requirements would be reduced if either or both of Nine and Seven exercise their options to increase their equity interests in Optus Vision to 20% and 15%, respectively, but there can be no assurances that Nine and/or Seven will exercise their options. See "Business-- International Operations."

  As of December 31, 1995, Continental had made capital contributions to SCV of US$17.6 million and committed to contribute up to approximately US$27.0 million (based on exchange rates as of December 31, 1995) in additional capital. In addition, Continental has committed to lend up to approximately US$45.0 million (based on exchange rates as of December 31, 1995) to SCV if third-party debt financing is unavailable. SCV has arranged an aggregate of S$106.0 million in senior credit facilities and is in the process of arranging additional senior credit facilities. Such facilities may reduce the amount of future advances from SCV's shareholders, including Continental. No assurance can be given at this time that all such additional facilities will be successfully arranged. See "Business--International Operations."

  Investments in Telecommunications and Technology. Continental has made numerous investments which are related to its ownership interests in TCG and PrimeStar.

  In 1993, Continental purchased 20% of TCG for a purchase price of $66.0 million. In addition, Continental has committed to lend up to $69.9 million to TCG through 2003, of which $53.8 million was advanced as of December 31, 1995. Continental has also invested $56.7 million in joint ventures involving TCG and other cable television operators. In May 1995, TCG entered into a $250.0 million revolving credit facility. Borrowings under the facility may be used for general corporate purposes of TCG, including capital expenditures. Such facility may reduce the amount of future advances from TCG's shareholders, including Continental. Continental does not anticipate having to invest any additional funds in any TCG joint ventures or fund any additional amounts under its lending commitment to TCG beyond that which has already been funded unless TCG's public offering is not consummated. See "Business--Telecommunications and Technology--TCG."

  Continental also owns an approximate 10.4% partnership interest in PrimeStar. Continental has made cash investments totalling $25.8 million as of December 31, 1995 to fund PrimeStar's ongoing operations and may in the future make additional investments in PrimeStar. See "Business--Telecommunications and Technology."

  Other Financing and Investment Activities. In January 1995, Continental sold its shares of QVC common stock in a tender offer for approximately $27.4 million and sold a portion of its investment in NCC for approximately $1.2 million. The proceeds from these sales were used to repay amounts outstanding under the 1994 Credit Facility.

  Intangible and other assets increased by $1.5 billion during the year ended December 31, 1995 due primarily to assets recorded in connection with the Providence Journal Merger and the Recent Acquisitions and an increase of approximately $14.2 million in loans to certain employees to cover tax obligations in connection with Continental's Restricted Stock Purchase Program. See Note 11 to Continental's Consolidated Financial Statements.

  1998-1999 SHARE REPURCHASE PROGRAM. Continental is a party to a liquidity agreement (the "Stock Liquidation Agreement") with certain stockholders, including H. Irving Grousbeck (a co-founder of Continental) , and the partners of certain general investment limited partnerships managed by Burr, Egan, Deleage & Co. (collectively, the "Subject Stockholders"). Continental's obligation under the Stock Liquidation Agreement is to repurchase approximately
16.7 million shares of Redeemable Common Stock held by the Subject Stockholders, as well as by the other stockholders who elected to participate in this aspect of the liquidity program (collectively, the "Selling Stockholders"), on December 15, 1998 (or January 15, 1999, at each Selling Stockholder's election). The purchase price for such redemption is equal to the greater of (i) the dollar amount that a holder of Common Stock would receive per share of Common Stock upon a sale of Continental as a whole pursuant to a merger or a sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of Continental's assets and subsequent distribution of the proceeds therefrom (net of corporate taxes, including sales and capital gains taxes in connection with such sale of assets), in either case less a discount of 22.5%, or (ii) the dollar amount equal to the net proceeds which would be expected to be received by a stockholder of Continental from the sale of a share of Common Stock in an underwritten public offering at the time the shares are to be repurchased after, under certain circumstances, being reduced by pro forma expenses and underwriting discounts. In the event Continental is unable to perform its obligation to complete the 1998-1999 Share Repurchase Program within six months of the payment date therefor, Continental is obligated, at the request made within such six-month period by any one or more Subject Stockholders or transferees holding an aggregate of at least 2.5 million shares of such transferred shares of Redeemable Common Stock, to use its best efforts (subject to compliance with applicable laws and regulations) to cause the sale of all or substantially all of the assets of Continental and, following the consummation of such sale, to liquidate Continental.

  CAPITAL RESOURCES. Historically, cash generated from Continental's operating activities in conjunction with borrowings and, to a lesser extent, proceeds from private equity issuances have been sufficient to fund the Company's capital expenditures, investments, acquisitions, debt service requirements and stock repurchase obligations. Prior to the consummation of the Merger with U S WEST, Continental anticipates funding its capital expenditures, acquisitions, investments and debt service requirements with cash provided from operating activities and borrowings under existing and new credit facilities. If the Merger is not consummated, Continental anticipates funding its capital needs with cash provided from operating activities, borrowings under existing and new credit facilities and future equity issuances. However, there can be no assurance in this regard. Furthermore, there can be no assurance that the terms available for any future debt or equity financing would be favorable to Continental.

  RECENT LEGISLATION. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorized the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent. Pursuant to authority granted under the 1992 Cable Act, the FCC adopted a series of rate regulations.

  The FCC also publicly announced that it would consider "social contracts" as an alternative form of rate regulation for cable operators. Continental's Social Contract with the FCC was adopted by the FCC on August 3, 1995. In addition, the Social Contract Amendment was released for public comment on March 6, 1996 and, if adopted, will incorporate into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions. The Social Contract and the Social Contract Amendment, if adopted by the FCC, will govern Continental's future rates. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract. For a description of the Social Contract and the Social Contract Amendment, see "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract."

  Furthermore, the 1996 Telecommunications Act has been enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry. See "Legislation and Regulation."

                                    BUSINESS

GENERAL

  Continental is a leading provider of broadband communications services. As of December 31, 1995, Continental's systems and those of its U.S. affiliates passed approximately 7.3 million homes and provided service to approximately
4.3 million basic cable subscribers, making the Company the third-largest cable television system operator in the United States. In addition, Continental has pursued investments in sectors that are complementary to its core business, including (i) international broadband communications; (ii) interests in telecommunications and technology, including competitive-access telephony and DBS service; and (iii) interests in programming services. Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  CABLE TELEVISION SYSTEMS. The Company's five management regions operate systems that are organized into 22 operating clusters in 20 states. As of December 31, 1995, approximately 56.5% of Continental's total basic subscribers were located in the Company's seven largest operating clusters. Continental believes that its operating scale in key markets generates significant benefits, including operating efficiencies, and enhances its ability to develop and deploy new technologies and services.

  Continental's systems have channel capacity and addressability that are among the highest in the cable industry. The Company's systems are located principally in suburban communities adjacent to major metropolitan markets, as well as in mid-sized cities, that generally have attractive demographics and are geographically diverse. These systems serve communities with a median household income of approximately $42,300 versus the national median of approximately $37,900. Continental believes that its technologically advanced broadband networks and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay-to-basic penetration rates and total monthly revenue per average basic subscriber that are among the highest in the cable television industry. Continental believes that the geographic diversity of its system clusters reduces its exposure to economic, competitive or regulatory factors in any particular region.

  INTERNATIONAL. Continental participates in several broadband communications ventures outside the United States. The Company owns an approximate 50% interest in Fintelco, the largest cable television system operator in Latin America, which currently serves approximately 616,000 subscribers in Argentina. Continental also holds a 46.5% equity interest in Optus Vision, which is constructing a broadband communications network to provide local telephony, cable television and a variety of advanced interactive services to business and residential customers in Australia's major markets. Continental has a 25% equity interest in SCV, a joint venture that is constructing a broadband network to provide cable television and a variety of advanced interactive services to substantially all households in Singapore.

  TELECOMMUNICATIONS AND TECHNOLOGY. The Company has a number of investments in the telecommunications and technology industries, including: (i) a minority ownership interest in TCG, a leading provider of local telecommunications services to high-volume business customers in major metropolitan areas nationwide; (ii) controlling interests in two companies that provide local telecommunications services to business customers in Richmond, Virginia and Jacksonville, Florida; and (iii) an approximate 10% ownership interest in PrimeStar, which provides more than 75 channels of medium-powered DBS service to over 961,000 customers nationwide.

  PROGRAMMING. The Company has selectively made investments in programming services. The Company's programming investments include interests in Turner, E!, New England Cable News, HSN, Viewer's Choice, Music Choice, The Golf Channel, the TV Food Network, the Outdoor Life Network and Speedvision.

BUSINESS STRATEGY

  Continental's business strategy is to capitalize on its clustered systems, technologically advanced broadband networks, management expertise and reputation for quality to compete effectively in new and existing businesses and markets.

  U.S. OPERATIONS. The Company's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles: (i) expansion of its nationwide operating scale (as measured by homes passed); (ii) further development of large regional system clusters in demographically attractive markets; (iii) development of technologically advanced broadband networks capable of providing enhanced video, high-speed data, telephony and other telecommunications services; (iv) dedication to decentralized and locally responsive management; (v) increased focus on marketing; (vi) commitment to superior customer service and community relations; and (vii) continued leadership in regulatory and other industry matters.

  INTERNATIONAL OPERATIONS. Continental has made investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets.

U.S. CABLE TELEVISION BUSINESS

  Cable television is a service that delivers a wide variety of channels of television programming, consisting primarily of video entertainment, sports and news, as well as informational services, locally originated programming and digital audio programming, to the homes of subscribers who pay a monthly fee for the service. Television and radio signals are received by off-air antennas, microwave relay systems, satellite earth stations and fiber-optic cables and then distributed to subscribers' homes over networks of coaxial and fiber-optic cables.

  Continental's systems offer subscribers various levels (or "tiers") of cable services consisting of broadcast television signals available off-air in any locality, television signals from so-called "superstations" originating in distant cities (such as WTBS, WGN and WWOR), various satellite-delivered, non-broadcast channels (such as Entertainment and Sports Programming Network ("ESPN"), Cable News Network ("CNN"), the USA Network ("USA"), and Music Television ("MTV")), displays of information featuring news, weather and stock market reports and programming originated locally by the systems (such as public, educational and governmental access channels). Continental's systems also provide premium services to basic subscribers for an extra monthly charge. These premium services include Home Box Office ("HBO"), Cinemax, Showtime, The Movie Channel, Encore, The Disney Channel and certain regional sports networks, which are satellite-delivered channels that consist principally of feature films, live sporting events and other special-entertainment features, usually presented without commercial interruption. Certain of Continental's systems also carry "multiplexed" premium services, which are available from certain premium-service providers such as HBO. Multiplexing allows a premium-service provider to offer its programming on two or more channels simultaneously, but scheduled differently, so as to provide the subscriber with an expanded choice of programs at any given time.

  Although services vary from system to system because of differences in channel capacity and viewer interest, most of Continental's systems offer a basic service tier ("BBT") as the lowest-priced tier (consisting generally of broadcast television signals available locally off-air, local origination and public, educational and governmental access channels), one or more cable programming services ("CPS") tiers (which include satellite-delivered cable programming services) and several premium and pay-per-view channels. Subscribers may choose various combinations of such services. Certain Continental systems offer satellite-delivered, non-broadcast services as a New Product Tier ("NPT"), which the FCC has indicated it will forebear from regulating. See "Legislation and Regulation" for a description of recent legislation and regulation, which limits Continental's ability to price and tier certain programming services. Continental may offer such NPTs to subscribers in additional systems as it expands channel capacity in such systems. As a result of the Social Contract, Continental is permitted on each existing system (currently excluding the systems acquired in the Acquisitions) to move up to four existing services on CPS tier(s) to a single tier called a Migrated Product Tier, provided such tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier will be regulated under the Social Contract until January 1997 and then may be converted into NPTs. Under the Social Contract Amendment that has been released for public comment by the FCC, former Providence Journal systems and systems acquired in the Recent Acquisitions will also be permitted to implement Migrated Product Tiers. See "U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract."

  A customer generally pays an initial installation charge and fixed monthly fees for the BBT, CPS tier, NPT, Migrated Product Tier and premium programming services. Such monthly service fees constitute Continental's primary source of revenues. In addition to these monthly revenues, Continental's systems currently generate revenues from additional fees paid by customers for pay-per-view programming of movies and special events and from the sale of available advertising spots on advertiser-supported programming. Continental's systems also offer home shopping services, from which Continental receives a share of revenues from sales of merchandise in its service areas.

U.S. OPERATING STRATEGY

  Continental's strategy in the United States is to acquire and retain customers that will subscribe to a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Execution of this strategy involves the following key operating principles:

  OPERATING SCALE. Continental is committed to preserving and further expanding its operating scale in key markets (as measured by the number of homes passed) through internal growth and strategic acquisitions and exchanges of systems. Continental believes that operating scale is critical to its ability to meet the growing capital and technical requirements that are vital to its long-term competitiveness and will enable it to realize operating efficiencies, enhance its ability to develop and deploy new technologies and provide new services.

  LARGE REGIONAL SYSTEM CLUSTERS. Since its inception, Continental has concentrated its operations in large regional system clusters located primarily in suburban communities adjacent to major metropolitan markets, as well as in mid-sized cities, that generally have attractive demographics and are geographically diverse. Continental believes that clustering creates operating efficiencies through reduced marketing and personnel costs and lower capital expenditures, particularly in systems where cable service can be delivered to several communities within a single region through a central headend reception facility. Regional system clusters are attractive to advertisers in that they maximize the scope and effectiveness of advertising expenditures. Large system clusters also enable Continental to attract and retain high-quality management at the system level and to more effectively deploy new products and services. In addition to selectively acquiring systems, Continental is exploring opportunities to enlarge and enhance key system clusters by exchanging certain systems with other cable television operators. See "U.S. Acquisitions and Investments."

  As of December 31, 1995, approximately 56.5% of Continental's total basic subscribers were located in the Company's seven largest operating clusters, which include the greater metropolitan areas of Boston, Chicago, Los Angeles, Minneapolis/St. Paul and Detroit.

  Communities that are served by Continental's systems have a median household income of approximately $42,300, versus the national median of approximately $37,900. Continental's five management regions operate systems that are organized into 22 operating clusters in 20 states. No single region accounts for more than 24.5% of total basic subscribers. Continental believes that this geographic diversity reduces its exposure to economic, competitive or regulatory factors in any particular region.

  TECHNOLOGICALLY ADVANCED SYSTEMS. Continental strives to maintain the highest technological standards in the industry and is continually upgrading its systems. By deploying high-capacity fiber-optic cable and addressable technology in its broadband network, Continental continues to develop the foundation from which to provide a broad range of enhanced video, high-speed data, telephony and other telecommunications services. Fiber-optic cable provides the capacity necessary to offer such services. Addressable technology, which enables Continental to control electronically the cable television services to be delivered to each customer, is essential to realize the full growth potential of pay-per-view, tiered programming offerings such as NPTs and Migrated Product Tiers and other interactive video services. Continental's continuing investment in its systems enhances picture quality and signal reliability, reduces operating costs and improves overall customer satisfaction.

  Continental continues to upgrade its systems with addressable technology and fiber-optic cable. As of December 31, 1995, Continental provided at least 54-channel capacity in systems serving over 80.0% of its basic subscribers. In addition, Continental has addressable technology in systems serving approximately 88.0% of its basic subscribers. Continental will also begin to deploy digital converter boxes, as they become commercially available, to certain basic subscribers. Digital compression significantly increases the number of video channels that can be carried on a system and greatly increases Continental's ability to provide enhanced video, high-speed data, telephony and other telecommunications services. In addition to upgrading its systems, Continental is deploying an information technology system in order to increase operating efficiencies (including billing and customer service).

  Continental has recently installed digital advertising insertion equipment in several markets including Boston, Richmond, Jacksonville, Pompano, Dayton, Fresno and Detroit. This equipment allows Continental to download advertisements electronically to certain headends, thereby significantly enhancing the flexibility and reliability of Continental's advertising sales. Continental's Northeast region employs high-speed Asynchronous Transfer Mode switches, which, in addition to facilitating advertising insertion, have other potential uses, including improving Continental's ability to provide enhanced video, voice and high-speed data offerings. Asynchronous Transfer Mode is a new high-speed data transport and packaging protocol that allows data, video and voice to be sent simultaneously over the same communication line.

  DECENTRALIZED AND LOCALLY RESPONSIVE MANAGEMENT. Continental has developed a decentralized and locally responsive management structure that brings significant management expertise and stability to every region and allows Continental to respond effectively to the specific needs of the communities it serves. Broad operating authority has been delegated to the Senior Vice President managing each region, who has, on average, 13 years of experience with Continental and 20 years within the cable industry. Certain employees, including the regional Senior Vice Presidents, are awarded equity compensation in the form of restricted stock grants, which vest over time, as an additional incentive to maximize stockholder value. Continental believes that the expertise, stability and commitment of its regional management is integral to its ability to provide superior customer service, maintain strong community and local regulatory relations and maximize growth potential.

  EFFECTIVE MARKETING. Continental seeks to maximize revenues by increasing subscriptions to its BBT, CPS, NPT, Migrated Product Tier, premium and pay-per-view programming services through effective marketing, combined with a local focus on customer service and community relations. Continental markets cable television services through telemarketing, direct mail and door-to-door solicitation, reinforced by radio, cable television, off-air television and newspaper advertising. Continental seeks to attract and retain long-term subscribers and increase the percentage of homes in its service areas that subscribe to expanded service offerings. Continental believes that its technologically advanced systems and the demographic profile of its subscriber base, coupled with its effective marketing, are essential to its ability to sustain pay-to-basic penetration rates and total monthly revenues per average basic subscriber that are among the highest in the cable industry. As of December 31, 1995, Continental's actual ratio of premium service subscriptions to basic subscribers was 90.0% and its actual total monthly cable revenue per average basic subscriber was $35.99.

  CUSTOMER SERVICE AND COMMUNITY RELATIONS. Continental believes that it is an industry leader in addressing the needs of its local customers. Through the use of surveys, focus groups, and other research tools, and by continually investing in information technology and employee training, Continental believes it has created one of the most extensive customer service programs in the cable television industry, supported by training centers in each of its regions. To improve its customer service efforts, Continental is in the process of incorporating information technology into its customer service functions, which will enable customer service representatives to more effectively interact with the customer. Continental's emphasis on customer service has helped to foster and sustain good relationships with the communities it serves.

  Continental believes that its focus on customer service and community relations and reputation for quality will provide a competitive advantage as it plans to market a broad range of enhanced video, high-speed data, telephony and other telecommunications services to homes in its operating regions, frequently in competition with other providers of these services. See "Competition."

  LEADERSHIP IN REGULATORY AND OTHER INDUSTRY MATTERS. Continental has fostered strong regulatory relations at the federal and local levels. In order to resolve a variety of significant regulatory issues and obtain more certainty in the regulatory environment, Continental negotiated the Social Contract, the first comprehensive rate agreement involving cable television ever approved by the FCC. The Social Contract was adopted by the FCC on August 3, 1995 and extends through the year 2000. See "U.S. Regulatory Strategy; Social Contract." It settled all rate cases pending before the FCC at the time and all cost-of-service cases pending before local franchise authorities. The Social Contract Amendment, which would incorporate into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions and would settle all outstanding rate cases and appeals involving these systems pending before the FCC, was released for public comment on March 6, 1996. See "U.S. Regulatory Strategy; Social Contract." Continental was also the first major cable television company to reach a retransmission consent agreement with a broadcaster not requiring cash compensation in exchange for the right to carry the broadcaster's local television signals.

  EXPANDED SERVICE OFFERINGS. Continental believes that its operating strategy has generated and will continue to generate additional revenues from numerous sources, as customer demand expands and regulations permit. Increased channel capacity and addressability enable Continental to offer enhanced video services such as "tiered" and "multiplexed" services. Continental believes that the "tiering" of programming services, which includes providing Migrated Product Tiers and NPTs, leads to increased customer satisfaction by offering subscribers a wider variety of programming and pricing packages from which to choose. In addition, Continental currently uses "multiplexing" in many systems to enhance the perceived value of certain of its premium service offerings such as HBO.

  Continental derives revenues from the sale of advertising time on advertising-supported, satellite-delivered networks such as ESPN, MTV and CNN, as well as on locally originated programming. Continental's advertising revenues increased from $27.0 million for the year ended December 31, 1990 to $73.4 million for the year ended December 31, 1995 (representing a 22.1% compound annual growth rate in advertising revenues) and accounted for 5.1% of Continental's total revenues for the year ended December 31, 1995. Continental has increased its advertising sales through its participation in several regional cable advertising interconnects (associations of cable companies organized to effectively deliver a large market to advertisers), as well as through the deployment of advanced technologies, including digital advertising insertion equipment and Asynchronous Transfer Mode switches. Continental also participates in the national development of cable advertising through its ownership interest in NCC, the largest cable advertising representation firm in the country.

  Pay-per-view programming is offered to subscribers on an individual event basis and consists of recently released movies and special events (including boxing matches, other sporting events and concerts). Continental realized 14.9% compound annual growth in pay-per-view revenues from December 31, 1990 to December 31, 1995; for the year ended December 31, 1995, pay-per-view revenues accounted for approximately 2.3% of Continental's total revenues.

  Continental believes that increased channel capacity and the further deployment of addressable technology in its systems will enable it to expand the number of channels dedicated to pay-per-view services and increase the number of subscribers with access to pay-per-view programming. Continental will be conducting marketing and engineering trials in its Natick, Massachusetts system to evaluate the viability of enhanced pay-per-view or near video-on-demand ("NVOD") services. The Natick trials are scheduled to begin in late 1996 and will cover approximately 1,500 homes. Based on the results of these tests, Continental may offer enhanced pay-per-view or NVOD services in certain of its other systems in 1997.

  Continental also receives a percentage of the proceeds from subscribers' purchases of merchandise offered on home shopping programming services such as QVC, HSN and Valuevision. Combined, advertising, pay-per-view and home shopping revenues have increased at a compound annual rate of 20.2% from December 31, 1990 to December 31, 1995. Although Continental believes that these and other services could become more substantial sources of revenue over time, there can be no assurance in this regard.

  In addition, Continental has created an advanced broadband telecommunications network for Boston College in Newton, Massachusetts, which is a fully interactive, 750 MHz network providing service to 150 classrooms, 250 administrative locations and over 8,000 outlets in dormitory locations on campus. The network provides video and high-speed data services, including full access to library resources and the Internet from each outlet, and will provide "cable-commuting" services to faculty, administrators and students. The project represents an opportunity for Continental to capitalize on its existing network infrastructure to provide comprehensive broadband network services. Based on its experience providing these services to Boston College, Continental may make these services available on its systems in other markets.

  Continental currently provides competitive-access telephony service to business customers in Jacksonville, Florida and Richmond, Virginia through its subsidiaries, Continental Fiber Technologies, Inc. and Alternet of Virginia, Inc. Continental is currently certificated to provide residential telephony service in Florida and California and has already installed telephony switching equipment in Jacksonville, Florida. The Company plans to provide residential telephone service initially to multiple-dwelling units in selected Florida communities in 1996 and introduce residential telephone service to single-family homes by the end of 1997. Continental has applied for certification to provide telephony services in New Hampshire and will likely apply for certification in Massachusetts, Illinois, Ohio, Virginia and Michigan during 1996.

  Finally, the Company currently acts as a local distributor of the PrimeStar DBS service. In this role, it sells to, services, and collects monthly fees from consumers. PrimeStar, of which Continental owns a 10.4% interest, currently offers a wide range of programming, including more than 75 channels of cable and network television, sports and movies as well as several audio channels. As of December 31, 1995, Continental served over 80,000 of PrimeStar's approximately 961,000 customers. In addition, Continental's DBS-service business generated revenue of $37.0 million and operating income before depreciation and amortization of $4.3 million for the year ended December 31, 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Telecommunications and Technology."

  U.S. REGULATORY STRATEGY; SOCIAL CONTRACT. In October 1992, Congress enacted the 1992 Cable Act, which, among other things, authorized the FCC to set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gave local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  After extensive evaluation of cost-of-service principles and economic and legal analyses by experts in the rate regulation area, Continental decided to defend certain of its service rates using the FCC's benchmark methodology and certain of its service rates using the cost-of-service methodology,

  On August 3, 1995, the FCC adopted a Social Contract with Continental, which covered all of Continental's franchises, regulated or unregulated (excluding the franchises acquired in the Providence Journal Merger and the Recent Acquisitions). It was the first comprehensive rate agreement involving cable television ever approved by the FCC. Continental's Social Contract resolved 377 rate cases; provided $9.5 million of in-kind refunds to affected subscribers; created low-priced life-line BBTs in all Continental systems in a manner that was revenue-neutral to the Company; committed Continental to invest at least $1.35 billion in system rebuilds and upgrades from 1995 through 2000 to expand channel capacity and improve technical reliability and picture quality and established a plan to stabilize rates for the BBT and for CPS tiers in all Continental franchises, including franchises that are not subject to rate regulation.

  In establishing low-priced life-line BBTs, Continental was permitted to adjust its CPS-tier rates to offset the 15% to 20% reductions in its BBT rates and to allow for external cost increases, inflation and channel additions permitted by the FCC's "going forward" rules (the "Going Forward Rules"). Under the Going Forward Rules, Continental, along with other cable operators, is permitted, during the two-year period beginning January 1, 1995, to add new services to the CPS tier and to reflect the cost of those new services by an amount not to exceed $.20 per added channel up to an aggregate of $1.20, plus the actual license fees for the added channels not to exceed a total of $.30. In 1997, a seventh channel may be added at a rate of $.20 plus the license fee.

  Pursuant to the Social Contract, Continental is permitted to conduct a second round of channel additions during the three-year period commencing January 1, 1998 on the same terms as the first round under the Going Forward Rules.

  Continental is also permitted to average broad categories of equipment and various installation costs for all its systems on a state or region-wide basis, rather than on a franchise-by-franchise basis. This averaging is now also permitted by the 1996 Telecommunications Act. Such rates will be reviewed and approved by the FCC, subject to enforcement by local franchise authorities.

  Finally, Continental is permitted on each system to move up to four existing services on CPS tier(s) to a single Migrated Product Tier, provided the Migrated Product Tier is offered without requiring customers to purchase any tier other than the BBT. The rates of the Migrated Product Tier will be regulated in accordance with price limits contained in the Social Contract until January 1, 1997, at which point Continental systems may elect to convert their Migrated Product Tiers into NPTs, as defined by the Going Forward Rules, provided the tiers continue to be offered without requiring customers to purchase any tier other than the BBT. The rates for the NPTs are regulated by market forces. See "Legislation and Regulation--Federal Regulation--Rate Regulation." In addition, Continental has the right to add an unlimited number of new channels to its Migrated Product Tier at $.20 per channel, plus the actual license fees for the added channels.

  Continental has the right to petition the FCC to incorporate acquisitions of cable television systems under the Social Contract. The Social Contract Amendment was released for public comment on March 6, 1996.

  The Social Contract Amendment, if adopted, would incorporate into the Social Contract all franchises acquired in the Providence Journal Merger and the Recent Acquisitions; resolve all CPS-tier rate cases involving the systems acquired in the Providence Journal Merger and the Recent Acquisitions; provide for cash refunds in the form of bill credits to affected customers totaling approximately $1.6 million; and find that current rates being charged for CPS-tier services in all such franchises, except for Naples, Florida, are not unreasonable. Subscribers in the Naples, Florida system, which was acquired in the Providence Journal Merger, would receive their proportionate share of CPS-tier rate reductions not to exceed $250,000 in the aggregate. For the systems acquired in the Providence Journal Merger and the Recent Acquisitions, Continental would establish a life-line BBT priced 15% to 20% below current rates and would recoup the reduced amount by a revenue-neutral increase on CPS-tier services, as in the original Social Contract.

  The Company would be able to continue to offer all packages of a la carte channels that are currently offered in former Providence Journal systems; such packages would be treated as Migrated Product Tiers. The only exception would be Naples, Florida, where four of eight channels in the a la carte package would have to be moved to the CPS tier. New channels would be added to the Migrated Product Tier at a price of

$.20 per channel plus actual license fees. Where only one a la carte package was created, it may later be converted into an NPT. If two a la carte packages were created, they would remain Migrated Product Tiers through the term of the Social Contract. For systems acquired in the Providence Journal Merger and the Recent Acquisitions that did not create a la carte packages, the Company would be able to create Migrated Product Tiers consisting of up to four services migrated from regulated CPS tiers.

  Local franchising authorities may elect to opt out of the $1.6 million of cash refunds under the Social Contract Amendment, but would be bound by the other terms of the Social Contract Amendment. Further, if a local franchising authority in the Naples, Florida system elects to opt out of the cash refunds, subscribers in that franchise area would not receive their share of the $250,000 prospective rate reduction.

  The resolution of pending rate cases is without any finding by the FCC of any wrongdoing by the Company, Providence Journal or any of the entities from which the Company purchased systems in the Recent Acquisitions.

  In addition, the proposed Social Contract Amendment would effect certain changes to the original Social Contract, such as an increase in the capital investment commitment from $1.35 billion to $1.7 billion for the upgrade of Continental's systems, including the systems acquired in the Providence Journal Merger and the Recent Acquisitions. In addition, instead of using the Going Forward Rules and the second round of Going Forward Rules permitted by the Social Contract, Continental would agree to add, on average, 10 additional regulated services to the CPS tier during the life of the Social Contract and would be able to increase monthly rates for the CPS tier by $1.00 each year in the systems acquired in the Providence Journal Merger and Recent Acquisitions from 1996 through 1999 (net of any Going Forward increases taken in 1996) and by $1.00 each year in all other Continental systems from 1997 through 1999. During the life of the Social Contract, the only other permitted CPS-tier increases would be for inflation and increases in external costs. The Company would provide a free cable connection to public schools (K-12) and a cable connection at cost to secondary private schools whose students receive funding under Title I of the Elementary and Secondary Education Act and would provide free cable service to all connected schools. Within one year of the commercial availability of a Continental on-line service for personal computers, the Company would, upon request, provide the cable-connected schools with one free modem and free on-line service during the school year. Additional modems would be made available at cost. The Company would also provide teacher training and support.

  The rate restructuring, Migrated Product Tier and "Going Forward" adjustments that Continental has implemented under the Social Contract and the Social Contract Amendment, if adopted, will continue to apply to systems divested by Continental through a system sale or exchange. Other rights and obligations will apply only if the new owner notifies the FCC that it agrees to be bound by the same or similar terms and conditions as those contained in the Social Contract and the Social Contract Amendment, if adopted. Continental will not be relieved of its total capital investment requirement under the Social Contract and the Social Contract Amendment, if adopted, by reason of these divestitures. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract.

  In February 1996, the 1996 Telecommunications Act was enacted into law. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for the telecommunications industry. Among other provisions, discussed below, the 1996 Telecommunications Act sets a date for removal of CPS-tier rate regulations, allows telephone companies to build and operate cable systems in their local markets, and sets forth the conditions for voice and data competition in the local telephone market. The Company at this time cannot predict the full effect that the 1996 Telecommunications Act or the FCC's implementing regulations may have on Continental's operations. See "Legislation and Regulation."

U.S. SYSTEMS

  The following table summarizes the growth of Continental and its affiliates within the United States since December 31, 1993 and includes certain pro forma operating data of Continental's U.S. systems and its U.S. affiliates.

                                             AS OF DECEMBER 31,
                                   ------------------------------------------
                                              ACTUAL                PRO FORMA
                                   -------------------------------  ---------
                                     1993       1994       1995       1995
                                   ---------  ---------  ---------  ---------
Homes passed by cable............. 5,192,000  5,372,000  7,191,000  7,340,000
Number of basic subscribers....... 2,895,000  3,081,000  4,190,000  4,268,000
Basic penetration.................      55.8%      57.4%      58.3%      58.1%
Number of premium subscriptions... 2,454,000  2,635,000  3,770,000  3,820,000
Premium penetration...............      84.8%      85.5%      90.0%      89.5%
Monthly cable revenue per average
 basic subscriber.................    $35.69     $35.06     $35.99     $35.87

  The following table sets forth operating information pertaining to Continental's U.S. systems and the systems of certain U.S. affiliates as of December 31, 1995, giving effect to the Pending M/NH Buyout.

                                  HOMES    NUMBER OF                 NUMBER
                                PASSED BY    BASIC       BASIC     OF PREMIUM     PREMIUM
MANAGEMENT REGIONS                CABLE   SUBSCRIBERS PENETRATION SUBSCRIPTIONS PENETRATION
- ------------------              --------- ----------- ----------- ------------- -----------
NORTHEAST REGION
Eastern New England (MA)......    473,638    327,757      69.2%       306,567       93.5%
Southern New England (RI,
 MA)..........................    386,406    266,399      68.9%       250,831       94.2%
Northern New England (NH,
 ME)..........................    232,762    177,265      76.2%       114,963       64.9%
Western New England (MA, CT)..    221,888    152,976      68.9%       132,412       86.6%
New York
 (Haverstraw/Ossining)........    149,645    119,604      79.9%        98,329       82.2%
                                ---------  ---------     -----      ---------      -----
  Total.......................  1,464,339  1,044,001      71.3%       903,102       86.5%
                                =========  =========     =====      =========      =====
WESTERN REGION
Southern California...........  1,419,184    559,761      39.4%       645,954      115.4%
Greater Metropolitan Fresno...    334,197    158,084      47.3%       167,242      105.8%
Greater Metropolitan Stock-
 ton..........................    194,625    112,415      57.8%        62,215       55.3%
Yuba City, California.........     44,215     32,664      73.9%        44,108      135.0%
Reno, Nevada..................     13,748      9,915      72.1%         6,453       65.1%
Northern
 California/Washington/Idaho..     52,897     35,185      66.5%        15,822       45.0%
                                ---------  ---------     -----      ---------      -----
  Total.......................  2,058,866    908,024      44.1%       941,794      103.7%
                                =========  =========     =====      =========      =====
SOUTHEAST REGION
Jacksonville, Florida.........    416,997    242,636      58.2%       254,134      104.7%
Pompano/Hialeah, Florida......    386,633    231,611      59.9%       171,741       74.2%
Naples, Florida...............    178,446    121,246      68.0%        61,085       50.4%
Richmond, Virginia............    246,425    166,932      67.7%       140,421       84.1%
                                ---------  ---------     -----      ---------      -----
  Total.......................  1,228,501    762,425      62.1%       627,381       82.3%
                                =========  =========     =====      =========      =====
MIDWEST REGION
Greater Dayton................    250,331    172,115      68.8%       123,885       72.0%
Greater Metropolitan Detroit..    394,231    259,784      65.9%       223,868       86.2%
Lansing and Greater
 Metropolitan Lansing.........    125,412     85,986      68.6%        54,437       63.3%
Greater Metropolitan Cleve-
 land.........................    122,706     86,697      70.7%        62,335       71.9%
North Central Ohio............    121,156     83,874      69.2%        56,673       67.6%
                                ---------  ---------     -----      ---------      -----
  Total.......................  1,013,836    688,456      67.9%       521,198       75.7%
                                =========  =========     =====      =========      =====
CENTRAL REGION
Greater Metropolitan Chicago
 (West).......................    630,425    348,085      55.2%       408,202      117.3%
Southern Illinois.............     85,477     61,657      72.1%        35,731       58.0%
St. Louis, Missouri (1).......    174,297    100,393      57.6%       119,879      119.4%
Minneapolis/St. Paul, Minneso-
 ta...........................    552,571    279,768     50.63%       215,228      76.93%
                                ---------  ---------     -----      ---------      -----
  Total.......................  1,442,770    789,903     54.75%       779,040      98.62%
                                =========  =========     =====      =========      =====
Affiliated Companies (2)......    132,153     75,625     57.23%        47,250      62.48%
                                ---------  ---------     -----      ---------      -----
  Total.......................  7,340,465  4,268,434     58.15%     3,819,765      89.49%
                                =========  =========     =====      =========      =====
SYSTEMS DESIGNATION:
Consolidated Systems..........  7,208,312  4,192,809     58.17%     3,772,515      89.98%
Affiliated Companies (2)......    132,153     75,625     57.23%        47,250      62.48%
                                ---------  ---------     -----      ---------      -----
  Total.......................  7,340,465  4,268,434     58.15%     3,819,765      89.49%
                                =========  =========     =====      =========      =====

- --------
(1) The Company has entered into an agreement to exchange these systems for other systems in New England. See "U.S. Acquisitions and Investments-- Other Acquisitions."
(2) Affiliated Companies are those companies not majority-owned or controlled by Continental. The systems held by Affiliated Companies consist of systems held by three limited partnerships. See "U.S. Acquisitions and Investments--U.S. Minority Cable Investments." Continental owns less than 50% of the outstanding limited partnership interests of each such partnership. None of the systems owned by Affiliated Companies are managed by Continental. In reporting subscriber and other data for systems not controlled or managed by Continental, only that portion of data corresponding to Continental's percentage ownership is included. For purposes of this table, M/NH has been treated as if it was wholly owned by the Company.

  MANAGEMENT REGIONS. A description of Continental's five U.S. cable television management regions and their significant operating clusters is set forth below.

  Northeast. The Northeast region is Continental's largest management region based on the number of basic cable subscribers, representing approximately 20.0% of Continental's total homes passed and 24.5% of its total basic subscribers as of December 31, 1995. This region includes systems in the New England states of Maine, New Hampshire, Massachusetts, Connecticut and Rhode Island, as well as in and around Westchester County, New York. Significant operating clusters in Massachusetts, which include greater metropolitan Boston and the city of Springfield and the surrounding communities in the western part of the state, represent approximately 68.4% of the region's total basic subscribers. The Northeast region commenced a five-year rebuild program in 1994, which upon completion will result in a combination of 550 MHz and 750 MHz capacity for most of the region. The median household income for the communities served by Continental in the Northeast region is approximately $47,700, versus the national median household income of $37,900.

  Western. The Western region represented approximately 28.1% of Continental's total homes passed and 21.3% of its total basic subscribers as of December 31, 1995. This region includes systems in the city and county of Los Angeles, where Continental is the largest cable operator, with approximately 560,000 of its basic subscribers clustered in geographically contiguous franchises served by two headends. This region also includes Continental's Northern California systems, which include the cities of Fresno, Visalia, Stockton, and Yuba City, as well as Reno, Nevada. An upgrade of the Los Angeles systems, that will bring capacity to 750 MHz, is currently under way. The median household income for the communities served by Continental in the Western region is approximately $41,300.

  Southeast. The Southeast region represented approximately 16.7% of Continental's total homes passed and 17.9% of its total basic subscribers as of December 31, 1995. This region includes significant operating clusters serving the communities surrounding Jacksonville, Naples and Pompano, Florida and Richmond, Virginia. The Jacksonville cluster is one of Continental's largest, serving over 240,000 basic subscribers. In 1994, the Jacksonville and Pompano systems commenced rebuild projects which will provide 750 MHz capacity to fiber nodes serving approximately 1,000 or fewer homes by 1997. The median household income for the communities served by Continental in the Southeast region is approximately $35,600.

  Midwest. The Midwest region represented approximately 13.8% of Continental's total homes passed and 16.1% of its total basic subscribers as of December 31, 1995. This region includes systems in greater metropolitan Detroit and Lansing, which includes the communities of Southfield, Dearborn Heights, Westland, and Jackson. In Ohio, Continental's systems serve the greater Dayton and Cleveland communities, as well as several communities throughout North Central Ohio. The Dayton systems have recently been rebuilt to provide 550 MHz capacity to fiber nodes serving approximately 2,000 or fewer homes. The median household income for the communities served by Continental in the Midwest region is approximately $40,000.

  Central. The Central region represented approximately 19.7% of Continental's total homes passed and 18.5% of its total basic subscribers as of December 31, 1995. This region includes systems in metropolitan Chicago and Southern Illinois, Minneapolis/St. Paul, Minnesota, and St. Louis, Missouri. Continental's metropolitan Chicago cluster, which includes the suburban Chicago communities of Elmhurst, Forest Park, Oak Brook, Rosemont, Northfield, Westchester, and Wilmette, is one of Continental's largest, with approximately 348,000 basic subscribers served by four headends. All of the Central region's systems are scheduled to be rebuilt or upgraded by 1997, at which time all major markets will have between 600 MHz and 750 MHz capacity. The Company has entered into an agreement to exchange its systems in St. Louis for other systems in New England. See "U.S. Acquisitions and Investments--Other Acquisitions." The median household income for the communities served by Continental in the Central region is approximately $44,800.

  FRANCHISES. Continental believes it has maintained good relations with its local franchise authorities. Continental has never had a franchise revoked, and to date all of its franchises have been renewed or extended at their expirations, frequently on modified but satisfactory terms. Continental's franchises establish the terms and conditions under which its systems are operated. Typically, they establish certain performance and safety standards related to Continental's construction and maintenance of facilities in, under and over public streets and right of way in the franchise areas. Some, but not all, of these franchises specify the services to be offered. Nearly all of Continental's franchises provide for the payment of fees to the local franchising authorities, which currently average approximately 3.2% of gross revenues. The 1984 Cable Act prohibits local franchising authorities from imposing annual franchise fees in excess of 5.0% of gross revenues and also permits the cable system operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances. Continental's franchises are usually issued for fixed terms ranging from 10 to 15 years and must periodically be renewed. Most of such franchises can be terminated prior to their stated expirations for breach of material provisions.

  Franchises representing approximately 1.7 million basic subscribers are scheduled to expire through 2000. The 1984 Cable Act provides, among other things, for an orderly franchise renewal process in which a franchise renewal will not be unreasonably withheld or, if renewal is withheld and the system is acquired by the franchise authority or a third party, the franchise authority must pay the operator the "fair market value" of the system covered by such franchise. In addition, the 1984 Cable Act establishes comprehensive renewal procedures which require that an incumbent franchisee's renewal application be assessed on its own merit and not as part of a comparative process with competing applications. See "Legislation and Regulation--Cable Communications Policy Act of 1984."

  PROGRAMMING. Continental provides programming to its subscribers pursuant to contracts with programming suppliers. Continental generally pays a flat monthly fee per subscriber for programming on its basic and premium services. Some programming suppliers provide volume discount pricing structures and/or offer marketing support to Continental. Continental's programming contracts are generally for fixed periods of time ranging from 3 to 10 years and are subject to negotiated renewal. The costs to Continental to provide cable programming have increased in recent years and are expected to continue to increase due to additional programming being provided to basic subscribers, increased costs to produce or purchase cable programming, inflationary increases and other factors. Increases in the cost of programming services have been offset in part by additional volume discounts as a result of the growth of Continental and its success in selling such services to its customers. Effective in May 1994, the FCC's rate regulations under the 1992 Cable Act permit operators to pass through to customers increases in programming costs in excess of the inflation rate. Management believes that Continental will continue to have access to programming services at reasonable price levels. See "Legislation and Regulation."

  The "program-access" provisions of the 1992 Cable Act require that much of the cable network programming in which Continental has ownership interests be sold, under certain circumstances, to multichannel video programming providers that compete with Continental's local cable systems. The 1996 Telecommunications Act extends the program-access requirements of the 1992 Cable Act to a telephone company that provides video programming by any means directly to subscribers, and to programming in which such a company holds an attributable ownership interest, thus allowing Continental's cable systems similar access to programming developed by their telephone company competitors.

  MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements, and the FCC has adopted regulations which are currently in force implementing such statutory carriage requirements. These new rules allow local commercial television broadcast stations, commencing on June 17, 1993 and every three years thereafter, either to elect required carriage ("must-carry" status), or to require a cable television system to negotiate for "retransmission consent" rights. A cable television system generally is required to devote up to one-third of its activated channel capacity for the mandatory carriage of local commercial television stations. Local non-commercial television stations are also given mandatory carriage rights on cable television systems under the 1992 Cable Act and the FCC's rules; however, such stations are not given the option to negotiate for retransmission consent rights. Additionally, as of October 6, 1993, cable television systems were required to obtain retransmission consent for all "distant" commercial television stations (except for commercial satellite-delivered independent "superstations" such as WTBS), commercial radio stations and certain low-power television stations carried by cable television systems. A second election period for must-carry or retransmission consent will occur for many stations this year, ending on October 6, 1996. See "Legislation and Regulation."

U.S. ACQUISITIONS AND INVESTMENTS

  Continental has recently acquired or agreed to acquire cable television systems that are contiguous or in close proximity to its existing systems. The Company also continues to review opportunities to exchange additional systems for those of other cable television system operators in order to enlarge and enhance its system clusters. Continental generates incremental operating income from such acquisitions and exchanges through the expansion of service offerings and efficiencies resulting from system consolidation.

  PROVIDENCE JOURNAL MERGER. On October 5, 1995, Continental acquired all of the cable television businesses and assets of Providence Journal in the Providence Journal Merger. Continental issued approximately 30.1 million shares of Class A Common Stock to Providence Journal stockholders in the Providence Journal Merger. In addition, Continental purchased certain cable television systems owned by a subsidiary of Providence Journal for a purchase price of $405.0 million and discharged approximately $410.0 million of Providence Journal liabilities in connection with the Providence Journal Merger. The systems acquired in the Providence Journal Merger passed approximately 1.3 million homes and served approximately 779,000 basic subscribers in nine states. The former Providence Journal systems are, for the most part, contiguous or in close proximity to other Continental systems.

  OTHER U.S. ACQUISITIONS. The following is a summary of other recent acquisitions of U.S. cable systems and other pending transactions:

  In June 1994, Continental acquired a system serving approximately 44,000 basic subscribers in Manchester, New Hampshire and its surrounding communities for a purchase price of approximately $48.0 million. The Manchester system is adjacent to several of Continental's other systems in the Northeast region.

  In November 1994, Continental acquired Clay Cablevision's systems serving approximately 34,000 basic subscribers in Florida for a purchase price of approximately $67.0 million. These systems are in close proximity to Continental's other systems in the Southeast region.

  In August 1995, Continental acquired Cablevision of Chicago's systems serving approximately 88,000 basic subscribers in the Chicago, Illinois area for a purchase price of approximately $168.5 million. These systems are in close proximity to Continental's other systems in its Central region.

  In September 1995, Continental acquired Consolidated Cablevision of California's systems serving approximately 12,000 basic subscribers in Northern California for approximately $17.0 million. These systems are in close proximity to Continental's other systems in its Western region.

  In October 1995, Continental purchased Columbia Cable of Michigan's systems serving approximately 74,000 basic subscribers in Michigan for approximately $155.0 million. In December 1995, Continental acquired the remaining partnership interests and discharged certain liabilities of N-COM, a limited partnership that operates cable television systems serving approximately 56,000 basic subscribers in greater metropolitan Detroit for approximately $88.0 million. The Columbia Cable of Michigan and N-COM systems are in close proximity to Continental's other systems in its Midwest region.

  In March 1996, Continental entered into a purchase agreement to acquire the remaining partnership interests in M/NH. Continental currently owns a 37.9% interest in M/NH. Under the terms of the transaction, Continental would acquire the remaining interests in M/NH for a cash purchase price of approximately $129.2 million, plus the assumption or repayment of approximately $90.0 million of indebtedness. As of December 31, 1995, M/NH owned and operated cable television systems serving approximately 126,000 basic subscribers in the Minneapolis/St. Paul, Minnesota area. These systems are in close proximity to Continental's other systems in the Minneapolis/St. Paul area. The closing of the Pending M/NH Buyout is expected to occur in the third quarter of 1996.

  In December 1995, Continental and TCI Cable Partners of St. Louis L.P. ("TCI Cable Partners") agreed to a tax-free exchange of the Company's systems in and around St. Louis County, Missouri for TCI Cable Partners' systems in and around Andover, Barnstable, Nantucket and Waltham, Massachusetts. The systems of each party cover approximately 100,000 basic subscribers. The Company expects to consummate this transaction in the second quarter of 1996.

  U.S. MINORITY CABLE INVESTMENTS. The acquisition of minority ownership interests in various U.S. cable television companies has contributed to Continental's nationwide operating scale. As of December 31, 1995, Continental held minority ownership positions in the following U.S. cable companies:

                                                AS OF DECEMBER 31, 1995
                                        ---------------------------------------
                                         HOMES  TOTAL BASIC  TOTAL   PERCENTAGE
              INVESTMENT                PASSED  SUBSCRIBERS   DEBT   OWNERSHIP
              ----------                ------- ----------- -------- ----------
                                                    (DOLLARS IN THOUSANDS)
Insight Communications Company, L.P...  304,261   163,923   $172,975    34.4%
Meredith/New Heritage Strategic Part-
 ners, L.P.(1)........................  240,786   126,047     88,732    37.9%
Prime Cable of Hickory, L.P...........   53,047    36,535     38,342    33.3%
Inland Bay Cable TV Associates........   19,922    14,361      4,639    49.0%

- --------
(1) Continental has entered into a purchase agreement to acquire the remaining ownership interests in M/NH from the other partners and discharge or assume certain liabilities for total consideration of approximately $219.2 million. No assurances can be made at this time that such transaction will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources-- Capital Expenditures and U.S. Acquisitions."

INTERNATIONAL OPERATIONS

  Continental has made investments in international broadband communications networks, principally in Latin America and the Pacific Rim. These investments represent opportunities for Continental to capitalize on its managerial, technical and marketing expertise in international markets.

  ARGENTINA. Continental owns an approximate 50% interest in Fintelco, an Argentine cable television operator. Fintelco is the largest cable television operator in Argentina, with approximately 616,000 subscribers in regional system clusters in the Argentine provinces of Buenos Aires, Cordoba and Santa Fe. These systems are currently managed by Continental's Argentine partner, with technical assistance provided by Continental.

  Fintelco's operating strategy focuses on creating large regional system clusters in key markets. As of December 31, 1995, Fintelco had approximately 315,000 subscribers in the province of Buenos Aires, 179,000 subscribers in the province of Cordoba and 122,000 subscribers in the province of Santa Fe. Average monthly subscriber rates for Fintelco's cable television services are the equivalent of approximately US$30. Most systems in Argentina provide a single package of services, which typically includes premium movie channels such as HBO Ole. For the fiscal year ended November 30, 1995, Fintelco recorded revenues of approximately US$244.0 million and operating income before depreciation and amortization of approximately US$47.0 million.

  There is currently no regulation of cable subscription rates in Argentina. Cable operators in Argentina are issued non-exclusive broadcast licenses for the carriage of their programming services, and may compete with other cable operators for the same subscribers. The multi-channel television industry in Argentina is extremely competitive. Fintelco competes in certain areas of Buenos Aires, Cordoba and Santa Fe. Fintelco believes that competition is primarily based on price, program offerings, customer satisfaction and quality of the system network. Other cable operators in Buenos Aires include:
Cablevision, S.A. (which is currently 51% owned by an affiliate of U.S. cable operator Tele-Communications, Inc. ("TCI")), Grupo Clarin (d/b/a Multicanal) and Fin Cable S.A. (d/b/a Telefe).

  In November 1990, the Argentine telephone system was privatized, and two companies, Telefonica de Argentina S.A. ("Telefonica") and Telecom Argentina STET-France Telecom S.A. ("Telecom"), were granted exclusive licenses to provide local and long-distance telephony service. The exclusivity of these licenses is scheduled to expire in 1997, but may be extended for an additional three-year period if the licensees have met certain mandatory standards for the expansion of their telephone networks and improvements in quality of service. No assurance can be given, however, that cable operators in Argentina will be permitted to offer telephony services in 1997, in 2000 or at any other time in the future. During the period their telephony licenses are exclusive, Telefonica and Telecom are not permitted to provide cable television on a commercial basis over their networks.

  AUSTRALIA. Continental has entered into an agreement with Optus, the second licensed carrier in Australia providing long-distance and cellular telephone services, Nine, and Seven to create a broadband communications network in Australia. The venture, Optus Vision, is owned 46.5% by Continental, 46.5% by Optus, 5% by Nine and 2% by Seven. Nine and Seven represent two of Australia's three major commercial television networks. Each of Nine and Seven has an option to increase at fair market value its shareholding to 20% and 15%, respectively, at any time prior to July 1, 1997. Optus Vision is providing cable television, and will provide local telephone and a variety of advanced broadband interactive services to business and residential customers in Australia's major markets. Optus Vision anticipates that it will begin to offer local telephone service in the second half of 1996.

  Australia has a population of approximately 17.8 million, with over 5.6 million television households and VCR penetration of approximately 71%. Construction of the Optus Vision network began in March 1995. Optus Vision's plan anticipates passing approximately 2.9 million households throughout Australia by mid-1998, beginning with the major metropolitan centers of Sydney, Melbourne and Brisbane.

  Although the network will have capacity for 64 channels, Optus Vision began providing a programming package in September 1995, which now has 17 channels, including three movie channels, three sports channels and a variety of local and international programming.

  The subscription television industry in Australia has been and is expected to continue to be competitive. Optus Vision expects to compete in Australia with, among others, (i) FOXTEL, the joint venture between Telstra Corporation Limited, the government-owned Australian national telecommunications carrier, and The News Corporation Limited, a major international media and entertainment company, which provides subscription television services under the name FOXTEL over a cable television network, and (ii) Australis Media Ltd. ("Australis"), which currently provides subscription television services by way of MMDS under the name Galaxy and will provide services by way of both MMDS and DBS technology in the future.

  FOXTEL has entered into a long-term programming agreement for the exclusive distribution of Australis' programming. Australis and FOXTEL announced a proposed merger of their operations in October 1995. In February 1996, the Australian Competition and Consumer Commission announced that the proposed merger would breach certain provisions of the Trade Practices Act. As a result, the merger of Australis and FOXTEL has not proceeded as proposed.

  Optus Vision currently employs approximately 1,600, including several former Continental employees. Frank Anthony, the former Senior Vice President and General Manager of Continental's Northeast region, serves as the Chief Operating Officer of Optus Vision.

  SINGAPORE. Continental has a 25% equity interest in SCV, a joint venture which is constructing a high-capacity network to provide cable television and a variety of interactive services to substantially all of Singapore's approximate 820,000 households. SCV has the exclusive right, through June 2002, to provide traditional cable television service in Singapore. Cable television service has not previously been available in Singapore. Continental's partners in this venture are Singapore Technologies Venture Pte. Ltd., Singapore International Media Pte. Ltd. and Singapore Press Holdings Limited, each of which is affiliated with the government of Singapore. The system activated its first subscribers in June 1995, and by 1999, when construction is expected to be completed, it is anticipated that there will be nearly one million households in Singapore. SCV's service offerings include both Mandarin and English language programming. Continental is managing the system's construction and ongoing operations under a five-year agreement, for which it receives management fees based upon the gross revenues generated by the system.

TELECOMMUNICATIONS AND TECHNOLOGY

  Continental is currently rebuilding and upgrading its U.S. systems to create advanced hybrid fiber-optic and coaxial cable networks that will serve as the infrastructure for the provision of enhanced video, high-speed data, telephony and other telecommunications services. Although Continental believes that demand exists to support the entry of cable television companies into the telephony businesses, the offering of these services will require the removal of existing regulatory and legislative barriers to local telephone competition. See "Competition" and "Legislation and Regulation."

  TCG. Continental currently has a minority equity interest in TCG, a leading "competitive-access provider" in the United States. TCG is a local telecommunications services provider and a leading fiber-optic-based competitor to local telephone companies nationwide. TCG provides local telecommunications services primarily over high-capacity fiber-optic networks (which it owns or leases from cable operators such as Continental) to meet the voice, data and video transmission needs of high-volume business customers in major metropolitan areas throughout the United States. TCG's customers include long-distance carriers and resellers, international telephone carriers, financial services firms, banking and brokerage institutions, media companies and other telecommunications-intensive businesses. In competition with the RBOCs and other LECs, TCG offers its customers vendor diversity for local service, superior quality, competitive pricing and state-of-the-art technology.

  Since 1985, TCG has owned and operated the nation's largest non-LEC local telecommunications network in the New York City metropolitan area, the country's leading telecommunications market. Beginning in 1988 with the construction of a Boston network, TCG has expanded its network operations to 26 telecommunications markets in the United States, including Los Angeles, Chicago, San Francisco, Dallas, Detroit, Miami, Houston, Seattle, San Diego and Milwaukee. In several of these markets, Continental is a partner and primary provider for TCG.

  On April 19, 1996, TCG filed a registration statement with the Commission for a public offering of up to $400,000,000 of its Class A Common Stock. As a result of a reorganization to be effected in connection with the public offering, which will include the roll-up into TCG of certain local joint venture interests held by the owners of TCG, Continental will have an approximate 18.5% equity interest immediately prior to the consummation of the public offering. Subject to market conditions, TCG has agreed to sell a sufficient number of shares in the public offering to permit it to redeem TCG shares held by Continental in a maximum amount equal to 5% of the shares of TCG common stock outstanding immediately following the consummation of the public offering, at a price per share equal to the net proceeds per share (after underwriting discounts or commissions and certain other expenses) received by TCG in the public offering.

  In addition to Continental, the other partners in TCG currently include Cox Cable Communications, Inc. ("Cox"), TCI and Comcast Corporation ("Comcast").

  OTHER TELECOMMUNICATIONS ACTIVITIES. Continental also owns an 80.0% interest in Continental Fiber Technologies, Inc. and a 63.0% interest in Alternet of Virginia, Inc., which both have fiber-optic networks that they own or lease from Continental. Such networks provide local telephony service to business customers in Jacksonville, Florida and Richmond, Virginia, respectively.

  Continental is currently certificated to provide residential telephony service in Florida and California and has already installed telephony switching equipment in Jacksonville, Florida. The Company plans to provide residential telephone service initially to multiple-dwelling units in selected Florida communities in 1996 and introduce residential telephone service to single-family homes by 1997. Continental has applied for certification to provide telephony services in New Hampshire and will likely apply for certification in Massachusetts, Illinois, Ohio, Virginia and Michigan during 1996.

  PRIMESTAR. Continental currently owns a 10.4% interest in PrimeStar, a nationwide provider of DBS service. The remaining interests in PrimeStar are held by GE Americom Communications, Inc. (an affiliate of General Electric) with 16.6% and five other cable television operators (TCI and Time Warner Cable own 20.9% each; Comcast, Cox and Newhouse Broadcasting Corp. own 10.4% each).

  PrimeStar provided medium-powered DBS service to approximately 961,000 customers nationwide as of December 31, 1995. PrimeStar acts as a wholesaler of DBS services, securing programming services for eventual resale to consumers and arranging for the transmission of the programming via satellite. PrimeStar does not sell directly to end users, but rather sells the rights to resell programming to local distributors, including Continental and its other cable partners, who in turn sell to, service, and collect monthly fees from consumers. Continental served approximately 80,000 of PrimeStar's customers as of December 31, 1995. During the year ended December 31, 1995, Continental recorded DBS-service revenue of $37.0 million and EBITDA of $4.3 million. PrimeStar currently offers a wide range of programming, including more than 75 channels of cable and network television, sports and movies, as well as several music channels. In order to expand its service, PrimeStar's partners have agreed in principal on a long-term path for medium-powered DBS service with the option for a fifteen-year transponder lease from GE Americom Communications, Inc. This would give PrimeStar the potential to deliver approximately 150 channels of programming. PrimeStar is still considering its options for the delivery of high-powered DBS service following the conclusion of an FCC auction, which left PrimeStar without the assured use of certain desirable spectrum frequencies for high-powered service.

  The following is a summary of financial and operating statistics for PrimeStar, which commenced operations in 1991.

                                                 YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                  1993     1994      1995
                                                 -------  -------  --------
                                                    (DOLLARS IN THOUSANDS)
   Revenues..................................... $10,900  $27,800  $180,595
   Growth rate..................................     110%     155%      550%
   Customers....................................  66,800  230,800   961,200
   Growth rate..................................      51%     246%      316%

PROGRAMMING AND OTHER INVESTMENTS

  Continental has made minority investments in programming services based upon Continental's belief that programming is a means of generating additional interest in cable television. The following summarizes certain of Continental's programming investments:

  TURNER BROADCASTING SYSTEM, INC. AND HOME SHOPPING NETWORK, INC. Continental holds marketable equity securities of Turner and HSN. As of December 31, 1995, the approximate market values of Continental's investments in Turner and HSN were $147.0 million and $4.4 million, respectively. On September 22, 1995, Turner and Time Warner entered into a merger agreement providing for the merger of Turner into a wholly owned subsidiary of Time Warner. The merger agreement provides that all outstanding shares of Turner capital stock will be converted into shares of Time Warner common stock. If the merger is consummated under its current terms, the Company will receive approximately 4.4 million shares of Time Warner common stock in exchange for its shares of Turner capital stock. The merger is subject to a number of conditions, including regulatory approvals. There can be no assurances that all of the conditions to the consummation of the merger will be satisfied or that, as a condition to the grant of regulatory approvals, changes will not be required to the terms of the merger. The approximate market value of the Time Warner shares that Continental would have received had the merger taken place as of March 31, 1996 would have been approximately $180.4 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of Turner.

  E! ENTERTAINMENT TELEVISION, INC. Continental owns a 10.4% interest in E!, whose programming includes entertainment related news, information and features. E! has agreements with every major U.S. cable television operator and, as of December 31, 1995, was distributed to approximately 37.3 million customers, representing more than 50% of U.S. multi-channel television households. Other shareholders in E! include Comcast, Cox and TCI, each with an approximate 10.4% interest, and Time Warner Cable, with a 48% interest. Robert
A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of E!.

  The following is a summary of financial and operating statistics for E!:

                                                  YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                   1993     1994     1995
                                                  -------  -------  -------
                                                     (IN THOUSANDS EXCEPT
                                                         PERCENTAGES)
   Revenues...................................... $31,700  $49,100  $74,300
   Growth rate...................................    43.4%    54.9%    51.3%
   Subscribers...................................  25,800   27,800   37,300
   Growth rate...................................    30.1%     7.8%    34.2%

  NATIONAL CABLE COMMUNICATIONS, L.P. Continental has a 12.5% limited partnership interest in NCC, the largest representation firm in spot cable advertising sales. The other limited partners in NCC are Cox, Time Warner Cable and Comcast, each with a 12.5% interest. NCC's managing partner is Katz Cable Corporation, with a 50% interest. Robert A Stengel, a Senior Vice President of Continental, serves on the management committee of NCC. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  NEW ENGLAND CABLE NEWS. Continental and Hearst each own 50% of New England Cable News, a regional cable news network featuring news, sports and weather programming on an exclusive basis to cable television systems in the New England area. New England Cable News had revenues of $5.5 million for the year ended December 31, 1995. Russell Stephens, a Senior Vice President of Continental's Northeast region, serves on the Board of Directors of New England Cable News.

  VIEWER'S CHOICE. PPVN Holding Co. ("PPVN"), which operates under the brand-name Viewer's Choice, is a cable operator-controlled buying cooperative and distributor for pay-per-view programming. Continental holds a 10% interest in PPVN. William T. Schleyer, the President and Chief Operating Officer of Continental, serves on the Board of Directors of PPVN.

  THE GOLF CHANNEL. Continental owns an approximate 20.2% interest in The Golf Channel, a cable programming service which provides golf-related programming 24 hours a day. Timothy P. Neher, Director and Vice Chairman of the Board of Continental, serves on the Board of Directors of The Golf Channel.

  TV FOOD NETWORK. Continental owns an approximate 15.0% interest in the TV Food Network, a cable operator-owned programming service which offers programs on cooking, food preparation and other related topics. Robert A. Stengel, a Senior Vice President of Continental, serves on the Management Committee of the TV Food Network.

  THE SUNSHINE NETWORK. Continental owns an approximate 7.5% interest in The Sunshine Network, a joint venture that provides programming consisting of Florida sporting events, sports news and related programs, as well as local public affairs programs. Jeffrey T. DeLorme, an Executive Vice President of Continental, serves on the Board of Directors of The Sunshine Network.

  MUSIC CHOICE. Music Choice distributes audio programming in digital format over coaxial cable. The service allows cable television customers to receive compact disc-quality sound in several music formats. Continental owns an approximate 10.1% interest in Music Choice. Robert A. Stengel, a Senior Vice President of Continental, serves on the Board of Directors of Music Choice.

  OUTDOOR LIFE NETWORK AND SPEEDVISION. Continental owns an approximate 23.0% and 22.1% interests in the Outdoor Life Network and Speedvision respectively, both newly created programming services. The Outdoor Life Network is the first 24-hour network dedicated entirely to outdoor activities. Speedvision is the first network for automotive, marine and aviation enthusiasts. Both of these programming ventures are scheduled to debut in 1996. Robert A. Stengel, a Senior Vice President of Continental, serves on the Boards of Directors of both Outdoor Life and Speedvision.

COMPETITION

  CABLE TELEVISION COMPETITION. Continental's systems compete with other communications and entertainment media, including conventional off-air television broadcasting services, newspapers, movie theaters, live sporting events and home-video products. Cable television service was first offered as a means of improving television reception in markets where terrain factors or distance from major cities limited the availability of off-air television. In some of the areas served by the systems, a substantial variety of television programming can be received off-air, including low-power UHF television stations, which have increased the number of television signals in the country and provided off-air television programs to limited local areas. The extent to which cable television service is competitive depends upon a cable television system's ability to provide, on a cost-effective basis, an even greater variety of programming than that available off-air or through other alternative delivery sources.

  Since Continental's U.S. cable television systems operate under non-exclusive franchises, other companies may obtain permission to build cable television systems in areas where Continental presently operates. Telephone company affiliates have recently applied for and been granted franchises in certain markets in which Continental operates. While Continental believes that the current level of overbuilding is not material, it is currently unable to predict the extent to which overbuilds may occur in its franchise areas and the impact, if any, such overbuilds may have on Continental in the future.

  Additional competition may come from satellite master antenna television ("SMATV") systems serving condominiums, apartment complexes and other private residential developments. The operators of these private systems often enter into exclusive agreements with apartment building owners or homeowners' associations that preclude operators of franchised cable television systems from serving residents of such private complexes. The widespread availability of reasonably priced earth stations enables private cable television systems to offer both improved reception of local television stations and many of the same satellite-delivered program services that are offered by franchised cable television systems. FCC regulations permit SMATV operators to use point-to-point microwave service to distribute video entertainment programming to their SMATV systems. A private cable television system normally is free of the regulatory burdens imposed on franchised cable television systems. Although a number of states have enacted laws to afford operators of franchised cable television systems access to private complexes, the U.S. Supreme Court has held that cable companies cannot have such access without compensating the property owner. The access statutes of several states have been challenged successfully in the courts, and others are currently being challenged, including those of states in which Continental operates.

  In recent years, the FCC has initiated new policies and authorized new technologies to provide a more favorable operating environment for certain existing technologies and to create substantial additional competition to cable television systems. These technologies include, among others, DBS services which transmit signals by satellite to receiving facilities located on customers' premises. Although satellite-delivered programming has been available to backyard earth stations for some time, new, high-powered direct-to-home satellites make possible the wide-scale delivery of programming to individuals throughout the United States using roof-top or wall-mounted antennas. Companies offering DBS services use video compression technology to increase channel capacity and to provide a package of movies, broadcast and other program services highly competitive with those of cable television systems. Two companies began offering high-powered DBS service in 1994, and a third company began service in 1996 in competition with cable television operators and PrimeStar. Continental has invested in PrimeStar, a medium-powered DBS-service provider, which currently offers more than 75 channels of video and audio service. In order to expand its service, PrimeStar's partners have agreed in principle on a long-term path for medium-powered DBS service with the option for a fifteen-year transponder lease from GE Americom Communications, Inc., which would give PrimeStar the potential to deliver approximately 150 channels of programming. Other companies intend to offer expanded service over high-powered satellites using video compression technology. DBS-service providers may be able to offer new and highly specialized services using a national base of subscribers. The ability of DBS-service providers to compete with the cable television industry depends on, among other factors, the availability of reception equipment at reasonable prices. Initial sales of DBS services indicate that it may offer substantial competition to cable television operators. PrimeStar is still considering its options for the delivery of high-powered DBS service following the conclusion of an FCC auction, which left PrimeStar without the assured use of certain desirable spectrum frequencies for high-powered service. See "Telecommunications and Technology."

  Cable television systems also may compete with wireless program distribution services such as MMDS, which are licensed to serve specific areas. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to subscribers. MMDS systems' ability to compete with cable television systems has previously been limited by a lack of channel capacity, the inability to obtain programming and regulatory delays. However, NYNEX Corp. and Bell Atlantic Corporation have agreed to invest up to $100.0 million in CAI Wireless Systems Inc., an MMDS operator. In addition, Pacific Telesis Group has acquired Cross Country Wireless Inc., another MMDS operator. A series of actions taken by the FCC, including reallocating certain frequencies to the wireless services, are intended to facilitate the development of wireless cable television systems as an alternative means of distributing video programming. The FCC also initiated a rule-making proceeding to allocate frequencies in the 28 GHz band for a new multi-channel wireless video service. Continental is unable to predict the extent to which additional competition from these services will materialize in the future or the impact such competition would have on Continental's operations.

  Continental believes that as a result of its investment in technologically advanced systems, it is well-positioned to offer new services such as on-line services, data communications and telephony. Continental believes that the ability to offer interactive services over a high-capacity, two-way network provides a distinct competitive advantage over DBS and MMDS, which are currently one-way services.

  Other new technologies may become competitive with non-entertainment services that cable television systems can offer. The FCC has authorized television broadcast stations to transmit textual and graphic information useful both to consumers and to businesses. The FCC also permits commercial and non-commercial FM stations to use their subcarrier frequencies to provide non-broadcast services, including data transmissions. The FCC established an over-the-air Interactive Video and Data Service that will permit two-way interaction with commercial and educational programming along with informational and data services. Telephone companies and other common carriers also provide facilities for the transmission and distribution of data and other non-video services.

  In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Removal of these entry barriers makes it possible for companies with considerable resources, and, consequently, a potentially greater willingness or ability to overbuild, to enter the cable television and telecommunications business. The 1996 Telecommunications Act repeals the 1984 Cable Act's prohibition against telco-cable cross ownership and provides that a local exchange telephone company, also known as a LEC, may provide video programming directly to subscribers through a variety of means, including: (1) as a radio-based (MMDS or DBS) multichannel video programming distributor; (2) as a cable operator, fully subject to the franchising, rate regulation and other provisions of the 1984 Cable Act and the 1992 Cable Act; and (3) through an "open video system" that is certified by the FCC to offer non-discriminatory access to a portion of its channel capacity for unaffiliated program distributors, subject only to selected portions of the regulations applicable to cable operators. A local telephone company may also provide the "transmission of video programming" on a common carrier basis. Telephone companies in several of the Company's franchise areas have applied for franchises to offer cable service. Ameritech Corporation, for example, has obtained a franchise to build a cable system in several of the communities formerly served by N-COM, which Continental acquired in December 1995. The total number of subscribers is not material in relation to Continental's total subscriber base, but there can be no assurances with respect to the number of communities for which Ameritech Corporation may obtain franchises in the future. See "Legislation and Regulation--Federal Regulation."

  The 1996 Telecommunications Act also prohibits a telephone company or a cable system operator in the same market from acquiring each other, except in limited circumstances, such as areas of smaller population.

  TELEPHONY COMPETITION. LECs currently dominate the two-way switched voice and data market. The LECs provide a full range of local telecommunications services and equipment to customers as well as origination and termination access to their local networks to inter-exchange carriers ("IXCs") and mobile radio service providers. Prior to the 1996 Telecommunications Act, in many states the LECs have had an exclusive franchise by law to provide telephone service. As a consequence of this monopoly position, the LECs have established relationships with their customers and provide those customers with various transmission and switching services that other potential telecommunications service providers were permitted by law to offer.

  In addition to the LECs and existing competitive-access providers, competitors which are potentially capable of offering private line, special access and switched services include other cable television companies, electric utilities, long-distance carriers, microwave carriers, wireless service providers and private networks built by large end-users.

  While several states have engaged in legislative or regulatory efforts to remove local telecommunications market entry restrictions, new market entrants have maintained a high degree of dependance upon the incumbent LEC for interconnection to LEC customers and for allocation of telephone numbers.

  TELECOMMUNICATIONS REGULATION. The 1996 Telecommunications Act removes barriers to entry in the local telephone market that is now monopolized by the RBOCs and other LECs by preempting state and local laws that restrict competition and by requiring incumbent LECs to provide non-discriminatory access and interconnection to potential competitors, such as cable operators and long-distance companies. At the same time, the new law eliminates the Modified Final Judgment and permits the RBOCs to enter the market for long-distance service (through a separate subsidiary) after they satisfy a "competitive checklist." The 1996 Telecommunications Act also permits interstate utility companies to enter the telecommunications market for the first time.

  The 1996 Telecommunications Act also eliminates or streamlines many of the requirements applicable to LECs, and requires the FCC and states to review universal service programs and encourages access to advanced telecommunications services provided by all entities, including cable companies, by schools, libraries and other public institutions. The FCC and, in some cases, states are required to conduct numerous rulemaking proceedings to implement these provisions.

PROPERTIES

  Continental's principal physical assets consist of cable television systems, including signal receiving, encoding and decoding apparatus, headends, distribution systems, and subscriber house-drop equipment for each of its systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment, and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. Continental's distribution systems consist of coaxial and fiber-optic cables and related electronic equipment. Subscriber equipment consists of taps, house drops, converters and analog addressable converters. Continental owns its distribution system, various office and studio fixtures, test equipment and service vehicles. The physical components of Continental's systems require maintenance and periodic upgrading to keep pace with technological advances.

  Continental's coaxial and fiber-optic cables are generally attached to utility poles under pole-rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The FCC regulates pole attachment rates under the Federal Pole Attachments Act. See "Legislation and Regulation--Federal Regulation--Pole Attachments."

  Continental owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices. Continental owns the building which houses its headquarters in Boston, Massachusetts.

  Continental believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for its business operations.

EMPLOYEES

  Continental currently has approximately 9,200 full-time employees, including approximately 100 employees located at its Boston headquarters, who provide staff support in the areas of corporate planning, finance, marketing, program acquisition, employee training and benefits administration, government relations, internal auditing, financial and tax reporting and regulatory compliance. Continental believes that its relations with its employees are good.

LEGAL PROCEEDINGS

  There are no material pending legal proceedings against the Company. The Company is subject to legal proceedings and claims that arise in the ordinary course of business, none of which is material to its consolidated financial condition or results of operations in the opinion of management.

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                           LEGISLATION AND REGULATION

  The cable television industry is regulated by the FCC, some state governments and substantially all local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

  The 1984 Cable Act became effective in December 1984. This federal statute, which amended the Communications Act of 1934, created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the 1984 Cable Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories. The 1996 Telecommunications Act preempted the ability of franchising authorities to impose any oversight of cable operators' technical standards.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

  Overview. In October 1992, Congress enacted the 1992 Cable Act. This legislation made significant changes to the legislative and regulatory environment in which the cable industry operates. It amended the 1984 Cable Act in many respects. The 1992 Cable Act became effective in December 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, became effective at later dates. The legislation required the FCC to initiate a number of rule-making proceedings to implement various provisions of the statute, the majority of which, including certain of those related to rate regulation, have been completed. The 1992 Cable Act allows for a greater degree of regulation of the cable industry with respect to, among other things: (i) cable system rates for both the BBT and certain CPS tiers; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased-access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards;
(x) customer privacy; (xi) consumer protection issues; (xii) cable equipment compatibility; (xiii) obscene or indecent programming; and (xiv) subscription to tiers of service other than the BBT as a condition of purchasing premium services. Additionally, the 1992 Cable Act encourages competition with existing cable television systems by: allowing municipalities to own and operate their own cable television systems without a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multi-channel video distributors.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the 1992 Cable Act was heard by a three-judge panel of the district court. In April 1993, the three-judge court granted summary judgment for the government, upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision was appealed directly to the United States Supreme Court, which in June 1994 remanded the

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case to the district court. The lower court again upheld the must-carry rules, but this decision is again on appeal to the United States Supreme Court, which has agreed to hear this appeal in 1996. Pending the outcome of further proceedings, the must-carry statutes and the FCC regulations remain in place.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the district court. In September 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). This decision was appealed to the United States Court of Appeals for the District of Columbia Circuit and the appeal was heard by that court in November 1995. Appeals were also filed in that court from the FCC's rate regulation rule-making decisions. The FCC's rate regulations were substantially upheld in June 1995, and the United States Supreme Court has refused to hear an appeal of that decision.

TELECOMMUNICATIONS ACT OF 1996

  As noted above, the 1996 Telecommunications Act was enacted into law in February 1996. The 1996 Telecommunications Act modifies various provisions of the Communications Act of 1934, the 1984 Cable Act and the 1992 Cable Act, with the intent of establishing a pro-competitive, deregulatory policy framework for both video and telecommunications services. Continental cannot predict the full effect that the 1996 Telecommunications Act or the FCC's implementing regulations may have on Continental's operations.

FEDERAL REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable television systems, cross-ownership between cable television systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination, cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable television systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. The 1992 Cable Act required the FCC to adopt additional regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of DBS system ownership and operation. The 1996 Telecommunications Act mandates changes in certain of these regulations. A brief summary of certain of these federal regulations as adopted to date follows.

  RATE REGULATION. The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional CPS tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changed the 1984 Cable Act and FCC rate regulation standards then in existence. The 1992 Cable Act replaced the FCC's old standard for determining effective competition, under which most cable systems were not subject to local rate regulation, with a statutory provision that results in nearly all cable television systems becoming subject to local rate regulation of the BBT. Additionally, the legislation eliminates the 5% annual rate increase for basic service previously allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula for franchising authorities to enforce, to assure that BBT rates are reasonable; allows the FCC to review rates for CPS tiers (other than per-channel or per-event services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring subscribers to purchase service tiers above the BBT in order to purchase premium services if the system is

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

technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances.

  The 1992 Cable Act authorizes the FCC to, among other things, set standards for governmental authorities to regulate the rates for certain cable television services and equipment and gives local broadcast stations the option to elect mandatory carriage or require retransmission consent.

  Pursuant to authority granted under the 1992 Cable Act, the FCC in April 1993 promulgated rate regulations that established maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. In February 1994, the FCC adopted a revised regulatory scheme which included, among other things, interim cost-of-service standards and a new benchmark formula to determine certain service rates. In creating the new benchmark formula, the FCC mandated a further reduction in rates for certain regulated services. Final cost-of-service rules were adopted in January 1996.

  The FCC has issued a series of new rules covering such issues as increases for inflation and external costs, and the addition of new channels to regulated CPS tiers; rules permitting a single annual rate increase, and allowing operators to anticipate 12 months of inflation and known increases in external costs, while providing for a true-up of costs after 12 months; abbreviated cost-of-service rules for network upgrades; and rules that limit the FCC's review of CPS tier rates to the amount of the increase only, thereby grandfathering all rates that were unregulated prior to November 1995.

  The FCC also publicly announced that it would consider "social contracts" as an alternative form of rate regulation for cable operators. Continental's Social Contract with the FCC was adopted by the FCC in August 1995. The Social Contract settles all of Continental's pending cost-of-service rate cases and all of its benchmark CPS-tier rate cases. Benchmark BBT cases will be resolved by Continental and local franchise authorities. Under the Social Contract Amendment, which was released for public comment on March 6, 1996 and incorporates into the Social Contract the systems acquired in the Providence Journal Merger and the Recent Acquisitions, CPS-tier rates may be increased by $1.00 per year per subscriber plus inflation and allowable external costs. BBT rates may increase by inflation and external costs. The Social Contract and, if adopted by the FCC, the Social Contract Amendment, will govern Continental's future rates. The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract. For a description of the Social Contract and the Social Contract Amendment See "Business--U.S. Operating Strategy--U.S. Regulatory Strategy; Social Contract."

  Furthermore, the 1996 Telecommunications Act, which provides for the deregulation of CPS tier rates after March 31, 1996, permits regulated equipment rates to be computed by aggregating costs of broad categories of equipment at the franchise, system, regional or company level. The 1996 Telecommunications Act also eliminates the right of individual subscribers to file rate complaints with the FCC concerning CPS tiers, and instead requires that such complaints be filed by a franchising authority.

  The 1992 Cable Act provided that all rate regulation, for both the CPS tiers and for the BBT, is eliminated when a cable system is subject to "effective competition" from another multichannel video programming provider such as MMDS, DBS, a telephone company, or a combination of any or all of these. The 1996 Telecommunications Act expanded the definition of "effective competition" to include instances in which a local telephone company or its affiliate (or a multi-channel video programming distributor using the facilities of a telephone company or its affiliate) offers comparable video programming directly to subscribers by any means (other than DBS) in the cable operator's franchise area. Since telephone companies are providing or planning to provide video services in several of Continental's franchise areas, this provision will allow the Company greater flexibility in packaging and pricing its product in those markets.

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

  The 1996 Telecommunications Act also eliminates the uniform rate structure requirements of the 1992 Cable Act for cable operators in areas subject to effective competition or as applied to video programming offered on a per-channel or per-program basis and allows non-uniform bulk discount rates to be offered to multiple dwelling units.

  OTHER REGULATIONS UNDER THE 1992 CABLE ACT. In addition to the foregoing rate regulations, the FCC has adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per-channel or a per-event basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December 2002. The FCC also has adopted a number of measures for improving compatibility between existing cable systems and consumer equipment. In conjunction therewith, the FCC rules prohibit cable operators from scrambling program signals carried on the basic tier, absent a waiver.

  The FCC also has adopted regulations in connection with its cost-of-service proceedings which govern programming charges for affiliated entities. These rules apply to systems subject to regulation under both the benchmark and cost-of-service regulations. The cost of programming to affiliated entities must be the prevailing company price, based on the sale of programming to third parties, or a price equal to the lower of the programming service's net book cost and its estimated fair market value.

  CARRIAGE OF BROADCAST TELEVISION SIGNALS. The 1992 Cable Act contains signal carriage requirements allowing commercial television broadcast stations which are "local" to a cable system (i.e., the system is located in the station's Area of Dominant Influence) to elect every three years whether to require the cable system to carry the station ("must carry status") or to negotiate for "retransmission consent" to carry it. The first such election was made in June 1993. A recent amendment to the Copyright Act in some cases increased the number of stations that may elect must-carry status on cable systems located within such stations' Areas of Dominant Influence. Local non-commercial television stations are given mandatory carriage rights, subject to certain exceptions, within the larger of: (i) a 50-mile radius from the station's city of license or (ii) the station's grade B contour (a measure of signal strength). Unlike commercial stations, non-commercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations" (i.e., commercial satellite-delivered independent stations such as WTBS).

  NONDUPLICATION OF NETWORK PROGRAMMING. Cable television systems that have 1,000 or more customers must, upon the appropriate request of a local television station, delete the simultaneous or non-simultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

  DELETION OF SYNDICATED PROGRAMMING. FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to non-commercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are required to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

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

  FRANCHISE FEES. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  RENEWAL OF FRANCHISES. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process.

  Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

  The 1992 Cable Act made several changes to the process under which a cable operator seeks to enforce its renewal rights that could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within 30 to 36 months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. Franchising authorities are no longer precluded from denying renewal based on failure to substantially comply with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. However, the franchising authority is estopped from denying renewal if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a denial of a renewal based on procedural violations found to be "harmless error."

  CHANNEL SET-ASIDES. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The 1984 Cable Act further requires cable television systems with 36 or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act allowed cable operators substantial latitude in setting leased-access rates, the 1992 Cable Act required leased- access rates to be set according to an FCC-prescribed formula. The FCC adopted such a formula and implemented regulations in April 1993. In March 1996, the FCC issued an order amending these regulations and proposing to adopt lower leased-access rates.

  COMPETING FRANCHISES. Questions concerning the right of a municipality to award de facto exclusive cable television franchises and to impose certain franchise restrictions upon cable television companies are under consideration in Preferred Communications, Inc. v. City of Los Angeles, involving a proposed applicant for a franchise in one of Continental's service areas, in which the United States Supreme Court declared that cable television operators have First Amendment rights which cannot be abridged in the absence of overriding governmental interests. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable television systems and permits franchising authorities to operate their own cable television systems without franchises.

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

  OWNERSHIP AND CROSS-OWNERSHIP LIMITATIONS. The 1984 Cable Act codified then-existing FCC cross-ownership regulations, which, in part, prohibited LECs from providing video programming directly to customers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. As noted above, this restriction was removed by the 1996 Telecommunications Act.

  The 1984 Cable Act and the FCC's rules also prohibited the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of a television station's significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC adopted an order that substantially relaxed the network/cable cross-ownership prohibitions subject to certain national and local ownership limits. Finally, in order to encourage competition in the provision of video programming, the FCC adopted a rule prohibiting the common ownership, affiliation, control or interest in cable television systems and MMDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992 were grandfathered. In January 1995, the FCC loosened its previously stringent interpretation of the lack of ability of a cable operator to purchase a SMATV system in the same franchise area. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable television systems.

  The 1996 Telecommunications Act repeals the statutory ban on cable-broadcast station cross-ownership to permit common ownership or control of a television station and a cable system with overlapping service areas. The 1996 Telecommunications Act leaves in place, however, the cable system-television station cross-ownership restriction contained in the FCC's rules and does not mandate an outcome for the FCC's review of the regulation, which will occur this year. The 1996 Telecommunications Act also directs the FCC to revise its existing regulations concerning broadcast network-cable cross-ownership to permit common control of both a television network and a cable system. The 1996 Telecommunications Act removes the statutory ban on cable-MMDS cross-ownership by any cable operator in a franchise area where one cable operator is subject to effective competition.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30% of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the United States District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional.

  The FCC has also adopted rules which limit the number of channels on a cable system which may be occupied by programming in which the entity that owns the cable system has an attributable interest to 40% of all activated channels.

  EQUAL EMPLOYMENT OPPORTUNITY. The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual Equal Employment Opportunity ("EEO") reporting requirements on cable operators and has expanded those requirements to all multi-channel video-service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request.


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  PRIVACY. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system customers. The statute also requires that the system operator must periodically provide all customers with written information about its policies regarding the collection and handling of data about customers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorneys' fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

  ANTI-TRAFFICKING/FRANCHISE TRANSFER APPROVAL. The 1992 Cable Act precluded cable operators from selling or otherwise transferring ownership of a cable television system within 36 months after acquisition or initial construction, with various exceptions. This provision was eliminated by the 1996 Telecommunications Act. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  REGISTRATION PROCEDURE AND REPORTING REQUIREMENTS. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

  TECHNICAL REQUIREMENTS. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards that were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream National Television System Committee video programming. Local franchising authorities were permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage. The 1992 Cable Act requires the FCC to periodically update its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable television systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable televisions systems technical operation and signal quality," the FCC announced that its recently completed cable television technical standards rule-making satisfied the new statutory mandate. The 1996 Telecommunications Act preempted the ability of franchising authorities to impose any oversight of cable operators' technical standards.

  POLE ATTACHMENTS. The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act, state public utility commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises.

  The 1996 Telecommunications Act modifies the current pole attachment provisions of the Communications Act of 1934 by requiring that utilities provide cable systems and telecommunications carriers with non-discriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC is required to adopt new regulations to govern the charges for pole attachments used by companies

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

providing telecommunications services, including cable operators. These regulations are likely to increase the rates charged to cable companies providing voice and data, in addition to video services. These new pole attachment regulations will not become effective, however, until five years after enactment of the 1996 Telecommunications Act, and any increase in attachment rates resulting from the FCC's new regulations will be phased in in equal annual increments over a period of five years.

  OTHER MATTERS. FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the rules governing political broadcasts; customer service; home wiring and limitations on advertising contained in non-broadcast children's programming.

  Implementing provisions of the 1993 Budget Act, the FCC adopted requirements for payment of 1994 annual "regulatory fees." Cable television systems were required to pay regulatory fees of $.37 per subscriber, which may be passed on to subscribers as "external cost" adjustments to rates for basic cable service. This amount was increased to $.49 per subscriber in 1995 and may be further increased in 1996. Fees are also assessed for other licenses, including licenses for business radio and cable television-relay systems and earth stations, which, however, may not be collected directly from subscribers. Beginning in 1995, no fee is assessed for receive-only, cable-earth stations.

COPYRIGHT REGULATION

  Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried and the location of the cable system with respect to over-the-air television stations. Cable operators are liable for interest on underpaid and unpaid royalty fees, but are not entitled to collect interest on refunds received for the overpayment of copyright fees. Originally, the Federal Copyright Royalty Tribunal was empowered to make and, in fact, did make several adjustments in copyright royalty rates. This tribunal was eliminated by Congress in 1993. Any future adjustment to the copyright royalty rates will be done through an arbitration process to be supervised by the U.S. Copyright Office.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory copyright license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyright music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and cable programming networks (such as USA) has generally been licensed by the networks through private agreements with the American Society of Composers, Authors & Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. ASCAP and BMI offer "through to the viewer" licenses to the cable networks, which cover the retransmission of the cable networks' programming by cable television systems to their customers. The cable industry has not yet concluded negotiations on licensing fees with music performing rights societies for the use of music performed in programs locally originated by cable television systems. See "Business--Legal Proceedings."

STATE AND LOCAL REGULATIONS

  Because cable television systems use local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community-related programming and services.

  Cable television systems generally are operated pursuant to non-exclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protection, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a percentage of the system's gross customer revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system, and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and leased-access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable television systems, especially in the areas of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multi-channel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable television systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable television systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulations of a character similar to that of a public utility.

REGULATION OF TELECOMMUNICATIONS ACTIVITIES

  As noted above under "Business--Telecommunications and Technology," Continental provides in certain of its systems alternate-access local telecommunications services over a portion of its fiber-optic cable facilities, and Continental owns a 20% interest in TCG. Local telecommunications activities are regulated by either the FCC or state public utility commissions, or both. In some instances, Continental or TCG may be required to obtain regulatory permission to offer such services, and may be required to file tariffs for its service offerings, depending on whether particular alternate-access activities of Continental or TCG are classified as common carriage or private carriage. See "Federal Regulation--Ownership and Cross-Ownership Limitations." As noted above, the 1996 Telecommunications Act preempts state and locally imposed barriers to the provision of intrastate and interstate telecommunications services by cable system operators in competition with local telephone companies.

  The foregoing does not purport to be a summary of all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing, and, in many jurisdictions, state and local franchise requirements, currently are the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable industry or Continental can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The positions held by each Director and Executive Officer of Continental are shown below. There are no family relationships among the following persons.

NAME OF DIRECTOR OR EXECUTIVE OFFICER         POSITION WITH CONTINENTAL
- -------------------------------------         -------------------------
Amos B. Hostetter, Jr.(1)...........          Chairman of the Board, Chief Executive Officer and Director
Timothy P. Neher....................          Vice Chairman of the Board and Director
William T. Schleyer.................          President and Chief Operating Officer
Roy F. Coppedge III (2).............          Director
Stephen Hamblett....................          Director
Jonathan H. Kagan(1),(2)............          Director
Robert B. Luick.....................          Director and Secretary
Henry F. McCance....................          Director
Trygve E. Myhren(2).................          Director
Lester Pollack......................          Director
Michael J. Ritter...................          Director
Vincent J. Ryan(1)..................          Director
Ronald H. Cooper....................          Executive Vice President
Jeffrey T. DeLorme..................          Executive Vice President
Nancy Hawthorne.....................          Senior Vice President and Chief Financial Officer

- --------
(1) Members of the Executive Committee
(2) Members of the Audit Committee

  Continental has a classified Board composed of three classes. Each class serves for three years, with one class being elected each year. The term of the Class A Directors, Messrs. McCance, Coppedge, Ritter and Luick, will expire at the 1996 Annual Meeting of Continental. The term of the Class B Directors, Messrs. Neher, Ryan and Kagan, will expire at the 1997 Annual Meeting of Continental. The term of the Class C Directors, Messrs. Hostetter, Pollack, Hamblett and Myhren, will expire at the 1998 Annual Meeting of Continental. Under the terms of certain stock purchase agreements with Continental, Corporate Advisors, L.P. ("Corporate Advisors"), on behalf of the investors (the "Continental Preferred Stock Investors") who purchased Series A Preferred Stock, currently has the right to designate two persons, and Boston Ventures Limited Partnership III, on behalf of itself and Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA (collectively, the "Boston Ventures Investors"), currently has the right to designate one person, to be nominated as members of the Board of Directors. Lester Pollack and Jonathan H. Kagan are the designees of the Continental Preferred Stock Investors, and Roy F. Coppedge III is the designee of the Boston Ventures Investors. The Providence Journal Company has the right to designate two individuals to be nominated as members of Continental's Board for a three-year term after the term of its two designees, Stephen Hamblett and Trygve E. Myhren, expires.

  The Executive Officers were elected by the Continental Board of Directors on May 18, 1995. All Executive Officers hold office until the first meeting of the Continental Board following the next annual meeting of stockholders and until their successors are chosen and qualified.

  The following is a description of the business experience during the past five years of each Director and Executive Officer and includes, as to Directors, other directorships held in companies required to file periodic reports with the Commission and registered investment companies.

 Directors and Executive Officers

  Amos B. Hostetter, Jr. (59), a cofounder of Continental, is the Chairman of the Board and Chief Executive Officer of Continental. He has been a Director since 1963. Mr. Hostetter is a past Chairman of the National Cable Television Association ("NCTA") and currently serves on NCTA's Board and Executive Committee. He is past Chairman and serves on the Executive Committee of the Board of Directors of both Cable in the Classroom and C-SPAN and serves as a Director and Chairman of the Audit Committee of Commodities Corporation (USA).

  Timothy P. Neher (48) is the Vice Chairman of the Board of Continental. He has been a Director since 1982 and has been employed by Continental since 1974. Prior to 1991 he was President and Chief Operating Officer of Continental, prior to 1986 he was an Executive Vice President of Continental, and prior to 1982 he was Vice President and Treasurer of Continental. He currently is on the Board of Directors of Turner and The Golf Channel, Inc.

  William T. Schleyer (44) is the President and Chief Operating Officer of Continental. Prior to March 15, 1995 he was an Executive Vice President and prior to 1989 he was the Senior Vice President and General Manager of Continental's Northeast region. He is a member of the Boards of Directors of CableLabs, the research and development arm of the cable industry, PPVN and Optus Vision. He has been employed by Continental since 1978.

  Roy F. Coppedge III (47) has been a Director of Boston Ventures Management, Inc. since 1983. He currently is on the Board of Directors of American Media, Inc. He was elected to serve as a Director of Continental in 1992.

  Stephen Hamblett (61) has been the Chairman of the Board and Chief Executive Officer and a Director of The Providence Journal Company (as successor to Providence Journal) and Publisher of the Journal-Bulletin newspapers since 1987. He has been a Director of Continental since October 1995. Mr. Hamblett also serves on the Boards of Directors of the Associated Press and the Inter-American Press Association.

  Jonathan H. Kagan (39) is Managing Director of Corporate Advisors and of Centre Partners, L.P., investment partnerships affiliated with Lazard Freres & Co. LLC ("Lazard") and a Managing Director of Lazard. He has been associated with Lazard since 1980. He was elected to serve as a Director of Continental in 1992. Mr. Kagan currently is on the Board of Directors of Tyco Toys, Inc.

  Robert B. Luick (84) is of counsel to the law firm of Sullivan & Worcester LLP ("Sullivan & Worcester"), which firm has acted as counsel to Continental since its inception. Prior to 1992 Mr. Luick was a partner at Sullivan & Worcester. Mr. Luick has been with Sullivan & Worcester since 1943. He is a member of the Board of Directors of Ionics, Incorporated, a diversified water treatment company. He has been Secretary and a Director of Continental since 1963.

  Henry F. McCance (53) has been general partner of the following venture capital partnerships (either directly or indirectly as the general partner of the general partner of such partnerships) since their formation: Greylock Ventures Limited Partnership (1983), Greylock Investments Limited Partnership
(1985), Greylock Capital Limited Partnership (1987), Greylock Limited Partnership (1990) and Greylock Equity Limited Partnership (1994). He is also President and Treasurer of Greylock Management Corporation, an investment services organization, and a Director of Brookstone, Inc., Manugistics, Inc., Shiva Corporation and CATS Software. Prior to 1990, Mr. McCance was a Vice President and Treasurer of Greylock Management Corporation. Mr. McCance has been a Director of Continental since 1972.

  Trygve E. Myhren (59) has been President and Chief Operating Officer and a Director of The Providence Journal Company (as successor to Providence Journal) since 1990. He has been a Director of Continental since October 1995. Mr. Myhren is a past Chairman of the NCTA and is currently a Director of Advanced

Marketing Services, Inc., Cable Labs and Peapod Limited, a company that provides consumer on-line grocery shopping services. From 1981 through 1988 he was the Chairman and Chief Executive Officer of American Television & Communications Corporation, which is now part of Time Warner.

  Lester Pollack (62) is Senior Managing Director of Corporate Advisors and Chief Executive Officer of Centre Partners, L.P., investment partnerships affiliated with Lazard, as well as a Managing Director of Lazard. He currently is on the Board of Directors of SunAmerica Inc., Kaufman & Broad Home Corporation, Tidewater, Inc., LaSalle Re Holdings Limited, Parlex Corporation, Polaroid Corporation and Sphere Drake Holdings Limited. He was elected to serve as a Director of Continental in 1992.

  Michael J. Ritter (54) has been a Director since 1991 and was employed by Continental from 1980 until March 15, 1995, at which time he retired as the President and Chief Operating Officer of Continental. Prior to 1991 he was an Executive Vice President, and prior to 1988 he was the Senior Vice President and General Manager of Continental's Michigan management region.

  Vincent J. Ryan (59) has been Chairman of the Board and a Director of Schooner Capital Corporation, a venture capital organization, since 1971. Mr. Ryan is also a Director of Iron Mountain Incorporated, an information-management company. He has been a Director of Continental since 1980.

  Ronald H. Cooper (38) is an Executive Vice President of Continental. Prior to 1995, he was the Senior Vice President of Continental's Southern California management region. Prior to 1990 he was the Senior Vice President of Continental's Northern California management region. He is a member of the Boards of Directors of Cable Advertising Partners, TCG and TCG-Los Angeles and serves on the compensation committee of TCG. He has been employed by Continental since 1982.

  Jeffrey T. DeLorme (43) is an Executive Vice President of Continental. Prior to February 1993, he was the Senior Vice President and General Manager of Continental's Florida/Georgia management region. He serves on the Partners' Committee of PrimeStar and on the Board of Directors of The Sunshine Network. He has been employed by Continental since 1980.

  Nancy Hawthorne (44) is the Chief Financial Officer and a Senior Vice President of Continental. Prior to December 1993, she was also the Treasurer of Continental, in addition to being Chief Financial Officer and a Senior Vice President. Prior to December 1992, she was a Senior Vice President and the Treasurer of Continental. Prior to 1988, she was a Vice President and the Treasurer of Continental. She is a member of the Boards of Directors of Perini Corporation, a construction company, New England Zenith Fund, a mutual fund, TCG and Optus Vision. She has been employed by Continental since 1982.

  Biographical information concerning the Directors and Executive Officers is as of March 1, 1996.

EXECUTIVE COMPENSATION

  The following table (the "Summary Compensation Table") discloses compensation received by Continental's Chief Executive Officer and the four most highly compensated other Executive Officers of Continental (the Chief Executive Officer and the other Executive Officers are hereinafter referred to as the "Named Executive Officers") for the three fiscal years ended December 31, 1993, 1994 and 1995.

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                             ------------------------------------------- -----------------------------------
                                                                         RESTRICTED STOCK
                                                          OTHER ANNUAL        AWARDS          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR# SALARY($) BONUS($)(1) COMPENSATION($)    ($)(2)(3)     COMPENSATION($)(4)
- ---------------------------  ----- --------- ----------- --------------- ---------------- ------------------
Amos B. Hostetter, Jr.       1995  $650,000   $208,848      $    --         $4,849,900          $4,273
 Chairman and Chief          1994   649,876     97,991           --                --            4,273
 Executive Officer           1993   624,961    238,653           --                --            4,273
William T. Schleyer          1995   424,077     14,052           --          4,364,910           3,403
 President and Chief         1994   315,815     30,639           --                --            3,403
 Operating Officer           1993   291,923     61,418           --                --            3,403
Jeffrey T. DeLorme           1995   324,764    105,370           --          2,424,950           3,403
 Executive Vice              1994   294,846     49,166           --                --            3,403
 President                   1993   268,484     56,871       111,608(5)            --            3,403
Ronald H. Cooper             1995   267,123     34,543           --          2,424,950           3,315
 Executive Vice
 President
Nancy Hawthorne              1995   274,746     67,488           --          2,085,457           3,403
 Chief Financial             1994   241,938     18,331           --                --            3,403
 Officer and Senior Vice     1993   224,896     46,590           --                --            3,403
  President

- --------
(1) See Note 11 to Consolidated Financial Statements. Continental has made loans to these and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. Continental declared no other bonus to any Named Executive Officer during the years presented. As of March 1, 1996, the amounts of the loans outstanding to certain of the Named Executive Officers were as follows:
    William T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,311,077), Ronald
    H. Cooper ($261,500) and Nancy Hawthorne ($1,100,277). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the due date of such loan or (ii) the termination of such person's employment with Continental. Each of Mr. DeLorme and Mr. Cooper has an additional loan from an Unrestricted Subsidiary of Continental, of which the current amounts outstanding are: Mr. DeLorme ($400,000) and Mr. Cooper ($278,680). Since the beginning of the fiscal year ended December 31, 1993, the largest aggregate amounts of indebtedness of the following Named Executive Officers were as follows: William T. Schleyer ($1,751,974), Jeffrey T. DeLorme ($1,711,077), Ronald H. Cooper ($1,270,997) and Nancy Hawthorne ($1,100,277). See "Compensation Committee Interlocks and Insider Participation" for loan amounts to certain other Named Executive Officers.
(2) Shares of restricted stock are entitled to dividends at the same rate as all other shares of Common Stock.
(3) Shown below are (i) the total number of unvested shares and market value of such shares as of December 31, 1995 and (ii) the vesting schedule of such shares for each of the Named Executive Officers:

                             TOTAL RESTRICTED SHARES
                               HELD AS OF 12/31/95       VESTING OVER THREE YEARS FROM 12/31/95
                             ------------------------ --------------------------------------------
                                                      SHARES VESTING SHARES VESTING SHARES VESTING
   NAME                        SHARES       VALUE        IN 1996        IN 1997        IN 1998
   ----                      ------------------------ -------------- -------------- --------------
   Amos B. Hostetter, Jr...     266,250 $   5,165,250     91,250         50,000         50,000
   William T. Schleyer.....     216,250     4,195,250     58,750         45,000         45,000
   Jeffrey T. DeLorme......     124,875     2,422,575     37,375         25,000         25,000
   Ronald H. Cooper........     118,550     2,299,870     31,050         25,000         25,000
   Nancy Hawthorne.........     105,550     2,047,670     30,300         21,500         21,500

(4) Includes payment by Continental in the fiscal years ended December 31, 1993, 1994 and 1995, respectively, of premiums for term life insurance on behalf of the Named Executive Officers: Amos B. Hostetter, Jr. ($1,125 each year), William T. Schleyer ($255 each year), Jeffrey T. DeLorme ($255 each year), Ronald H. Cooper ($165) and Nancy Hawthorne ($255 each year). The remaining amounts for the Named Executive Officers represents the employer matching contribution under Continental's matched savings plan.
(5) Represents a one-time reimbursement of moving and related expenses incurred by Mr. DeLorme in connection with his relocation to Continental's Boston, Massachusetts office (grossed up for income taxes incurred by Mr. DeLorme).

    CERTAIN PROVISIONS OF THE RESTRICTED STOCK PURCHASE AGREEMENTS. On February 28, 1996, the Company offered to sell restricted stock to certain key employees under the Company's 1995 Restricted Stock Purchase Program (the "Restricted Stock Purchase Program"). At the same time outstanding agreements pursuant to which employees had purchased restricted stock in the past were amended. In purchasing restricted shares, an employee enters into a Restricted Stock Purchase Agreement (an "RSPA") with the Company containing restrictions on transfer, vesting provisions and a non-competition covenant, among other provisions. All of the RSPAs provide that the Company will repurchase for the amount that the employee has paid, the unvested stock of any employee whose employment terminates for any reason. Vesting occurs over time according to a schedule designated in each RSPA. The Restricted Stock Purchase Agreements dated February 28, 1996 (the "New RSPA") entered into between certain key employees and the Company and the amendments to outstanding RSPAs provide that if the Merger with U S WEST is consummated, then vesting is accelerated upon the first to occur of the following events after the effective date of the
Merger: (i) death or disability; (ii) in the case of an employee based in the existing corporate headquarters of the Company, termination by reason of an involuntary relocation to a place of employment that is more than 25 miles from the existing headquarters, or relocation of the corporate headquarters; (iii) termination of employment within twenty-four months of the effective date of the Merger, other than in connection with the sale, swap or other disposition of a system or other business unit in which the employee is employed, if such termination is by reason of: (a) a diminution in the employee's compensation, including a material adverse change in employee benefits; (b) the assignment to the employee of duties and responsibilities which are materially less than the employee's duties and responsibilities as of the effective date of the Merger; or (c) an involuntary termination of employment other than a "Termination for Cause." "Termination for Cause" means termination because of the employee's (A) refusal or failure (other than for reasons of illness, incapacity due to physical or mental illness or physical injury), to perform, or persistent and material deficiencies in performing, his or her duties, provided such duties are substantially similar to such person's duties prior to the Merger; (B) misappropriation of any funds or property of the Company; (C) conduct which could reasonably result in the employee's conviction of a felony; or (D) conduct which could reasonably result in termination of the employee's employment due to violation of published internal policies. U S WEST will assume the obligations under the RSPAs in connection with the Merger, and any reference to the Company as employer will thereafter be deemed to refer to U S WEST.

    In addition, each employee, in connection with the execution of an RSPA, has the option of entering into a tax liability financing agreement, pursuant to which the Company agrees to lend the employee an amount up to the employee's total additional federal, state and local income taxes incurred as a result of the employee's filing an election under Section 83(b) of the Internal Revenue Code. The tax liability financing agreements executed in connection with the New RSPA provide, and the outstanding tax liability financing agreements under existing RSPAs were amended to provide, that, conditioned upon the consummation of the Merger and continued employment through such date, one-third of an outstanding principal amount of the loans will be forgiven on each January 2, 1997, 1998 and 1999, provided, however, that the loan shall be payable by the employee in full in the case of any violation of the non-competition agreement in the RSPAs (even if partially or entirely forgiven at the time of such violation). In addition, if the Merger is consummated, the loan will be forgiven in full upon the occurrence of the same events that would result in acceleration of vesting under the RSPAs described above. The maturity dates of the loans granted to pay taxes were all extended to January 2, 2002.

  All of the Named Executive Officers entered into such amendments to their outstanding RSPAs and the related tax liability financing agreements. In addition, Mr. Cooper and Ms. Hawthorne purchased additional shares of restricted stock under the New RSPA and will receive loans under the related tax liability financing agreements.

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Base annual compensation for Executive Officers was determined during the last fiscal year by the Chairman, the Vice Chairman and the President of Continental. Pursuant to authority delegated by the Continental Board of Directors, the Chairman also awarded grants of restricted stock in 1995 and 1996 to key employees designated by the Continental Board in accordance with Continental's Restricted Stock Purchase Program. Amos B. Hostetter, Jr. and Timothy P. Neher, the Chairman and Vice Chairman of Continental, respectively, are Directors and participate in deliberations concerning Executive Officer compensation.

  Continental has made loans to these two Executive Officers and other persons in amounts equal to the income taxes incurred by them as a result of their restricted stock purchases. Such loans were financed through cash provided from operating activities and long-term borrowings. Continental charges interest on these loans generally at rates ranging from 5% to 8% per annum and declares bonuses to each of these persons in the amount of the interest due each year. As of March 1, 1996, the amounts of the loans outstanding to the two Executive Officers named above were as follows: Amos B. Hostetter, Jr. ($3,379,546) and Timothy P. Neher ($2,669,856). Since the beginning of the fiscal year ended December 31, 1993, the largest aggregate amounts of indebtedness of such Executive Officers were as follows: Amos B. Hostetter, Jr. ($3,379,546) and Timothy P. Neher ($4,057,356). The outstanding principal balance of each such loan is generally payable upon the earlier to occur of (i) the due date of such loan or (ii) the termination of such person's employment with Continental. For information regarding loans to other Executive Officers, see footnote (1) to the Summary Compensation Table.

  On December 31, 1993, Continental accepted payment for loans incurred in connection with restricted stock purchases pursuant to Continental's 1989 Restricted Stock Purchase Agreement ("RSPA III") which became due on such date by (i) transfer to Continental and cancellation of vested shares of Common Stock with a value equal to the loan outstanding, valued at $19.40 per share (the "Stock-for-Loan Exchange"), (ii) payment in cash or (iii) a combination of the two. Continental also made an offer (the "RSPA Offer") in January 1994 to purchase shares of Common Stock up to a maximum of 1,334,975 shares at a purchase price of $19.40 per share. The persons who were eligible to participate in the Stock-for-Loan Exchange and to accept the RSPA Offer were persons who held shares of Common Stock issued pursuant to RSPA III (current or former employees and family members of employees and former employees). The valuation of the shares at $19.40 was equal to the price last paid in a private placement of shares of Class A Common Stock, which was consummated in November 1993. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The two Executive Officers named above repaid the following loan amounts in shares of Common Stock in the Stock-for-Loan Exchange: Amos B. Hostetter, Jr. ($1,471,936) and Timothy P. Neher ($1,387,500), and sold the following number of shares of Common Stock to Continental pursuant to the RSPA Offer: Amos B. Hostetter, Jr.
(0) and Timothy P. Neher (29,800). For information regarding other Executive Officers, see "Certain Transactions." In addition, the Hostetter Foundation, an entity controlled by Mr. Hostetter, sold 29,600 shares of Common Stock to Continental in January 1994 for a purchase price of $19.40 per share.

  RETIREMENT PLANS. The following table sets forth, as computed in accordance with the basic benefit formula employed for purposes of Continental's Retirement Plan (the "Continental Retirement Plan") and its Supplemental Executive Retirement Plan ("SERP"), the estimated annual benefits payable upon retirement to employees of Continental in the following compensation and years-of-service classifications. Such benefits are before offset in recognition of the employer contribution toward social security benefits.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
COMPENSATION                          10      15       20       25    30 OR MORE
- ------------                        ------- ------- -------- -------- ----------
$150,000........................... $14,250 $21,375 $ 28,500 $ 35,625  $ 42,750
$200,000...........................  19,000  28,500   38,000   47,500    57,000
$300,000...........................  28,500  42,750   57,000   71,250    85,500
$400,000...........................  38,000  57,000   76,000   95,000   114,000
$500,000...........................  47,500  71,250   95,000  118,750   142,500
$600,000...........................  57,000  85,500  114,000  142,500   171,000
$700,000...........................  66,500  99,750  133,000  166,250   199,500

  Actual benefits are computed on the basis of (1) .95% of the employee's average annual compensation less .37% of average annual compensation (limited to social security covered compensation) multiplied by (2) the number of years of service (not to exceed thirty years). Average annual compensation is the average of a participant's compensation for the five consecutive years in which compensation was the highest.

  The SERP, effective in 1995, provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Internal Revenue Code's (the "Code") limit (currently $150,000) on compensation which may be taken into account under that plan or by the Code's Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan which is intended to create for each participant a benefit upon termination of employment generally equal in value to the excess of what his accrued vested benefit in the Continental Retirement Plan would have been without the $150,000 compensation limit and the Section 415 limit on benefits which may be funded, over the actual benefit under that plan. The benefit under the SERP is payable upon termination of employment, at the participant's election, in a lump sum or in equal annual installments (with interest) over 2, 5 or 10 years. A participant may designate a beneficiary under the SERP to receive his benefit should he die before its complete pay-out.

  The covered compensation for each Named Executive Officer is based upon the amounts shown in the "Salary" column of the Summary Compensation Table. For each Named Executive Officer, the current compensation covered by the Continental Retirement Plan does not differ substantially (by more than 10%) from the aggregate compensation set forth in the Summary Compensation Table.

  The Named Executive Officers have been credited with the following years of service: Mr. Hostetter, 33 years; Mr. Schleyer, 18 years; Mr. DeLorme, 16 years; Mr. Cooper, 14 years and Ms. Hawthorne, 14 years.

COMPENSATION OF DIRECTORS

  The members of the Continental Board of Directors who are not officers of Continental currently receive an annual retainer of $16,000 and a fee of $3,500 for each meeting attended. Members of the Audit Committee receive $1,000 for meetings held separately from Board meetings. In addition, Directors who reside outside the Greater Boston area are reimbursed for their travel expenses incurred in connection with attendance at meetings of the Continental Board of Directors or its Committees.

            BENEFICIAL OWNERSHIP OF COMMON STOCK AND PREFERRED STOCK

  The following table provides information as of March 15, 1996, with respect to the shares of Common Stock and Series A Preferred Stock beneficially owned by each person known by Continental to own more than 5% of the outstanding Common Stock or Series A Preferred Stock, each Director of Continental, each Named Executive Officer and by all Directors and Executive Officers of Continental as a group. The number of shares beneficially owned by each Director or Executive Officer is determined according to rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within 60 days of March 15, 1996 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock or Series A Preferred Stock listed as owned by such person or entity.

                                                                         PERCENTAGE
                           NUMBER OF                                         OF
                           SHARES OF   PERCENTAGE OF   NUMBER OF SHARES  OUTSTANDING
                             COMMON     OUTSTANDING      OF SERIES A      SHARES OF
                            STOCK(1)     SHARES OF    PREFERRED STOCK(2)  SERIES A
                          BENEFICIALLY    COMMON         BENEFICIALLY     PREFERRED
          NAME               OWNED         STOCK            OWNED           STOCK
          ----            ------------ -------------  ------------------ -----------
Amos B. Hostetter,
 Jr.(3).................   45,205,425      30.43%               --            --
Timothy P. Neher(4).....    1,671,725       1.13                --            --
William T. Schleyer.....      766,200          *                --            --
Roy F. Coppedge III(5)..    7,514,075       5.06                --            --
Stephen Hamblett........      185,129          *                --            --
Jonathan H. Kagan(6)....   28,571,450      16.13          1,142,858        100.00%
Robert B. Luick(7)......      229,575          *                --            --
Henry F. McCance(8).....      258,125          *                --            --
Trygve E. Myhren........       36,390          *                --            --
Lester Pollack(6).......   28,571,450      16.13          1,142,858        100.00
Michael J. Ritter.......      589,150          *                --            --
Vincent J. Ryan(9)......    5,719,825       3.85                --            --
Jeffrey T. DeLorme......      391,525          *                --            --
Ronald H. Cooper........      209,275          *                --            --
Nancy Hawthorne.........      239,325          *                --            --
Directors and Executive
 Officers as a Group (15
 persons)(6)............   91,587,194      51.70          1,142,858        100.00
H.Irving Grousbeck(10)..   10,033,000       6.75                --            --
Boston Ventures Company
 Limited Partnership III
 Boston Ventures Limited
  Partnership III(11)...    3,034,525       2.04                --            --
 Boston Ventures Limited
  Partnership IIIA(11)..      799,825          *                --            --
Boston Ventures Company
 Limited Partnership IV
 Boston Ventures Limited
  Partnership IV(11)....    2,381,725       1.60                --            --
 Boston Ventures Limited
  Partnership IVA(11)...    1,298,000          *                --            --
                           ----------      -----          ---------        ------
 Total as a group ......    7,514,075       5.06                --         100.00
LFCP Corp. and Corporate
 Advisors, L.P.(12)
 Corporate Partners,
 L.P.(12)...............   18,223,825      10.93            728,953         63.78
 Mellon Bank, N.A. as
  Trustee for First
  Plaza Group
  Trust(12)(13).........    4,285,725       2.80            171,429         15.00
 The State Board of
  Administration of
  Florida(12)...........    1,902,100       1.26             76,084          6.66
 Vencap Holdings (1992)
  Pte Ltd (12)..........    1,785,700       1.19             71,428          6.25
 Corporate Offshore
  Partners, L.P.(12)....    1,302,675          *             52,107          4.56
 ContCable Co-Investors,
  L.P.(12)..............    1,071,425          *             42,857          3.75
                           ----------      -----          ---------        ------
 Total as a group.......   28,571,450      16.13%(14)     1,142,858        100.00%

- --------
 *Less than 1% of class.
(1) The Common Stock includes Class A Common Stock, which has one vote per share, and Class B Common Stock, which has ten votes per share. As the number of shares of Class A Common Stock currently represents 26.18% of the Common Stock and approximately 2.74% of the voting power of the Common Stock, the Class A Common Stock has not been shown as a separate class of stock, but rather Common Stock has been treated as one class. Every greater than 5% beneficial owner of Class B Common Stock would be a greater than 5% beneficial owner of Class A Common Stock.

(2) Under the rules for determining beneficial ownership promulgated by the Commission, each holder of Series A Preferred Stock is deemed to own currently that number of shares of Common Stock into which the Series A Preferred Stock is convertible. Each share of the Series A Preferred Stock is presently convertible into Common Stock on a 25-for-one basis. The table therefore shows the number of shares of Series A Preferred Stock owned by each holder in the column for the Series A Preferred Stock and includes that number of shares in the column for Common Stock into which the Series A Preferred Stock would be convertible.
(3) Mr. Hostetter has shared voting and investment power as to 42,843,550 shares of Common Stock held by the Amos B. Hostetter, Jr. 1989 Trust of which Messrs. Hostetter and Neher are the sole trustees. Mr. Hostetter has shared voting and investment power as to a further 446,400 shares of Common Stock; as to 223,200 of such shares, he disclaims beneficial ownership. Additionally, Mr. Hostetter disclaims beneficial ownership of 550,000 shares of Common Stock with respect to which his wife acts as a trustee with Mr. Neher and 49,075 shares of Common Stock held by him as custodian for five minor children. The shares listed in the table as being beneficially owned by Mr. Hostetter include those as to which Mr.
    Hostetter has shared voting and/or investment power and those as to which Mr. Hostetter disclaims beneficial ownership. Mr. Hostetter's address is The Pilot House, Lewis Wharf, Boston, Massachusetts 02110.
(4) Mr. Neher has shared voting and investment power as to 550,000 shares of Common Stock with respect to which he acts as a trustee with Mrs. Hostetter, and as to 42,843,550 shares of Common Stock with respect to which he acts as a trustee with Mr. Hostetter. Mr. Neher disclaims beneficial ownership as to such shares, and the table does not indicate such shares as being beneficially owned by Mr. Neher. See footnote (3) above. Additionally, Mr. Neher disclaims beneficial ownership as to 165,000 shares with respect to which he acts as trustee and 55,000 shares held by his wife as custodian for their children, which are included in the table as being beneficially owned by Mr. Neher.
(5) All the shares listed in the table as beneficially owned by Mr. Coppedge are held by the four limited partnerships described in footnote (11) below. Mr. Coppedge, a partner of each of the general partners of the limited partnerships and a Director of Boston Ventures Management, Inc., which manages the investments of the four limited partnerships, has shared voting and investment power as to these shares. Mr. Coppedge is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Mr. Coppedge's address is c/o Boston Ventures Management, Inc., 21 Custom House Street, Boston, Massachusetts 02110.
(6) All shares listed in the table as being beneficially owned by Mr. Pollack and Mr. Kagan are beneficially owned by Corporate Advisors. See footnote
    (12) below. Mr. Pollack may be deemed to have shared voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp., and Mr. Kagan may be deemed to have shared voting and investment power over such shares as the President of LFCP Corp. LFCP
    Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard. Mr. Pollack and Mr. Kagan are both Managing
    Directors of Lazard. Mr. Pollack's and Mr. Kagan's address is c/o
    Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. Mr. Pollack and Mr. Kagan disclaim beneficial ownership of all such shares.
(7) The shares listed in the table as being beneficially owned by Mr. Luick include 73,800 shares owned by Mr. Luick's daughter and 37,500 shares with respect to which she acts as trustee for Mr. Luick's grandchildren. Mr. Luick disclaims beneficial ownership of these shares.
(8) The shares listed in the table as being beneficially owned by Mr. McCance include 225,000 shares held by Greylock Limited Partnership, of which Mr. McCance is a general partner. Mr. McCance has shared voting and investment power as to these shares, is entitled to beneficial ownership of an indeterminate number of these shares and disclaims beneficial ownership as to the balance. Of the remaining shares, Mr. McCance disclaims beneficial ownership as to 12,500 shares with respect to which his wife acts as trustee for his daughter and 12,500 shares held by his daughter.
(9) Mr. Ryan holds 131,125 shares of Common Stock. The remaining shares of Common Stock listed in the table as being beneficially owned by Mr. Ryan are held by Schooner Capital Corporation (and its subsidiaries), over which Mr. Ryan has shared voting and investment power as the Chairman and principal stockholder.
(10) All of these shares are subject to the Stock Liquidation Agreement pursuant to which Mr. Grousbeck must sell such shares to Continental in either 1998 or 1999. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--1998-1999 Share Repurchase Program." Mr. Grousbeck's address is Room 382, Graduate School of Business, Stanford University, Stanford, California 94305.
(11) These four limited partnerships may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Common Stock. Boston Ventures Company Limited Partnership III ("BV Co. III"), as the sole general partner of each of Boston Ventures Limited Partnership III and Boston Ventures Limited Partnership IIIA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. Boston Ventures Company Limited Partnership IV ("BV Co. IV"), as the sole general partner of each of Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA, is deemed to be the beneficial owner of the shares held by such limited partnerships and to have shared voting and investment power with respect to such shares. BV Co. III disclaims beneficial ownership of the shares beneficially owned by BV Co. IV; and BV Co. IV disclaims beneficial ownership of the shares beneficially owned by BV Co.
     III. Mr. Coppedge may be deemed to beneficially own all such shares. See footnote (5).
(12) These stockholders may be deemed to be a "group" of persons acting together for the purpose of acquiring, holding, voting or disposing of shares of Series A Preferred Stock. Corporate Advisors, as the general partner of Corporate Partners, L.P. ("Corporate Partners") and Corporate Offshore Partners, L.P. ("Corporate Offshore Partners"), has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for The State Board of Administration of Florida ("SBA") and has sole voting and dispositive power with respect to the shares of Series A Preferred Stock held by SBA. Pursuant to the Co-Investment Agreement dated as of April 27, 1992 (the "Co-Investment Agreement") by and among Corporate Advisors, Corporate Partners, Corporate Offshore Partners,
     First Plaza Group Trust ("FPGT"), Vencap Holdings (1992) Pte. Ltd. ("Vencap") and ContCable Co-Investors, L.P. ("ContCable"), Corporate Advisors has sole voting and dispositive power with respect to the shares held by Vencap and ContCable. The address of Corporate Advisors, Corporate Partners, Corporate Offshore Partners, FPGT, SBA, ContCable and Vencap is: c/o Corporate Advisors, L.P., 30 Rockefeller Plaza, New York, New York 10020. See footnote (6) above.
(13) Mellon Bank, N.A. acts as the trustee for FPGT, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The shares listed in the table may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMC"), a wholly owned subsidiary of General Motors Corporation. GMIMC's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of General Motors Corporation and its subsidiaries and with respect to the assets of certain direct and indirect subsidiaries of General Motors Corporation and associated entities. GMIMC is serving as FPGT's investment manager with respect to these shares and, in that capacity, it has the sole power to direct Mellon Bank, N.A. as to the voting and disposition of these shares. Because of its limited role as trustee, Mellon Bank, N.A. disclaims beneficial ownership of these shares. Pursuant to the Co-Investment Agreement, FPGT is obligated, subject to its fiduciary duties under the Employee Retirement Income Security Act of 1974, as amended, (i) to transfer shares held by it only in a transaction in which the other parties to the Co-Investment
     Agreement participate on a pro rata basis and (ii) to exercise all voting and other rights with respect to such shares in the same manner as is done by Corporate Advisors on behalf of Corporate Partners and Corporate Offshore Partners.
(14) The percentage ownership for the group assumes the conversion of shares of Series A Preferred Stock into Common Stock by all members of the group. The percentage ownership for each individual member of the group assumes conversion by only that stockholder.

                              CERTAIN TRANSACTIONS

  On June 22, 1992, Continental sold 1,142,858 shares of Series A Preferred Stock to a group of investors, including 728,953 shares to Corporate Partners for a purchase price of $255,133,550 and 52,107 shares to Corporate Offshore Partners for a purchase price of $18,237,450, both of which are investment partnerships affiliated with Lazard. Lester Pollack, a Director of Continental, is Senior Managing Director of Corporate Advisors and a Managing Director of Lazard. Jonathan H. Kagan, a Director of Continental, is Managing Director of Corporate Advisors and a Managing Director of Lazard.

  Corporate Advisors is the sole general partner of Corporate Partners and Corporate Offshore Partners. A wholly owned subsidiary of Lazard is the sole general partner of Corporate Advisors. Corporate Advisors is also an investment manager for the SBA, which purchased 76,084 shares of Series A Preferred Stock in a private placement subject to its investment management agreement with Corporate Advisors. Certain entities controlled by Lazard also own limited partnership interests in Corporate Partners and Corporate Advisors.

  On June 22, 1992, Continental sold 42,857 shares of Series A Preferred Stock to ContCable for a purchase price of $14,999,950. ContCable is an affiliate of Chemical Bank, a co-agent of the 1994 Credit Facility, an agent of the 1995 Credit Facility and a provider of other banking services to Continental.

  On July 15, 1992, Continental sold 3,034,525 shares of Class B Common Stock to Boston Ventures Limited Partnership III for a purchase price of $39,570,206 and 799,825 shares to Boston Ventures Limited Partnership IIIA for $10,429,718. On November 17, 1992, Continental sold 1,923,350 shares of Class B Common Stock to Boston Ventures Limited Partnership IV for $26,134,480 and 1,756,375 shares to Boston Ventures Limited Partnership IVA for $23,865,623. Roy F. Coppedge III, a Director of Continental, is a general partner of each of the general partners of these four limited partnerships and a Director of Boston Ventures Management, Inc., which manages their investments.

  Lazard received fees from Continental in an aggregate amount of approximately $8.8 million for its services as an underwriter of $400.0 million of senior subordinated notes and debentures and as agent in connection with private placements involving the Continental Preferred Stock Investors and the Boston Ventures Investors, and for certain other investment banking services during the year ended December 31, 1992.

  Lazard also received fees and underwriting discounts from Continental in an aggregate amount of $7.4 million for its services as an underwriter to Continental of $1.4 billion of senior notes and debentures during the year ended December 31, 1993.

  Lazard acted as a financial advisor to Continental in connection with the negotiations and the consummation of the Providence Journal Merger, and, for such services, received a fee of $5.5 million. Continental also reimbursed Lazard for its reasonable out-of-pocket expenses, including fees and expenses of legal counsel.

  Lazard acted as a Placement Agent in the sale of the Old Notes, and, for such services received underwriting discounts and commissions totalling approximately $3.5 million.

  Lazard also acted as financial advisor to the Company in connection with the proposed Merger with U S WEST and received a fee of $4.0 million upon its announcement. Lazard will receive an additional fee upon the consummation of the Merger.

  For a discussion of loans made to Executive Officers of Continental in connection with Continental's Restricted Stock Purchase Program, see footnote
(1) to the Summary Compensation Table and "Compensation Committee Interlocks and Insider Participation." For a description of Continental's Stock-for-Loan Exchange and the RSPA Offer to repurchase shares of Common Stock, and information regarding certain Executive Officers who are Directors participating therein, see "Compensation Committee Interlocks and Insider Participation." The following Executive Officers who are not Directors of Continental participated in the Stock-for-Loan Exchange in the following amounts: William T. Schleyer ($291,000), Jeffrey T. DeLorme ($155,000), Ronald
H. Cooper ($159,497) and Nancy Hawthorne ($274,464). In addition, William T. Schleyer made a cash payment for the remaining $141,063 of his outstanding loan incurred in connection with restricted stock purchases pursuant to RSPA III.

                       CREDIT ARRANGEMENTS OF THE COMPANY

  The following is a summary description of the various material credit arrangements which Continental has entered into with its lenders or, in the case of the 1995 Credit Facility, which it has arranged on behalf of certain of its subsidiaries. The summary does not purport to be complete and is qualified in its entirety by reference to such agreements.

  The Company's obligations under the 1994 Credit Facility and the following outstanding debt securities: the Prudential Notes, the 8 1/2% Notes, the 8 5/8% Notes, the 8 7/8% Debentures, the 9% Debentures, the 9 1/2% Debentures and the Notes (collectively, the "Senior Debt Securities"), together with all other unsubordinated indebtedness that the Company may from time to time incur (including, without limitation, the Notes), are sometimes referred to collectively as the "Senior Indebtedness."

  The 10 5/8% Notes and the 11% Debentures (collectively, the "Subordinated Debt Securities") are subordinate to the prior payment, when due, of the principal and interest on, and other amounts relating to, the Senior Indebtedness, and are sometimes referred to, together with all other subordinated indebtedness that the Company may from time to time incur, as the "Subordinated Indebtedness."

  Restricted Subsidiaries are subsidiaries that Continental has designated as such for purposes of certain of Continental's credit arrangements, including the 1994 Credit Facility and the Prudential Notes but excluding the 1995 Credit Facility. Restricted Subsidiaries as a group are subject to the covenants and obligations imposed by the agreements representing such indebtedness to the same extent as Continental, and their relevant financial measures are taken into account in computing the various ratios and tests imposed by such agreements. To be eligible for such designation, Continental or one or more other Restricted Subsidiaries must own at least 80% of the voting securities or the equity, partnership or other beneficial interests of such subsidiary, and such subsidiary must conduct its business so as to derive its revenues from the cable television or telecommunications businesses and related activities. Upon designation, Restricted Subsidiaries typically become guarantors of the obligations of Continental under the 1994 Credit Facility and the Prudential Notes (which together constitute the Company Guaranteed Senior Indebtedness). All subsidiaries of Continental that currently own and operate systems located in the United States have been designated Restricted Subsidiaries, other than the subsidiaries that are borrowers or guarantors under the 1995 Credit Facility.

  Unrestricted Subsidiaries are subsidiaries that have not been so designated as Restricted Subsidiaries. Continental's credit agreements give Continental the ability to terminate the designation of a Restricted Subsidiary under certain circumstances. The borrowers and guarantors under the 1995 Credit Facility are Unrestricted Subsidiaries for purposes of the Company Guaranteed Senior Indebtedness.

  None of the Company's existing indebtedness is secured.

  1994 CREDIT FACILITY. Continental and the Restricted Subsidiaries (the "Restricted Group") are parties to the 1994 Credit Facility, which provides for revolving credit availability to Continental of $2.2 billion. Credit availability under the 1994 Credit Facility will decrease on a schedule commencing December 31, 1997 with annual reductions on each December 31 thereafter, with a final maturity of October 10, 2003. As of March 31, 1996, Continental had credit availability of approximately $391.7 million under the 1994 Credit Facility. Continental's obligations under the 1994 Credit Facility are guaranteed by the Restricted Subsidiaries.

  The interest rates on indebtedness outstanding under the 1994 Credit Facility fluctuate and are based, at Continental's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing interest rates in selected interbank Eurodollar markets ("Eurodollar" rates). Continental is required to pay a spread or margin over these rates, which varies depending on the ratio of the consolidated total debt of the Restricted Group, minus cash and certain cash equivalents held by the Restricted Group ("Consolidated Total Debt"), to annualized consolidated operating income, including income on account of management fees, before depreciation, amortization, restricted stock purchase program expense, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the Restricted Group ("Consolidated Operating Income"). The margins currently in effect are .50% for base rate borrowings and 1.75% for Eurodollar borrowings.

  In accordance with the 1994 Credit Facility, Continental is required to maintain interest-rate protection (including fixed interest-rate indebtedness) covering a minimum of 50% of Consolidated Total Debt when the ratio of Consolidated Total Debt to Consolidated Operating Income exceeds certain levels. As of March 31, 1996, Continental's ratio of fixed interest rate debt (which factors in swaps, caps and debt fixed by its terms) to total debt was approximately 63.0%. Continental's policy is to use interest-rate protection products in order to hedge its interest-rate risk.

  Prepayments of borrowings under the 1994 Credit Facility are required in certain circumstances from a portion of the proceeds of certain sales of Restricted Group assets.

  In addition to customary financial covenants, the 1994 Credit Facility contains covenants restricting the incurrence of debt, investments and encumbrances on assets, covenants limiting mergers and acquisitions, and restrictions on dividends and other distributions to stockholders.

  In addition to customary events of default, it is an event of default under the 1994 Credit Facility if Amos B. Hostetter, Jr., certain of his permitted transferees and the other officers of Continental and its subsidiaries (collectively, the "Management Group") fail to own (i) at least 25% of the voting power of Continental's capital stock or (ii) if the Management Group's percentage ownership falls below 25% of the voting power, then a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person.

  1995 CREDIT FACILITY. Continental recently arranged the 1995 Credit Facility on behalf of certain of its subsidiaries. The 1995 Credit Facility provides such subsidiaries (collectively, the "Borrowers") with maximum credit availability of $1.2 billion. The following discussion summarizes certain material terms of the 1995 Credit Facility, which generally contains terms and conditions similar to those contained in the 1994 Credit Facility. Neither Continental nor any Restricted Subsidiary has any obligations in respect of the 1995 Credit Facility. As of March 31, 1996, Continental had credit availability of approximately $155.0 million under the 1995 Credit Facility.

  Borrowings under the 1995 Credit Facility were used to fund (1) approximately $410.0 million of the Providence Journal liabilities discharged in connection with the Providence Journal Merger, (2) the purchase of cable television systems from a subsidiary of Providence Journal for $405.0 million, (3) the acquisition of Columbia Cable of Michigan for approximately $155.0 million, (4) the N-COM Buyout for approximately $88.0 million, and (5) general corporate purposes of the Borrowers and their subsidiaries (collectively, the "New Borrowing Group"), which includes future capital expenditures of Providence Journal Cable, Columbia Cable of Michigan, and N-COM. See "Business--U.S. Acquisitions and Investments-- Providence Journal Merger." Each Borrower guarantees each other Borrower's obligations under the 1995 Credit Facility, and all subsidiaries of the Borrowers also guarantee such obligations.

  Borrowings under the 1995 Credit Facility are available to the Borrowers on a revolving basis. Credit availability will decrease on a schedule commencing December 31, 1998 with annual reductions each December 31 thereafter, and a final maturity date of September 30, 2004.

  As with the 1994 Credit Facility, the interest rates on indebtedness outstanding under the 1995 Credit Facility fluctuate and are based, at the Borrower's election, on the "base" rate of the agent, as from time to time in effect, or may be fixed for periods of up to 60 months based on the prevailing Eurodollar rates. The Borrowers are required to pay a spread or margin over these rates which varies depending on the ratio of the combined total debt of the New Borrowing Group, minus cash and certain cash equivalents of the New Borrowing Group ("Combined Total Debt"), to annualized combined operating income of the New Borrowing Group, before depreciation, amortization, non-cash regulatory reserves and non-operating expenses, interest and income taxes of the New Borrowing Group ("Combined Operating Income"). The margins currently in effect are .50% for base rate borrowings and 1.75% for Eurodollar borrowings.

  The New Borrowing Group is required to maintain interest-rate protection (including fixed interest-rate indebtedness) covering a minimum of 50% of Combined Total Debt when the ratio of Combined Total Debt to Combined Operating Income exceeds certain levels. As of March 31, 1996, the New Borrowing Group's ratio of fixed interest-rate debt to total debt was approximately 57.4%. The New Borrowing Group will use interest-rate protection products consistent with Continental's existing policy to hedge its interest-rate risk and to comply with such covenant.

  In addition to customary financial covenants similar to those found in the 1994 Credit Facility, the 1995 Credit Facility prohibits the New Borrowing Group from purchasing or redeeming, or paying cash dividends on, its capital stock, including without limitation, payments to Continental, (other than, so long as no event of default results therefrom, certain subordinated debt payments, the purchase of minority interests in any member of the New Borrowing Group, dividends paid to another member of the New Borrowing Group and certain dividends paid in respect of minority interests) when the ratio of Combined Total Debt to Combined Operating Income exceeds 5 to 1. The 1995 Credit Facility does not impose any restrictions (other than that no default exists) on any such dividend, purchase or redemption at any time when the ratio of Combined Total Debt to Combined Operating Income is less than 5 to 1; provided, however, that the New Borrowing Group is required to permanently reduce the 1995 Credit Facility in an amount equal to the amount of any cash dividends paid or stock repurchases or redemptions made by the New Borrowing Group.

  Prepayments of outstanding borrowings under the 1995 Credit Facility are required out of a portion of the proceeds of certain sales of New Borrowing Group assets and of certain additional indebtedness.

  In addition to customary events of default, it is an event of default under the 1995 Credit Facility (1) if Continental fails to own directly or indirectly at least 80% of the voting power of each Borrower's capital stock, and (2) if the Management Group fails to own (i) at least 25% of the voting power of Continental's capital stock or (ii) if the Management Group's percentage ownership falls below 25% of the voting power, then a block of voting power larger than any block of voting power held by any other person, together with such person's affiliates and any members of a group with such person.

  INDENTURES FOR OUTSTANDING SENIOR AND SUBORDINATED DEBT
SECURITIES. Continental is currently party to indentures for the following debt securities:

    (i) the Prudential Notes, the 8 1/2% Notes, the 8 5/8% Notes, the 8 7/8% Debentures, the 9% Debentures, the 9 1/2% Debentures and the Notes, which together constitute the Senior Debt Securities; and

    (ii) the 10 5/8% Notes and the 11% Debentures, which together constitute the Subordinated Debt Securities.

  The Senior Debt Securities rank pari passu in right of payment with the 1994 Credit Facility and senior in right of payment to the Subordinated Debt Securities.

  The Subordinated Indebtedness of the Company evidenced by the Subordinated Debt Securities is subordinate to the prior payment, when due, of the principal of and interest on, and other amounts relating to, all Senior Indebtedness of the Company. The indentures for the Subordinated Debt Securities provide that the holders of the Subordinated Debt Securities will not be entitled to receive, and the Company will not make, any payment on account of the Subordinated Debt Securities, or redeem or purchase or otherwise acquire any of the Subordinated Debt Securities, unless full payment of amounts then due and payable

(whether upon scheduled or accelerated maturity) in respect of Senior Indebtedness of the Company has been made or duly provided for in cash or cash equivalents. Upon (a) the happening and continuance of an event of default with respect to any Senior Indebtedness (other than a payment default) permitting the holders of such Senior Indebtedness to accelerate the maturity thereof without any action by them or on their behalf other than the giving of notice of such acceleration (a "Senior Indebtedness Event of Default") and (b) receipt by the Company of written notice (a "Company Default Notice") by holders of a majority in interest of such Senior Indebtedness or their representative or representatives of the event of default and of the election of such holders to commence a Payment Blockage Period (as defined below), no payment will be made by the Company with respect to the Subordinated Debt Securities for a period (a "Payment Blockage Period") commencing on the date the Company receives the Company Default Notice and ending on the earlier of (i) 179 days thereafter and
(ii) the date on which such Senior Indebtedness Event of Default has been cured or waived or has ceased to exist or the Company receives notice from such holder or holders, or their representative or representatives, terminating the Payment Blockage Period. In no event will a Payment Blockage Period extend beyond 179 days from the date the payment on the Subordinated Debt Securities was due. Not more than one Payment Blockage Period may be commenced with respect to the Subordinated Debt Securities during any period of 365 consecutive days. Under the terms of the indentures for the Subordinated Debt Securities, no Senior Indebtedness Event of Default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Indebtedness initiating such Payment Blockage Period will be, or be made, the basis for the commencement of a second Payment Blockage Period by a holder or holders of such Senior Indebtedness, or their representative or representatives, unless such Senior Indebtedness Event of Default shall have been cured or waived or has ceased to exist for a period of not less than 90 consecutive days.

  The 9% Debentures, the 8 5/8% Notes, the 8 1/2% Notes, the 8 7/8% Debentures and the Notes are not redeemable at the option of Continental prior to their maturity. At any time after June 1, 1999 for the 11% Debentures, June 15, 1997 for the 10 5/8% Notes, and August 1, 2005 for the 9 1/2% Debentures, Continental may prepay all or any part of each such class of securities at a premium (which differs for each class and which decreases on an annual basis after the date on which a particular class becomes callable). The Prudential Notes may be prepaid at the option of Continental at any time, in whole or in part, with a prepayment premium.

  Continental is required to prepay the principal amount of the Prudential Notes on a semi-annual amortization schedule with a final principal repayment of $17.5 million due on July 1, 1999. Continental's obligations under the Prudential Notes are guaranteed by substantially all of the Restricted Subsidiaries. As of March 31, 1996, approximately $112.5 million in aggregate principal amount of the Prudential Notes was outstanding.

  The holders of each class of the Senior Debt Securities (including the Notes but excluding the Prudential Notes) and Subordinated Debt Securities are entitled to demand prepayment of such securities, plus a premium (which differs for each class and which decreases on an annual basis), under certain circumstances. See "Description of the Notes--Payment at Maturity and Optional Prepayments--Prepayment at the Option of the Holders." The indentures for the Senior Debt Securities and Subordinated Debt Securities contain customary financial and other covenants, as well as a restriction against the redemption or repurchase of, or the payment of cash dividends on, the capital stock of Continental similar to the covenants included in the Note Indenture.

                          DESCRIPTION OF THE NEW NOTES

  The Company will issue up to $600,000,000 in aggregate principal amount of New Notes under the Note Indenture in exchange for the Old Notes. No New Notes are currently outstanding. The terms of the New Notes will include those stated in the Note Indenture and those made part of the Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and holders of Notes are referred to the Note Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Note Indenture and the Notes, including the New Notes, does not purport to be complete and is qualified in its entirety by reference to the Note Indenture, including the definitions therein of certain terms. Certain definitions of capitalized terms in "Description of the New Notes" are set forth in "Certain Definitions."

GENERAL

  The Notes (i) represent unsecured Senior Indebtedness of the Company, (ii) are not guaranteed by any of the Company's Subsidiaries (as defined herein),
(iii) rank pari passu in right of payment with each other and with all other Senior Indebtedness of the Company and (iv) are senior in right of payment to all Subordinated Indebtedness of the Company. Subject to certain limitations set forth in the Note Indenture (see "Negative Covenants--Limitations on Indebtedness" and "Negative Covenants--Limitation on Liens"), the Note Indenture permits the Company and the Note Restricted Group (as defined herein) to incur and secure additional indebtedness, which indebtedness may be guaranteed by the Note Restricted Group. The aggregate Senior Indebtedness of the Company as of December 31, 1995, after giving pro forma effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures, was approximately $4.0 billion. See "Use of Proceeds." In addition, the aggregate senior indebtedness of the Company's Subsidiaries as of December 31, 1995, was approximately $1.0 billion. None of the Company's existing indebtedness is secured.

  The Company's obligations under the Company Guaranteed Senior Indebtedness are guaranteed by substantially all of the Restricted Subsidiaries. The Note Indenture does not restrict the incurrence of indebtedness, whether secured or unsecured, by the Company's Subsidiaries that are not part of the Note Restricted Group. As of December 31, 1995, after giving pro forma effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures, the Company's Subsidiaries would have had long-term indebtedness consisting of the following: (i) the guarantees by the Restricted Subsidiaries of the Company Guaranteed Senior Indebtedness in the amount of approximately $2.0 billion,
(ii) the New Borrowing Group's obligations under the 1995 Credit Facility in the amount of approximately $1.0 billion, (iii) certain items of intercompany indebtedness and (iv) certain other items of long-term indebtedness of approximately $10.2 million.

  Since substantially all of the Company's assets consist of the stock of its Subsidiaries, its ability to satisfy its obligations, including its obligations in respect of the Notes, is dependent upon its receipt of funds from its Subsidiaries. Upon any distribution of the assets of the Company and its Subsidiaries pursuant to any dissolution, winding up, liquidation or reorganization, the assets of the Company's Subsidiaries will be applied to discharge the claims of such Subsidiaries' creditors (including, without limitation, in the case of the New Borrowing Group, to discharge the indebtedness under the 1995 Credit Facility and, in the case of the Restricted Subsidiaries, to discharge the Company Guaranteed Senior Indebtedness and any other indebtedness that has been guaranteed or secured by the Company's Subsidiaries). As a result, holders of the Notes may recover less, ratably, than creditors of the Company's Subsidiaries and holders of the Company Guaranteed Senior Indebtedness in the event that the remaining assets of the Company and its Subsidiaries are insufficient to discharge all of the Senior Indebtedness of the Company.

PRINCIPAL AMOUNT AND INTEREST

  The Old Notes were issued under the Note Indenture dated as of December 13, 1995, between the Company and the Trustee. The Notes are limited to $600,000,000 in aggregate principal amount, are issued in fully registered form in denominations of $100,000 and any larger amount which is an integral multiple of $50,000, and will mature on May 15, 2006. See "Book-Entry; Delivery and Form."

  The following statements are subject to the detailed provisions of the Note Indenture and are qualified in their entirety by reference to the Note Indenture, a copy of which is available for inspection at the office of the Trustee, at 77 Water Street, New York, N.Y. References in this section in italics are to the provisions of the Note Indenture. Whenever a particular provision of the Note Indenture is referred to, such provision is incorporated herein by reference as part of the statements made, and such statements are qualified in their entirety by such reference.

  Interest at the annual rate of 8.30% is payable semi-annually on May 15 and November 15 of each year while the Notes are outstanding, commencing on May 15, 1996, to holders of record at the close of business on the preceding May 1 and November 1, respectively, and unless other arrangements are made, will be paid by check mailed to such holders at their registered addresses, as shown on the Note register. Interest will be computed on the basis of a year of twelve months of 30 days each. Interest began to accrue on December 13, 1995. (Section 2.04) The interest rate per annum on the Notes will be increased by one-half of one percent, commencing on June 11, 1996, if the Exchange Offer is not consummated, or a registration statement with respect to the resale of the Notes is not declared effective, by June 10, 1996, until either the Exchange Offer is consummated or such resale registration statement becomes effective.

  Payments of principal of, and premium (if any) on, the Notes will be made against presentation of the Notes at or after the due date for such payments, at an office maintained by the Trustee for such purpose at 77 Water Street, New York, N.Y. and the Notes may be presented for registration of transfer and exchange, without service charge, at such office during normal business hours on any day on which banks in the Borough of Manhattan in The City of New York are open for business. (Sections 2.04 and 2.06)

PAYMENT AT MATURITY AND OPTIONAL PREPAYMENTS

  PAYMENT AT MATURITY. The principal of the Notes will be payable at maturity, on May 15, 2006. No sinking fund is provided for the Notes. The Company may not elect to prepay the Notes prior to their maturity. (Section 3.01)

  PREPAYMENT AT THE OPTION OF THE HOLDERS. The holders of Notes are entitled to demand prepayment of the Notes upon the occurrence of the following events:

  (i) Prepayment in the Event of Certain Exempt Repurchases. If the Company proposes (a) to make an Exempt Repurchase (as defined in "Certain Definitions" below) and immediately after giving effect to any such Indebtedness (as defined below) incurred for the purpose of making such Exempt Repurchase, the Company would be unable to incur an additional One Dollar ($1.00) of Indebtedness under the terms of the Company's covenant on limitation on Indebtedness described below under "Negative Covenants--Limitation on Indebtedness" (without giving effect to that portion of the covenant which excludes Exempt Repurchase Indebtedness (as defined below)) or (b) to incur additional Indebtedness and immediately after giving effect to the incurrence of such Indebtedness the Company would be able to incur an additional One Dollar ($1.00) of Indebtedness under the foregoing covenant on limitation on Indebtedness only because Exempt Repurchase Indebtedness is not included in the computation of Indebtedness for purposes of such covenant, then the Company will give to each holder of Notes notice (the "Repurchase Notice") of such proposed Exempt Repurchase or proposed incurrence of such additional Indebtedness (either, a "Put Option Transaction") not less than 15 nor more than 45 days before the proposed date of consummation (the "Proposed Consummation Date") specified in the Repurchase Notice. If the Put Option Transaction is consummated on the Proposed Consummation Date or within 30 days after such date, the Company will send notice to each holder of Notes on the date of consummation (the "Put Option Transaction Date") that each holder has the right, for the 30 day period following the Put Option Transaction Date, to tender all, but not less than all, of such holder's Notes and thereby to require the Company to redeem the holder's Notes at a price equal to the principal amount of such Notes and accrued interest thereon to the date of prepayment, plus a premium (expressed as a percentage of the principal amount prepaid) determined as follows:

  If prepaid during the 18-month period ending May 14, 1997 or during the subsequent 12-month periods, each ending May 14,

     YEAR                                                               PREMIUM
     ----                                                               -------
     1997.............................................................. 8.3000%
     1998.............................................................. 7.2625
     1999.............................................................. 6.2250
     2000.............................................................. 5.1875
     2001.............................................................. 4.1500
     2002.............................................................. 3.1125
     2003.............................................................. 2.0750
     2004.............................................................. 1.0375
     2005 and thereafter...............................................    -0-

  The prepayment price for any Notes properly tendered will be paid 35 days after the Put Option Transaction Date. The Company will be prohibited from consummating a Put Option Transaction unless it has delivered to the Trustee an Officers' Certificate to the effect that the Company has committed financing sufficient to redeem all outstanding Notes. In the event that the proposed Put Option Transaction is not consummated within 30 days of the Proposed Consummation Date therefor, the Company will give notice to each holder of Notes that the proposed Put Option Transaction was not consummated. If a Put Option Transaction is consummated, the Company will comply with all applicable tender offer rules, including, without limitation, Section 14(e) of the Exchange Act and Rule 14e-1 promulgated thereunder.

  Following the consummation of a Put Option Transaction and the repurchase by the Company of those Notes, if any, properly tendered for repurchase, (i) holders of Notes will have no further right to cause the Company to prepay their Notes as a result of any subsequent Put Option Transaction and (ii) the Company will no longer be bound by the covenants described below under "Negative Covenants--Limitation on Indebtedness," "Negative Covenants-- Investments in Subsidiaries other than the Note Restricted Group" and "Negative Covenants--Limitations on Liens." (Section 3.03) The Repurchase Notice will inform holders of the Notes of the events described in clauses (i) and (ii) above.

  (ii) Prepayment in the Event of Certain Cash Repurchases of Convertible Preferred Stock. If the Company proposes to make a Preferred Stock Redemption Payment (as defined below) to the holders of Series A Preferred Stock in connection with a Preferred Stock Change of Control Event (as defined below), the Company will give notice (the "Put Notice") to each holder of Notes of such proposed Preferred Stock Redemption Payment and of such holder's right to have his Notes prepaid in the event the Company makes such Preferred Stock Redemption Payment. A Put Notice will give to each holder of Notes the right to tender all, but not less than all, of such holder's Notes to the Company no more than 30 days after the date of such Put Notice (the "Initial Tender Period"), unless the Company extends such period by giving written notice to the holders of the Notes (the Initial Tender Period, together with all extensions thereto, is referred to as the "Tender Period"), in which case each holder will have until the last day of the Tender Period to tender all, but not less than all, of his Notes, and to require the Company to prepay such holder's Notes at the principal amount thereof, together with accrued interest through the date of prepayment. Any such tender to the Company by a holder will be irrevocable. After receiving any such tender from a holder, the Company shall purchase the Notes held by such holder on the date of the Preferred Stock Redemption Payment (which date, if any, shall be (a) at least 31 and no more than 60 days after the date of such Put Notice and (b) no more than five days after the last day of the Tender Period (the "Tender Discharge Date")). Such date will be the same date as the date on which the Company repurchases any other Senior Debt Securities (other than the Prudential Notes) as a result of a Preferred Stock Redemption Payment. In no case may the

Company make a Preferred Stock Redemption Payment prior to purchasing Notes which have been properly tendered in connection with a Put Notice. In the event that the Preferred Stock Redemption Payment is not made on the earlier to occur of (a) the 60th day after the date of the Put Notice or (b) the Tender Discharge Date, the Company will give notice to each holder of Notes that the proposed Preferred Stock Redemption Payment was not made, the Company will cause the Notes to be returned to the tendering holder on the earlier to occur of (a) the 66th day after the date of the Put Notice or (b) the Tender Discharge Date and the Company will no longer have the right or obligation to prepay any Notes tendered in connection with, and as a result of, such Put Notice. The Company shall not thereafter make a Preferred Stock Redemption Payment unless a subsequent Put Notice has been sent to the holders of the Notes in connection therewith. For this purpose, a "Preferred Stock Change of Control Event" means (i) the exercise by holders of the Series A Preferred Stock of their right to cause the Company to redeem any of their shares of Series A Preferred Stock following the occurrence of a Change of Control Event (as defined below) and (ii) the election by the Company to redeem such shares in cash for an aggregate amount exceeding 25% of the then Accreted Value (as defined under "Description of Capital Stock") of all outstanding shares of Series A Preferred Stock (a "Preferred Stock Redemption Payment"). A "Change of Control Event" means the right of holders of Series A Preferred Stock to cause the Company to redeem any of their shares of Series A Preferred Stock at the then Accreted Value, payable, at the Company's sole option, in cash or in shares of Common Stock (based on a value of 90% of the Common Stock's then-current market value) if (i) there is (subject to certain exceptions) an acquisition by any person or group of 50% or more of the combined voting or economic power of the then outstanding voting securities of the Company, including pursuant to a reorganization, consolidation or merger, or a sale of all or substantially all of the Company's assets and (ii) the value at the time of any such event of the Common Stock issuable upon conversion of a share of Convertible Preferred Stock is less than the then Accreted Value of such share of Series A Preferred Stock. (Section 3.02)

  The Company will comply with all applicable tender offer rules, including, without limitation, Section 14(e) of the Exchange Act, and Rule 14e-1 promulgated thereunder, in connection with a Change of Control Event transaction.

  The Note Indenture contains the same covenants regarding prepayment, except with respect to prepayment premiums, at the option of the holders as the indentures for the other Senior Debt Securities and Subordinated Debt Securities (other than the Prudential Notes). The Company anticipates that any prepayment of the Notes will be funded from cash and cash equivalents held by the Company, cash provided from operating activities, net proceeds from the sale of the Company's capital stock and/or future borrowing under existing and new credit facilities.

NEGATIVE COVENANTS

  RESTRICTED PAYMENTS. The Note Indenture provides that, so long as any of the Notes remain outstanding, the Company will not declare or pay any dividend on, or authorize or make any distribution in respect of, any shares of any class of the Company's capital stock (except dividends or distributions payable in shares of its capital stock), or authorize or make any purchase, redemption or acquisition for value, or permit any Subsidiary to purchase, redeem or otherwise acquire for value, any shares of any class of the Company's capital stock (or any rights, warrants or options to purchase any class of the Company's capital stock, except if such rights, warrants or options are held by an employee of the Company and such purchase, redemption or acquisition occurs in connection with the termination of such employee's employment with the Company), otherwise than pursuant to Exempt Repurchases (any declaration, authorization or payment so restricted being herein called a "Restricted Payment"): (i) if a default shall have occurred and be continuing at the time of such proposed Restricted Payment or shall occur as a consequence thereof; or
(ii) if the aggregate of all Restricted Payments made from September 30, 1995 through and including the date on which such Restricted Payment is made, would exceed the sum of (a) the amount by which Operating Cash Flow (as defined below) of the Note Restricted Group (as defined below) on a consolidated basis for the period, treated as a single accounting period, from September 30, 1995 through the fiscal quarter immediately preceding such proposed Restricted Payment for which financial statements are available exceeds 1.20 times the Total Interest Expense (as defined below) for the period, treated as a single accounting period, from September 30, 1995 through said fiscal quarter immediately preceding such proposed Restricted Payment, plus (b) $1,029,726,000, plus (c) the aggregate net proceeds, including the fair market value of property other than cash, received by the Company from the issue or sale (other than to a Subsidiary) subsequent to September 30, 1995 of any class of capital stock of the Company. Approximately $1.1 billion was available as of December 31, 1995 for Restricted Payments under this covenant. For all purposes of this covenant, any recapitalization of the Company (whether or not effected through a merger or consolidation with, or sale of substantially all of the assets of the Company to, any person) that has the effect of transferring money, property, or securities other than capital stock of the Company to any holder of any shares of the capital stock of the Company (otherwise than in connection with an Exempt Repurchase) shall be deemed a Restricted Payment. (Section 4.06)

  Exempt Repurchases shall not constitute Restricted Payments or be taken into account in computing the amount of Restricted Payments that the Company may make but may entitle the holders of the Notes to require the prepayment of their Notes. See "Prepayment at the Option of the Holders."

  LIMITATION ON INDEBTEDNESS. The Note Indenture provides that no member of the Note Restricted Group will incur any additional Indebtedness (other than Indebtedness in connection with Exempt Repurchases ("Exempt Repurchase Indebtedness")) if, immediately thereafter and giving effect thereto on a pro forma basis, the aggregate Indebtedness (exclusive of any and all Exempt Repurchase Indebtedness) of the Note Restricted Group would be more than the product of (i) four times the Operating Cash Flow of the Note Restricted Group for the fiscal quarter most recently preceding such incurrence for which financial statements are available, multiplied by (ii) nine. (Section 4.07) The Company's obligation to comply with this covenant may terminate under certain circumstances. See "Prepayment at the Option of the Holders."

  At December 31, 1995 the aggregate Indebtedness of the Note Restricted Group was approximately $5.5 billion after giving effect to the Pending M/NH Buyout and the redemption of the Floating Rate Debentures. The Operating Cash Flow of the Note Restricted Group was approximately $196.4 million for the three-month period ending December 31, 1995 after giving effect to the Acquisitions and the sale of the Notes and the application of the net proceeds therefrom. Accordingly, the ratio of pro forma aggregate Indebtedness of the Note Restricted Group to four times such Operating Cash Flow was approximately 6.98 at December 31, 1995. See "Use of Proceeds."

  INVESTMENTS IN SUBSIDIARIES OTHER THAN THE NOTE RESTRICTED GROUP. The Note Indenture provides that no member of the Note Restricted Group will make any loan or transfer of property to, or investment in, any Subsidiary that is not part of the Note Restricted Group (other than (i) the provision of goods and services to such a Subsidiary if such goods and services are billed to such a Subsidiary on the basis of the provider's cost therefor and (ii) advances to any Subsidiary that is not part of the Note Restricted Group in the ordinary course of business by the Note Restricted Group if the interest payable on such advances is generally consistent with the Company's cost of borrowings under its credit facilities) unless, immediately after giving effect to such loan or investment on a pro forma basis, the Note Restricted Group would be able to incur an additional One Dollar ($1.00) of Indebtedness without violating the covenant in the Note Indenture on limitation of Indebtedness described above under "Limitation on Indebtedness," as determined for the fiscal quarter most recently completed for which financial statements are available at the date of such loan, transfer or investment. (Section 4.08) The Company's obligation to comply with this covenant will be suspended once the Notes are Investment Grade Rated. The Company's obligation to comply with this covenant may also terminate under certain other circumstances. See "Prepayment at the Option of the Holders."

  TRANSACTIONS WITH AFFILIATES. The Note Indenture provides that the Company will not, and will not permit any Subsidiary that is part of the Note Restricted Group to, enter into any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of capital stock of the Company or with any affiliate of the Company or of any such holder, on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those which might be obtained at the time of such transaction from a person who is not such a holder or affiliate. This covenant will not limit, or be applicable to, (i) Exempt Repurchases, (ii) transactions between the Company and a Subsidiary or between Subsidiaries,
(iii) transactions pursuant or relating to Restricted Stock Purchase Agreements (see "Management--Executive Compensation") or (iv) the payment of reasonable and customary regular fees to directors of the Company who are not employees of the Company. (Section 4.09) The Company's obligation to comply with this covenant will be suspended once the Notes are Investment Grade Rated.

  MERGER OR SALES OF ASSETS. The Note Indenture provides that the Company may not merge into or consolidate with another corporation or sell or lease all or substantially all of its assets to another corporation unless (i) either (A) the Company is the surviving corporation, or (B) the resulting, surviving or transferee corporation is organized under the laws of a state of the United States or the District of Columbia and agrees to pay promptly when due the principal of and premium, if any, and interest on the Notes, and to assume, perform and observe all the covenants and conditions of the Note Indenture to be performed by the Company, and (ii) immediately after the giving effect to such transaction, no Event of Default has occurred. (Section 11.01)

  LIMITATION ON LIENS. The Note Indenture provides that the Company will not, and will not permit any Subsidiary that is part of the Note Restricted Group to, create, incur or assume any Lien on any Principal Property or any shares of capital stock or Indebtedness of any such Subsidiary without making effective provision for all of the Notes and all other amounts due under the Note Indenture to be directly secured equally and ratably with (or prior to) the obligation or liability secured by such Lien unless, at the time of such creation, incurrence or assumption and, after giving effect thereto, the aggregate amount of all Indebtedness of the Note Restricted Group so secured does not exceed five times Annualized Cash Flow; provided, however, that if all Liens (other than Liens created pursuant to this provision or the comparable provisions of the indentures relating to the other Senior Debt Securities) on Principal Property or shares of capital stock or Indebtedness of any Subsidiary that is part of the Note Restricted Group which secure Indebtedness of the Company or any such Subsidiary are released, then (i) all then existing Liens so created (together with all then existing Liens created pursuant to the comparable provisions of the indentures relating to the other Senior Debt Securities) shall be automatically released and (ii) the Trustee shall be authorized to execute and deliver to the Company any documents requested by the Company which are required to evidence the release of such Liens. (Section 4.11) The Company's obligation to comply with this covenant may terminate under certain circumstances. See "Prepayment at the Option of the Holders."

  Under the terms of the Note Indenture, the foregoing limitation does not apply to (i) Liens securing obligations of the Company to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments or (ii) Liens securing Indebtedness on the assets of any entity existing at the time such assets are acquired by the Company or any of its Subsidiaries that are part of the Note Restricted Group, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens described under clause (ii) above (x) are not created, incurred or assumed in connection with, or in contemplation of, such assets being acquired by the Company or any of its Subsidiaries that are part of the Note Restricted Group and (y) do not extend to any other Principal Property or assets of the Company or any of its Subsidiaries that are part of the Note Restricted Group.

  Currently, the Company has no outstanding indebtedness secured by Liens.

CERTAIN DEFINITIONS

  "Annualized Cash Flow" means Operating Cash Flow for the latest fiscal quarter for which financial statements are available multiplied by four.

  "Exempt Repurchases" means repurchases by the Company at any time or from time to time of up to 16,684,150 shares of its Redeemable Common Stock that are subject to the 1998-1999 Share Repurchase

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

Program, provided that the Company has received prior to any such Exempt Repurchase an opinion of an investment banker knowledgeable in the communications industry (who may be the Company's investment banker) that the price per share of Common Stock paid pursuant to any such Exempt Repurchase does not exceed the greater of (A) the dollar amount that a holder of Common Stock would then receive per share of Common Stock upon a sale of the Company as a whole pursuant to a merger or sale of stock or, if greater, the dollar amount a holder of Common Stock would then receive per share of Common Stock derived from the sale of the Company's assets and subsequent distribution of the proceeds therefrom (net of taxes, including corporate, sales and capital gains taxes in connection with such sale of assets), in each instance less a discount of 22.5% or (B) the net proceeds which would be expected to be received by a shareholder of the Company from the sale of a share of the Company's Common Stock in any underwritten public offering held at the time any such Exempt Repurchase is to occur after being reduced by pro forma expenses and underwriting discounts unless the Common Stock is publicly traded and such expenses and underwriting discounts would not be incurred in connection with an underwritten public sale of a shareholders's non-registered shares in the opinion of the investment banker; provided, further, that no such opinion of an investment banker will be required for repurchases of shares of Common Stock which are subject to the 1998-1999 Share Repurchase Program to the extent that the aggregate purchase price paid therefor in any calendar year does not exceed $10.0 million.

  "Indebtedness" means (without duplication), with respect to any person, any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute subscriber advance payments and deposits, accounts payable or trade payables, and other accrued liabilities arising in the ordinary course) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles, and shall also include, to the extent not otherwise included, the maximum fixed repurchase price of any equity securities or other similar interests of such person which by their terms or otherwise are required to be redeemed prior to the maturity of the Notes or at the option of the holder thereof, obligations secured by a Lien to which the property or assets owned or held by such person is subject, whether or not the obligation or obligations secured thereby shall have been assumed, all obligations to reimburse any bank or other person in respect of amounts paid under letters of credit, acceptances or other similar instruments, and guaranties of any of the above items (whether or not such items would appear upon such balance sheet). Indebtedness does not include (i) any Interest Rate Agreement, however denominated, of the Company or any of its Subsidiaries, (ii) as to the Note Restricted Group, any indebtedness of any Subsidiary that is non-recourse to the Note Restricted Group or any pledge of the stock of any such Subsidiary to secure such indebtedness, (iii) as to the Note Restricted Group, Indebtedness of a Subsidiary that is part of the Note Restricted Group to the Company or another Subsidiary that is part of the Note Restricted Group, and Indebtedness of the Company to a Subsidiary that is part of the Note Restricted Group, (iv) any obligation of the Company to redeem, or to pay dividends on, its outstanding Series A Preferred Stock, (v) any obligation of the Company to repurchase shares of its outstanding Redeemable Common Stock pursuant to the 1998-1999 Share Repurchase Program, or
(vi) any equity securities or other similar interests which, at the option of the Company or otherwise, are redeemable into shares of capital stock of the Company.

  "Interest-Rate Agreement" means any interest-rate swap agreement, interest-rate cap agreement, interest-rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

  "Investment Grade Rated" means, with respect to any security, both a rating of such security by Standard & Poor's Ratings Group or successor entity of BBB-or better and a rating of such security by Moody's Investors Service or successor entity of Baa3 or better.


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  "Lien" means, as to the Note Restricted Group and as used in the definition of "Indebtedness," any mortgage, pledge, lien or security interest except for
(i) pledges of the stock of any Subsidiaries that are not part of the Note Restricted Group to secure Indebtedness; (ii) Liens for taxes, assessments or governmental charges or claims the payment of which is being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary that is part of the Note Restricted Group shall have created adequate reserves on its books; (iii) Liens of mechanics, carriers, warehousemen or materialmen arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested in good faith; (iv) Liens resulting from deposits or pledges made in the ordinary course of business to secure payment of workers' compensation, unemployment insurance, old age pension or other social security, or in connection with or to secure the performance of, bids, tenders or contracts made in the ordinary course of business, or to secure statutory obligations or surety, performance or appeal bonds; (v) Liens in respect of judgments or awards the payment of which is being contested in good faith by appropriate proceedings and with respect to which the Note Restricted Group shall have created adequate reserves on its books; (vi) purchase money security interests (including mortgages, any conditional sale or other title retention agreement and any capitalized lease); provided, however, that the principal amount of Indebtedness secured by each such security interest in each such item (or group of items) of property shall not exceed the cost of the item (or group of items) subject thereto and each such security interest shall attach only to the particular item (or group of items) so acquired and any additions or accessions thereto; (vii) landlord's or lessor's Liens under leases to which any member of the Note Restricted Group is a party; and (viii) Liens of utilities and other persons pursuant to pole attachment agreements, and restrictions on the transfer of rights under franchises or pole attachment agreements, and any encumbrances created in favor of franchising authorities and subscribers by provisions of franchises on cable television plant and equipment located in the areas covered thereby.

  "Note Restricted Group" means the Company and (i) any Subsidiary that is a member of the New Borrowing Group and any other Subsidiary of the Company, whether existing on or after the date of the Note Indenture, which has been designated a Restricted Subsidiary for purposes of the Company's 1994 Credit Facility (see "Credit Arrangements of the Company"), unless any such Subsidiary is subsequently classified as a Subsidiary that is not part of the Note Restricted Group by the Company for purposes of the Note Indenture and (ii) any Subsidiary which is classified as a member of the Note Restricted Group for purposes of the Note Indenture by the Company. The Company may not classify a Subsidiary as not part of the Note Restricted Group for purposes of the Note Indenture if such Subsidiary is classified as a Restricted Subsidiary for purposes of the 1994 Credit Facility or any similar, successor agreements.

  "Operating Cash Flow" means, for any period, an amount equal to (i) aggregate operating revenues plus interest and ordinary dividend income minus (ii) aggregate operating expenses, excluding therefrom non-operating expenses such as interest expense, depreciation and amortization, non-cash amounts and taxes on income, of the Note Restricted Group for such period, determined on a consolidated basis, after eliminating all inter-company items, in accordance with generally accepted accounting principles consistently applied. For purposes of calculating Operating Cash Flow, there will be included in the Operating Cash Flow of the Note Restricted Group for any fiscal quarter for which Operating Cash Flow is being calculated the Operating Cash Flow for such fiscal period of any Subsidiary which has been designated a Subsidiary that is part of the Note Restricted Group or of any operating assets acquired by the Company or a Subsidiary that is part of the Note Restricted Group (including assets constituting a cable television system acquired by the Company or a Subsidiary that is part of the Note Restricted Group) after the commencement of such fiscal period. If the actual financial statements of any such new Subsidiary to the Note Restricted Group or new operating assets for any fiscal period or portion thereof prior to the inclusion of such Subsidiary as part of the Note Restricted Group or the acquisition of such operating assets by the Company or a Subsidiary that is part of the Note Restricted Group are unavailable or inaccurate in the reasonable opinion of the Company, then the Operating Cash Flow of such new Subsidiary to the Note Restricted Group or new operating assets may be determined from pro forma statements of such new Subsidiary to the Note Restricted Group or new operating assets for such period as prepared in good faith by the Company, provided, however, that not more than

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

$10,000,000 of Operating Cash Flow determined on an annualized basis from such pro forma financial statements shall be included in the Operating Cash Flow of the Note Restricted Group. For purposes of calculating Operating Cash Flow, there will not be included in the Operating Cash Flow of the Note Restricted Group for any fiscal quarter for which Operating Cash Flow is being calculated the Operating Cash Flow for such fiscal period of any Subsidiary that is part of the Note Restricted Group which has been designated an Unrestricted Subsidiary after the commencement of such fiscal period or of operating assets (including assets constituting a cable television system) owned by the Company or a Subsidiary that is part of the Note Restricted Group which have been transferred to an Unrestricted Subsidiary after the commencement of such fiscal period.

  "Principal Property" means, as of any date of determination, any property or assets owned by any Subsidiary that is part of the Note Restricted Group other than (1) any such property which, in the good faith opinion of the Board of Directors, is not of material importance to the business conducted by the Company and Note Restricted Group taken as a whole and (2) any shares of any class of stock or any other security of any Subsidiary that is not part of the Note Restricted Group.

  "Subsidiary" means (i) any corporation of which the outstanding stock having at least a majority in voting power in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries or (ii) any other person of which at least a majority in voting interest, under ordinary circumstances, is at the time, directly or indirectly, owned or controlled by the Company or by the Company and one or more Subsidiaries or by one or more Subsidiaries. A partnership of which the Company or any Subsidiary is the managing general partner shall be deemed to be a Subsidiary.

  "Total Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of any Interest Rate Agreement, however denominated, with respect to such Indebtedness) and all but the principal component of rentals in respect of capital lease obligations, paid, accrued, or scheduled to be paid or accrued by the Note Restricted Group during such period, determined on a consolidated basis, after eliminating all intercompany items, in accordance with generally accepted accounting principles, provided that such amounts paid, accrued and scheduled to be paid or accrued by any person which is not a Subsidiary but the accounts of which are consolidated with those of the Company will be deducted therefrom. For purposes of this definition, interest on a capital lease obligation will be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such capital lease obligation in accordance with generally accepted accounting principles.

EVENTS OF DEFAULT

  An Event of Default is defined in the Note Indenture as being: (i) default in payment of any principal of or premium, if any, on the Notes; (ii) default for 30 days in payment of any installment of interest on the Notes; (iii) default by the Company in the observance or performance of any other covenant in the Notes or the Note Indenture for more than 60 days after notice thereof shall have been given to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding; (iv) default by the Company in payment when due at maturity of indebtedness for borrowed money in excess of $25,000,000 and the continuation of such default for the greater of the applicable grace period thereto or ten days from the date of default; (v) the acceleration of the maturity of any indebtedness for borrowed money issued under an indenture or other instrument of the Company in excess of $25,000,000 if the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding give to the Company and Trustee notice thereof requiring the Company to remedy the same and within ten days after receiving such notice the Company fails to cause such acceleration to be rescinded or annulled or such indebtedness to be discharged; or (vi) certain events involving bankruptcy, insolvency or

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reorganization of the Company. (Section 6.01) The Trustee may withhold notice to the holders of Notes of any default (except in payment of principal of, or premium, if any, or interest on, the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

  The Note Indenture provides that if an Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in the principal amount of the Notes then outstanding may declare the principal of all the Notes and the interest accrued thereon to be due and payable immediately by notice in writing to the Company (an "Acceleration Notice"), provided that, except in the case (A) of an Event of Default under clause (vi) in the paragraph above or (B) that no more than 10 days and no less than 5 days prior to the giving of an Acceleration Notice the Trustee shall have given to the Company (or, in the case of an acceleration by the holders of the Notes, the holders shall have given to the Trustee and the Company) a notice (a "Pre-Acceleration Notice") in writing that in no more than 10 days the Trustee (or the holders) intends to give an Acceleration Notice, an Acceleration Notice shall not become effective until 5 days after receipt of such notice by the Company (and the Trustee if given by holders). If the Company shall cure all defaults (except the nonpayment of interest on and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, an Acceleration Notice may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Notes then outstanding. (Section 6.01)

  The Trustee shall give the holders of the Notes notice of any default under the Note Indenture as and to the extent provided by the Trust Indenture Act of 1939, as in effect on the date of the Note Indenture. For this purpose, the term "default" shall mean any event which is, or after notice or lapse of time or both would become, an Event of Default under the Note Indenture. (Section 6.01)

  The holders of a majority of the aggregate principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, subject to certain limitations specified in the Note Indenture. Prior to any declaration accelerating the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes then outstanding may on behalf of the holders of all the Notes waive any past default or event of default and its consequences except a default in the payment of interest, or premium, if any, on, or the principal of, the Notes. (Section 6.07)

  The Company will furnish to the Trustee not more than 90 days after the end of the Company's fiscal year in each year an Officers' Certificate stating that in the course of the performance by the signers of their duties as officers of the Company they would normally have knowledge of any default by the Company in the performance of the covenants contained in the Note Indenture, stating whether or not they have knowledge of any such default and, if so, specifying each such default of which the signers have knowledge and the nature thereof. (Section 4.10)

DEFEASANCE

  The Note Indenture and the Notes provide that the Company will be discharged from any and all obligations in respect of the Notes (except for certain obligations to register the transfer, substitution or exchange of Notes, to replace stolen, lost or mutilated Notes, and to maintain paying agencies, and except for the right of the holders of the Notes to receive payments of principal, premium, if any, and interest, and the rights, obligations and immunities of the Trustee), upon the deposit with the Trustee, in trust, of money and/or U.S. government obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and each installment of interest on the Notes at the stated maturity of such payments in accordance with the terms of the Note Indenture and the Notes. Such a trust may only be established if among other things, the Company has received an opinion of counsel (i) to the effect that neither the trust nor the Trustee will be required to register as an investment company, under the Investment Company Act of 1940, as amended, and (ii) describing either a private ruling concerning the Notes or a published ruling of the

Internal Revenue Service to the effect that holders of the Notes or persons in their positions will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Section 13.01)

MODIFICATION OF NOTE INDENTURE

  The Note Indenture contains provisions permitting the Company and the Trustees with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, to modify the Note Indenture or any supplemental note indenture or the rights of the holders of the Notes, except that no such modification shall (i) extend the fixed maturity of any Note, reduce the rate or extend the time of payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the Notes are payable, without the consent of the holder of each Note so affected, or (ii) reduce the aforementioned percentage of the Notes, the consent of the holders of which is required for any such modification, without the consent of the holders of all the Notes. (Section 10.02)

  In addition, the Company and the Trustee may execute supplemental note indentures without the consent of holders of the Notes (i) to evidence the succession of any successor corporation to the Company, (ii) to add further restrictions, covenants or conditions for the Company, (iii) to provide for the issuance of the Notes in coupon form and to provide for exchangeability of such Notes with Notes issued in registered form and (iv) to cure any ambiguity or supplement any provision which may be inconsistent with any other provisions of the Note Indenture or any supplemental note indenture or to make such other provision for matters or questions arising under the Note Indenture which shall not adversely affect the interests of the holders of the Notes in any material respect. (Section 10.01)

BOOK ENTRY; DELIVERY AND FORM

  The Old Notes were and the New Notes will be issued in fully registered form without interest coupons. No Notes will be issuable in bearer form. Old Notes sold in reliance on Rule 144A are represented by a single, permanent global
Note in definitive, fully registered form without interest coupons (the "Restricted Global Note"), which was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. Old Notes sold in offshore transactions in reliance on Regulation S were originally represented by a temporary global Note, which has been replaced by a single, permanent global Note, in definitive, fully registered form without interest coupons (the "Regulation S Global Note"), which was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of Euroclear and Cedel. Old Notes originally purchased by or transferred to Institutional Accredited Investors who were not qualified institutional buyers ("Non-Global Purchasers") were issued in registered form without coupons ("Certificated Notes").

  The Restricted Global Note and the Regulation S Global Note, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for new Global Notes in definitive fully registered form without coupons registered in the name of a nominee of DTC and held by the Trustee as custodian. Except in the limited circumstances described below under "The Global Notes," owners of beneficial interests in Global Notes will not be entitled to receive physical delivery of Certificated Notes (as defined below).

THE GLOBAL NOTES

  The respective principal amounts of the individual beneficial interests in the Global Notes will be credited by DTC or its custodian on its internal system to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in the Global Notes is limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

  Investors may hold their interests in the Regulation S Global Note and the Global Note issued in exchange therefor directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Investors may also hold such interests through organizations other than Cedel or Euroclear that are participants in the DTC system. Cedel and Euroclear hold interests in the Regulation S Global Note and will hold interests in the Global Note issued in exchange therefor on behalf of their participants through DTC.

  So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Note Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Note Indenture and, if applicable, those of Euroclear and Cedel.

  Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

  The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require such delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Note Indenture. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for Certificated Notes which it will distribute to its participants and which, if applicable, will be legended as set forth under the heading "Transfer Restrictions."

  DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

  If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes which, if applicable, will bear the legend referred to under the heading "Transfer Restrictions."

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

  The Note Indenture provides that no recourse for the payment of the principal of, the premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Note Indenture, or in any supplemental indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor thereof. Each holder, by accepting the Notes, waives and releases all such liability. (Section 14.01)

CONCERNING THE TRUSTEE

  The Note Indenture provides that, except during the continuance of an Event of Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Note Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

  The Note Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

  The Trustee for the Notes is an indirect, wholly owned subsidiary of Bank of Montreal, which is a lending bank under the 1994 Credit Facility and the 1995 Credit Facility.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Continental and certain provisions of the Company's Restated Certificate and Amended and Restated By-Laws (the "By-Laws") is a summary and is qualified in its entirety by the Restated Certificate and the By-Laws, which documents are incorporated herein by reference.

  The authorized capital stock of Continental consists of 425 million shares of Class A Common Stock, 200 million shares of Class B Common Stock and 200 million shares of Preferred Stock, of which 1,142,858 shares have been designated Series A Preferred Stock. As of March 15, 1996, there were outstanding 38,885,385 shares of Class A Common Stock held by approximately 560 holders of record and 109,664,521 shares of Class B Common Stock held by approximately 348 holders of record. Certain stockholders hold both Class A Common Stock and Class B Common Stock. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock and will automatically convert into one share of Class A Common Stock if it is subsequently transferred by a shareholder other than to certain entities related to such shareholder ("Permitted Transferees").

  The Series A Preferred Stock is entitled to 250 votes per share and is convertible at any time into 25 shares of Class B Common Stock for so long as each original purchaser thereof or Permitted Transferees of such purchaser continues to hold the shares and to meet certain other requirements. If shares of the Series A Preferred Stock are transferred to persons other than Permitted Transferees, or if, under certain circumstances, Corporate Advisors ceases to have voting and dispositive power over such shares, such shares will be entitled to only 25 votes per share and will be convertible at any time only into 25 shares of Class A Common Stock.

  Each outstanding share of Series A Preferred Stock is entitled to share equally with each outstanding share of the Company's Common Stock in all dividends and distributions by the Company in respect of its capital stock, except that in the event of a liquidation of the Company, each share of the Series A Preferred Stock has a liquidation preference equal to the greater of
(i) its then "Accreted Value" (as defined below) and (ii) the amount which would be distributed upon such liquidation of the shares of Common Stock issuable on conversion of the Series A Preferred Stock. The Accreted Value of a share of Series A Preferred Stock as of any date is the accumulated value at such date of its $350 purchase price assuming a yield of 8% per annum thereon, compounded semi-annually in arrears, from June 22, 1992. The Accreted Value will be reduced to reflect the value of any dividends or distributions which may have been previously paid on the Series A Preferred Stock.

  On June 22, 2002, each share of Series A Preferred Stock which has not previously been converted may be converted at the option of the holders or of the Company into a number of shares of Common Stock which have a value equal to the then Accreted Value of the Series A Preferred Stock. At such time, the Company, at its sole option, will have the right to purchase in cash all or any part of the outstanding Series A Preferred Stock at its then Accreted Value instead of accepting or requiring the conversion of such shares into Common Stock.


  Certain holders of the Company's capital stock, including the holders of the Series A Preferred Stock, have certain rights to sell shares of their stock in a public offering by causing the Company to register such shares under the Securities Act.

  If a Change of Control (as defined below) of Continental occurs and at such time the current market value of the number of shares of Common Stock into which the Series A Preferred Stock is then convertible is less than the then Accreted Value of the Series A Preferred Stock, the holders of Series A Preferred Stock have the right to require Continental to redeem the Series A Preferred Stock at a per share price equal to $350 plus an amount calculated to provide such holder with a yield of 8% thereon from June 22, 1992, compounded semi-annually in arrears, as adjusted to reflect any cash dividends paid on the Series A Preferred Stock (the "Series A Redemption Price").

  Continental may elect to redeem the Series A Preferred Stock by paying the Series A Redemption Price in cash or Common Stock which, for purposes of determining the number of shares to be issued, will be valued at 90% of its then-current market value (as determined in accordance with provisions set forth in the Restated Certificate).

  "Change of Control" means: (a) the acquisition by any individual, entity or group of 50% or more of the combined voting or economic power of the then outstanding Continental voting securities, but excluding, for this purpose, any such acquisition by (i) Continental or any of its subsidiaries or (ii) any corporation with respect to which, following such acquisition, more than 50% of the combined voting power of the then-outstanding voting securities of such corporation entitled to vote generally in the election of Directors is then beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of Continental voting securities in substantially the same proportion as their ownership, immediately prior to such acquisition; or (b) approval by the stockholders of Continental of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all the individuals and entities who were the respective beneficial owners of the Continental voting securities immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the combined voting or economic power of the then-outstanding Continental voting securities of the combined corporation; or (c) the sale or other disposition of all or substantially all the assets of Continental in one transaction or series of related transactions.

                             TRANSFER RESTRICTIONS

  Unless and until an Old Note is exchanged for a New Note pursuant to the Exchange Offer, it will bear the following legend on the face thereof.


      THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR, TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A "QUALIFIED INSTITUTIONAL BUYER" (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) OR (B) IT IS AN INSTITUTIONAL "ACCREDITED INVESTOR" (AS DEFINED IN RULE 501 (a) (1), (2) (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT) (AN "INSTITUTIONAL ACCREDITED INVESTOR") OR (C) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, (2) AGREES THAT IT WILL NOT, WITHIN THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THIS NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY AN AFFILIATE OF THE COMPANY, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN INSTITUTIONAL ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE) AND, IF SUCH TRANSFER IS IN RESPECT OF AN AGGREGATE PRINCIPAL AMOUNT OF NOTES AT THE TIME OF TRANSFER OF LESS THAN $250,000, AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT, (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT, (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (F) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE WITHIN THREE YEARS AFTER THE LATER OF THE ORIGINAL ISSUANCE OF THE NOTE OR THE LAST DATE ON WHICH THIS NOTE WAS HELD BY AN AFFILIATE OF THE COMPANY, THE HOLDER MUST CHECK THE APPROPRIATE BOX SET FORTH ON THE REVERSE HEREOF RELATING TO THE MANNER OF SUCH TRANSFER AND SUBMIT THIS NOTE TO THE TRUSTEE. IF THE PROPOSED TRANSFEREE IS AN INSTITUTIONAL ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS "OFFSHORE TRANSACTION", "UNITED STATES" AND "U.S. PERSON" HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT. THE NOTE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO

    REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.

  The New Notes will not contain such restrictive legend or be otherwise subject to restrictions on their transfer, except each Global Note shall bear the following legend on the face thereof:

      UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

      TRANSFERS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE AND TRANSFERS OF PORTIONS OF THIS NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.08 OF THE INDENTURE.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The discussion set forth in this summary is based on the provisions of the Code, final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the tax consequences to holders of Notes.

  This summary is for general information only and does not purport to address all of the federal income tax consequences that may be applicable to a holder of Notes. The tax treatment of a holder of Notes may vary depending on its particular situation. For example, certain holders, including individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules not discussed below.

  EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF THE NEW NOTES.

EXCHANGE OFFER

  On December 2, 1992, the Internal Revenue Service (the "IRS") issued proposed regulations pursuant to Section 1001 of the Code addressing whether modifications in debt instruments would constitute a taxable exchange. As a result of the absence of any direct authority and in light of the proposed regulations, it is unclear whether or not the exchange of Old Notes for New Notes (the "Exchange") pursuant to the Exchange Offer will be treated as an "exchange" for federal income tax purposes. Because the terms of the New Notes appear neither to differ materially from nor significantly modify the terms of the Old Notes, under Proposed Treasury Regulations Section 1.1001-3 each New Note should be viewed as a continuation of the corresponding Old Note, the issuance of the New Note should be disregarded, and a holder exchanging an Old Note for a New Note (as well as a non-exchanging holder) should not recognize any gain or loss as a result of the Exchange (or the Exchange Offer).

  If, however, the IRS treats the Exchange of Old Notes for New Notes as an "exchange" for federal income tax purposes, such exchange should constitute a recapitalization for federal income tax purposes. Holders exchanging Old Notes pursuant to such a recapitalization should not recognize any gain or loss upon the exchange. However, in such event, if the New Notes are "traded on an established securities market" (as defined for purposes of Section 1273(b)(3) of the Code), the New Notes may be issued with original issue discount ("OID") equal to the excess of the stated redemption price at maturity of the New Notes over the fair market value of the New Notes on the day of the Exchange. Such OID would be included in the gross income of the holders of the New Notes as described below. However, in the case of a holder whose tax basis for an Old Note exceeds the issue price of the New Notes received in exchange therefor, such OID would be reduced or eliminated pursuant to the acquisition premium rules of Section 1272(a)(7) of the Code. If the New Notes are deemed not to be "traded on an established securities market," the issue price of the New Notes in a deemed "exchange" should be the New Notes' stated redemption price at maturity, which should result in no OID with respect to the New Notes. It is not possible to predict whether all or any portion of the New Notes will be so traded; and the Company cannot predict whether an active public market will develop.

STATED INTEREST

  A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest income when cash payments are received (or made available for receipt) by such holder.

ORIGINAL ISSUE DISCOUNT

  As explained under the section entitled "Certain Federal Income Tax Considerations--Exchange Offer," if the Exchange of the Old Notes for the New Notes is not treated as an "exchange" for federal income tax purposes, the New Notes should be viewed as a continuation of the Old Notes, and there will be no OID. If, however, the IRS were to treat the Exchange as an "exchange" for federal income tax purposes, and the New Notes are "traded on an established securities market" (as defined for purposes of Section 1273(b)(3) of the Code), the New Notes may be issued with OID equal to the excess of the stated redemption price at maturity of the New Notes over the fair market value of the New Notes on the day of the Exchange. If the New Notes are deemed not to be "traded on an established securities market," the issue price of the New Notes in a deemed "exchange" should be the New Notes' stated redemption price at maturity, which would result in no OID with respect to the New Notes.

  The following summary is a general discussion of the federal income tax consequences of the ownership of debentures issued with OID. The summary is based upon Treasury Regulations released by the IRS on January 27, 1994 (the "OID Regulations").

  If the New Notes are issued with OID within the meaning of Sections 1272 and 1273 of the Code and the OID Regulations, holders of the New Notes generally will be required to include such OID in gross income as it accrues in advance of the receipt of the cash attributable to such income. The total amount of OID with respect to each New Note will be the difference between its "stated redemption price at maturity" and its "issue price." The "issue price" of a New Note will be equal to its fair market value when issued. The "stated redemption price at maturity" of a New Note is the sum of all payments provided by the New Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

  A holder of a New Note must include OID in income for federal income tax purposes as it accrues under a "constant yield method" in advance of receipt of cash payments attributable to such income, regardless of such holder's method of accounting for tax purposes. In general, the amount of OID included in income by the initial holder of a New Note is the sum of the "daily portion" of OID with respect to such New Note for each day during the taxable year on which such holder held such New Note. The "daily portion" of OID on any New Note is determined by allocating to each day in any "accrual period" a ratable portion of the OID allocable to that accrual period. The "accrual period" with respect to the New Notes is the six-month period (or shorter period from the date of original issue of the New Note) which ends on May 15 or November 15 in each calendar year.

  Under the "constant yield method," the amount of OID allocable to each accrual period is equal to the product of the New Note's "adjusted issue price" at the beginning of such accrual period and its "yield to maturity" (determined on the basis of compounding at the close of each accrual period). The "adjusted issue price" of a New Note at the beginning of the first accrual period is the issue price. Thereafter, the adjusted issue price of a New Note is the sum of the issue price of the New Note plus the amount of OID allocable to all prior periods, minus any prior payments on the New Note other than payments of "qualified stated interest." The "yield to maturity" or "yield" of a New Note is the discount rate that, when used in computing the present value of all principal and interest payments to be made under the New Note, produces an amount equal to the issue price of the New Note. The yield must be constant over the term of the New Note.

  The Company is required to furnish certain information to the IRS and will furnish annually to record holders of the New Notes information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year). The Company intends to take the position that the Exchange does not constitute an exchange for federal income tax purposes and that there is no OID. Because the information required to be furnished by the Company will be based upon the adjusted issue price of the Old Notes, subsequent holders who purchase the Old Notes for an amount in excess of the adjusted issue price will be required to determine for themselves the amount of OID, if any, they are required to report.

SALE, EXCHANGE, OR REDEMPTION OF A NOTE

  Upon the sale, exchange (other than pursuant to the Exchange as discussed above), or redemption of a Note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than amounts received attributable to qualified stated interest not previously taken into account, which amount is treated as interest received), and (ii) the holder's adjusted tax basis in the Note. A holder's adjusted tax basis in a Note generally will equal the cost of the Note to the holder, if any, increased by the amount of any OID previously included in income by the holder with respect to the Note and reduced by any payments previously received by the holder with respect to the Note, other than qualified stated interest payments. Provided the Note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

  Under the backup withholding rules, a holder of a Note may be subject to a backup withholding at the rate of 31% on interest paid on the Note or on any other cash payment with respect to the sale or redemption of the Note, unless
(i) such holder is a corporation or comes under certain other exempt categories and when required demonstrates this fact or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations. Prospective holders of the Notes (who have not previously furnished a Form W-9 with respect to the Old Notes) will be required to complete a Form W-9 in order to provide the required information to the Company. A holder of a Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

  The Company will report to the holders of the Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Notes.

  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

  THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters relating to the legality of the Notes will be passed upon by Sullivan & Worcester. Partners and of counsel attorneys of Sullivan & Worcester own 606,500 shares of Common Stock. Robert B. Luick, Secretary and a Director of the Company, is of counsel to, and W. Lee H. Dunham, an Assistant Secretary of the Company and Secretary and a Director of substantially all of the Company's subsidiaries, and Patrick K. Miehe, an Assistant Secretary of the Company and substantially all of its subsidiaries, are partners of Sullivan & Worcester.

                                    EXPERTS

  The portions of this Prospectus under the captions "Business Competition" and "Legislation and Regulation" have been reviewed by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Washington, D.C. and the statements therein have been included herein in reliance upon their opinion.

  The consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The combined financial statements of Providence Journal Cable as of December 31, 1993 and 1994 and for each of the years in the three-year period ended December 31, 1994 have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick llp and Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and upon the authority of said firms as experts in accounting and auditing. The report of KPMG Peat Marwick llp refers to a change in accounting for income taxes in 1992.

  The consolidated financial statements of King Videocable Company as of December 31, 1993 and 1994 and for the period February 25, 1992 to December 31, 1992 and for each of the two years ended December 31, 1994 (not included herein) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) included in this Prospectus have been audited by Arthur Andersen llp, independent auditors, as stated in their report appearing herein.

  The consolidated financial statements of N-COM Limited Partnership II at September 30, 1994 and 1995, and for each of the two years ended September 30, 1995, appearing in this Prospectus have been audited by Ernst & Young, llp, independent auditors, as stated in their report appearing herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994 and for each of the two years ended December 31, 1994 included in this Prospectus have been audited by KPMG Peat Marwick llp, independent auditors, as stated in their report appearing herein and upon the authority of said firm as experts in accounting and auditing.

  The consolidated financial statements as of June 30, 1995, and for the year then ended of Meredith/New Heritage Strategic Partners L.P. included in this Prospectus have been audited by KPMG Peat Marwick llp, independent auditors, as stated in their report appearing herein and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES
Independent Auditors' Report.............................................   F-3
Consolidated Balance Sheets, December 31, 1994 and 1995..................   F-4
Statements of Consolidated Operations, Years Ended December 31, 1993,
 1994 and 1995...........................................................   F-5
Statements of Consolidated Stockholders' Equity (Deficiency), Years Ended
 December 31, 1993, 1994 and 1995........................................   F-6
Statements of Consolidated Cash Flows, Years Ended December 31, 1993,
 1994 and 1995...........................................................   F-7
Notes to Consolidated Financial Statements...............................   F-8
PROVIDENCE JOURNAL CABLE
Independent Auditors' Reports............................................  F-24
Combined Balance Sheets, December 31, 1993 and 1994 and (Unaudited)
 September 30, 1995......................................................  F-26
Combined Statements of Operations, for the Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Nine Months Ended September 30, 1994 and
 1995....................................................................  F-27
Combined Statements of Changes in Group Equity, for the Years Ended
 December 31, 1992, 1993 and 1994 and (Unaudited) Nine Months Ended
 September 30, 1995......................................................  F-28
Combined Statements of Cash Flows, for the Years Ended December 31, 1992,
 1993 and 1994 and (Unaudited) Nine Months Ended September 30, 1994 and
 1995....................................................................  F-29
Notes to Combined Financial Statements...................................  F-30
COLUMBIA CABLE OF MICHIGAN (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)
Report of Independent Public Accountants.................................  F-39
Statements of Assets, Liabilities and Control Account, December 31, 1993
 and 1994 and (Unaudited) September 30, 1995.............................  F-40
Statements of Operations and Control Account, for the Years Ended
 December 31, 1993 and 1994 and (Unaudited) Nine Months Ended September
 30, 1994 and 1995.......................................................  F-41
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994
 and (Unaudited) Nine Months Ended September 30, 1994 and 1995...........  F-42
Notes to Financial Statements............................................  F-43
N-COM LIMITED PARTNERSHIP II
Report of Independent Auditors...........................................  F-46
Consolidated Balance Sheet, September 30, 1995 and (Unaudited) December
 31, 1995................................................................  F-47
Consolidated Statement of Operations and Partners' Net Capital
 Deficiency, for the Years Ended September 30, 1994 and 1995 and
 (Unaudited) Three Months Ended December 31, 1994 and 1995...............  F-48
Consolidated Statement of Cash Flows, for the Years Ended September 30,
 1994 and 1995 and (Unaudited) Three Months Ended December 31, 1994 and
 1995....................................................................  F-49
Notes to Consolidated Financial Statements...............................  F-50
CABLEVISION OF CHICAGO (A LIMITED PARTNERSHIP)
Independent Auditors' Report.............................................  F-54
Balance Sheets, December 31, 1993 and 1994 and (Unaudited) June 30,
 1995....................................................................  F-55
Statements of Operations and Partners' Deficiency, for the Years Ended
 December 31, 1993 and 1994 and (Unaudited) Six Months Ended June 30,
 1994 and 1995...........................................................  F-56
Statements of Cash Flows, for the Years Ended December 31, 1993 and 1994
 and (Unaudited) Six Months Ended June 30, 1994 and 1995.................  F-57
Notes to Financial Statements............................................  F-58
MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY
Independent Auditors' Report.............................................  F-65
Consolidated Balance Sheets, June 30, 1995 and (Unaudited) December 31,
 1995....................................................................  F-66

                                                                           PAGE
                                                                           ----
Consolidated Statements of Operations, for the Year Ended June 30, 1995
 and (Unaudited) for the Six Months Ended December 31, 1994 and 1995...... F-67
Consolidated Statements of Partners' Equity, for the Year Ended June 30,
 1995 and (Unaudited) Six Months Ended December 31, 1995.................. F-67
Consolidated Statements of Cash Flows, for the Year Ended June 30, 1995
 and (Unaudited) for the Six Months Ended December 31, 1994 and 1995...... F-68
Notes to Consolidated Financial Statements................................ F-69

                          INDEPENDENT AUDITORS' REPORT

Continental Cablevision, Inc.:

  We have audited the accompanying consolidated balance sheets of Continental Cablevision, Inc. and its subsidiaries as of December 31, 1994 and 1995 and the related statements of consolidated operations, consolidated stockholders' equity (deficiency) and consolidated cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements of Continental Cablevision, Inc. and its subsidiaries present fairly, in all material respects, the financial position of the companies at December 31, 1994 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As discussed in Notes 12 and 4 to the consolidated financial statements, the Company changed its method of accounting for income taxes and investments in 1993 and 1994, respectively.

Deloitte & Touche LLP

Boston, Massachusetts
February 14, 1996

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
                                                          (IN THOUSANDS)
                       ASSETS
                       ------
Cash................................................. $    11,564  $    18,551
Accounts Receivable--net.............................      58,212      110,132
Prepaid Expenses and Other...........................      14,321        9,967
Supplies.............................................      62,517       88,687
Marketable Equity Securities.........................     122,510      151,378
Investments..........................................     335,479      538,352
Property, Plant and Equipment--net...................   1,353,789    2,107,473
Intangible Assets--net...............................     421,420    1,902,796
Other Assets--net....................................     103,827      153,257
                                                      -----------  -----------
      TOTAL.......................................... $ 2,483,639  $ 5,080,593
                                                      ===========  ===========
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
  -------------------------------------------------
Accounts Payable..................................... $    82,083  $    96,833
Accrued Interest.....................................      82,040       86,977
Accrued and Other Liabilities........................     206,271      238,343
Debt.................................................   3,449,907    5,285,159
Deferred Income Taxes................................     116,482      307,041
Minority Interest in Subsidiaries....................       2,791       26,056
Commitments and Contingencies
Redeemable Common Stock, $.01 par value; 16,684,150
 shares outstanding..................................     232,399      256,135
Stockholders' Equity (Deficiency):
  Preferred Stock, $.01 par value; 198,857,142 shares
   authorized; none outstanding......................         --           --
  Series A Convertible Preferred Stock, $.01 par
   value; 1,142,858 shares authorized and
   outstanding; liquidation preference--$487,776,000
   and $527,578,000..................................          11           11
  Class A Common Stock, $.01 par value; 425,000,000
   shares authorized; 8,585,500 and 38,780,694 shares
   outstanding.......................................          86          388
  Class B Common Stock, $.01 par value; 200,000,000
   shares authorized; 90,291,375 and 92,572,000
   shares outstanding................................         903          926
  Additional Paid-In Capital.........................     583,181    1,181,193
  Unearned Compensation..............................     (12,097)     (45,851)
  Net Unrealized Holding Gain on Marketable Equity
   Securities........................................      47,996       67,823
  Deficit............................................  (2,308,414)  (2,420,441)
                                                      -----------  -----------
    Stockholders' Equity (Deficiency)................  (1,688,334)  (1,215,951)
                                                      -----------  -----------
      TOTAL.......................................... $ 2,483,639  $ 5,080,593
                                                      ===========  ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED OPERATIONS

                                             YEAR ENDED DECEMBER 31,
                                    -------------------------------------------
                                        1993           1994           1995
                                    -------------  -------------  -------------
                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues..........................  $   1,177,163     $1,197,977  $   1,442,392
Costs and Expenses:
  Operating.......................        382,195        405,535        498,239
  Selling, General and
   Administrative.................        267,376        267,349        339,002
  Depreciation and Amortization...        279,009        283,183        341,171
  Restricted Stock Purchase
   Program........................         11,004         11,316         12,005
                                    -------------  -------------  -------------
    Total.........................        939,584        967,383      1,190,417
                                    -------------  -------------  -------------
Operating Income..................        237,579        230,594        251,975
                                    -------------  -------------  -------------
Other (Income) Expense:
  Interest........................        282,252        315,541        363,826
  Equity in Net Loss of
   Affiliates.....................         12,827         25,002         70,364
  Gain on Sale of Marketable
   Equity Securities..............         (4,322)        (1,204)       (23,032)
  Gain on Sale of Investments.....        (17,067)           --          (1,035)
  Minority Interest in Net Income
   (Loss) of Subsidiaries.........            184           (205)           (39)
  Dividend Income.................           (650)          (824)          (715)
  Other...........................         (1,950)         1,279          2,542
                                    -------------  -------------  -------------
    Total.........................        271,274        339,589        411,911
                                    -------------  -------------  -------------
Loss From Operations Before Income
 Taxes, Extraordinary Item and
 Cumulative Effect of Change in
 Accounting for Income Taxes......        (33,695)      (108,995)      (159,936)
Income Tax Benefit................         (7,921)       (40,419)       (47,909)
                                    -------------  -------------  -------------
Loss Before Extraordinary Item and
 Cumulative Effect of Change in
 Accounting for Income Taxes......        (25,774)       (68,576)      (112,027)
Extraordinary Item, Net of Income
 Taxes............................            --         (18,265)           --
                                    -------------  -------------  -------------
Loss Before Cumulative Effect of
 Change in Accounting for Income
 Taxes............................        (25,774)       (86,841)      (112,027)
Cumulative Effect of Change in Ac-
 counting for Income Taxes........       (184,996)           --             --
                                    -------------  -------------  -------------
Net Loss..........................       (210,770)       (86,841)      (112,027)
Preferred Stock Preferences.......        (34,115)       (36,800)       (39,802)
                                    -------------  -------------  -------------
Loss Applicable to Common Stock-
 holders..........................  $    (244,885) $    (123,641) $    (151,829)
                                    =============  =============  =============
Loss Per Common Share:
  Loss Before Extraordinary Item
   and Cumulative Effect of Change
   in Accounting for Income
   Taxes..........................  $        (.53) $        (.92) $       (1.22)
  Extraordinary Item..............            --            (.16)           --
                                    -------------  -------------  -------------
  Loss Before Cumulative Effect of
   Change in Accounting for Income
   Taxes..........................           (.53)         (1.08)         (1.22)
  Cumulative Effect of Change in
   Accounting for Income Taxes....          (1.62)           --             --
                                    -------------  -------------  -------------
  Net Loss........................  $       (2.15) $       (1.08) $       (1.22)
                                    =============  =============  =============

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

          STATEMENTS OF CONSOLIDATED STOCKHOLDERS' EQUITY (DEFICIENCY)

                                        COMMON
                                         STOCK
                                      -----------
                           SERIES A                                          NET UNREALIZED
                          CONVERTIBLE              ADDITIONAL                HOLDING GAIN ON
                           PREFERRED  CLASS CLASS   PAID-IN      UNEARNED   MARKETABLE EQUITY
                             STOCK      A     B     CAPITAL    COMPENSATION    SECURITIES       DEFICIT
                          ----------- ----- -----  ----------  ------------ ----------------- ------------
                                                          (IN THOUSANDS)
Balance, January 1,
 1993...................     $ 11     $ 38  $913   $  558,529    $(34,919)      $    --       $ (2,010,803)
 Net Loss...............      --       --    --           --          --             --           (210,770)
 Accretion of Redeemable
  Common Stock..........      --       --    --       (14,766)        --             --                --
 Issuance of Class A
  Common Stock..........      --        24   --        46,476         --             --                --
 Reclassification of
  Redeemable Common
  Stock to Class A
  Common Stock..........      --       --    --         5,085         --             --                --
 Restricted Stock
  Purchase Program:
 Stock Issued (Class
  B)....................      --       --    --           544        (544)           --                --
 Stock Vested...........      --       --    --           --       11,004            --                --
 Stock Forfeited........      --       --    --          (882)        882            --                --
 Stock Exchanged for
  Loans.................      --       --    --        (6,526)        --             --                --
 Stock Repurchased......      --       --    --       (11,384)        --             --                --
                             ----     ----  ----   ----------    --------       --------      ------------
Balance, December 31,
 1993...................       11       62   913      577,076     (23,577)           --         (2,221,573)
 Adjustment due to
  change in accounting
  principle for
  marketable equity
  securities, net of
  income taxes of
  $56,434...............      --       --    --           --          --          84,650               --
 Net Loss...............      --       --    --           --          --             --            (86,841)
 Accretion of Redeemable
  Common Stock..........      --       --    --       (19,932)        --             --                --
 Restricted Stock
  Purchase Program:
 Stock Vested...........      --       --    --           --       11,316            --                --
 Stock Forfeited........      --       --    --          (164)        164            --                --
 Stock Exchanged for
  Loans.................      --       --    --          (611)        --             --                --
 Conversion of Class B
  to Class A Common
  Stock.................      --         8    (8)         --          --             --                --
 Stock Repurchased......      --       --     (2)      (3,672)        --             --                --
 Issuance of Class A
  Common Stock..........      --        16   --        30,484         --             --                --
 Change in Unrealized
  Gain, net of income
  taxes of $24,081......      --       --    --           --          --         (36,654)              --
                             ----     ----  ----   ----------    --------       --------      ------------
Balance, December 31,
 1994...................       11       86   903      583,181     (12,097)        47,996        (2,308,414)
 Net Loss...............      --       --    --           --          --             --           (112,027)
 Accretion of Redeemable
  Common Stock..........      --       --    --       (23,736)        --             --                --
 Restricted Stock
  Purchase Program:
 Stock Issued...........      --       --     23       46,205     (46,228)           --                --
 Stock Vested...........      --       --    --           --       12,005            --                --
 Stock Forfeited........      --       --    --          (469)        469            --                --
 Stock Exchanged for
  Loans.................      --       --    --          (337)        --             --                --
 Issuance of Class A
  Common Stock in
  connection with
  acquisition, net of
  issuance costs of
  $8,111................      --       302   --       576,349         --             --                --
 Change in Unrealized
  Gain, net of income
  taxes of $13,364......      --       --    --           --          --          19,827               --
                             ----     ----  ----   ----------    --------       --------      ------------
Balance, December 31,
 1995...................     $ 11     $388  $926   $1,181,193    $(45,851)      $ 67,823       $(2,420,441)
                             ====     ====  ====   ==========    ========       ========      ============

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                     STATEMENTS OF CONSOLIDATED CASH FLOWS

                                                YEAR ENDED DECEMBER 31,
                                          -------------------------------------
                                             1993         1994         1995
                                          -----------  -----------  -----------
                                                    (IN THOUSANDS)
OPERATING ACTIVITIES:
 Net Loss...............................  $  (210,770) $   (86,841) $  (112,027)
 Adjustments to Reconcile Net Loss to
  Net Cash Provided from Operating
  Activities, Net of Acquisitions:
  Extraordinary Item....................          --        18,265          --
  Cumulative Effect of Change in
   Accounting for Income Taxes..........      184,996          --           --
  Depreciation and Amortization.........      279,009      283,183      341,171
  Restricted Stock Purchase Program.....       11,004       11,316       12,005
  Amortization of Deferred Financing
   Costs................................        5,554        5,759        9,184
  Equity in Net Loss of Affiliates......       12,827       25,002       70,364
  Gain on Sale of Marketable Equity
   Securities...........................       (4,322)      (1,204)     (23,032)
  Gain on Sale of Investments...........      (17,067)         --        (1,035)
  Minority Interest in Net Income (Loss)
   of Subsidiaries......................          184         (205)         (39)
  Deferred Income Taxes.................       (9,788)     (42,272)     (48,783)
  Accrued Interest......................       15,787        9,632        4,937
  Accounts Payable, Accrued and Other
   Liabilities..........................       (3,633)      66,142        5,515
  Other Working Capital Changes.........      (13,277)     (52,473)     (36,996)
                                          -----------  -----------  -----------
NET CASH PROVIDED FROM OPERATING
 ACTIVITIES.............................      250,504      236,304      221,264
                                          -----------  -----------  -----------
FINANCING ACTIVITIES:
 Proceeds from Borrowings...............    1,502,304    1,709,980    2,635,240
 Repayment of Borrowings................   (1,369,341)  (1,456,061)    (806,261)
 Premium Paid on Extinguishment of
  Debt..................................          --       (20,924)         --
 Increase (Decrease) in Minority
  Interests.............................       (2,580)         779        3,666
 Issuance of Common Stock...............       46,500       30,500       (8,111)
 Repurchase of Common Stock and
  Redeemable Common Stock...............      (31,232)      (4,755)         --
                                          -----------  -----------  -----------
NET CASH PROVIDED FROM FINANCING
 ACTIVITIES.............................      145,651      259,519    1,824,534
                                          -----------  -----------  -----------
INVESTING ACTIVITIES:
 Acquisitions, Net of Liabilities
  Assumed and Cash Acquired.............          --      (114,990)  (1,243,879)
 Property, Plant and Equipment..........     (185,691)    (300,511)    (518,161)
 Investments............................     (106,819)    (192,119)    (280,142)
 Other Assets...........................       (7,182)     (16,832)     (25,167)
 Purchase of Marketable Equity
  Securities............................       (8,042)         --           --
 Proceeds from Sale of Marketable Equity
  Securities............................        5,719       17,553       27,357
 Proceeds from Sale of Investment--net..        1,148          --         1,181
                                          -----------  -----------  -----------
NET CASH USED FOR INVESTING ACTIVITIES..     (300,867)    (606,899)  (2,038,811)
                                          -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS............................       95,288     (111,076)       6,987
BALANCE AT BEGINNING OF YEAR............       27,352      122,640       11,564
                                          -----------  -----------  -----------
BALANCE AT END OF YEAR..................  $   122,640  $    11,564  $    18,551
                                          ===========  ===========  ===========

                See Notes to Consolidated Financial Statements.

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  The Company is a provider of broadband communications services with operations and investments encompassing cable television systems, international broadband communication ventures, telecommunications and technology ventures and programming services.

  The accompanying consolidated financial statements include the accounts of Continental Cablevision, Inc. (the Company) and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

  The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at each balance sheet date and during each reporting period. Significant estimates included in the consolidated financial statements include the assigned useful lives of property, plant and equipment and intangible assets, the carrying value of cost method investments, certain accruals, and valuation allowances for deferred tax assets. Actual results could differ from these estimates.

 Stock Dividend

  On September 28, 1995, the stockholders approved an increase in the number of authorized shares of common stock to 625,000,000 (425,000,000 Class A and 200,000,000 Class B, respectively) and preferred stock to 200,000,000. In addition, the Company's Board of Directors approved a stock dividend of 24 shares of Class A or B common stock for each share of Class A or B common stock held as of the record date. Due to the significance of this stock dividend to the Company's capital structure, all share and per share information have been restated to present this stock dividend as though it had occurred at the beginning of the earliest period presented.

 Supplies and Property, Plant and Equipment

  Supplies are stated at the lower of cost (first-in, first-out method) or market. Property, plant and equipment are stated at cost and include capitalized interest of $908,000, $2,377,000 and $7,233,000 in 1993, 1994 and
1995, respectively. Depreciation is provided using the straight-line group method over estimated useful lives as follows: buildings, 25 to 40 years; reception and distribution facilities, 3 to 15 years; and equipment and fixtures, 4 to 12 1/2 years. (See Note 6)

 Intangible and Other Assets

  Intangible assets consist primarily of franchise costs and goodwill recorded in various acquisitions. Such amounts are generally amortized over 10 to 40 years. Franchise costs, net of accumulated amortization, at December 31, 1994 and 1995 are $355,488,000 and $1,491,269,000, respectively. Other assets represent deferred financing costs and loans to employees (see Note 11). Accumulated amortization for intangible and other assets aggregated $714,492,000 and $807,644,000 at December 31, 1994 and 1995, respectively.

  On an ongoing basis management evaluates the amortization periods and the recoverability of the net carrying value of intangible assets by reviewing the performance of the underlying operations, in particular, of the future undiscounted operating cash flows of the acquired entities.

 Allowance for Doubtful Accounts

  The allowance for doubtful accounts at December 31, 1994 and 1995 is $9,771,000 and $12,476,000, respectively.

 Investments

  Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (SFAS 115) requires that certain debt and equity securities be categorized as either securities available for sale, securities held to maturity or trading account securities. The Company has classified all investments subject to SFAS 115 as available for sale and as such reports these securities at fair value, with the unrealized gains or losses, net of tax, reported as a separate component of stockholders' equity (deficiency). Realized gains and losses are included in results of operations. Prior to January 1, 1994, marketable equity securities were carried at either the lower of cost or market. In accordance with SFAS 115, prior period financial statements have not been restated to reflect the change in accounting principle. (See Note 4)

  Investments in 20-50% owned affiliates and other investments where the Company owns less than 20% but has the ability to exert significant influence are generally accounted for using the equity method. The excess of the cost of equity investments over the underlying value of the net assets is amortized over a period of approximately 10 years. Investments in less than 20% owned companies whose equity securities do not have a readily determinable market value are generally accounted for using the cost method. Investments in debt securities not subject to SFAS 115 are reported at amortized cost. (See Note 5)

 Derivative Financial Instruments

  The Company uses derivative financial instruments (primarily Interest Rate Exchange Agreements (Swaps) and Interest Rate Cap Agreements (Caps)) as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. These instruments are matched with either fixed or variable rate debt and periodic cash payments are accrued on a settlement basis as an adjustment to interest expense. Derivative financial instruments are not held for trading purposes. Any premiums associated with the instruments are amortized over their term and realized gains or losses as a result of the termination of the instruments are deferred and amortized over the shorter of the remaining term of the instrument or the underlying debt. (See Note 7)

 Income Taxes

  The Company implemented Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109) as of January 1, 1993. Deferred tax liabilities and assets are recognized for the future tax consequences of temporary differences between the financial reporting and tax bases of existing assets and liabilities. In addition, future tax benefits, such as net operating loss and investment tax credit carryforwards, are recognized to the extent realization of such benefits is more likely than not. (See Note 12)

 Fair Value of Financial Instruments

  The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1994 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

  The following is a summary of the estimated fair value and carrying value of the Company's financial instruments:

                                                 DECEMBER 31,
                                  -------------------------------------------
                                          1994                  1995
                                  --------------------- ---------------------
                                   CARRYING  ESTIMATED   CARRYING  ESTIMATED
                                    VALUE    FAIR VALUE   VALUE    FAIR VALUE
                                  ---------- ---------- ---------- ----------
                                                (IN THOUSANDS)
               ASSETS
   Marketable Equity Securities
    (See Note 4)................. $  122,510 $  122,510 $  151,378 $  151,378
   Cost Method Investments (See
    Note 5)......................     33,175     47,322     35,663     54,221
            LIABILITIES
   Total Debt, Swaps and Caps
    (See Note 7).................  3,449,907  3,516,588  5,285,159  5,418,137
   Redeemable Common Stock (See
    Note 9)......................    232,399    329,011    256,135    353,704

  The Company believes carrying value approximates fair value for all other financial instruments.

 Loss per Common Share

  Loss per common share is calculated by dividing the loss available to common stockholders by the weighted average number of common shares outstanding of 114,055,000, 114,334,000 and 124,882,000 for the years ended December 31, 1993,
1994 and 1995, respectively. Shares of the Series A Convertible Preferred Stock were not assumed to be converted into shares of common stock since the result would be anti-dilutive.

 Reclassifications

  Certain amounts have been reclassified from previous presentation in the accompanying consolidated financial statements.

 Recent Accounting Standards and Pronouncements

  The Accounting Standards Executive Committee of the AICPA adopted Statement of Position 94-6 (SOP) on December 30, 1994. This SOP, Disclosure of Certain Significant Risks and Uncertainties, is effective for fiscal years ending after December 15, 1995. The disclosures required by the SOP focus primarily on the nature of an entity's operations, the use of estimates in preparation of financial statements and on risks and uncertainties that could significantly affect the amounts reported in the financial statements. The company's consolidated financial statements are in compliance with this statement.

  In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, which is effective for fiscal years beginning after December 15, 1995. SFAS 121 addresses the accounting for potential impairment of long-lived assets. The effect of implementing SFAS 121 is expected to be immaterial to the Company's financial position and results of operations.

  In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS
123). SFAS 123, which is effective for fiscal years beginning after December 15, 1995, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The effect of implementing SFAS 123 is expected to be immaterial to the Company's financial position and results of operations.

2. SUPPLEMENTAL DISCLOSURE OF CASH FLOWS

  The following represents non-cash investing and financing activities and cash paid for interest and income taxes during the years ended December 31, 1993, 1994 and 1995.

                                                   YEAR ENDED DECEMBER 31,
                                                 -----------------------------
                                                   1993      1994      1995
                                                 --------  -------- ----------
                                                        (IN THOUSANDS)
   Acquisitions:
     Fair Value of Assets Acquired.............  $    --   $114,990 $2,135,941
     Deferred Taxes and Minority Interest
      Assumed..................................       --        --    (257,946)
     Net Working Capital Liabilities Assumed...       --        --     (49,354)
     Fair Value of Class A Common Stock
      Issued...................................       --        --    (584,762)
                                                 --------  -------- ----------
       Cash Paid for Acquisitions..............  $    --   $114,990 $1,243,879
                                                 ========  ======== ==========
   Dispositions:
     Gain on Sale of Investment (See Note 5)...  $ 15,919  $    --  $      --
     Deferred Gain on Sale of Investment.......       165       --         --
     Bases of Assets Sold......................       429       --         --
     Gain on Sale of Marketable Equity
      Securities...............................     3,471       --         --
     Bases of Property Received................   (19,984)      --         --
                                                 --------  -------- ----------
       Proceeds Received from Disposition......  $    --   $    --  $      --
                                                 ========  ======== ==========
   Accretion of Redeemable Common Stock........  $ 14,766  $ 19,932 $   23,736
                                                 ========  ======== ==========
   Accretion of Series A Convertible Preferred
    Stock......................................  $ 34,115  $ 36,800 $   39,802
                                                 ========  ======== ==========
   Cash Paid During the Year for Interest......  $261,846  $299,115 $  369,436
                                                 ========  ======== ==========
   Cash Paid During the Year for Income Taxes..  $  2,370  $  2,411 $    1,070
                                                 ========  ======== ==========

3. ACQUISITIONS

  All acquisitions have been accounted for as purchases. Results of operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition.

  In June 1994, the Company purchased cable television systems in Manchester, New Hampshire for approximately $47,990,000, and in November 1994 purchased cable television systems in Florida for approximately $67,000,000.

  The Company purchased cable television systems in the Chicago, Illinois area for approximately $168,500,000 in August 1995 and cable television systems in California for approximately $17,000,000 in September 1995. In October 1995, the Company purchased cable television systems in Michigan for approximately $155,000,000. Also, in October 1995, the Company, Providence Journal, King Holding Corporation, King Broadcasting Company and The Providence Journal Company consummated a merger (the Merger) in which the Providence Journal (which at the time of the Merger included only the Providence Journal cable businesses and assets) was merged with and into the Company. In connection with the Merger, the Company purchased the cable television businesses and assets of King Broadcasting Company (the King Cable Assets, and collectively with Providence Journal, Providence Journal Cable). The total consideration involved in the Merger consisted of $405,000,000 in cash, the repayment of approximately $410,000,000 of existing indebtedness (see Note 7) and the issuance of 30,142,394 shares of the Company's Class A common stock at an ascribed value of $584,762,000. In December 1995, the Company purchased for $88,000,000 in cash the non-owned interests in and discharged certain liabilities of N-Com Limited Partnership II (N-Com), which owns and operates cable television systems in Michigan.

  The summarized unaudited pro forma results of operations for the years ended December 31, 1994 and 1995, assuming the acquisitions above occurred as of the beginning of each respective period, are as follows:

                                                      YEAR ENDED DECEMBER 31,
                                                     --------------------------
                                                         1994          1995
                                                     ------------  ------------
                                                     (IN THOUSANDS, EXCEPT PER
                                                            SHARE DATA)
   Revenues......................................... $  1,586,829  $  1,732,311
   Depreciation and Amortization....................      388,940       440,109
   Operating Income.................................      275,652       263,768
   Net Loss.........................................     (124,592)     (184,671)
   Net Loss per Common Share........................        (0.86)        (1.27)

4. MARKETABLE EQUITY SECURITIES

  Effective January 1, 1994, the Company adopted SFAS 115 and classified marketable equity securities as available for sale. These investments had a fair value of $183,245,000 and a cost of $42,161,000 at the date of adoption. The unrealized gain of $141,084,000, less income taxes of $56,434,000 was reported as an adjustment to stockholders' equity (deficiency). These securities have an aggregate cost basis of $42,161,000 and $37,837,000 as of December 31, 1994 and 1995, respectively. During the year ended December 31, 1994, the Company recognized a gross unrealized holding loss of $60,735,000 and a gross realized gain of $1,204,000. During the year ended December 31, 1995, the Company recognized a gross unrealized holding gain of $33,191,000 and a gross realized gain of $23,032,000.

5. INVESTMENTS

  The Company's investments consist of the following:

                                                               DECEMBER 31,
                                                 APPROXIMATE -----------------
                                                  OWNERSHIP    1994     1995
                                                 ----------- -------- --------
                                                              (IN THOUSANDS)
   Equity Method Investments:
     Teleport Communications Group, Inc. (TCG)
      and TCG Partners..........................     20%     $ 93,954 $100,058
     Regional TCG Partnerships..................   10%-30%     34,609   45,603
     PrimeStar Partners L.P. (PrimeStar)........     10%       12,500   16,311
     Fintelco, S.A. ............................     50%      146,040  164,144
     Optus Vision Pty Ltd (Optus Vision)........     47%          --   150,232
     Singapore Cablevision Private Limited
      (SCV).....................................     25%        8,484   15,023
     Other......................................   20%-50%      6,717   11,318
                                                             -------- --------
                                                              302,304  502,689
   Cost Method Investments......................               33,175   35,663
                                                             -------- --------
       Total....................................             $335,479 $538,352
                                                             ======== ========

  Estimated fair value of cost method investments is $47,322,000 and $54,221,000 as of December 31, 1994 and 1995, respectively, based on various valuation methods.

  In October 1993, the Company exchanged its equity interest in Insight Communications Company U.K., L.P. for stock representing less than a 5% interest in International CableTel, Incorporated (CableTel), a telecommunications company operating in the United Kingdom. The Company accounted for the investment in CableTel as a marketable equity security and recorded a gain of $15,919,000. During the year ended December 31, 1994, the CableTel marketable equity securities were sold at an additional realized gain of $1,204,000.

  As of December 31, 1995, the Company had invested $66,000,000 in equity and had made commitments to TCG to loan up to $69,920,000 through 2003, of which $53,800,000 was outstanding as of December 31, 1995. These loans bear interest at approximately 7% and are due on the earlier of the seventh anniversary of the borrowing or May 2003. TCG and its affiliates are telecommunications companies which operate fiber-optic networks in the United States.

  As of December 31, 1995, a wholly owned subsidiary of the Company issued a standby letter of credit of $56,250,000 on behalf of PrimeStar, a limited partnership that provides direct broadcast satellite services. The standby letter of credit guarantees a portion of the financing PrimeStar incurred to construct a satellite system and is collateralized by certain marketable equity securities with a carrying value of $151,378,000 as of December 31, 1995. As a result of these commitments and other qualitative factors, the Company accounts for its investment in PrimeStar using the equity method.

  As of December 31, 1994 and 1995, the Company had advanced $114,000,000 and $150,500,000, respectively, in cash to Fintelco, S.A. which owns and operates cable television systems in Argentina. In addition, the Company has recorded commitments to contribute an additional $24,164,000 to Fintelco, S.A.

  As of December 31, 1995, the Company had invested approximately $169,087,000 in Optus Vision, a joint venture which is constructing a broadband communications network in Australia. The Company currently holds a 46.5% interest in Optus Vision.

  As of December 31, 1995, the Company had invested $17,614,000 in Singapore Cablevision Pte Ltd (SCV), which owns and operates a cable television system in Singapore. The Company is committed to make additional capital contributions to SCV of approximately $27,000,000 to be paid over time. In addition, the Company has made commitments to SCV to loan up to approximately $45,000,000 if third party debt financing cannot be obtained by SCV.

  The Company also has various investments in cable television companies which are not individually material to the Company. The Company has approximately a one-third ownership interest in these companies and therefore accounts for these investments using the equity method.

  The major components of all equity method investees' combined financial position and results of operations are as follows (reflects the Company's proportionate share for the period which the investments are owned):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1994     1995
                                                              -------- --------
                                                               (IN THOUSANDS)
Property, Plant and Equipment................................ $226,000 $290,000
Total Assets.................................................  495,000  574,000
Total Liabilities............................................  387,000  420,000
Equity.......................................................  108,000  154,000

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1994      1995
                                                   --------  --------  --------
                                                         (IN THOUSANDS)
Revenues.......................................... $ 63,000  $146,000  $244,000
Depreciation and Amortization.....................   22,000    27,000    41,000
Operating Loss....................................   (5,000)   (4,000)  (40,000)
Net Loss..........................................  (19,000)  (28,000)  (67,000)

6. PROPERTY, PLANT AND EQUIPMENT

  The components of property, plant and equipment are as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
                                                            (IN THOUSANDS)
   Land and Buildings.................................. $    56,630 $    84,254
   Reception and Distribution Facilities...............   2,122,304   2,897,745
   Equipment and Fixtures..............................     288,950     377,657
                                                        ----------- -----------
     Total.............................................   2,467,884   3,359,656
   Less--Accumulated Depreciation......................   1,114,095   1,252,183
                                                        ----------- -----------
     Property, Plant and Equipment--net................ $ 1,353,789 $ 2,107,473
                                                        =========== ===========

7. DEBT

  Total debt outstanding is as follows:

                                                             DECEMBER 31,
                                                        -----------------------
                                                           1994        1995
                                                        ----------- -----------
                                                            (IN THOUSANDS)
   1994 Credit Facility................................ $ 1,373,790 $ 1,586,200
   1995 Credit Facility................................         --    1,039,000
   Insurance Company Notes.............................     150,000     125,750
   Senior Notes and Debentures.........................   1,400,000   2,000,000
   Subordinated Debt...................................     500,000     500,000
   Other...............................................      26,117      34,209
                                                        ----------- -----------
     Total............................................. $ 3,449,907 $ 5,285,159
                                                        =========== ===========

  In October 1994, the Company amended and restated its bank indebtedness by entering into a $2,200,000,000 unsecured reducing revolver credit agreement (the 1994 Credit Facility). Credit availability under the 1994 Credit Facility will decrease annually commencing in December, 1997 with a final maturity in October 2003. Borrowings under the 1994 Credit Facility bear interest at a rate between the agent bank's prime rate (8 1/2% as of December 31, 1994 and 1995) and prime plus 1/2%, depending on certain financial tests. At the Company's option, most borrowings bear interest at spreads over LIBOR. The Company's obligations under the 1994 Credit Facility are guaranteed by the Company's Restricted Subsidiaries, (collectively with the Company, the Restricted Group) which represent the majority of the Company's owned and operated cable systems, excluding those acquired in the Providence Journal Cable and Michigan acquisitions (collectively, the New Borrowing Group). Prepayments are required from the proceeds of certain sales of Restricted Subsidiaries' assets.

  During 1995, certain of the Company's subsidiaries entered into a $1,200,000,000 unsecured reducing revolver credit facility (the 1995 Credit Facility). Initial borrowings under the 1995 Credit Facility were utilized to finance the acquisitions of Providence Journal Cable and the Michigan cable systems. Credit availability under the 1995 Credit Facility will decrease annually commencing in December 1998 with a final maturity in September 2004. Borrowings under the 1995 Credit Facility bear interest at the agent bank's prime rate (8 1/2% at December 31, 1995) plus 1/2% or spreads over LIBOR. The New Borrowing Group's obligations under the 1995 Credit Facility are guaranteed by substantially all of the New Borrowing Group subsidiaries. Prepayments are required from the proceeds of certain sales of New Borrowing Group assets.

  The Insurance Company Notes are unsecured, bear interest at 10.12%, require increasing semi-annual repayments through July 1, 1999 and rank pari passu in right of payment with the 1994 Credit Facility.

  The Company's unsecured Senior Notes and Debentures rank pari passu in right of payment with the Insurance Company Notes and 1994 Credit Facility (collectively, Senior Debt) and are non-redeemable prior to maturity, except for the 9 1/2% Senior Debentures. The 9 1/2% Senior Debentures are redeemable at the Company's option at par plus declining premiums beginning in 2005. In addition, at any time prior to August 1996, the Company may redeem a portion of the 9 1/2% Senior Debentures at a premium with the proceeds from any offering by the Company of its capital stock. In December 1995, the Company issued $600,000,000 of 8.30% Senior Notes. No sinking fund is required for any of the Senior Notes and Debentures.

  The Senior Notes and Debentures consist of the following:

                                                              DECEMBER 31,
                                                          ---------------------
                                                             1994       1995
                                                          ---------- ----------
                                                             (IN THOUSANDS)
   8 1/2% Senior Notes, Due September 15, 2001........... $  200,000 $  200,000
   8 5/8% Senior Notes, Due August 15, 2003..............    100,000    100,000
   8 7/8% Senior Debentures, Due September 15, 2005......    275,000    275,000
   8.30% Senior Notes, Due May 15, 2006..................        --     600,000
   9% Senior Debentures, Due September 1, 2008...........    300,000    300,000
   9 1/2% Senior Debentures, Due August 1, 2013..........    525,000    525,000
                                                          ---------- ----------
     Total............................................... $1,400,000 $2,000,000
                                                          ========== ==========

  The Company's Senior Debt limits the Restricted Group with respect to, among other things, payment of dividends, the repurchase of capital stock in excess of $724,000,000, the creation of liens and additional indebtedness, property dispositions, investments and leases, and requires certain minimum ratios of cash flow to debt and cash flow to related fixed charges. In addition, the 1995 Credit Facility has similar limitations with respect to the New Borrowing Group.

  The Company's Subordinated Debt is redeemable at the Company's option at par plus declining premiums at various dates, and is subordinated to the Company's Senior Debt. Subordinated Debt consists of the following:

                                                               DECEMBER 31,
                                                             -----------------
                                                               1994     1995
                                                             -------- --------
                                                              (IN THOUSANDS)
   10 5/8% Senior Subordinated Notes, Due June 15, 2002..... $100,000 $100,000
   Senior Subordinated Floating Rate Debentures,
    Due November 1, 2004....................................  100,000  100,000
   11% Senior Subordinated Debentures, Due June 1, 2007.....  300,000  300,000
                                                             -------- --------
     Total.................................................. $500,000 $500,000
                                                             ======== ========

  In November 1994, the Company redeemed $325,000,000 of 12 7/8% Senior Subordinated Debentures for a price equal to 106.438% of their principal amounts plus accrued interest thereon. As a result of the redemption and the write-off of $7,176,000 of unamortized deferred financing costs, the Company recorded an extraordinary loss of $28,100,000, less an income tax benefit of $9,835,000.

  The Senior Subordinated Floating Rate Debentures bear interest at LIBOR plus 3%. In February 1996, the Company redeemed the Senior Floating Rate Debentures for a price equal to the principal amount plus accrued interest thereon.

  Derivative financial instruments used to manage interest rate risk include Swaps and Caps. The following table summarizes the terms of the Company's existing Swaps and Caps as of December 31, 1995:

                                                                     AVERAGE
                                       NOTIONAL AMOUNT MATURITIES INTEREST RATE
                                       --------------- ---------- -------------
                                       (IN THOUSANDS)
   Fixed to Variable Swaps...........    $1,425,000    1998-2003       5.9%
   Variable to Fixed Swaps...........       900,000    1996-2000       8.9%
   Caps (carrying value $1,380,000 in
    Other Assets)....................       800,000    1996-1997       8.0%

  The Company's credit risk if the counterparties failed to perform under these agreements, would be limited to the periodic settlement of amounts receivable under these agreements. As of December 31, 1994 and 1995, the net amounts payable by the Company in connection with the Swaps were $5,000,000 and $6,460,000, respectively.

  The Company's variable-rate Swaps, which are indexed to six month LIBOR, include a $75,000,000 Swap that may be extended by the counterparty at a certain time in the future under the same terms and conditions at the existing contracted rate. The Company entered into this Swap to further manage its interest rate risk. The Swap is related to specific portions of the Company's fixed-rate debt and is with a counterparty that is a lender in both the 1994 Credit Facility and 1995 Credit Facility.

  The fair value of total debt, Swaps and Caps is estimated to be $3,516,588,000 and $5,418,137,000 as of December 31, 1994 and 1995,
respectively, and is based on recent trades and dealer quotes. The components of the fair value are as follows:

                                                           DECEMBER 31,
                                                      ------------------------
                                                         1994         1995
                                                      -----------  -----------
                                                          (IN THOUSANDS)
   Carrying Value of Debt............................ $ 3,449,907  $ 5,285,159
   Unrealized (Gain) Loss on Debt....................    (130,442)      85,195
   Unrealized Loss on Floating to Fixed Rate Swaps...      14,247       41,495
   Unrealized Loss on Fixed to Floating Rate Swaps...     184,903        6,177
   Unrealized (Gain) Loss on Interest Rate Cap
    Agreements.......................................      (2,027)         111
                                                      -----------  -----------
     Total........................................... $ 3,516,588  $ 5,418,137
                                                      ===========  ===========

  Annual maturities of debt for the five years subsequent to December 31, 1995, are as follows:

                                                                  (IN THOUSANDS)
   1996..........................................................  $    29,641
   1997..........................................................       32,108
   1998..........................................................       33,551
   1999..........................................................      112,267
   2000..........................................................      558,903
   Thereafter....................................................    4,518,689
                                                                   -----------
     Total.......................................................  $ 5,285,159
                                                                   ===========

8. COMMITMENTS

  The Company and its subsidiaries have entered into various operating lease agreements, with total commitments of $48,685,000 as of December 31, 1995. Commitments under such agreements for the years 1996-2000 approximate $11,374,000, $8,629,000, $7,024,000, $5,832,000 and $3,895,000, respectively.
The Company and its subsidiaries also rent pole space from various companies under agreements which are generally terminable on short notice. Lease and rental costs charged to operations for the years ended December 31, 1993, 1994, and 1995 were $18,378,000, $20,113,000 and $21,696,000, respectively.

9. REDEEMABLE COMMON STOCK

  Pursuant to a Stock Liquidation Agreement with certain stockholders (the Selling Stockholders), the Company committed to repurchase certain shares of its common stock (Redeemable Common Stock) in December 1998 or January 1999 at a defined purchase price (Purchase Price). The Purchase Price is the greater of the net proceeds per share from the liquidation of the Company less a 22.5% discount or the estimated amount of net proceeds per share from an underwritten public offering of the Company's common stock.

  The fair value of the Redeemable Common Stock is estimated at $329,011,000 and $353,704,000 as of December 31, 1994 and 1995, respectively, based on the estimate of the Purchase Price at these dates of $19.72 and $21.20 per share, respectively, as determined by an investment banker for the Company.

  In the event the Company is unable to meet its commitments under the Stock Liquidation Agreement, the Selling Stockholders may cause the sale of all or substantially all of the assets of the Company.

  During 1993, the Company repurchased 1,604,400 shares of Redeemable Common Stock for approximately $31,125,000 and reclassified 411,175 shares of Redeemable Common Stock as Class A Common Stock based on an agreement with a certain stockholder to remove such shares from the 1998-1999 Share Repurchase Program. During 1994, the Company repurchased 27,475 shares of Class A Common Stock and 217,625 shares of Class B Common Stock, of which 82,900 were shares of Redeemable Common Stock.

  The initial estimated repurchase cost for the Redeemable Common Stock has been adjusted by periodic accretions through the repurchase dates based on the interest method of the difference between the initial estimate and the subsequent estimates of the Purchase Price.

10. STOCKHOLDERS' EQUITY (DEFICIENCY)

  The Company has two classes of stock: Class A Common Stock, which has one vote per share, and Class B Common Stock, which has ten votes per share. At December 31, 1995, there were 38,885,294 and 109,151,550 Class A and Class B shares of common stock outstanding, respectively. Stockholders' Equity (Deficiency) reflects only 38,780,694 and 92,572,000 Class A and Class B shares of common stock outstanding, respectively, due to the classification of 16,684,150 shares as Redeemable Common Stock.

  In 1993 and 1994, the Company sold 2,396,900 shares of Class A Common Stock for approximately $46,500,000 and 1,572,150 shares of Class A Common Stock for approximately $30,500,000, respectively.

  Each share of Series A Convertible Preferred Stock (Convertible Preferred) is entitled to 250 votes per share, shares equally with each common share in all dividends and distributions, and is convertible into 25 shares of common stock, at any time, at the option of the holder. The Convertible Preferred stockholders have the right to sell their shares in a public offering by causing the Company to register such shares under the Securities Act of 1933. Certain other stockholders of the Company have similar registration rights.

  The Convertible Preferred has a liquidation preference equal to the greater of its Accreted Value or the amount which would be distributed to common stockholders, assuming conversion of the Convertible Preferred. The Accreted Value assumes a yield of 8% per annum, compounded semi-annually in arrears on the $350 purchase price per share. During the year, the carrying value of the Convertible Preferred has been increased by $39,802,000 to reflect the Accreted Value of $527,578,000 as of December 31, 1995.

  After June 1997, if the value of the common stock is greater than 137.5% of the then Accreted Value, the Company will have the right to convert each outstanding share of Convertible Preferred into one share of common stock.

  In June 2002, each outstanding share of Convertible Preferred may be converted at the option of the holder or the Company into a number of common shares which will have a value equal to the Accreted Value. The Company may, at its sole option, purchase for cash at the Accreted Value all or part of the Convertible Preferred instead of accepting or requiring conversion.

  The Company paid aggregate fees and underwriting discounts to Lazard Freres & Company (Lazard) of approximately $7,700,000 during 1993 and $9,000,000 during 1995 in connection with certain investment banking services. Two directors of the Company are general partners of Lazard and managing directors of Corporate Partners, L.P., which purchased 728,953 shares of Convertible Preferred on the same terms as all other purchasers of Convertible Preferred.

11. RESTRICTED STOCK PURCHASE PROGRAM

  The Company maintains a Restricted Stock Purchase Program under which certain employees of the Company, selected by the Board of Directors, are permitted to buy shares of the Company's common stock at the par value of one cent per share. The shares remain wholly or partly subject to forfeiture for seven years, during which time a pro rata portion of the shares becomes "vested" at six-month intervals. Upon termination of employment with the Company, an employee must resell to the Company, for the price paid by the employee, the employee's shares which are not then vested. For financial statement presentation, the difference between the purchase price and the fair market value at the date of issuance (as determined by the Board of Directors) is recorded as additional paid-in capital and unearned compensation, and charged to operations through 2001 as the shares vest. Shares of common stock issued under the program for the years ended December 31, 1993, 1994 and 1995 were 40,000, none and 2,382,925, respectively. At December 31, 1994 and 1995, 1,003,925 and 2,496,025 shares, respectively, were not yet vested. In connection with the Restricted Stock Purchase Program, a wholly-owned subsidiary of the Company has loaned approximately $13,541,000 and $27,746,000 at December 31, 1994 and 1995, respectively, to the participating employees to fund their individual tax liabilities. These loans are due through 2001, bear interest at a range from 5% to 8% and are included in Other Assets in the accompanying financial statements.

12. INCOME TAXES

  Effective January 1, 1993, the Company implemented the provisions of SFAS 109 and recognized an additional charge of $184,996,000 for deferred income taxes. Such amount has been reflected in the consolidated financial statements as the cumulative effect of change in accounting for income taxes.

  During 1993, the Company revised its estimated annual effective tax rate to reflect a change in the federal statutory rate from 34% to 35%. The income tax benefit for the year decreased approximately $4,182,000 as a result of applying the newly enacted federal tax rates to deferred tax balances as of January 1, 1993.

  The provision (benefit) for income taxes is comprised of:

                                                    YEAR ENDED DECEMBER 31,
                                                   ---------------------------
                                                    1993      1994      1995
                                                   -------  --------  --------
                                                        (IN THOUSANDS)
   Current:
     Federal...................................... $   647  $   (196) $   (238)
     State........................................   1,220     2,049     1,112
   Deferred:
     Federal......................................  (7,968)  (35,549)  (42,416)
     State........................................  (1,820)   (6,723)   (6,367)
                                                   -------  --------  --------
       Total...................................... $(7,921) $(40,419) $(47,909)
                                                   =======  ========  ========
   Extraordinary Item--Deferred................... $   --   $ (9,835) $    --
                                                   =======  ========  ========

  Differences between the effective income tax rate and the federal statutory rate are summarized as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                  1993      1994      1995
                                                 -------   -------   -------
   Federal Statutory Rate.......................   (35.0)%   (35.0)%   (35.0)%
   Enacted Tax Rate Change......................    12.4%      --        --
   Non-Deductible Equity in Net Losses of For-
    eign Affiliates.............................     --        --        6.5%
   State Income Tax, Net of Federal Income Tax
    Benefit.....................................    (1.2)%    (2.2)%    (2.4)%
   Other........................................      .3%       .5%       .9%
                                                 -------   -------   -------
     Total......................................   (23.5)%   (36.7)%   (30.0)%
                                                 =======   =======   =======

  The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets and liabilities consist of the following:

                                                            DECEMBER 31,
                                                         --------------------
                                                           1994       1995
                                                         ---------  ---------
                                                           (IN THOUSANDS)
   Deferred Tax Liabilities:
     Depreciation and Amortization...................... $(506,560) $(801,068)
     Unrealized Holding Gain on Marketable Equity
      Securities........................................   (32,353)   (45,717)
     Other..............................................    (5,245)   (15,790)
   Deferred Tax Assets:
     Net Operating Loss Carryforwards...................   460,469    570,739
     Tax Credit Carryforwards...........................    59,397     57,492
     Other..............................................    60,836     68,729
     Valuation Allowance................................  (153,026)  (141,426)
                                                         ---------  ---------
   Net Deferred Tax Liability........................... $(116,482) $(307,041)
                                                         =========  =========

  The Company and its subsidiaries have net operating loss carryforwards of approximately $1,131,000,000 for federal income tax purposes, expiring through 2010, and investment tax credit carryforwards of approximately $57,500,000 expiring through 2005.

  Valuation allowances have been established for uncertainties in realizing transitional investment tax credit carryforwards, the tax benefit of certain limited use federal net operating losses and certain state net operating losses. If in future periods the realization of tax credit and net operating loss carryforwards acquired as a result of business combinations becomes more likely than not, $36,000,000 of the valuation allowance will be allocated to reduce goodwill and other intangible assets. The net change of the valuation allowance during 1994 and 1995 was a decrease of $4,445,000 and $11,600,000, respectively. The decreases were due primarily to the expiration of state net operating loss carryforwards and investment tax credit carryforwards.

13. RETIREMENT AND MATCHED SAVINGS PLANS

  The Company has a non-contributory defined benefit plan covering substantially all employees. Benefits under the plan are determined based on formulas which reflect employees' years of service and the average of the five consecutive years of highest compensation. The Company's policy is to make contributions sufficient to meet the minimum funding requirements of ERISA.

  The components of net periodic pension expense are as follows:

                                 YEAR ENDED DECEMBER 31,
                               ---------------------------
                                1993      1994      1995
                               -------  --------  --------
                                    (IN THOUSANDS)
   Service Cost-Benefits
    Earned During the Year...  $ 2,584  $  2,934  $  2,919
   Interest Cost on Projected
    Benefit Obligation.......    1,336     1,576     1,896
   Actual Loss (Return) on
    Plan Assets..............     (136)      417    (3,039)
   Other Items...............     (615)   (1,514)    1,672
                               -------  --------  --------
     Total...................  $ 3,169  $  3,413  $  3,448
                               =======  ========  ========

  The following table sets forth the funded status and amounts recognized in the Company's balance sheet:

                                                               DECEMBER 31,
                                                            ------------------
                                                              1994      1995
                                                            --------  --------
                                                             (IN THOUSANDS)
   Actuarial Present Value of:
     Vested Benefit Obligation............................. $ (9,159) $(15,341)
     Non-Vested Benefit Obligation.........................   (1,201)   (1,465)
                                                            --------  --------
   Accumulated Benefit Obligation..........................  (10,360)  (16,806)
   Effect of Projected Salary Increases....................  (12,691)  (12,041)
                                                            --------  --------
   Projected Benefit Obligation............................  (23,051)  (28,847)
   Plan Assets at Market Value.............................   12,397    18,498
                                                            --------  --------
   Funded Status...........................................  (10,654)  (10,349)
   Deferred Transition Loss................................    1,194     1,124
   Unrecognized Prior Service..............................     (511)     (483)
   Unrecognized Net Loss...................................    2,233     1,963
                                                            --------  --------
       Accrued Pension Cost................................ $ (7,738) $ (7,745)
                                                            ========  ========

  The actuarial assumptions as of the year-end measurement date are as follows:

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
   Discount Rate................................................   8.75%   7.25%
   Expected Long-Term Rate of Return............................   9.00%   9.00%
   Rate of Increase in Future Salary Levels.....................   5.75%   4.25%

  At December 31, 1995, plan assets consist of equity and debt securities, U.S. Government obligations and cash equivalents.

  The Company sponsors a defined contribution Matched Savings Plan covering substantially all of its employees. The Company's contribution for this plan is based on a percentage of each participant's salary. Total costs for the years ended December 31, 1993, 1994 and 1995 were approximately $2,550,000, $2,652,000 and $2,907,000, respectively.

  Effective in 1995, the Company approved a Supplemental Executive Retirement Plan ("SERP"). The SERP provides additional retirement benefits for any employee of Continental whose accrued benefits under the Continental Retirement Plan are limited by the Internal Revenue Code's (the "Code") limit on compensation which may be taken into account under that plan or by the Code's
Section 415 limit on the size of retirement benefits which may be funded under that plan. The SERP is an unfunded, non tax-qualified plan.

  The components of net periodic pension cost for the supplemental retirement plan for 1995 are as follows:

                                                                  YEAR ENDED
                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                (IN THOUSANDS)
   Service Cost--Benefits Earned During the Year..............       $ 77
   Interest Cost on Projected Benefit Obligation..............        124
   Other Items................................................         79
                                                                     ----
     Total....................................................       $280
                                                                     ====

  The actuarial assumptions as of the year-end measurement date are as follows:

                                                               DECEMBER 31, 1995
                                                               -----------------
   Discount Rate..............................................       7.25%
   Rate of Increase in Future Salary Levels...................       4.25%

  The funded status of the supplemental retirement plan as of December 31, 1995 is as follows:

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                (IN THOUSANDS)
   Actuarial Present Value:
     Vested Benefit Obligation................................      $  (651)
     Non-Vested Benefit Obligation............................           (2)
                                                                    -------
   Accumulated Benefit Obligation.............................         (653)
   Effect of Projected Salary Increases.......................       (1,146)
                                                                    -------
   Projected Benefit Obligation...............................       (1,799)
   Plan Assets at Market......................................          --
                                                                    -------
   Funded Status..............................................       (1,799)
   Unrecognized Prior Service.................................        1,341
   Unrecognized Net Loss......................................          178
                                                                    -------
     Accrued Pension Cost.....................................      $  (280)
                                                                    =======

14. CONTINGENCIES

  The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the ultimate resolution of such legal proceedings and claims will not have a material effect on the consolidated financial position and results of operations of the Company.

15. LEGISLATION AND REGULATION

  Pursuant to the Cable Television Consumer Protection and Competition Act of 1992, the FCC in April 1993 promulgated rate regulations that establish maximum allowable rates for cable television services, except for services offered on a per-channel or per-program basis. The FCC's regulations require rates for equipment and installations to be cost-based, and require reasonable rates for regulated cable television services to be established based on, at the election of the cable television operator, either application of the FCC's benchmark formula or a cost-of-service showing pursuant to standards adopted by the FCC. In addition, the FCC regulations limit future rate increases for regulated services.

  Under current FCC regulations, a rate complaint or certification of a local franchising authority is required to regulate a system. In accordance with the regulations, the Company either reduced rates under the FCC's benchmark methodology or supported current rates by cost-of-service showings for regulated franchises. Certain positions taken by the Company in its cost-of-service filings were based on provisions of the FCC's interim cost-of-service rules that allowed certain "presumptions" in the rules to be overcome on a case-by-case basis. While the Company believes that its showings in this regard were sufficient, the results of these cases were unknown. As a result, the Company recorded a revenue reserve during 1994.

  On August 3, 1995, a social contract between the Company and the FCC (the Social Contract) was adopted. The Social Contract is a six-year agreement covering all of the Company's existing franchises, including those that are currently unregulated, and settles the Company's pending cost-of-service rate cases and benchmark cable programming service tier (CPS) rate cases. Benchmark broadcast service tier (BBT) cases will be resolved by the Company and local franchising authorities. As part of the resolution of these cases, the Company agrees to, among other things, (i) invest at least $1.35 billion in domestic system rebuilds and upgrades in the next six years to expand channel capacity and improve system reliability and picture quality, (ii) reduce its BBT service rates and (iii) make in-kind refunds to affected subscribers totaling a retail value of approximately $9.5 million. In 1995, the Company adjusted the revenue reserve recorded in 1994 to reflect the impact of the Social Contract. The resolution of pending rate cases was without any finding by the FCC of any wrongdoing by the Company.

  The Social Contract also provides for its termination in the future if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental. In that instance, the Company may petition the FCC to terminate the Social Contract.

  In February 1996, the Telecommunications Act of 1996 was enacted, which deregulates CPS rates after March 31, 1999.

16. EVENTS SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT (UNAUDITED)

  In February 1996, the Company signed a definitive Agreement and Plan of Merger (the Merger Agreement) providing for the merger of the Company with and into U S WEST, Inc., with U S WEST, Inc. being the surviving corporation. The Merger Agreement provides for the stockholders of the Company to receive a combination of cash and securities of U S WEST, Inc. valued at approximately $5.3 billion in exchange for all of the outstanding stock of the Company. Additionally, U S WEST, Inc. will assume the Company's outstanding indebtedness and other liabilities. The merger is contingent, among other things, upon receiving approval from the Company's stockholders and necessary regulatory approvals.

  On March 6, 1996, a proposed amendment (the Social Contract Amendment) to the Social Contract was released by the FCC for public comment. If adopted, the Social Contract Amendment would incorporate all franchises acquired during 1995 into the Social Contract, and settle most CPS-rate cases of the acquired franchises. The Social Contract Amendment provides for cash refunds of $1.6 million (for which reserves were recorded as of December 31, 1995) and increases the Company's investment commitment in domestic system rebuilds and upgrades from $1.35 billion to $1.7 billion.

  In March 1996, the Company entered into a purchase agreement to acquire the non-owned interests in and discharge or assume certain liabilities of Meredith/New Heritage Strategic Partners, L.P. for approximately $219,200,000.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Quarterly results of operations for 1994 and 1995 are summarized below:

                                  FIRST       SECOND      THIRD       FOURTH
                                 QUARTER     QUARTER     QUARTER     QUARTER
                                ----------  ----------  ----------  ----------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   1994
   Revenues...................  $  290,764  $  298,626  $  296,246  $  312,341
   Depreciation and
    Amortization..............      67,458      68,065      71,277      76,383
   Restricted Stock Purchase
    Program...................       2,838       2,837       2,827       2,814
   Operating Income...........      59,284      61,507      53,565      56,238
   Loss Before Extraordinary
    Item......................     (13,640)     (9,981)    (21,871)    (23,084)
   Extraordinary Item.........         --          --          --      (18,265)
   Net Loss...................     (13,640)     (9,981)    (21,871)    (41,349)
   Loss Applicable to Common
    Stockholders..............     (22,518)    (18,990)    (31,309)    (50,824)
   Loss Per Common Share:
     Loss Before Extraordinary
      Item....................       (0.19)      (0.16)      (0.27)      (0.28)
     Extraordinary Item.......         --          --          --        (0.16)
     Net Loss.................       (0.19)      (0.16)      (0.27)      (0.44)
   1995
   Revenues...................  $  318,576  $  331,472  $  342,445  $  449,899
   Depreciation and
    Amortization..............      74,422      73,990      82,156     110,603
   Restricted Stock Purchase
    Program...................       2,850       3,055       3,042       3,058
   Operating Income...........      59,192      61,361      61,400      70,022
   Net Loss...................      (6,902)    (26,165)    (25,065)    (53,895)
   Loss Applicable to Common
    Stockholders..............     (16,505)    (35,909)    (35,273)    (64,142)
   Loss Per Common Share:
     Net Loss.................       (0.14)      (0.30)      (0.30)      (0.44)

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Providence Journal Company:

  We have audited the accompanying combined balance sheets of Colony Communications, Inc., Copley/Colony, Inc., Colony Cablevision, a division of Providence Journal Company, and King Videocable Company, (collectively "Providence Journal Cable"), as of December 31, 1993 and 1994, and the related combined statements of operations, changes in group equity, and cash flows for each of the years in the three-year period ended December 31, 1994. These combined financial statements are the responsibility of Providence Journal Cable's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the consolidated financial statements of King Videocable Company, which statements reflect total assets constituting 45 percent of the related combined totals in 1993 and 1994, and total revenues constituting 33 percent in 1992, and 30 percent in 1993 and 1994, respectively, of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for King Videocable Company, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  The accompanying combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company that are to be acquired by Continental Cablevision, Inc., pursuant to an agreement and plan of merger described in note 1.

  In our opinion, based on our audits and the report of the other auditors, the combined financial statements referred to above present fairly, in all material respects, the financial position of Providence Journal Cable as of December 31, 1993 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

  As discussed in notes 1(h) and 9 to the combined financial statements, Providence Journal Cable changed its method of accounting for income taxes in 1992.

                                                  KPMG Peat Marwick LLP

Providence, Rhode Island
February 10, 1995

                          INDEPENDENT AUDITORS' REPORT

King Videocable Company:

  We have audited the consolidated balance sheets of King Videocable Company and subsidiaries (a wholly owned subsidiary of King Broadcasting Company, a subsidiary of King Holding Corp.) as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of King Videocable Company at December 31, 1993 and 1994, and the results of their operations and their cash flows for the period February 25, 1992 (date acquired by King Holding Corp.) to December 31, 1992 and for the years ended December 31, 1993 and 1994 in conformity with generally accepted accounting principles.

Deloitte & Touche llp

Boston, Massachusetts
February 10, 1995

                            PROVIDENCE JOURNAL CABLE

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                   DECEMBER 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1993     1994       1995
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
                             ASSETS
                             ------
Cash...........................................  $    543 $    237   $    221
Accounts receivable, less allowance for
 doubtful accounts of $805 and $419 at December
 31, 1993 and 1994, respectively...............    23,176   26,894     26,740
Inventory (note 4).............................     5,914    6,131      6,757
Prepaid expenses...............................     3,629    5,124      5,836
Property, plant and equipment, net (note 5)....   256,199  254,728    258,204
Franchise costs and other intangible assets,
 net (note 6)..................................   519,553  480,886    508,319
Other assets...................................     4,292    3,102      4,565
                                                 -------- --------   --------
    Total assets...............................  $813,306 $777,102   $810,642
                                                 ======== ========   ========
                  LIABILITIES AND GROUP EQUITY
                  ----------------------------
Accounts payable...............................    13,565   11,993     23,303
Accrued expenses...............................    18,815   22,313     24,810
Deferred revenue...............................    13,456   13,438     14,082
Deferred income taxes (note 9).................    69,030   70,686     86,066
Minority interests in combined entities........    34,964   26,709     13,402
Amounts due to parent companies (note 8).......   593,073  574,821    599,101
                                                 -------- --------   --------
Total liabilities..............................   742,903  719,960    760,764
Commitments and contingencies (notes 2, 10, 11
 and 12)
Group equity...................................    70,403   57,142     49,878
                                                 -------- --------   --------
    Total liabilities and group equity.........  $813,306 $777,102   $810,642
                                                 ======== ========   ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                               NINE MONTHS
                            YEARS ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                           ----------------------------  -----------------------
                             1992      1993      1994       1994        1995
                           --------  --------  --------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Revenue (note 2).........  $199,684  $281,593  $284,993   $211,320    $221,998
                           --------  --------  --------   --------    --------
Operating costs and
 expenses:
  Operating..............    76,523   105,037   114,868     85,459      91,358
  Selling, general and
   administrative........    45,180    62,446    58,152     43,903      45,224
  Depreciation and
   amortization..........    58,750    99,554    85,783     66,550      64,947
  Allocated overhead from
   parent companies (note
   8(b)).................     6,513     9,651    11,034      5,636       6,309
                           --------  --------  --------   --------    --------
    Total operating costs
     and expenses........   186,966   276,688   269,837    201,548     207,838
                           --------  --------  --------   --------    --------
Operating income.........    12,718     4,905    15,156      9,772      14,160
Other income (note 3)....     3,660     2,746     2,547      1,784       2,495
Interest expense (note
 7)......................    (3,052)   (1,908)      (88)       (68)        (80)
Allocated interest
 expense from parent
 companies (note 8(a))...   (16,516)  (39,938)  (41,318)   (30,694)    (30,770)
Loss on sale of assets...       (17)   (2,679)   (1,904)       --          --
                           --------  --------  --------   --------    --------
Loss before income taxes,
 cumulative effect of
 accounting change and
 minority interests......    (3,207)  (36,874)  (25,607)   (19,206)    (14,195)
Provision for income
 taxes (note 9)..........       694   (11,219)   (8,182)    (4,995)     (4,089)
                           --------  --------  --------   --------    --------
Loss before cumulative
 effect of accounting
 change and minority
 interests...............    (3,901)  (25,655)  (17,425)   (14,211)    (10,106)
Cumulative effect at
 January 1, 1992 of
 change in accounting for
 income taxes (note 9)...     4,831       --        --         --          --
                           --------  --------  --------   --------    --------
Income (loss) before
 minority interests......       930   (25,655)  (17,425)   (14,211)    (10,106)
Minority interests in
 combined entities.......     4,152     6,724     4,164      3,485       2,842
                           --------  --------  --------   --------    --------
Net income (loss)........  $  5,082  $(18,931) $(13,261)  $(10,726)   $ (7,264)
                           ========  ========  ========   ========    ========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                 COMBINED STATEMENTS OF CHANGES IN GROUP EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1991 (unaudited)............................ $ 61,470
Capitalization of King Videocable Company, net of minority interest
 (note 3)...........................................................   22,782
Net income..........................................................    5,082
                                                                     --------
Balance at December 31, 1992........................................   89,334
Net loss............................................................  (18,931)
                                                                     --------
Balance at December 31, 1993........................................   70,403
Net loss............................................................  (13,261)
                                                                     --------
Balance at December 31, 1994........................................ $ 57,142
Net loss (unaudited)................................................   (7,264)
                                                                     --------
Balance at September 30, 1995 (unaudited)........................... $ 49,878
                                                                     ========



            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                              NINE MONTHS
                             YEARS ENDED DECEMBER 31,     ENDED SEPTEMBER 30,
                            ----------------------------  --------------------
                              1992      1993      1994      1994       1995
                            --------  --------  --------  ---------  ---------
                                                              (UNAUDITED)
Operating activities:
 Net income (loss)......... $  5,082  $(18,931) $(13,261) $ (10,726) $  (7,264)
 Adjustments to reconcile
  net income (loss) to net
  cash provided by
  operating activities:
  Change in accounting for
   income taxes............   (4,831)      --        --         --         --
  Depreciation and
   amortization............   58,750    99,554    85,783     66,550     64,947
  Loss on sale or
   abandonment of assets...       17     4,079     1,904        --         239
  Equity in income of
   affiliates..............     (183)   (1,187)   (1,615)    (1,069)    (1,281)
  Minority interests in
   combined entities.......   (4,152)   (6,724)   (4,164)    (3,485)    (2,842)
  Deferred income taxes....    2,261   (10,114)    1,656     (2,441)    15,380
  Changes in assets and
   liabilities:
   Accounts receivable.....   (3,616)     (791)   (3,718)      (432)       154
   Prepaid expenses........   (2,650)      748    (1,495)      (805)      (712)
   Other assets............     (309)     (413)    1,290       (264)      (389)
   Accounts payable........    1,738     1,714    (1,572)    (3,102)    11,310
   Accrued expenses........   (3,470)    1,953     3,498      2,407      2,497
   Deferred revenue........    5,116        52       (18)    (2,212)       644
                            --------  --------  --------  ---------  ---------
    Net cash provided by
     operating activities..   53,753    69,940    68,288     44,421     82,683
                            --------  --------  --------  ---------  ---------
Investing activities:
 Cash distributions
  received from
  affiliates...............       50     1,095     1,515        997      1,996
 Purchase of minority
  shareholders' interests..      --        --        --         --     (51,950)
 Property, plant, and
  equipment................  (27,391)  (49,094)  (47,766)   (36,023)   (56,767)
                            --------  --------  --------  ---------  ---------
    Net cash used in
     investing activities..  (27,341)  (47,999)  (46,251)   (35,026)  (106,721)
                            --------  --------  --------  ---------  ---------
Financing activities:
 Cash distributions to
  minority shareholders....   (3,085)   (2,982)   (4,091)    (4,125)      (258)
 Principal payments on
  long-term debt...........   (5,000)  (15,000)      --         --         --
 Increase (decrease) in
  amounts due to parent
  companies................  (18,116)   (3,812)  (18,252)    (5,645)    24,280
                            --------  --------  --------  ---------  ---------
    Net cash (used in)
     provided by financing
     activities............  (26,201)  (21,794)  (22,343)    (9,770)    24,022
                            --------  --------  --------  ---------  ---------
Increase (decrease) in
 cash......................      211       147      (306)      (375)       (16)
Cash at beginning of
 period....................      185       396       543        543        237
                            --------  --------  --------  ---------  ---------
Cash at end of period...... $    396  $    543  $    237  $     168  $     221
                            ========  ========  ========  =========  =========


            See accompanying notes to combined financial statements.

                            PROVIDENCE JOURNAL CABLE

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1992, 1993 AND 1994
                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Description of Business and Basis of Presentation

  The combined financial statements are intended to present the cable television businesses owned or partially owned by Providence Journal Company (Journal) that are to be acquired by Continental Cablevision, Inc. (Continental) pursuant to an agreement and plan of merger dated November 18, 1994 and amended on August 1, 1995. On October 5, 1995, the Merger was completed.

  The cable television businesses included in the combined financial statements are Colony Communications, Inc. ("Colony"), a wholly owned subsidiary of the Journal; Copley/Colony, Inc. ("Copley"), a joint venture between Colony and Copley Press Electronics Company; Colony Cablevision (formerly Palmer Communications, Inc.) ("Cablevision"), a division of the Journal; and King Videocable Company ("KVC"), (collectively, Providence Journal Cable). KVC is wholly owned by King Broadcasting Company ("Broadcasting"), which in turn is wholly owned by King Holding Corp. ("King Holding"), a joint venture between the Journal and an investment banking organization (the Investor Stockholder). All significant intercompany and affiliated company balances and transactions have been eliminated in combination. The accompanying combined financial statements do not reflect adjustments to the valuation of assets or for the recognition of liabilities that may be required as a consequence of the aforementioned merger. These combined financial statements include certain allocations from the Journal and King Holding (collectively, the parent companies).

  Although Journal accounted for the operations of investments in the 50% joint ventures under the equity method, the operations of such ventures have been fully combined on the basis that they are managed, together with all wholly-owned and majority owned cable television businesses, by the Journal and its subsidiaries. In connection with the aforementioned merger, the Journal will purchase the 50% joint venture partners interest and therefore, at the date of merger with Continental, all acquired cable television businesses will be wholly-owned.

  Cable franchise areas are located in California, Florida, Massachusetts, New York, Rhode Island, Minnesota, Idaho and Washington state. Providence Journal Cable's credit risk is limited primarily to outstanding trade accounts receivable from subscribers in these states.

 (b) Cash

  Providence Journal Cable participates in the cash management programs of the Journal and King Holding. Under these programs, outstanding checks in excess of cash are not accounted for as reductions of cash until presented to the bank for payment. Consequently, at December 31, 1993 and 1994, Providence Journal Cable reclassified outstanding checks to accounts payable totaling $6,132 and $5,225 respectively.

  Supplemental cash flow information is as follows:

                                                           1992    1993   1994
                                                          ------- ------ ------
   Income taxes paid during the year (including federal
    and certain state taxes paid to the parent companies
    for returns filed on a combined basis)............... $11,863 $1,250 $3,648
                                                          ======= ====== ======
   Interest paid during the year, net of amounts
    capitalized.......................................... $ 2,102 $2,092 $   45
                                                          ======= ====== ======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

 (c) Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred; major improvements are capitalized. Providence Journal Cable provides for depreciation using the straight-line method over the following estimated useful lives:

   Buildings and improvements........................................ 5-20 years
   Cable systems..................................................... 3-10 years
   Furniture and fixtures............................................ 5-10 years

  When assets are sold or retired, the related cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income.

  When Providence Journal Cable determines that certain property, plant and equipment is impaired, a loss for impairment is recorded for the excess of the carrying value over the fair value of the asset.

 (d) Franchise Costs and Other Intangible Assets

  Franchise costs represent the amount paid to acquire the operating franchises of Providence Journal Cable. These costs are amortized using the straight-line method over three to forty years, beginning when the franchise is awarded. Goodwill resulting from the excess of purchase price over fair value of net assets acquired is generally amortized over 15-40 years.

  Amortization expense on franchise costs and other intangible assets totaled $18,968, $39,814 and $38,730 for the years ended December 31, 1992, 1993 and
1994, respectively.

  Providence Journal Cable continually reviews its intangible assets to determine whether any impairment has occurred. Providence Journal Cable assesses the recoverability of intangible assets by reviewing the performance of the underlying operations, in particular the future operating cash flows (earnings before income taxes, depreciation, and amortization) of the acquired operation.

 (e) Investments in Affiliated Companies

  Providence Journal Cable has investments in three media limited partnerships which are accounted for using the equity method with voting interests of approximately 10%, 10% and 50%. The excess of cost of one investment over Providence Journal Cable's share of net partnership assets is being amortized over the life of the related partnership agreement (7 years). These investments are included with other assets in the accompanying combined financial statements.

 (f) Revenue Recognition

  Providence Journal Cable bills subscribers one month in advance for certain cable television services. These revenues are deferred and recognized when the related service is provided.

 (g) Fair Value of Financial Instruments

  The carrying amount of substantially all of Providence Journal Cable's financial instruments approximates fair value due to the short maturity of the instruments.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

 (h) Income Taxes

  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date.

  Effective January 1, 1992, Providence Journal Cable adopted Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" and it has reported the cumulative effect of that change in the method of accounting for income taxes in the 1992 combined statement of operations (see note 9).

  Colony and Cablevision are included in the consolidated Federal income tax return of the Journal. KVC is included in the consolidated Federal income tax return of Broadcasting and King Holding. Copley files its own Federal income tax return. Federal income taxes are computed for Colony, Cablevision and KVC as if those entities filed a separate Federal income tax return.

 (i) Unaudited Combined Interim Financial Statements

  The combined financial statements as of and for the nine months ended September 30, 1994 and 1995 are unaudited, however, they include all adjustments (consisting of normal recurring adjustments) considered necessary by management for presentation of the financial position and results of operations for these periods. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the entire year.

(2) LEGISLATION AND REGULATION

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services (other than per-event and per-channel services), allows broadcast television stations to choose either "must carry" rights or retransmission consent rights, regulates the sale of cable programming and implements other operational requirements.

  In April 1993, the Federal Communications Commission (FCC) adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain of Providence Journal Cable's revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective December 31, 1994, all but one of Providence Journal Cable's systems had set their rates using the bench-mark method which compares Providence Journal Cable's rates to those which are in effect at cable systems deemed by the FCC to face effective competition.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, several cable television systems of Providence Journal Cable are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)
Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges. Providence Journal Cable has been notified by certain franchise authorities that various regulated rates charged to subscribers were in excess of the rates permitted. Providence Journal Cable has reviewed the notifications as well as the disputed rates and has accrued for amounts it believes it may be required to refund.

  On December 22, 1994, the Federal Communications Commission (FCC) issued an Order concerning one cable television system of Providence Journal Cable. The Order ruled that certain "a la carte" channels offered by the system are subject to rate regulation and directed the system to recalculate its maximum permitted rates as determined under rules and regulations of the FCC. Providence Journal Cable has filed a petition for reconsideration of this decision with the FCC. If such petition does not result in adequate relief, Providence Journal Cable can and presently intends to, pursue its remedies of an appeal to the FCC and/or the courts. It is too early for management of Providence Journal Cable to determine whether any rate refunds and prospective rate reductions to subscribers may result from this action. Accordingly, no amounts have been accrued for rate refund liabilities in the accompanying combined financial statements.

  On July 6, 1995, the City of Los Angeles issued a draft order that the a la carte channels offered by the cable system servicing part of the Los Angeles area should be treated as cable programming service tiers and therefor subject to regulation. Providence Journal Cable has documented its opposition to the City's conclusions and intends to seek relief with appeal to the FCC, if necessary. Because of the uncertainty as to the ultimate outcome on reconsideration by the City, or with appeal to the FCC, Providence Journal Cable has established an accrual for potential refunds of $1.9 million as of June 30, 1995.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operations of Providence Journal Cable resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

(3) ACQUISITIONS

 Copley/Colony

  In May 1995, Colony purchased the 50% interest of its joint venture party in Copley/Colony for $47,790.

 Colony Cablevision (Cablevision)

  In 1992 the Journal completed the acquisition of the cable television assets of Cablevision (formerly Palmer Communications, Inc.) for approximately $326,000. Prior to the acquisition of Cablevision, Colony managed Cablevision and received a management fee totaling $2,770 in 1992 which has been included in other income in the accompanying combined statements of operations.

 King Videocable Company (KVC)

  In February 1992, King Holding acquired the outstanding capital stock of Broadcasting for a purchase price of approximately $364,000 plus assumed liabilities aggregating $183,000, resulting in a total purchase price of $547,000. Based upon the 1992 appraisal of assets acquired, $327,000 of the total purchase price was allocated to KVC.

 Lakewood Cable, Inc.

  In January, 1992, Colony completed the acquisition of Lakewood Cable, Inc. ("Lakewood") in Lakewood, California for $25,000.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

  The aforementioned acquisitions were accounted for as purchases, and for purposes of these combined financial statements have been presented as purchases by Providence Journal Cable. The acquisition of KVC in 1992 resulted in the contribution of capital (push-down of equity) to this entity of $22,782 (net of minority interest). The results of operations have been included in the accompanying combined financial statements from the respective dates of acquisition.

(4) INVENTORY

  Inventory is recorded at cost and consists primarily of supplies used in repairs and maintenance and construction inventory used in the construction of cable plant.

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Cable systems.............................................. $369,636 $384,563
   Land and buildings.........................................   29,483   31,197
   Machinery and equipment....................................   23,953   33,582
   Furniture and fixtures.....................................    7,543    8,214
   Construction in progress...................................    4,381    8,843
                                                               -------- --------
                                                                434,996  466,399
   Less accumulated depreciation..............................  178,797  211,671
                                                               -------- --------
                                                               $256,199 $254,728
                                                               ======== ========

  During 1992, 1993 and 1994, Providence Journal Cable capitalized interest expense on construction in progress of $109, $223 and $300, respectively. Depreciation expense on property, plant and equipment totaled $39,782, $59,740 and $47,053 in 1992, 1993 and 1994, respectively.

  In 1993, due to provisions of the Cable Act (see note 2) which effectively transferred to cable customers ownership of wiring and additional outlets located in cable customers' homes, Providence Journal Cable accelerated the depreciation of these assets based upon the customer churn rate and expensed all costs of installation and wiring in the home as incurred effective January 1, 1993.

(6) FRANCHISE COSTS AND OTHER INTANGIBLE ASSETS

  Franchise costs and other intangible assets consist of the following:

                                                                 1993     1994
                                                               -------- --------
   Franchise costs............................................ $446,760 $446,760
   Goodwill...................................................  107,299  107,299
   Non-compete agreements.....................................   19,683   19,683
   Other intangible assets....................................   16,328   15,719
                                                               -------- --------
                                                                590,070  589,461
   Less accumulated amortization..............................   70,517  108,575
                                                               -------- --------
                                                               $519,553 $480,886
                                                               ======== ========

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(7) LONG-TERM DEBT

  During 1993, Providence Journal Cable had a note outstanding payable in annual installments of $2,500. Interest expense on this note totaled $2,268 and $1,546 in 1992 and 1993, respectively. In December 1993, Providence Journal Cable settled this note payable and incurred a prepayment penalty equal to $546 (included with interest expense).

(8) RELATED PARTY TRANSACTIONS

 (a) Amounts Due to Parent Companies

  Substantially all financing arrangements are provided through the parent companies. Amounts due to parent companies are the net result of transactions occurring through the shared cash management systems, additions due to intercompany financing in connection with the acquisitions discussed in note 3, as well as amounts allocated by parent companies for income taxes, interest and overhead. Major activity relating to amounts due to parent companies included the following during 1993 and 1994:

                                                               1993      1994
                                                             --------  --------
   Beginning balance........................................ $596,885  $593,073
   Allocated interest and overhead..........................   49,589    52,352
   Repayments and other activity............................  (53,401)  (70,604)
                                                             --------  --------
                                                             $593,073  $574,821
                                                             ========  ========

  Interest expense was allocated by parent companies based upon average monthly balances of amounts due to parent companies. The effective rates on interest allocated were 7.57% and 8.21% during 1993 and 1994, respectively. Effective interest rates are based upon parent company financing arrangements.

 (b) Allocated Overhead

  The parent companies provide certain services to Providence Journal Cable including cash management, human resources, accounting, legal, tax, and other corporate services. For purposes of the accompanying combined financial statements corporate overhead relating to these services, totaling $6,513, $9,651 and $11,034 in 1992, 1993 and 1994, respectively, has been allocated to Providence Journal Cable. In the opinion of management these charges have been made on a basis (revenue of each individual business to total revenue) that is reasonable, however, these charges are not necessarily indicative of the level of expenses that might have been incurred by Providence Journal Cable on a stand-alone basis.

  KVC, through King Holding, has entered into a consulting and advisory services agreement with the Investor Stockholder and a management agreement with the Journal under which the Journal will operate and manage KVC's cable systems through 1997. In connection with these agreements, King Holding is obligated to pay $3,500 in annual fees to the Journal and $1,000 to the Investor Stockholder. For purposes of the accompanying combined financial statements, a portion of the expenses incurred in relation to these agreements has been allocated to KVC. Amounts totaling $2,131, $2,034 and $1,901 were allocated to KVC in 1992, 1993 and 1994, respectively, on the basis of KVC revenue to total King Holding revenue. These expenses have been included in the allocation of corporate overhead discussed in the preceding paragraph.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(9) INCOME TAXES

  As discussed in note 1(h), Providence Journal Cable adopted Statement 109 as of January 1, 1992. The cumulative effect of this change in accounting for income taxes of $4,831 was determined as of January 1, 1992 and was reported separately in the combined statement of operations for the year ended December 31, 1992.

  Provision for income tax expense (benefit) consists of:

                                                   CURRENT  DEFERRED   TOTAL
                                                   -------  --------  --------
   Year ended December 31, 1992:
     U.S. Federal................................. $  (453) $  (496)  $   (949)
     State........................................   2,376     (733)     1,643
                                                   -------  -------   --------
                                                   $ 1,923   (1,229)       694
                                                   =======  =======   ========
   Year ended December 31, 1993:
     U.S. Federal................................. $(4,247)  (7,763)   (12,010)
     State........................................   1,677     (886)       791
                                                   -------  -------   --------
                                                   $(2,570)  (8,649)   (11,219)
                                                   =======  =======   ========
   Year ended December 31, 1994:
     U.S. Federal................................. $(9,318)   2,201     (7,117)
     State........................................    (519)    (546)    (1,065)
                                                   -------  -------   --------
                                                   $(9,837) $ 1,655   $ (8,182)
                                                   =======  =======   ========

  Provision for income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income as a result of the following:

                                                      1992      1993     1994
                                                     -------  --------  -------
   Computed "expected" tax.........................  $(1,090) $(12,533) $(8,707)
   Increase (reduction) in income taxes resulting
    from:
     State and local income taxes, net of federal
      income tax benefit...........................    1,085       521     (703)
     Amortization of goodwill......................    1,211     1,198    1,165
     Excess of fair value of securities, donated to
      charitable foundation, over basis in those
      securities...................................     (304)      --       --
     Utilization of investment tax credit
      carryforwards................................      --       (209)     --
     Other, net....................................     (208)     (196)      63
                                                     -------  --------  -------
                                                     $   694  $(11,219) $(8,182)
                                                     =======  ========  =======

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 and 1994 are presented below:

                                                              1993     1994
                                                             -------  -------
   Deferred tax assets:
     State net operating loss carryforwards................. $ 5,658  $ 5,572
     Alternative minimum tax credit carryforward............   1,489      883
     Uniform capitalization and Section 263A depreciation...   1,434    1,560
     Deferred compensation and vacation accrual.............     655      776
     Self-insurance reserves................................     437      404
     Partnership investment, principally due to basis
      differences...........................................   1,084    2,235
     Other..................................................     722      930
                                                             -------  -------
       Total gross deferred tax assets......................  11,479   12,360
       Less valuation allowance.............................  (5,456)  (5,569)
                                                             -------  -------
       Net deferred tax assets..............................   6,023    6,791
                                                             -------  -------
   Deferred tax liabilities:
     Intangibles, principally due to differences in
      amortization..........................................  47,891   48,130
     Plant and equipment, principally due to differences in
      depreciation and capitalized interest.................  25,895   28,824
     Other..................................................   1,267      523
                                                             -------  -------
       Total gross deferred tax liabilities.................  75,053   77,477
                                                             -------  -------
       Total net deferred tax liability..................... $69,030  $70,686
                                                             =======  =======

  The 1993 beginning valuation allowance for deferred tax assets was $4,867. The net change in the total valuation allowance was an increase of $589 and $113 in 1993 and 1994, respectively. Changes to the valuation allowance relate principally to deferred tax assets recorded for state net operating loss carryforwards.

  At December 31, 1994, Providence Journal Cable has net operating loss carryforwards for state income tax purposes of $99,000, which are available to offset future state taxable income, if any, expiring in various years ending in 2008.

                            PROVIDENCE JOURNAL CABLE

                             (DOLLARS IN THOUSANDS)
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(10) OPERATING LEASES

  Providence Journal Cable has certain noncancelable operating leases with renewal options for land, buildings and equipment. Leases for land and buildings are subject to annual consumer price index adjustments. In 1992, 1993 and 1994, rental expense for all leases, including pole rentals, totaled $3,973, $5,081 and $5,125, respectively.

  At December 31, 1994, commitments under noncancelable lease agreements were as follows:

     1995............................................................... $ 2,583
     1996...............................................................   2,011
     1997...............................................................   1,636
     1998...............................................................   1,403
     1999...............................................................   1,184
     Thereafter.........................................................   3,808
                                                                         -------
                                                                         $12,625
                                                                         =======

(11) RETIREMENT PLANS

  Providence Journal Cable has three defined contribution retirement plans which include a 401(k) plan and cover substantially all of its employees. Providence Journal Cable matches participants' 401(k) contributions up to a maximum of 1% of participants' compensation. Additionally, KVC participates in a defined benefit plan sponsored by Broadcasting, covering substantially all employees of KVC. Expenses recorded under these plans totaled $774, $1,516 and $1,108 in 1992, 1993 and 1994, respectively. Prepaid pension costs with respect to the defined benefit plan of $457 and $384 have been allocated to KVC at December 31, 1993 and 1994, respectively.

(12) COMMITMENTS AND CONTINGENCIES

  Providence Journal Cable is obligated to make capital improvements of $55,000 on an annualized basis from the date of the merger agreement with Continental until the merger's closing date (see note 1). Providence Journal Cable also has letter of credit commitments amounting to $3,203 at December 31, 1994.

  Providence Journal Cable has, or participates with its parent companies in, insurance programs for workers compensation, general liability, auto and certain health coverages which are a form of self-insurance. Providence Journal Cable's liability for large losses is capped, individually and in the aggregate, through contracts with insurance companies. An estimate for claims incurred but not paid is accrued annually.

  The Journal has a revolving credit and term loan facility (totaling $243,655 at December 31, 1994) that is secured in part by a pledge of stock of Colony Communications, Inc. and its subsidiaries. King Holding has a credit agreement with a syndicate of banks (totaling $294,049 at December 31, 1994) that is secured in part by a pledge of stock and assets of KVC.

  Providence Journal Cable is a party to various claims, legal actions and complaints arising in the ordinary course of business. In the opinion of management, all such matters are without merit or are of such kind, or involve such amounts, that unfavorable disposition would not have a material effect on the financial position or results of operations of Providence Journal Cable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Columbia Associates, L.P.:

  We have audited the financial statements of Columbia Associates, L.P. as of December 31, 1993 and 1994, and have issued our report thereon dated February 24, 1995. In connection therewith, we have also audited the statements of assets, liabilities and control account of Columbia Cable of Michigan (a division of Columbia Associates, L.P.) as of December 31, 1993 and 1994, and the related statements of operations and control account and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Columbia Cable of Michigan as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.
                                                             Arthur Andersen LLP

Stamford, Connecticut,
February 24, 1995

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

             STATEMENTS OF ASSETS, LIABILITIES AND CONTROL ACCOUNT

                                             DECEMBER 31,         SEPTEMBER 30,
                                        ------------------------  -------------
                                           1993         1994          1995
                                        -----------  -----------  -------------
                                                                   (UNAUDITED)
                            ASSETS
                            ------
CASH..................................  $   674,099  $   385,054   $   275,907
                                        -----------  -----------   -----------
SUBSCRIBER RECEIVABLES, net of
 allowance for doubtful accounts of
 $213,482, $162,191 and $103,202 in
 1993, 1994 and 1995, respectively....      573,723      605,547       489,871
                                        -----------  -----------   -----------
INVESTMENT IN CABLE TELEVISION SYSTEMS
 (Notes 3 and 4):
  Property, plant and equipment, at
   cost...............................   54,140,130   58,271,277    59,790,301
  Less Accumulated depreciation.......  (18,032,166) (23,441,707)  (27,402,546)
                                        -----------  -----------   -----------
                                         36,107,964   34,829,570    32,387,755
  Franchising costs, net of
   accumulated amortization of
   $13,245,295, $14,882,450 and
   $15,923,456 in 1993, 1994 and 1995,
   respectively.......................    4,257,209    2,631,381     1,773,570
  Goodwill and other intangible
   assets, net of accumulated
   amortization of $2,390,633,
   $2,663,051 and $2,883,805 in 1993,
   1994 and 1995, respectively........      637,415      332,766       112,012
                                        -----------  -----------   -----------
    Total investment in cable
     television systems...............   41,002,588   37,793,717    34,273,337
                                        -----------  -----------   -----------
OTHER ASSETS, net.....................      991,729    1,058,194       727,577
                                        -----------  -----------   -----------
                                        $43,242,139  $39,842,512   $35,766,692
                                        ===========  ===========   ===========
               LIABILITIES AND CONTROL ACCOUNT
               -------------------------------
LIABILITIES:
  Accounts payable and accrued
   expenses...........................  $ 1,868,647  $ 2,070,908   $ 1,309,464
  Subscriber advance payments and
   deposits...........................      632,171      658,394       701,297
                                        -----------  -----------   -----------
    Total liabilities.................    2,500,818    2,729,302     2,010,761
                                        -----------  -----------   -----------
COMMITMENTS AND CONTINGENCIES (Notes 2
 and 6)
CONTROL ACCOUNT, excess of assets over
 liabilities..........................   40,741,321   37,113,210    33,755,931
                                        -----------  -----------   -----------
                                        $43,242,139  $39,842,512   $35,766,692
                                        ===========  ===========   ===========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                  STATEMENTS OF OPERATIONS AND CONTROL ACCOUNT

                                                            NINE MONTHS
                          YEARS ENDED DECEMBER 31,      ENDED SEPTEMBER 30,
                          --------------------------  ------------------------
                              1993          1994         1994         1995
                          ------------  ------------  -----------  -----------
                                                      (UNAUDITED)  (UNAUDITED)
REVENUES................. $ 25,130,342  $ 26,428,244  $19,514,964  $20,912,037
                          ------------  ------------  -----------  -----------
EXPENSES:
  Service costs..........    9,402,956    10,143,788    7,568,006    8,475,837
  Selling, general and
   administrative
   expenses..............    4,168,761     4,491,103    3,366,129    3,323,050
  Indirect expenses......    1,413,452     1,449,917    1,048,882    1,106,090
  Depreciation and
   amortization
   (Notes 3 and 4).......    7,046,029     7,620,122    5,669,548    5,683,955
  Other expense..........          --         18,255        6,483       38,141
  Gain on disposal of
   equipment, net........      (57,958)      (26,975)     (26,975)     (18,570)
                          ------------  ------------  -----------  -----------
    Total expenses.......   21,973,240    23,696,210   17,632,073   18,608,503
                          ------------  ------------  -----------  -----------
    Net income...........    3,157,102     2,732,034    1,882,891    2,303,534
CONTROL ACCOUNT,
 beginning of period.....   39,723,609    40,741,321   40,741,321   37,113,210
ADVANCES TO PARENT.......   (2,139,390)   (6,360,145)  (4,479,340)  (5,660,813)
                          ------------  ------------  -----------  -----------
CONTROL ACCOUNT, end of
 period.................. $ 40,741,321  $ 37,113,210  $38,144,872  $33,755,931
                          ============  ============  ===========  ===========


  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                            STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                              ------------------------  ------------------------
                                 1993         1994         1994         1995
                              -----------  -----------  -----------  -----------
                                                        (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
  Net income................. $ 3,157,102  $ 2,732,034  $1,882,891   $2,303,534
                              -----------  -----------  ----------   ----------
  Adjustments to reconcile
   division income to net
   cash provided by operating
   activities:
    Depreciation and
     amortization............   7,046,029    7,620,122   5,669,548    5,683,955
    Gain on disposal of
     equipment...............     (57,958)     (26,975)    (26,975)     (18,570)
    Change in assets and
     liabilities--
      (Increase) decrease in
       subscriber
       receivables...........    (107,581)     (31,824)     36,463      115,676
      (Increase) decrease in
       other assets..........    (213,137)     (66,604)    180,840      330,617
      Increase (decrease) in
       accounts payable and
       accrued expenses......     115,297      202,261    (412,500)    (761,444)
      Increase (decrease) in
       subscriber advance
       payments and
       deposits..............      (2,984)      26,223      50,496       42,903
                              -----------  -----------  ----------   ----------
        Total adjustments....   6,779,666    7,723,203   5,497,872    5,393,137
                              -----------  -----------  ----------   ----------
        Net cash provided by
         operating
         activities..........   9,936,768   10,455,237   7,380,763    7,696,671
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Increase in investment in
   existing cable television
   systems...................  (7,574,365)  (4,454,226) (3,597,163)  (2,163,575)
  Proceeds on disposal of
   equipment.................     169,165       70,089      26,975       18,570
                              -----------  -----------  ----------   ----------
        Net cash used in
         investing
         activities..........  (7,405,200)  (4,384,137) (3,570,188)  (2,145,005)
                              -----------  -----------  ----------   ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Advances to parent.........  (2,139,390)  (6,360,145) (4,479,340)  (5,660,813)
                              -----------  -----------  ----------   ----------
        Net cash used in
         financing
         activities..........  (2,139,390)  (6,360,145) (4,479,340)  (5,660,813)
                              -----------  -----------  ----------   ----------
        Net increase
         (decrease) in cash..     392,178     (289,045)   (668,765)    (109,147)
CASH, beginning of year......     281,921      674,099     674,099      385,054
                              -----------  -----------  ----------   ----------
CASH, end of period.......... $   674,099  $   385,054  $    5,334   $  275,907
                              ===========  ===========  ==========   ==========

  The accompanying notes to financial statements are an integral part of these statements.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                         NOTES TO FINANCIAL STATEMENTS
(INFORMATION PERTAINING TO THE NINE MONTHS ENDED SEPTEMBER 30, 1994 AND 1995 IS
                                   UNAUDITED)

(1) PARTNERSHIP FORMATION AND SALE:

  Columbia Cable of Michigan ("Michigan") is a division of Columbia Associates, L.P. (the "Partnership"). The Partnership is a limited partnership which was formed on March 7, 1985, under the laws of the State of Delaware and which operates under the terms of the Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") dated as of June 2, 1992. The Partnership will continue until March 1, 1995 unless previously dissolved in accordance with the terms of the Partnership Agreement. The partners are presently contemplating an extension of the Partnership Agreement.

  On November 1, 1994, the Partnership entered into an agreement to sell substantially all the assets and certain of the liabilities of Michigan for $155 million, subject to closing adjustments. The Partnership expects the sale to be completed in 1995.

(2) CABLE REGULATION:

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "Act") which, among other things, expanded governmental regulation of rates for basic and other cable services. Pursuant to the Act, the Federal Communications Commission (the "FCC") issued regulations in April 1993. The FCC's regulations require rates for equipment to be cost-based. Rates for basic and any regulated tiers of service were to be based on, at the election of the cable operator, either the FCC's benchmark rates or a cost-of-service showing based upon interim standards adopted by the FCC. As a result of these regulations and the actions of the local franchise authorities, Michigan is currently subject to regulation by the local franchise authorities and the FCC.

  Effective September 1, 1993, Michigan elected to use the FCC's benchmark methodology. In February 1994, the FCC significantly modified the April 1993 regulations. The new regulations, among other things, ordered a lower benchmark rate that became effective in May 1994 with allocable extensions until July 1994.

  In July 1994, Michigan elected to justify its rates using a cost of service showing instead of the benchmark methodology, but did not raise its rates to the maximum permitted cost of service rates. Set forth below is a summary of rates for the regulated tiers of service:

                                        DECEMBER 31, 1994
                                     -----------------------
                                                                       COST OF
                                                             BENCHMARK SERVICE
                                      NUMBER OF              RATE PER  RATE PER
         SYSTEM                      SUBSCRIBERS ACTUAL RATE  FILING    FILING
         ------                      ----------- ----------- --------- --------
Michigan--Ann Arbor Filing..........   63,043      $21.25     $20.42    $22.92
Michigan--Brighton Filing...........   12,353       21.00      20.24     23.50

  Michigan's cost of service filings are currently being reviewed by the local franchise authorities and the FCC. Michigan believes it is in compliance in all material respects with the provisions of the Act and current regulations, and accordingly, no revenue reserves have been recorded.

(3) SIGNIFICANT ACCOUNTING POLICIES:

 Basis of financial statement presentation--

  Michigan's financial statements include all the direct costs of operating the business. Costs specifically incurred by the Partnership on behalf of Michigan were directly included in selling, general and administrative expenses and service costs. Costs which were not incurred specifically for any of the Partnership's divisions were allocated to Michigan based on Michigan's total subscribers as a percentage of

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED) the Partnership's total subscribers. All the indirect cost incurred by the Partnership which have been allocated to Michigan have been included as "indirect expenses" in the accompanying statements of operations and control account. Management believes the foregoing allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect the financial position and results of operations of Michigan in the future or what the financial position or results of operations of Michigan would have been as a separate stand-alone entity.

  The control account consists of accumulated earnings/losses, allocated expenses from the Partnership, as well as any payable/receivable balance due to/from the Partnership resulting from cash transfers. No provision for interest has been made to the control account. Set forth below is an analysis of the control account for the years ended December 31, 1993 and 1994 and the nine months ended September 30, 1995:

Control account--December 31, 1992................................. $39,723,609
Net income--1993...................................................   3,157,102
Cash transfers to the Partnership.................................. (25,024,245)
Cash transfers from the Partnership................................  16,950,000
Direct and indirect expenses.......................................   5,934,855
                                                                    -----------
Control account--December 31, 1993.................................  40,741,321
Net income--1994...................................................   2,732,034
Cash transfers to the Partnership.................................. (26,789,688)
Cash transfers from the Partnership................................  14,000,000
Direct and indirect expenses.......................................   6,429,543
                                                                    -----------
Control account--December 31, 1994.................................  37,113,210
Net income--nine months ended September 30, 1995...................   2,303,534
Cash transfers to the Partnership.................................. (21,606,737)
Cash transfers from the Partnership................................  10,250,000
Direct and indirect expenses.......................................   5,695,924
                                                                    -----------
Control account--September 30, 1995................................ $33,755,931
                                                                    ===========

  The average balance outstanding of the control account was approximately $40,200,000, $38,900,000, and $35,400,000 during 1993, 1994 and the nine month period September 30, 1995, respectively.

 Property, plant and equipment--

  Property, plant and equipment is recorded at purchased cost, together with labor and indirect labor costs amounting to approximately $446,000 and $364,000 in 1993 and 1994, respectively.

 Intangible assets--

  Franchise costs include the assigned fair value of the franchises from purchased cable television systems and costs of original franchise applications, which are deferred until the franchise has been granted, at which time such costs are amortized. All costs related to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchises were unsuccessful. Franchise costs are amortized over the remaining franchise life, while goodwill is amortized over ten years and other intangible assets (primarily subscriber lists) are amortized over the average period that a subscriber is expected to remain connected to the cable system. Amortization of franchise costs, goodwill and other intangible assets amounted to approximately $1,646,000, $263,000 and $48,000 respectively, in 1993 and approximately $1,642,000, $261,000 and $44,000, respectively in 1994.

                           COLUMBIA CABLE OF MICHIGAN
                   (A DIVISION OF COLUMBIA ASSOCIATES, L.P.)

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

 Revenue recognition--

  Revenues are recognized as the services are provided.

 Interim financial statements--

  In the opinion of Michigan, the accompanying unaudited financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of Michigan as of September 30, 1995 and the results of its operations and changes in its cash flows for the nine month periods ended September 30, 1994 and 1995.

(4) PROPERTY, PLANT AND EQUIPMENT:

  As of December 31, 1993 and 1994, property, plant and equipment consisted of:

                                                           1993        1994
                                                        ----------- -----------
   Cable systems and equipment......................... $51,855,580 $55,994,897
   Land, buildings and improvements....................     808,174     809,696
   Vehicles............................................     770,857     753,121
   Furniture and fixtures..............................     705,519     713,563
                                                        ----------- -----------
                                                        $54,140,130 $58,271,277
                                                        =========== ===========

  Depreciation is calculated on a straight-line basis over the following useful lives:

   Cable systems and equipment................................... 5 to 12 years
   Buildings and improvements.................................... 15 to 20 years
   Vehicles...................................................... 5 years
   Furniture and fixtures........................................ 5 to 10 years

(5) SALARY DEFERRAL PLAN:

  The Partnership established a salary deferral plan (the "Plan") in accordance with Internal Revenue Code Section 401(k), as amended, in 1989. The Plan provides for discretionary and matching contributions by Michigan on behalf of participating employees. Discretionary and matching contributions totaled approximately $151,000 and $162,000 in 1993 and 1994, respectively.

(6) COMMITMENTS:

  Under various lease and rental agreements, Michigan had rental expense of approximately $114,000 and $112,000 in 1993 and 1994, respectively. Approximate future minimum annual payments under these agreements are as follows:

         1995.............................................. 38,000
         1996.............................................. 39,000
         1997.............................................. 32,000
         1998.............................................. 18,000
         1999.............................................. 18,000
         Thereafter........................................ 46,000

  In addition, Michigan rents access to utility poles in its operations generally under short-term, but recurring, agreements. Total rental expense for utility poles was approximately $157,000 and $160,000 in 1993 and 1994, respectively.

                         REPORT OF INDEPENDENT AUDITORS

General and Limited Partners
 N-COM Limited Partnership II

  We have audited the accompanying consolidated balance sheets of N-COM Limited Partnership II at September 30, 1994 and 1995, and the related consolidated statements of operations, partners' net capital deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of N-COM Limited Partnership II at September 30, 1994 and 1995, and the consolidated results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                               Ernst & Young LLP

Detroit, Michigan
November 27, 1995, except for Note 6
as to which the date is December 27, 1995

                          N-COM LIMITED PARTNERSHIP II

                          CONSOLIDATED BALANCE SHEETS

                                         SEPTEMBER 30,         DECEMBER 26,
                                    -------------------------  ------------
                                       1994          1995          1995
                                    -----------  ------------  ------------
                                                               (UNAUDITED)
                    ASSETS
                    ------
Current assets:
  Cash............................  $ 1,484,300    $  749,730  $    191,155
  Subscriber and other accounts
   receivable; less allowance for
   doubtful accounts of $3,965,
   $9,426 and $5,130 at September
   30, 1994 and 1995 and at
   December 26, 1995,
   respectively...................      933,394     1,194,329     1,439,571
  Prepaid expenses................      184,566       158,216       128,770
                                    -----------  ------------  ------------
    Total current assets..........    2,602,260     2,102,275     1,759,496
Property, plant and equipment, at
 cost:
  Land and improvements...........       16,000        16,000        16,000
  Building and improvements.......      338,921       367,890       367,715
  Cable television distribution
   systems........................   16,662,687    21,419,901    21,884,367
  Vehicles........................      511,167       604,322       604,322
  Other equipment and furniture...      375,213       425,856       425,856
  Construction in progress........      975,838     5,230,769    15,584,762
                                    -----------  ------------  ------------
                                     18,879,826    28,064,738    38,883,022
Less accumulated depreciation.....   (6,856,833)   (9,128,321)   (9,834,448)
                                    -----------  ------------  ------------
Net property, plant and
 equipment........................   12,022,993    18,936,417    29,048,574
Other assets, at cost:
  Intangible assets, less
   accumulated amortization.......   24,408,514    15,964,255    13,679,926
  Other assets....................       22,910        28,260        28,487
                                    -----------  ------------  ------------
                                     24,431,424    15,992,515    13,708,413
                                    -----------  ------------  ------------
                                    $39,056,677  $ 37,031,207  $ 44,516,483
                                    ===========  ============  ============
LIABILITIES AND PARTNERS' NET CAPITAL DEFICIENCY
- ------------------------------------------------
Current liabilities:
  Accounts payable................  $   463,774  $    605,709  $    524,681
Accrued liabilities:
  Programming costs...............      304,880       227,438       312,004
  Compensation and related taxes..       64,093        84,075       129,652
  Management fee..................       70,000       165,258       165,258
  State taxes.....................        9,200           --            --
  Interest........................      214,558        33,423       334,427
  Other...........................      462,934       476,457       596,634
Unearned subscriber revenues......      947,731     1,016,859     1,022,469
Long-term debt due within one
 year.............................    3,775,000     3,500,000     4,000,000
                                    -----------  ------------  ------------
    Total current liabilities.....    6,312,170     6,109,219     7,085,125
Payable to Continental Cablevision
 Investments, Inc. ...............          --      2,852,920    10,172,582
Deferred management fee...........      912,368     1,212,509     1,297,718
Deferred incentive compensation...      568,542       568,542       568,542
Senior Secured Credit Facility
 Agreement........................   41,395,000    42,285,000    42,985,000
Subordinated promissory notes.....   28,535,001    38,192,231    40,523,298
Partners' net capital deficiency..  (38,666,404)  (54,189,214)  (58,115,782)
                                    -----------  ------------  ------------
                                    $39,056,677  $ 37,031,207  $ 44,516,483
                                    ===========  ============  ============

                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

   CONSOLIDATED STATEMENTS OF OPERATIONS AND PARTNERS' NET CAPITAL DEFICIENCY

                                                      THREE MONTHS
                                                         ENDED      PERIOD ENDED
                          YEAR ENDED SEPTEMBER 30,    DECEMBER 31,  DECEMBER 26,
                          --------------------------  ------------  ------------
                              1994          1995          1994          1995
                          ------------  ------------  ------------  ------------
                                                             (UNAUDITED)
Revenues:
  Subscriber............  $ 18,830,785  $ 19,866,674  $  4,758,760  $  5,262,799
  Other.................       892,080     1,277,101       314,033       452,166
                          ------------  ------------  ------------  ------------
                            19,722,865    21,143,775     5,072,793     5,714,965
Operating expenses:
  Direct operating
   expenses.............     8,403,794     8,837,351     2,253,136     2,157,638
  Selling, general and
   administrative.......     2,939,681     3,656,536       712,098       857,027
  Management fee........       345,230       351,004        84,865       185,288
  Depreciation and
   amortization.........    12,079,983    11,675,158     3,060,429     2,970,705
                          ------------  ------------  ------------  ------------
Operating loss..........    (4,045,823)   (3,376,274)   (1,037,735)     (455,693)
Interest expense........     9,279,566    12,146,536     2,778,716     3,364,372
                          ------------  ------------  ------------  ------------
Net loss................   (13,325,389)  (15,522,810)   (3,816,451)   (3,820,065)
Partnership
 Distribution...........           --            --            --       (106,503)
Partners' net capital
 deficiency at beginning
 of year/period.........   (25,341,015)  (38,666,404)  (38,666,404)  (54,189,214)
                          ------------  ------------  ------------  ------------
Partners' net capital
 deficiency at end of
 year/period............  ($38,666,404) ($54,189,214) $(42,482,855) $(58,115,782)
                          ============  ============  ============  ============


                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       THREE MONTHS
                                                          ENDED        PERIOD ENDED
                           YEAR ENDED SEPTEMBER 30,    DECEMBER 31,    DECEMBER 26,
                          ---------------------------  ------------  -----------------
                              1994          1995           1994          1995
                          ------------  -------------  ------------  ------------
                                                              (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES
  Net loss..............  $(13,325,389) $(15,522,810)  $(3,816,451)  $ (3,820,065)
  Adjustments to
   reconcile net loss to
   net cash provided by
   operating activities:
    Deferred interest...     6,107,973      8,151,945    1,835,247      2,231,837
    Depreciation and
     amortization.......    12,079,983     11,675,158    3,060,429      2,970,705
    Deferred management
     fee and incentive
     compensation.......       280,796        300,141       67,766         85,209
    Loss on disposal of
     equipment..........       106,806        297,215        8,986         18,980
    Changes in cash due
     to:
      Accounts
       receivable.......       152,934       (260,935)    (148,377)      (245,242)
      Prepaid expenses..        72,079         26,350      (15,647)        29,446
      Accounts payable..        33,541        141,935      149,927        237,392
      Accrued
       liabilities......       (44,071)      (139,014)     158,944        232,905
      Unearned
       subscriber
       revenue..........      (123,991)        69,128       26,312          5,610
                          ------------  -------------  -----------   ------------
       Net cash
        provided by
        operating
        activities......     5,340,661      4,739,113    1,327,136      1,746,777
CASH FLOWS FROM
 INVESTING ACTIVITIES
  Capital expenditures..    (2,402,656)    (9,874,930)    (682,105)   (10,818,284)
  Other assets..........      (105,817)      (571,959)      (5,350)          (227)
  Payments on behalf of
   partners ............           --             --           --        (106,503)
                          ------------  -------------  -----------   ------------
        Net cash used in
         investing
         activities.....    (2,508,473)   (10,446,889)    (687,455)   (10,925,014)
CASH FLOWS FROM
 FINANCING ACTIVITIES
  Proceeds from issuance
   of long-term debt....     1,477,450      8,658,206      315,000     15,119,662
  Principal payment of
   long-term debt.......    (4,495,645)    (3,685,000)    (375,000)    (6,600,000)
                          ------------  -------------  -----------   ------------
Net cash provided
 by/(used in) financing
 activities.............    (3,018,195)     4,973,206      (60,000)     8,519,662
                          ------------  -------------  -----------   ------------
        Net increase
         (decrease) in
         cash...........      (186,007)      (734,570)     579,681       (658,575)
Cash, beginning of
 period.................     1,670,307      1,484,300    1,484,300        749,730
                          ------------  -------------  -----------   ------------
Cash, end of period.....  $  1,484,300  $     749,730  $ 2,063,981   $     91,155
                          ============  =============  ===========   ============
Supplemental disclosures
 of cash flow
 information:
  Interest paid.........  $  3,623,092  $   3,850,628  $   329,218   $    328,674
                          ============  =============  ===========   ============

                            See accompanying notes.

                          N-COM LIMITED PARTNERSHIP II

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION PERTAINING TO THE THREE MONTHS ENDED DECEMBER 31, 1994 AND THE
                  PERIOD ENDED DECEMBER 26, 1995 IS UNAUDITED)

1. ORGANIZATION AND BASIS OF PRESENTATION, DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Organization and Basis of Presentation

  N-COM Limited Partnership II (the Partnership) owns all of the outstanding capital stock of N-COM Holding Corporation (the Company) which was incorporated on October 9, 1985 and commenced operations on January 2, 1986 with the purchase of the outstanding capital stock of Omnicom of Michigan, Inc. and Clear Cablevision, Inc. In addition, the Company holds a 99% partnership interest in Irish Hills Cablevision Limited Partnership and 99.9% partnership interest in Omnicom CATV Limited Partnership.

  Net income and losses of the Partnership are allocated 17.67% to the General Partner and 82.33% to the Limited Partners.

 Description of Business

  The Company operates cable television systems, all of which are located in the state of Michigan. Subscribers served by each of the systems as of September 30, 1995 are as follows:

                                                                     SUBSCRIBERS
                                                                     -----------
     Omnicom of Michigan, Inc.......................................   35,480
     Clear Cablevision, Inc.........................................    7,827
     Irish Hills Cablevision Limited Partnership....................    4,416
     Omnicom CATV Limited Partnership...............................    9,054
                                                                       ------
     Total subscribers..............................................   56,777
                                                                       ======

 Summary of Significant Accounting Policies

 Taxes

  The Partnership is not a tax paying entity for state and federal income tax purposes. Accordingly, the taxable income, or loss of the Partnership, which may vary substantially from income or loss reported for financial reporting purposes, is included in the state and federal income tax returns of the Partners.

 Property, Plant and Equipment

  Property, plant and equipment are recorded at cost. Depreciation is provided over the estimated useful lives of the assets and is computed on the straight-line method for financial reporting purposes and on accelerated methods for income tax purposes.

 Unearned Subscriber Revenues

  Unearned subscriber revenues represent advance billings for future services. The related revenue is recognized as services are provided.

 Unaudited Information

  In the opinion of management, the consolidated financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The consolidated results of operations and cash flows for the three months ended December 31, 1994 and the period ended December 26, 1995 are not necessarily indicative of results that would be expected for a full year.

                          N-COM LIMITED PARTNERSHIP II

2. INTANGIBLE ASSETS

   Intangible assets are being amortized on the straight-line method and consist of the following:

                                          AMORTIZATION
                CATEGORY                     PERIOD       1994        1995
                --------                  ------------ ----------- -----------
Cost in excess of fair value of tangible
 net assets acquired.....................  5.25 years  $46,048,466 $46,048,466
Franchise agreements.....................    12 years      200,254     765,479
Organization costs.......................  5.25 years      832,785     832,785
Refinancing costs........................   4-5 years    1,778,732   1,778,732
                                                       ----------- -----------
                                                        48,860,237  49,425,462
Less accumulated amortization............               24,451,723  33,461,207
                                                       ----------- -----------
                                                       $24,408,514 $15,964,255
                                                       =========== ===========

3. LONG-TERM FINANCING

   Debt under the Company's long-term financing arrangements consists of the following:

                                                            1994        1995
                                                         ----------- -----------
   Senior Secured Credit Facility Agreement............  $45,170,000 $45,785,000
                                                         ----------- -----------
                                                          45,170,000  45,785,000
   Less current portion due within one year............    3,775,000   3,500,000
                                                         ----------- -----------
                                                         $41,395,000 $42,285,000
                                                         =========== ===========
   25% subordinated promissory notes including deferred
    interest, interest payable quarterly with option
    for deferral through March 31, 1997, at which time
    the entire balance is due..........................  $14,968,264 $20,845,820
   Subordinated promissory notes including deferred
    interest, fixed interest at 21% payable quarterly,
    with option for deferral through March 31, 1997, at
    which time the entire balance is due. An amount
    computed at 4% is payable upon payment of the
    principal, contingent upon the Partnership
    exceeding operating cash flow, as defined..........   13,566,737  17,346,411
                                                         ----------- -----------
                                                         $28,535,001 $38,192,231
                                                         =========== ===========

  Aggregate maturities of long-term debt are as follows:

       YEAR                                                           AMOUNT
       ----                                                         -----------
       1996........................................................ $ 3,500,000
       1997........................................................  44,442,231
       1998........................................................   8,500,000
       1999........................................................  11,062,500
       2000........................................................  16,472,500
       Thereafter..................................................         --
                                                                    -----------
       Total....................................................... $83,977,231
                                                                    ===========

                         N-COM LIMITED PARTNERSHIP II

  As of December 31, 1992, the Company refinanced its revolving credit agreement and entered into a Senior Secured Credit Facility with a consortium of banks whereby the Company can borrow up to $60,000,000 comprised of a $50,000,000 term loan (Facility A) and a $10,000,000 revolving credit arrangement (Facility B). Interest under the facility (7.125% and 7.75% at September 30, 1994 and 1995, respectively) is based on a ratio of debt to cash flow and will range from 3/8% to 1 1/8% above prime or 1 5/8% to 2 3/8% above LIBOR rate. Interest on a certain portion of such debt shall not exceed 8% under an interest rate cap agreement. Facility A is charged an agency fee of 0.125% per annum and Facility B is charged a commitment fee of one-half of one percent per annum on the unused balance. The term loan is payable in quarterly installments through December 31, 2000 and the revolving credit facility has commitment reductions over its term. At September 30, 1995, the total revolving credit commitment is $5,500,000 of which $1,200,000 remains available. At December 26, 1995, the Company reached the limit of its credit commitment. The Senior Secured Credit Facility Agreement provides that the Company shall prepay the term loan in amounts equal to 100% of excess cash flow, as defined, commencing December 31, 1993. Excess cash flow for calendar year 1995 is not anticipated based on the Company's estimate and accordingly, no additional amount has been classified as current.

  The Senior Secured Credit Facility and the subordinated promissory notes include significant restrictive covenants, which include the requirements that the Company maintain certain financial ratios relating to leverage and cash flows. The loans are collateralized by substantially all of the assets of the Company. At March 31, 1994, September 30, 1994, December 31, 1994, March 31, 1995, June 30, 1995 and September 30, 1995, the note holders elected to defer the quarterly interest payment then due on the subordinated promissory notes. At September 30, 1995, $24,148,896 of the subordinated promissory notes are held by the Partners.

4.RELATED PARTY TRANSACTIONS

  N-COM Inc., the Partnership's general partner, charges the Partnership a management fee for administrative salaries and related benefits, legal fees and other administrative expenses. For the year ended September 30, 1994 and 1995, the management fee amounted to $345,230 and $351,004, respectively. At September 30, 1995, certain management fees were deferred totaling $1,212,509 which are due in 1997. Of the total balance deferred, $280,372 bears interest at the Senior Secured Credit Facility Agreement rate and $932,137 bears interest at 25%. At September 30, 1994 $912,368 of management fees were deferred.

  Annually, the Company pays to N-Com II Inc., an affiliate of the Company, an additional management fee to compensate for certain tax effects of the January 1992 restructuring transaction. The management fee was $70,000, $165,258 and $165,258 for the years ended September 30, 1994 and 1995, and for the period ended December 26, 1995, respectively.

  Continental Cablevision Investments, Inc., (Continental) a limited partner of the Partnership, obtains programming services for the Company at rates more favorable than would otherwise be available to the Company. The Company reimburses Continental for such programming services at the higher service costs and receives loans for the difference in programming service costs. Such loans are classified as subordinated promissory notes in the balance sheet and may be made up to a maximum principal of $4,465,250. At September 30, 1995, the Company had loans together with deferred interest totaling $6,802,485 ($3,984,881 at September 30, 1994 and $7,237,088 at December 26, 1995).

  At September 30, 1995 the Company owes Continental $2,852,920 ($10,172,582 at December 26, 1995) for equipment and services obtained from outside vendors through Continental and installation services provided by Continental during the year ended September 30, 1995. Beginning in July 1995, Omnicon of Michigan, Inc. with the assistance of Continental began rebuilding the approximate 629 miles of plant servicing its franchised communities. On November 21, 1995, this liability was refinanced as a note payable.

                          N-COM LIMITED PARTNERSHIP II

The initial principal balance of the note was $2,965,625. The note is due June 30, 1997 and pays interest at the Senior Secured Credit Facility Agreement rate.

5. COMMITMENTS AND CONTINGENCIES

 Leases

  The Company leases tower sites, vehicles and administrative facilities under noncancelable operating leases. Rent expense amounted to $278,000 and $279,000 for the years ended September 30, 1994 and 1995, respectively. Minimum future lease commitments are as follows:

       YEAR                                                              AMOUNT
       ----                                                             --------
       1996............................................................ $102,849
       1997............................................................   72,386
       1998............................................................    6,929
       1999............................................................   21,971
       2000............................................................   16,520
       Thereafter......................................................   10,368
                                                                        --------
                                                                        $231,023
                                                                        ========

 Incentive Plan

  The Company provides an incentive compensation plan to key employees which is contingent upon certain conditions including continuous employment through December 31, 1996. The amount of the incentive payment for each employee is based on the results of operations for each calendar year. Estimated incentive compensation is being accrued over the period of the Plan. There was no additional incentive compensation expense during the years ended September 30, 1994 and 1995, respectively. Payments under the plan are payable at the termination of the plan (1997) or earlier upon certain sale transactions.

 Franchise Renewal

  Since 1992, the Company has been engaged in negotiations with a consortium of four municipalities (representing approximately 25,000 of the Company's cable subscribers), for the long term renewal of their respective cable television franchises. The councils of the four municipalities have each passed resolutions to renew the franchises during October and November of 1995.

 Other

  The Company has performance bonds outstanding at September 30, 1995 aggregating $384,000 representing obligations under franchise and utility license agreements.

6. SUBSEQUENT EVENT-CONTINENTAL CABLEVISION INVESTMENTS, INC.

  At September 30, 1995, Continental Cablevision Investments, Inc. (Continental) owns 33.77% of N-COM Limited Partnership II. On November 21, 1995 the partners of N-COM Limited Partnership II executed an amended and restated purchase agreement providing for the sale of the remaining partnership interests in N-COM Limited Partnership II, Irish Hills Limited Partnership and Omnicom CATV Limited Partnership to Continental. The purchase transaction closed on December 27, 1995. The agreement provides for the payment of the majority of outstanding liabilities of the partnership including accrued management fee, deferred management fee, deferred incentive compensation, Senior Secured Credit Facility Agreement and the subordinated promissory notes.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Cablevision of Chicago:

  We have audited the accompanying balance sheets of Cablevision of Chicago (a limited partnership) as of December 31, 1993 and 1994, and the related statements of operations and partners' deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cablevision of Chicago as of December 31, 1993 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Jericho, New York
March 3, 1995

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                                 BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                              DECEMBER 31,
                                            ------------------   JUNE 30,
                                              1993      1994       1995
                                            --------  --------  -----------
                                                                (UNAUDITED)
                      ASSETS
                      ------
Cash and cash equivalents.................  $    339  $     11   $    184
Accounts receivable-subscribers (less
 allowance for doubtful accounts of $134,
 $183 and $143)...........................       406       719        509
Other receivables.........................       492       335        711
Prepaid expenses..........................       165        99         75
Property, plant and equipment, net........    21,440    21,678     21,434
Deferred acquisition and development costs
 (less accumulated amortization of $1,304,
 $1,422 and $1,457).......................       153        35        --
Deferred financing costs (less accumulated
 amortization of $883, $1,185 and
 $1,344)..................................     1,888     1,789      1,630
Other intangibles (less accumulated
 amortization of $981, $1,165 and
 $1,257)..................................       307       123         31
Deposits and other assets.................       103       186        175
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,749
                                            ========  ========   ========
       LIABILITIES AND PARTNERS' DEFICIENCY
       ------------------------------------
Accounts payable..........................  $  4,554  $  4,992   $  5,436
Accounts payable to affiliates, net.......       290       783        765
Subordinated amounts payable to
 affiliates...............................    26,129    23,569     26,518
Accrued liabilities:
  Interest................................       621       983        653
  Franchise fees..........................       800       763        876
  Payroll and related benefits............     1,316     1,395      1,168
  Other...................................     1,855     1,286      2,231
Debt:
  Affiliates..............................    12,314    12,314     12,314
  Bank and other..........................    65,575    71,771     70,120
                                            --------  --------   --------
    Total liabilities.....................   113,454   117,856    120,081
                                            --------  --------   --------
Commitments & contingencies
Partners' deficiency
  General partners........................    (1,149)   (1,196)    (1,221)
  Limited partners........................   (87,012)  (91,685)   (94,111)
                                            --------  --------   --------
    Total partners' deficiency............   (88,161)  (92,881)   (95,332)
                                            --------  --------   --------
                                            $ 25,293  $ 24,975   $ 24,749
                                            ========  ========   ========

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

               STATEMENTS OF OPERATIONS AND PARTNERS' DEFICIENCY

                             (DOLLARS IN THOUSANDS)

                                                           SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,        JUNE 30,
                               --------------------------  ------------------
                                   1993          1994        1994      1995
                               ------------  ------------  --------  --------
                                                              (UNAUDITED)
Revenues--net................. $     34,562  $     34,395  $ 17,262  $ 17,766
Technical expenses (including
 affiliate amounts of $1,482,
 $1,184, $587 and $627).......       14,045        14,402     7,117     7,065
Selling, general and
 administrative expenses
 (including affiliate amounts
 of $2,432, $2,932, $1,255 and
 $1,567)......................        9,054         9,092     4,573     5,035
Depreciation and amortiza-
 tion.........................        5,593         5,288     2,743     2,541
                               ------------  ------------  --------  --------
    Operating income..........        5,870         5,613     2,829     3,125
                               ------------  ------------  --------  --------
Other income (expense):
  Interest income.............           31            30       --        --
  Interest expense (including
   affiliate amounts of
   $4,507, $4,493, $2,228 and
   $2,328)....................       (9,760)      (10,310)   (4,969)   (5,543)
  Miscellaneous, net..........          (12)          (53)      (48)      (33)
                               ------------  ------------  --------  --------
                                     (9,741)      (10,333)   (5,017)   (5,576)
                               ------------  ------------  --------  --------
    Net loss.................. $     (3,871) $     (4,720) $ (2,188) $ (2,451)
                               ============  ============  ========  ========
Partners' deficiency:
  Beginning of year/period.... $    (84,290) $    (88,161) $(88,161) $(92,881)
  Net loss allocated to gen-
   eral partners..............          (39)          (47)      (22)      (25)
  Net loss allocated to lim-
   ited partners..............       (3,832)       (4,673)   (2,166)   (2,426)
                               ------------  ------------  --------  --------
  End of year/period.......... $    (88,161) $    (92,881) $(90,349) $(95,332)
                               ============  ============  ========  ========


                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                            STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                SIX MONTHS
                                                                   ENDED
                                   YEARS ENDED DECEMBER 31,      JUNE 30,
                                   -------------------------- ----------------
                                       1993         1994       1994     1995
                                   ------------  ------------ -------  -------
                                                                (UNAUDITED)
Cash flows from operating
 activities:
  Net loss........................ $     (3,871) $    (4,720) $(2,188) $(2,451)
                                   ------------  -----------  -------  -------
  Adjustments to reconcile net
   loss to net cash provided by
   (used in) operating activities:
    Depreciation and
     amortization.................        5,593        5,288    2,743    2,541
    Amortization of deferred
     financing costs..............          287          302      156      159
    Loss (gain) on sale of
     equipment....................           (4)         (39)      (8)       3
    Changes in asset and liability
     accounts:
      Accounts receivable--
       subscribers................          137         (313)    (203)     210
      Other receivables...........         (235)         157     (147)    (376)
      Prepaid expenses............          113           66       68       24
      Deposits and other assets...          (19)         (83)     (19)      11
      Accounts payable and accrued
       expenses...................          193          273      (71)     945
      Accounts payable and
       subordinated amounts
       payable to
       affiliates, net............       (4,320)      (2,067)   2,709    2,931
                                   ------------  -----------  -------  -------
        Total adjustments.........        1,745        3,584    5,228    6,448
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) operating
         activities...............       (2,126)      (1,136)   3,040    3,997
                                   ------------  -----------  -------  -------
Cash flows from investing
 activities:
  Capital expenditures............       (3,872)      (5,278)  (2,594)  (2,225)
  Proceeds from sale of
   equipment......................            5           93       11       52
                                   ------------  -----------  -------  -------
        Net cash used in investing
         activities...............       (3,867)      (5,185)  (2,583)  (2,173)
                                   ------------  -----------  -------  -------
Cash flows from financing
 activities:
  Proceeds from bank debt.........       70,750       10,971    2,250      449
  Repayment of bank debt..........      (53,511)      (4,750)  (2,145)  (2,100)
  Payment of debt to affiliates...      (10,072)         --       --       --
  Payments of capital lease
   obligations....................          (79)         (25)     (22)     --
  Additions to deferred debt
   financing......................       (1,035)        (203)     --       --
                                   ------------  -----------  -------  -------
        Net cash provided by (used
         in) financing
         activities...............        6,053        5,993       83   (1,651)
                                   ------------  -----------  -------  -------
Net increase (decrease) in cash
 and cash equivalents.............           60         (328)     540      173
Cash and cash equivalents at
 beginning of year/period.........          279          339      339       11
                                   ------------  -----------  -------  -------
Cash and cash equivalents at end
 of year/period................... $        339  $        11  $   879  $   184
                                   ============  ===========  =======  =======

                See accompanying notes to financial statements.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                         NOTES TO FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. THE COMPANY

  Cablevision of Chicago (the "Company") is a limited partnership, organized in January 1979, under the provisions of the Uniform Limited Partnership Act of the State of Illinois, for the purpose of constructing and operating cable television systems. The partnership will terminate December 31, 2020, unless earlier termination occurs as provided in the partnership agreement.

  The partnership consists of two general partners and three limited partners. The general partners are one individual and Cablevision Systems Services Corporation (CSSC), a corporation wholly-owned by the individual general partner. The limited partners of the Company are Cablevision of Illinois (C of I), Chicago Cablevision Investments (CCI) and Cablevision Headquarters Investment (CHI) which are all limited partnerships. The individual general partner of the Company is also a general partner in C of I, CCI and CHI while CSSC is a general partner in C of I. In addition, a subsidiary of Cablevision Systems Corporation (CSC), a corporation controlled by the individual general partner of the Company, is a general partner in CHI.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Property, Plant and Equipment

  Property, plant and equipment, including construction materials, are recorded at cost, which includes all direct costs and certain indirect costs associated with the construction of cable television transmission and distribution systems and the costs of new subscriber installations. Property, plant and equipment is depreciated on the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the related leases.

 Revenue Recognition

  The Company recognizes revenues as cable television services are provided to subscribers.

 Deferred Acquisition, Development Costs and Intangible Assets

  Costs incurred to acquire cable television franchises and expenses incurred during the initial development period were deferred until the date the first subscriber was connected. Such costs are being amortized on the straight-line basis over the average lives of the franchises. Intangible assets are being amortized over periods ranging from seven to fifteen years on the straight line basis.

 Deferred Financing Costs

  Costs incurred to obtain debt are deferred and amortized on the straight-line basis over the term to maturity of the related debt.

 Income Taxes

  The Company operates as a limited partnership; accordingly, its taxable income or loss is includable in the tax returns of the individual partners and no provision for income taxes is made on the books of the

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

                             (DOLLARS IN THOUSANDS)
Company. The partners are required to report their share of income or loss in their income tax returns. The Company's income or loss is allocated to the partners in accordance with the terms of the partnership agreement. At December 31, 1994, the carrying amount of net assets for financial statement purposes was less than their tax bases by approximately $3,186.

 Cash Flows

  For purposes of the statements of cash flows, the Company considers all short term investments with a maturity at date of purchase of three months or less to be cash equivalents. The Company paid cash interest of approximately $14,444 (of which approximately $8,500 in 1993 represents interest on the CSSC subordinated demand note) and $11,904 during the years ended December 31, 1993 and 1994, respectively.

 Reclassifications

  Certain 1993 amounts have been reclassified to conform with the 1994 presentation.

 Unaudited Information

  In the opinion of management, the financial statements for the unaudited periods include all adjustments (consisting of a normal recurring nature) necessary for a fair presentation of such information. The results of operations and cash flows for the six months ended June 30, 1994 and 1995 are not necessarily indicative of results that would be expected for a full year.

3. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment consist of the following items which are depreciated on the straight line basis over the estimated useful lives shown below:

                                                   DECEMBER 31,
                                                  ---------------   ESTIMATED
                                                   1993    1994   USEFUL LIVES
                                                  ------- ------- -------------
Cable television transmission and distribution
 systems:
  Converters....................................  $11,496 $12,441 5 years
  Headend.......................................    4,294   4,420 9 years
  Distribution system...........................   60,553  63,272 12 years
  Program, service and test equipment...........    3,977   4,166 7 years
  Microwave equipment and satellite receivers...    2,771   2,771 7 1/2 years
  Construction materials and supplies...........       99     112
                                                  ------- -------
                                                   83,190  87,182
Land............................................      410     410
Building........................................    3,186   3,186 25 years
Furniture and fixtures..........................      622     639 8 years
Vehicles........................................    2,169   2,218 4 years
Leasehold improvements..........................    1,722   1,744 Term of Lease
                                                  ------- -------
                                                   91,299  95,379
Less accumulated depreciation and amortization..   69,859  73,701
                                                  ------- -------
                                                  $21,440 $21,678
                                                  ======= =======

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. DEBT

  Debt at December 31, 1993 and 1994 consists of the following:

                                                                1993    1994
                                                               ------- -------
   Partners:
     CSC subordinated demand note, bearing interest at 14%
      (Note 6)................................................ $12,314 $12,314
                                                               ======= =======
   Other:
     Bank debt................................................ $65,550 $71,771
     Capital lease obligation.................................      25     --
                                                               ------- -------
       Total other............................................ $65,575 $71,771
                                                               ======= =======

  On February 5, 1993, the Company entered into a third amended and restated credit agreement (the "New Credit Agreement") with a group of banks led by Bank of Montreal, as agent. On June 21, 1994 the Company executed the First Amendment to the New Credit Agreement with the Bank of Montreal and several other banks which modified certain restrictive covenants through the maturity date of the loan. The Company may borrow up to $80,306 under the New Credit Agreement, of which $7,555 and $150 was restricted for certain letters of credit at December 31, 1993 and 1994 respectively. Undrawn funds available to the Company under the New Credit Agreement as of December 31, 1993 and 1994 amount to approximately $10,395 and $8,851 respectively.

  The New Credit Agreement includes a $55,306 term loan, of which $58,000 and $55,305 was outstanding at December 31, 1993 and 1994 respectively, and a $25,000 revolving line of credit, of which $7,050 and $16,000 was outstanding at December 31, 1993 and December 31, 1994, respectively. Repayment of the term loan commenced March 31, 1993 with quarterly payments continuing through December 31, 2000. The amount available under the revolving line of credit will be reduced by $2,500 on each of December 31, 1996 and 1997, $3,125 on December 31, 1998, $5,625 on December 31, 1999, and the balance on December 31, 2000.

  Based on the outstanding borrowings as of December 31, 1994, future payments under the terms of the New Credit Agreement are as follows: 1995--$4,200; 1996--$7,800; 1997--$9,900; 1998--$11,100; 1999--$11,100; thereafter $11,205.

  The Credit Agreement contains various restrictive covenants, among which are limitations on various payments and the maintenance of various financial ratios. The Company was in compliance with the covenants of its credit agreement on December 31, 1994.

  Borrowings bear interest at varying rates depending on the ratio of the Company's debt to annualized cash flow, as defined in the new Credit Agreement. The Company has the option of selecting either the bank's prime rate or the London Interbank Offering Rate (LIBOR) as the borrowing base rate. At December 31, 1994, the weighted average interest rate on the bank debt was 7.96%. The Company is obligated to pay fees to the banks of 3/8 of 1% per annum on the unused portion of the loan commitment.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

  The Company has entered into interest rate swap agreements with two banks on a notional amount of $25,000 whereby the Company pays a fixed rate of interest and receives a variable rate. Interest rates and terms vary in accordance with each of the agreements. The lengths of the agreements range from one to two years. As of December 31, 1994, the agreements have a weighted average remaining life of two years. The Company is exposed to credit loss in the event of nonperformance by the other parties to the interest rate swap agreements; however, the Company does not anticipate nonperformance by the counterparties.

  Substantially all of the assets of the Company have been pledged to secure the borrowings under the Credit Agreement.

  In September, 1994 the Company borrowed approximately $8,255, in accordance with the terms of the New Credit Agreement, to repay $1,503 in accrued management fees to Cablevision Systems Company and $6,753 in accrued interest thereon.

  In addition the Company has a $2,000 overdraft note with the Bank of Montreal, of which $466 is outstanding at December 31, 1994.

5. LEASES

  The Company leases certain office and production facilities under terms of leases expiring at various dates through 1999. Rent expense for operating leases amounted to approximately $457 in 1993 and $499 in 1994.

  In addition, the Company rents space on utility poles in its operations. The Company's pole rental agreements are for varying terms, and management anticipates renewals as they expire. Rental expense under these agreements was approximately $196 in 1993 and $205 in 1994.

  Future minimum payments under all noncancelable operating leases, including pole rentals through December 31, 1998, at rates currently in force as of December 31, 1994, are as follows:

                                                                       OPERATING
                                                                        LEASES
                                                                       ---------
       1995...........................................................  $  540
       1996...........................................................     512
       1997...........................................................     444
       1998...........................................................     446
       1999...........................................................     454
       Thereafter.....................................................     124
                                                                        ------
       Total future minimum lease payments............................  $2,520
                                                                        ======

6. RELATED PARTY TRANSACTIONS

  The Company has an agreement with Cablevision Systems Company to provide the Company with management services. Cablevision Systems Company is owned by the individual general partner of the Company and certain trusts established for the benefit of his family members. The agreement can be renewed

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
indefinitely at the option of Cablevision Systems Company and generally provides for the payment, in addition to expense reimbursement, of a fee equal to 3 1/2% of the Company's gross revenues. The fees accrued for 1993 and 1994 were approximately $1,209 and $1,203, respectively. In addition, interest accrues on the unpaid balance at prime plus two percent. For 1993 and 1994 the Company accrued approximately $1,097 and $1,188, respectively, for interest on unpaid management fees. Cumulative unpaid management fees and interest thereon at December 31, 1993 and 1994 amounted to $15,458 and $9,593, respectively. Unpaid management fees and interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets. The Company paid approximately $730 and $6,753 of accrued interest outstanding on unpaid management fees in 1993 and 1994, respectively through available bank debt. Subsequent payments are subject to certain limitations and restrictions as defined in the New Credit Agreement.

  CSC has made advances to or incurred expenses on behalf of the Company. Unpaid amounts bear interest at the rate of 14% per annum. A portion of this amount was converted to a subordinated demand note (the "CSC Demand Note"). The principal balance of the CSC Demand Note at December 31, 1993 and 1994 amounted to $12,314 and accrued interest thereon approximated $10,089 and $13,394 at December 31, 1993 and 1994, respectively. The CSC Demand Note is subordinated to bank debt and is restricted in accordance with certain provisions of the New Credit Agreement. The amounts of unpaid interest are included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  CSC also has interests in several companies engaged in providing cable television programming and other services to the cable television industry, including the Company. During 1993 and 1994 the Company was charged approximately $1,482 and $1,184, respectively, by these companies primarily for programming services. One of these companies subleases space in the Company's main studio production facility, for which the Company was paid approximately $567 in 1993 and $541 in 1994. Amounts owed these companies at December 31, 1993 and 1994 were approximately $830 and $900, respectively of which approximately $161 and $318, respectively are included in accounts payable to affiliates and approximately $582 in each year is included in subordinated amounts payable to affiliates in the accompanying balance sheets.

  The Company is charged for certain selling, general and administrative expenses by CSC. For the years ended December 31, 1993 and 1994, these expenses amounted to approximately $1,223 and $1,729, respectively. Amounts owed CSC at December 31, 1993 and 1994 were approximately $264 and $723, respectively, and are included in accounts payable to affiliates in the accompanying balance sheets.

7. PENSION PLAN

  The Company is a participant, with other affiliates, in a defined contribution pension plan covering substantially all employees. The Company contributed 1 1/2% of each eligible employees' annual compensation, as defined, to the defined contribution portion of the Pension Plan (the "Pension Plan") and an equivalent amount to the Section 401(k) portion of the plan (the "Savings Plan"). Employees may voluntarily contribute up to 15% of eligible compensation, subject to certain restrictions, to the Savings Plan, with an additional matching contribution by the Company of 1/4 of 1% for each 1% contributed by the employee, up to a maximum contribution by the Company of 1/2 of 1% of eligible base pay. Employee contributions are fully vested as are employer base contributions to the Savings Plan. Employer contributions to the Pension Plan and matching contributions to the Savings Plan become vested in years three through seven. At December 31, 1993 and 1994, the cost associated with these plans was approximately $130 and $118, respectively. The Company does not provide any postretirement benefits for any of its employees.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

8. CONTINGENCY

  The Company has obtained thirty one franchises authorizing it to construct and operate cable television systems in the suburban areas of Chicago, Illinois. Certain franchises contain provisions granting the municipalities an option, at the expiration of the franchise, to purchase the cable television system for $1 plus any outstanding debt attributable to the system.

9. FINANCING

  Since its inception, the Company has incurred substantial losses. Not withstanding such losses, the Company's cash flow from operations and available borrowings under its New Credit Agreement (note 4) have been sufficient to meet its current obligations as a result of the deferral of payment of management fees and interest thereon and the deferral of interest payments on the subordinated demand note (note 4 and 6). Payment of the subordinated demand note, including interest thereon, is restricted in accordance with certain provisions of the New Credit Agreement. The Company believes that internally generated funds as well as borrowings under the revolving lines of credit are sufficient through year end 1995 to fund its requirements for existing cable operations and meet its debt service requirements.

10. RECENT CABLE TELEVISION REGULATIONS

  In October, 1992, the Congress of the United States passed the Cable Television Consumer Protection and Competition Act of 1992 (Cable Act) which among other matters, provides for the regulation of basic and cable programming services. In April 1993, the Federal Communications Commission ("FCC") adopted regulations governing rates for basic and cable programming services which became effective September 1, 1993. Under the provisions of these regulations, certain revenues derived from cable television are determined under either a "benchmark" or "cost of service" method. Effective September 1, 1993 the Company's systems had set their rates using the benchmark method which compares the Company's rates to those which are in effect at cable systems deemed to face effective competition by the FCC.

  In February 1994, the FCC significantly modified the September 1993 rate regulations. These modifications were designed to further reduce subscriber rates and most annual basic and cable programming service rate increases (other than per-event and per-channel services). Management has implemented the rules in a manner it believes to be consistent with the regulations promulgated by the FCC.

  As a result of the 1992 Cable Act, many of the cable television systems of the Company are subject to regulation by local franchise authorities and/or the FCC. Regulations imposed by the 1992 Cable Act, among other things, allow regulators to limit and reduce the rates that cable operators can charge for certain basic cable television services and equipment rental charges.

  Further rules and regulations are being considered by the FCC, however, these regulations have not yet been finalized. The ultimate impact on the operation of the Company resulting from existing rules and regulations and proposed rules and regulations, if any, cannot be determined.

11. SUBSEQUENT EVENTS

  In January 1995, the Company entered into an agreement with Continental Cablevision, Inc. to sell its cable systems for a sale price of $168,500, subject to post closing adjustments. The sale is expected to close in 1995.

                             CABLEVISION OF CHICAGO
                            (A LIMITED PARTNERSHIP)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)
12. TAX INFORMATION (UNAUDITED)

  The following represents a reconciliation of the losses allocated to the partners for financial reporting purposes and that utilized for tax purposes.

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                              ----------------
                                                               1993     1994
                                                              -------  -------
Losses allocated to partners for financial reporting
 purposes...................................................  $(3,871) $(4,720)
Depreciation and amortization adjustments for tax purposes..    2,347    1,564
Management fees and related interest........................    1,576   (5,886)
Other.......................................................     (385)     111
                                                              -------  -------
Tax loss allocable to partners..............................  $  (333) $(8,931)
                                                              =======  =======
Tax loss allocable to general partners......................  $    (4) $   (89)
                                                              =======  =======
Tax loss allocated to limited partners......................  $  (329) $(8,842)
                                                              =======  =======

                          INDEPENDENT AUDITORS' REPORT

The Partners
Meredith/New Heritage Strategic Partners L.P.:

  We have audited the accompanying consolidated balance sheet of Meredith/New Heritage Strategic Partners L.P. and subsidiary as of June 30, 1995, and the related consolidated statements of operations, partners' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Meredith/New Heritage Strategic Partners L.P. and subsidiary as of June 30, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Des Moines, Iowa
August 4, 1995

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                ($ IN THOUSANDS)

                                                          JUNE 30, DECEMBER 31,
                                                            1995       1995
                                                          -------- ------------
                                                                   (UNAUDITED)
                    ASSETS (NOTE 5)
                    ---------------
Current assets:
  Cash..................................................  $      2   $      2
  Short-term investments, at cost which approximates
   market...............................................     4,578      3,464
  Receivables:
    Escrowed accounts receivable (note 2)...............     3,785        --
    Trade, net of allowance for doubtful accounts of $88
     at June 30, 1995...................................       790      1,189
    Other, net of allowance for doubtful accounts of $51
     at June 30, 1995...................................       743        610
                                                          --------   --------
                                                             5,318      1,799
                                                          --------   --------
  Prepaid expenses......................................       644        391
                                                          --------   --------
      Total current assets..............................    10,542      5,656
                                                          --------   --------
Property and equipment:
  Land..................................................       353        353
  Building improvements.................................     1,302      1,302
  Cable distribution system.............................    84,668     91,328
  Support equipment.....................................     2,357      2,408
                                                          --------   --------
                                                            88,680     95,391
  Less accumulated depreciation.........................    19,356     23,637
                                                          --------   --------
      Net property and equipment........................    69,324     71,754
                                                          --------   --------
Programming rights, net of accumulated amortization of
 $4,215 at June 30, 1995................................     7,685      6,942
Goodwill and other intangibles, net of accumulated
 amortization of $9,700 at June 30, 1995................   127,022    125,321
Noncompetition agreements, net of accumulated
 amortization of $11,620 at June 30, 1995...............     8,780      6,740
Deferred financing costs, net of accumulated
 amortization of $1,036 at June 30, 1995................     1,924      1,650
Other assets............................................       314        539
                                                          --------   --------
                                                          $225,591   $218,602
                                                          ========   ========
            LIABILITIES AND PARTNERS' EQUITY
            --------------------------------
Current liabilities:
  Accounts payable......................................  $  2,561   $  1,522
  Accrued expenses:
    Employee wages and benefits.........................       309        307
    Programming fees....................................       986      1,001
    Franchise fees......................................       954      1,760
    Interest............................................       957        396
    Other...............................................     1,315        980
  Due to affiliates.....................................       650        103
  Current installments of capital lease obligations
   (note 7).............................................       450        450
                                                          --------   --------
      Total current liabilities.........................     8,182      6,519
Capital lease obligations, excluding current
 installments (note 7)..................................     1,217      1,002
Long-term debt (note 5).................................    91,079     87,279
                                                          --------   --------
      Total liabilities.................................   100,478     94,800
                                                          --------   --------
Partners' equity:
  General partner.......................................    90,991     90,037
  Limited partner.......................................    34,122     33,765
                                                          --------   --------
      Total partners' equity............................   125,113    123,802
                                                          --------   --------
Commitments and contingencies (notes 2, 4, 5, 7, and 10)
                                                          $225,591   $218,602
                                                          ========   ========

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ IN THOUSANDS)

                                                                SIX MONTHS
                                                                   ENDED
                                                   YEAR ENDED  DECEMBER 31,
                                                    JUNE 30,  ----------------
                                                      1995     1994     1995
                                                   ---------- -------  -------
                                                                (UNAUDITED)
Revenue...........................................  $ 51,222  $26,191  $25,076
                                                    --------  -------  -------
Operating costs and expenses:
  Costs of sales and services:
    System........................................     3,937    2,072    1,734
    Programming...................................     9,552    4,698    4,750
    Amortization of programming rights............     1,669      875      743
  Selling, general, and administrative............    13,959    7,212    6,775
  Management fees (note 8)........................     1,617      858      819
  Depreciation....................................     8,718    4,577    4,281
  Amortization of noncompetition agreements and
   goodwill and other intangibles.................     8,765    4,606    3,813
                                                    --------  -------  -------
      Total operating costs and expenses..........    48,217   24,898   22,915
                                                    --------  -------  -------
      Operating income............................     3,005    1,293    2,161
                                                    --------  -------  -------
Other income (expense):
  Interest income.................................       518      206      424
  Interest expense................................   (11,054)  (5,849)  (3,896)
  Gain on sale of cable system (note 2)...........     3,907      --       --
                                                    --------  -------  -------
                                                      (6,629)  (5,643)  (3,472)
                                                    --------  -------  -------
      Net loss....................................  $ (3,624) $(4,350) $(1,311)
                                                    ========  =======  =======

                  CONSOLIDATED STATEMENTS OF PARTNERS' EQUITY
                                ($ IN THOUSANDS)

                                                                        TOTAL
                                                    GENERAL  LIMITED  PARTNERS'
                                                    PARTNER  PARTNER   EQUITY
                                                    -------  -------  ---------
Balance at June 30, 1994........................... $93,627  $35,110  $128,737
Net loss...........................................  (2,636)    (988)   (3,624)
                                                    -------  -------  --------
Balance at June 30, 1995...........................  90,991   34,122   125,113
Net loss*..........................................    (954)    (357)   (1,311)
                                                    -------  -------  --------
Balance at December 31, 1995*...................... $90,037  $33,765  $123,802
                                                    =======  =======  ========

- --------
* Unaudited

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)

                                                            SIX MONTHS ENDED
                                                 YEAR ENDED   DECEMBER 31,
                                                  JUNE 30,  ------------------
                                                    1995      1994      1995
                                                 ---------- --------  --------
                                                               (UNAUDITED)
Cash flows from operating activities:
  Net loss......................................  $ (3,624) $ (4,350) $ (1,311)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
    Depreciation and amortization...............    17,483     9,183     8,094
    Amortization of deferred financing costs....       501       218       274
    Amortization of programming rights..........     1,669       875       743
    Gain on sale of cable system (note 2).......    (3,907)      --        --
    (Increase) decrease in trade and other re-
     ceivables..................................      (111)       29      (266)
    (Increase) decrease in prepaid expenses.....      (320)     (118)      253
    Increase (decrease) in accounts payable, ac-
     crued expenses and due to affiliates.......       487       963    (1,663)
    Other.......................................       161       (83)     (190)
                                                  --------  --------  --------
      Net cash provided by operating activi-
       ties.....................................    12,339     6,717     5,934
                                                  --------  --------  --------
Cash flows from investing activities:
  Net proceeds from sale of cable system (note
   2)...........................................    44,666       --      3,750
  Purchase of property and equipment............   (11,059)   (6,062)   (6,783)
  Sale of property and equipment................       676       --        --
  Additions to other intangibles................      (287)     (338)      --
                                                  --------  --------  --------
      Net cash provided by (used in) investing
       activities...............................    33,996    (6,400)   (3,033)
                                                  --------  --------  --------
Cash flows from financing activities:
  Principal payments on long-term debt..........   (46,921)   (2,621)   (3,800)
  Payments on capital lease obligations.........      (478)     (239)     (215)
                                                  --------  --------  --------
      Net cash used in financing activities.....   (47,399)   (2,860)   (4,015)
                                                  --------  --------  --------
      Decrease in cash and short-term invest-
       ments....................................    (1,064)   (2,543)   (1,114)
Cash and short-term investments at beginning of
 period.........................................     5,644     5,643     4,580
                                                  --------  --------  --------
Cash and short-term investments at end of peri-
 od.............................................  $  4,580  $  3,100  $  3,466
                                                  ========  ========  ========
Supplemental disclosure of cash flow informa-
 tion:
  Cash paid during the period for interest......  $ 11,361  $  5,962  $  4,183
                                                  ========  ========  ========
Supplemental schedule of noncash investing ac-
 tivity:
  Property and equipment acquired through capi-
   tal leases...................................  $    914  $    245  $    --
                                                  ========  ========  ========
  Disposition of a cable system in 1995 (note
   2):
   Proceeds:
    Net cash received...........................  $ 44,666
    Escrowed accounts receivable................     3,750
                                                  --------
                                                  $ 48,416
                                                  ========
   Net assets disposed of:
    Net property and equipment..................  $  8,417
    Net intangible assets.......................    35,993
    Other.......................................        99
                                                  --------
                                                    44,509
    Gain on sale of cable system................     3,907
                                                  --------
                                                  $ 48,416
                                                  ========

          See accompanying notes to consolidated financial statements.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Ownership, Consolidation and Operations

  Meredith/New Heritage Strategic Partners L.P. was formed by Meredith/New Heritage Partnership (General Partner) and Continental Cablevision of Minnesota, Inc. (Limited Partner), which is a wholly owned subsidiary of Continental Cablevision, Inc. Operations commenced with the General Partner's contribution of its North Dakota cable television system and the acquisition of all the outstanding stock of North Central Cable Communications Corporation (North Central) on September 1, 1992.

  The consolidated financial statements include the accounts of Meredith/New Heritage Strategic Partners L.P. and its subsidiary North Central (Strategic Partners). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements do not include the assets and liabilities of the General Partner and Limited Partner.

  Strategic Partners operates in the cable television industry with franchises in the Minneapolis/St. Paul, Minnesota area and operated the Bismarck/Mandan, North Dakota area franchises through March 9, 1995, the date of sale of this system (see note 2). The results of operations of the cable television system located in the Bismarck/Mandan, North Dakota area are included in the consolidated statement of operations through March 9, 1995.

 Property and Equipment

  Property and equipment is stated at cost, including the portion of the purchase price of cable television systems acquired allocated to tangible assets. Construction cost, including labor, indirect labor, interest and other costs of construction and completion, are capitalized. Depreciation is calculated on the straight-line basis over the estimated useful lives, which are 10 years for building improvements, 5-15 years for cable distribution system, and 5-10 years for support equipment.

  Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

 Goodwill

  Goodwill includes the difference between the cost of acquiring cable television systems and the amount assigned to their tangible assets. Such amounts are being amortized on a straight-line basis over 40 years. Strategic Partners assesses the recoverability of goodwill through analysis of undiscounted cash flows.

 Noncompetition Agreements

  Noncompetition agreements executed in connection with the acquisition of North Central are being amortized, using the straight-line method over the life of the agreements, five years.

 Programming Rights

  Programming rights (purchased from the Limited Partner in connection with the acquisition of North Central) are being amortized using the straight-line method over the life of the rights, eight years. The amortization is included in cost of sales and services.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                ($ IN THOUSANDS)

 Deferred Financing Costs

  Deferred financing costs consist primarily of loan origination fees and legal expenses incurred to obtain financing. These costs are being amortized over the contractual term of the related loan agreement. Amortization of these costs is included in interest expense.

 Income Taxes

  Income and losses of Strategic Partners are to be included in the income tax returns of the General and Limited Partners, and such income and losses are allocated to the General and Limited Partners based upon each partners' respective ownership interests. Accordingly, the consolidated financial statements make no provision for income taxes, except for income taxes related to its wholly owned subsidiary, North Central.

  North Central accounts for income taxes under the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109 (Statement 109), "Accounting for Income Taxes." Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 Short-Term Investments

  Short-term investments consist of U.S. treasury mutual funds which are stated at cost which approximates market. For purposes of the statements of cash flows, Strategic Partners considers all short-term investments purchased with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments

  Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments," requires that Strategic Partners disclose estimated fair values for its financial instruments. Fair value estimates, methods, and assumptions are set forth below:

   Cash, Short-Term Investments, Receivables and Accounts Payable

    The carrying amount approximates fair value because of the short-term nature of the instruments.

   Long-Term Debt

    The fair value of long-term debt is calculated by discounting scheduled cash flows through maturity using estimated market rates. The market rates are estimated using rates currently available for borrowing and interest rate swap agreements with similar terms and remaining maturities.

   Limitations

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. Because no market exists for a portion of Strategic Partners' financial instruments, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

         MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                               ($ IN THOUSANDS)

 Unaudited Interim Financial Information

  The unaudited interim financial information as of December 31, 1995 and for the six months ended December 31, 1994 and 1995, has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the six months ended December 31, 1995 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 1996.

(2) SALE OF CABLE SYSTEM

  On March 9, 1995, Strategic Partners sold the assets of the cable television system located in the Bismarck/Mandan, North Dakota area (the Bismarck System) for approximately $48,400. In connection with the sale, Strategic Partners recognized a gain of approximately $3,900. As required by the sale agreement, $3,750 of the sales proceeds have been placed in escrow for a period of 180 days. If during the 180 day period, the rates charged by the Bismarck System are successfully challenged by the local franchising authorities (see note
10), an amount shall be paid out of the escrowed amount to the purchaser of the Bismarck System equal to 9.25 times the annual reduction in the basic cable rates applicable to the Bismarck System's tiers of basic service times the number of subscribers with respect to such basic tiers as of the sale date. Strategic Partners' liability under these circumstances is limited to the escrowed amount. In addition, through November 15, 1996, Strategic Partners' will be liable to the purchaser for any rate regulation refunds related to services provided prior to the sale date (but without the 9.25 escalator).

(3) PARTNERS' EQUITY

  In accordance with the partnership agreement, profits and losses will be allocated in accordance with the partners' respective partnership interests and the partnership shall continue until December 31, 2050 unless earlier terminated.

(4) ACQUISITION CONTINGENT PAYMENTS

  On September 1, 1992, Strategic Partners acquired all of the outstanding stock of North Central. The purchase agreement provides for contingent payments through June 30, 1999. For each period ended June 30, the contingent payments are based upon the excess, if any, of actual cash flows over targeted cash flows as set forth in the purchase agreement. The contingent payments are set at 25 percent of any excess cash flows until payments aggregate to $35,000; thereafter, the contingent payments are set at 5 percent of any excess cash flows. For the year ended June 30, 1995, no contingent payments were due under the purchase agreement.

(5) LONG-TERM DEBT

  Strategic Partners has a loan agreement with 10 banks. Borrowings are secured by the partnership interests and assets of Strategic Partners (including the assets of North Central) and interests in certain leases. Interest is payable at a prime rate, Eurodollar rate, or certificate of deposit rate.

  At June 30, 1995, total borrowings amounted to $91,079 and bear interest at rates ranging from 7.3750 percent to 7.6875 percent (including a 1.25 percent margin as provided in the loan agreement). In addition, Strategic Partners has entered into interest rate swap agreements expiring in September 1995 as follows:

                      FIXED RATE PAYABLE
             AMOUNT     BEFORE MARGIN
             ------   ------------------
             $80,000         7.05%
              10,000         7.18

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                ($ IN THOUSANDS)
  The effective weighted average rate of interest on the $91,079 outstanding at June 30, 1995, including the interest rate swap agreements above, was 8.3 percent.

  The purpose of the interest rate swap agreements is to reduce interest rate risk on the debt outstanding and thus were entered into for purposes other than trading. The swap agreements enable Strategic Partners to receive payment based on the six-month LIBOR interest rate, reset semiannually, and make payments at the fixed rate payable. Strategic Partners is exposed to interest rate risk in the event of nonperformance by the other party to the interest rate swap agreements. However, Strategic Partners does not anticipate nonperformance by the bank.

  At June 30, 1995, Strategic Partners estimated the fair value of its long-term debt of $91,079 and the interest rate swap agreements above, at approximately $91,400.

  The loan agreement contains provisions which prohibit the payment of distributions/dividends; place restrictions on additional investments, the incurrence of additional debt, the payment of management fees, and other activities; and require Strategic Partners to meet certain operating and financial tests.

  All borrowings outstanding under the loan agreement are due on the earliest of March 31, 1996 or the date of the sale of North Central. Management of Strategic Partners currently intends to sell North Central and has entered into an agreement with a cable television broker for the purpose of identifying and seeking out purchasers. Borrowings under the loan agreement at June 30, 1995 have been classified as long-term as the lenders have indicated they would support a request to extend the maturity date in light of Strategic Partners' efforts to sell North Central. Management of Strategic Partners intends and believes it will be able to execute an amendment to the loan agreement to extend the maturity date in the event North Central is not sold before March 31, 1996, as a similar amendment was executed during the year ended June 30, 1995.

(6) INCOME TAXES

  Deferred tax assets (liabilities) related to temporary differences between the financial statements bases and income tax bases of assets and liabilities of North Central at June 30, 1995 are as follows:

Deferred tax assets:
  Net operating loss carryforwards..................................... $23,300
  Amortization of noncompetition agreements, principally due to
   differences in lives................................................   4,270
  Trade receivables, principally due to allowance for doubtful
   accounts............................................................      55
  Compensated absences, principally due to accrual for financial
   reporting purposes..................................................      65
  Future deductible amounts, principally due to nondeductible
   accruals............................................................     210
                                                                        -------
    Total deferred tax assets..........................................  27,900
  Less valuation allowance.............................................  10,900
                                                                        -------
    Net deferred tax assets............................................  17,000
Deferred tax liability:
  Property and equipment depreciation, principally due to differences in methods and lives................................................  17,000
                                                                        -------
    Net deferred taxes................................................. $   --
                                                                        =======

  The net increase in the valuation allowance for deferred tax assets for the year ended June 30, 1995 was $3,553.

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                ($ IN THOUSANDS)

  North Central has total tax net operating loss carryforwards at June 30, 1995 of approximately $58,300 available to reduce future taxable income through 2010, with a tax benefit of $23,300. Of the $23,300 tax benefit, $10,900 has not been recognized due to the likelihood that it will not be utilized. Of the tax benefit not recognized, approximately $6,500 represents tax benefits from net operating loss carryforwards at the date of acquisition of North Central. To the extent the unrecognized tax net operating loss carryforwards at the date of acquisition are recognized in the future, the tax benefits of such recognition will reduce goodwill. To the extent the tax net operating loss carryforward since acquisition is recognized in the future, the tax benefit of such recognition will be reflected in the consolidated statement of operations.

  Tax net operating loss carryforwards at June 30, 1995 expire as follows:

             2002............................. $17,100
             2003.............................  17,000
             2004.............................  13,000
             2005.............................   4,300
             2007.............................     600
             2008.............................   1,700
             2009.............................   4,500
             2010.............................     100
                                               -------
                                               $58,300
                                               =======

(7) LEASES AND FRANCHISE AGREEMENTS

 Capital Leases

  North Central leases certain computer and transportation and other equipment under capital leases at variable interest rates. The net book value of the equipment under these leases is approximately $1,740 at June 30, 1995. Future obligations under capital leases as of June 30, 1995 are as follows:

             1996.............................. $  527
             1997..............................    501
             1998..............................    431
             1999..............................    228
             2000..............................    155
                                                ------
               Total minimum lease payments....  1,842
             Less amount representing inter-
              est..............................    175
                                                ------
               Present value of net minimum
                lease payments.................  1,667
             Less current portion..............    450
                                                ------
                                                $1,217
                                                ======

 Operating Leases

  North Central leases certain real property and transportation and other equipment under noncancelable operating leases with original terms varying from 1 to 15 years. Additionally, North Central leases microwave signals and utility poles under leases with original terms of up to 25 years.

         MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                               ($ IN THOUSANDS)
  At June 30, 1995, minimum commitments under noncancelable operating leases are as follows:

             1996.............................. $  458
             1997..............................    451
             1998..............................    318
             1999..............................     45
                                                ------
                                                $1,272
                                                ======

  Leases and rental expense payments under cancelable and noncancelable operating leases included in the statement of operations for the year ended June 30, 1995 amounted to $646.

 Franchise Agreements

  North Central has nonexclusive franchise agreements with the various communities in which it provides cable television services. These franchise agreements require the payment of fees (generally 5 percent of operating revenues) and require North Central to provide public access and local community cable television programming. North Central has entered into programming agreements with three cable commissions where the cable commission has assumed the responsibility to provide public access programming. These programming agreements require annual payments of approximately $1,300 (generally adjusted by a flat percentage increase or a Consumer Price Index, whichever is greater). North Central has also entered into an agreement with another cable commission where North Central continues to provide public access programming, but is allowed to recover its expenses (approximately $81 annually) from the subscriber base. All of these agreements are effective for the term of the existing franchise agreements and renewal thereof.

(8) RELATED PARTY TRANSACTIONS

  In accordance with the partnership agreement, the General Partner provides financing, accounting, marketing, and engineering management services to Strategic Partners and its cable television systems. During the year ended June 30, 1995, Strategic Partners paid the General Partner $1,617 for management services.

(9) EMPLOYEE BENEFIT PLAN

  Strategic Partners participates in a multiple employer profit sharing plan covering substantially all employees who have reached 21 years of age and completed 1 year of service. Under the terms of the plan, employees may contribute between 1 percent and 15 percent of their annual salary. Strategic Partners matches employee contributions at a 50 percent rate of contributions up to 10 percent. Strategic Partners made contributions of $169 to the profit sharing plan for the year ended June 30, 1995.

(10) COMMITMENTS AND CONTINGENCIES

  On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the 1992 Cable Act). In 1993, the Federal Communication Commission (the FCC) adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. Such rate regulations became effective on September 1, 1993. The rate increase moratorium, which began on April 5, 1993, continued through May 15, 1994. On May 15, 1994, additional rate regulations were enacted as

          MEREDITH/NEW HERITAGE STRATEGIC PARTNERS L.P. AND SUBSIDIARY

                                ($ IN THOUSANDS)
required by regulation. The revised rates were presented to the local franchising authorities on August 15, 1994 for review within 30 days. As a result of such actions, Strategic Partners' basic and tier service rates and its equipment and installation charges (the Regulated Services) are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 rate regulations. Subsequent to September 1, 1993, any cable system charging basic cable rates that exceeded the FCC's benchmark rate may be required to substantiate its rates by demonstrating its costs of providing basic cable services to subscribers. If, as a result of this process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriated benchmark and refund the excess portion of rates received since September 1, 1993.

  Strategic Partners believes that it has complied in all material respects with the provisions of the 1992 Cable Act including its rate setting provisions. However, since Strategic Partners' rates for Regulated Services are subject to review, Strategic Partners may be subject to a refund liability. The amounts of refunds, if any, which could be payable by Strategic Partners in the event that systems' rates are successfully challenged by franchising authorities is not currently estimable. However, Strategic Partners believes the ultimate settlement of any potential refunds, if any, will not have a material adverse effect on Strategic Partners' financial position or results of operations.

  Strategic Partners maintains a self-insurance program for health care and dental costs. Strategic Partners is liable for claims up to $35 per individual annually, and aggregate claims up to $1,000 annually. Self-insurance costs are accrued based upon the aggregate of the liability for reported claims and an estimated liability for claims incurred but not reported.

(11) SUBSEQUENT EVENT (UNAUDITED)

  In March 1996, Meredith/New Heritage Partnership (M/NH) entered into an agreement (subject to the completion of certain schedules and exhibits thereto) to sell its general partnership interests in Strategic Partners to the Limited Partner for approximately $219,200. M/NH is to receive proceeds of approximately $129,200 in cash and the Limited Partner is to assume or repay approximately $90,000 of the Strategic Partners' long-term debt.

                [LOGO OF CONTINENTAL CABLEVISION APPEARS HERE]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a Director, officer, employee or agent of Continental may and, in certain cases, must be indemnified by Continental against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Continental. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the Director, officer, employee or agent is liable to Continental, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

  Article VII of the Company's By-Laws in effect provides that the Company shall indemnify each person who is or was an officer or director of the Company to the fullest extent permitted by Section 145 of the DGCL.

  Article Sixth of the Company's Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except (i) for any breach of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) for any transaction from which the director derived an improper personal benefit and (iv) for liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases.

  Reference is made to Article VII of the Underwriting Agreement filed as part of Exhibit 1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of the Company against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by (/1/) is incorporated by reference to Continental's Registration Statement No. 33-46510 (as amended), declared effective by the Securities and Exchange Commission on June 15, 1992, each exhibit marked by (/2/) is incorporated by reference to Continental's Registration Statement No. 33-59806, declared effective by the Securities and Exchange Commission on May 27, 1993, each exhibit marked by (/3/) is incorporated by reference to Continental's Registration Statement No. 33-65798, declared effective by the Securities and Exchange Commission on August 6, 1993, each exhibit marked by (/4/) is incorporated by reference to Continental's Registration Statement No. 33-57471, declared effective by the Commission on August 31, 1995, each exhibit marked by (/5/) is incorporated by reference to the Company's Registration Statement No. 33-63529 filed with the Commission on October 19, 1995, and each exhibit marked by (/6/) is incorporated by reference from the Company's Annual Report on Form 10-K filed with the Commission on March 27, 1996. Exhibit numbers in parenthesis refer to the exhibit numbers in Registration Statements. Each exhibit marked by a pound sign (#) is a management contract or compensatory plan. Each exhibit marked by an asterisk (*) has been previously filed as part of this Registration Statement.

 2.1 Agreement and Plan of Merger dated as of November 18, 1994, by and among Continental, Providence Journal Company, The Providence Journal Company, King Holding Corp. and King Broadcasting Company, as amended and restated as of August 1, 1995.(/4/) (2.1)

 2.2. Agreement and Plan of Merger between U S WEST, Inc. and Continental Cablevision, Inc. dated as of February 27, 1996./(6)/ (2.2)

 3.1  Amended and Restated Certificate of Incorporation of Continental./(6)/
      (3.1)

 3.1A Certificate of Designation of Continental relating to the Continental
      Series A Preferred Stock./(4)/ (3.1A)

 3.1B Form of Amendment to Company's Amended and Restated Certificate of
      Incorporation pertaining to merger consideration./(6)/ (2.2)

 3.2  By-Laws of Continental./(6)/ (3.2)

 4.1 Indenture dated as of June 22, 1992 between Continental and Morgan Guaranty Trust Company of New York as Trustee, pertaining to Continental's 10 5/8% Senior Subordinated Notes due 2002./(1)/ (4.1)

 4.2 Indenture dated as of June 22, 1992 between Continental and Morgan Guaranty Trust Company of New York as Trustee, pertaining to Continental's 11% Senior Subordinated Debentures due 2007./(1)/ (4.2)

 4.3 Amended and Restated Note Agreement dated as of October 17, 1994 by and among Continental and certain of its direct and indirect Subsidiaries as Guarantors and The Prudential Insurance Company of America./(4)/ (4.5)

 4.4 Indenture dated as of June 1, 1993 between Continental and The First National Bank of Chicago, as Trustee, pertaining to Continental's 8 5/8% Senior Notes due 2003./(2)/ (4.10)

 4.5 Indenture dated as of June 1, 1993 between Continental and The First National Bank of Chicago, as Trustee, pertaining to Continental's 9% Senior Debentures due 2008./(2)/ (4.11)

 4.6 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 5/8% Senior Debentures due 2005./(3)/ (4.11)

 4.7 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 9 1/2% Senior Debentures due 2013./(3)/ (4.12)

 4.8 Indenture dated as of August 1, 1993 between Continental and the Bank of New York, as Trustee, pertaining to Continental's 8 1/2% Senior Notes due 2001./(3)/ (4.13)

 4.9 Indenture dated December 13, 1995 between Continental and the Bank of Montreal, as Trustee, pertaining to Continental's 8.30% Senior Notes due 2006./(6)/ (4.9)

 5    Opinion of Sullivan & Worcester.*

10.1 Stock Liquidation Agreement dated as of March 6, 1989, as amended as of September 28, 1990, replacing and restating the Stock Acquisition Agreement made as of December 19, 1988 by and among Continental, H. Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co., Roderick A. MacLeod and Amos B. Hostetter, Jr./(1)/ (10.2)

10.2 Second Amendment to Stock Liquidation Agreement dated as of July 7, 1992 by and among Continental, Amos B. Hostetter, Jr., H. Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co. and Roderick A. MacLeod./(2)/ (10.2)

10.3  Form of Restricted Stock Purchase Agreement.#/(1)/ (10.3)

10.4 Stock Purchase Agreement dated April 27, 1992 among Continental, Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida, Chemical Equity Associates, Mellon Bank, N.A. as Trustee for First Plaza Group Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P./(1)/ (10.4)

10.5 Registration Rights Agreement dated June 22, 1992 among Continental, Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of Administration of Florida, Chemical Equity Associates, Mellon Bank, N.A. as Trustee for First Plaza Group Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors, L.P./(1)/ (10.5)

10.6 Amendment to Registration Rights Agreement dated July 15, 1992 among Continental and Corporate Advisors, L.P. on behalf of Corporate Partners, L.P., Corporate Offshore Partners, L.P., The State Board of
      Administration of Florida, ContCable Continental Preferred Stock Investors, L.P., Mellon Bank, N.A., as Trustee for First Plaza Group Trust, and Vencap Holdings (1992) Pte Ltd./(20)/ (10.6)

10.7 Stock Purchase Agreement dated July 15, 1992, as amended on November 17, 1992, among Continental, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV and Boston Ventures Limited Partnership IVA./(2)/ (10.7)

10.8 Stock Purchase Agreement dated July 15, 1992 among Continental, Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred Stock Investors Limited Partnership, Providence Media Partners L.P., Alta V Limited Partnership, Customs House Partners and Ontario Teachers' Pension Plan Board./(2)/ (10.8)

10.9 Registration Rights Agreement dated July 15, 1992 among Continental, Boston Ventures Limited Partnership III, Boston Ventures Limited Partnership IIIA, Boston Ventures Limited Partnership IV, Boston Ventures Limited Partnership IVA, Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred Stock Investors Limited Partnership, Providence Media Partners L.P., Alta V Limited Partnership, Customs House Partners and Ontario Teachers' Pension Plan Board./(2)/ (10.9)

10.10 Liquidation Rights Agreement dated as of July 7, 1992 by and between Continental and MD Co./(2)/ (10.10)

10.11 Stock Purchase Agreement dated as of December 17, 1992 by and among Teleport Communications Group Inc., Comcast Corporation, Comcast Teleport, Inc., Continental and Continental Teleport, Inc./(2)/ (10.11)

10.12 Optus Vision Joint Venture-Optus Vision Shareholders Agreement dated May 19, 1995 by and among Continental Cablevision of Australia, Inc., Optus Communications Pty Limited, Pay TV Holdings Pty Limited, Tallglen Pty Limited, Optus Vision Pty Limited, Optus Networks Pty Limited and Optus Administration Pty Limited./(4)/ (10.12)

10.13 Management Incentive Plan. #/(4)/ (10.13)

10.14 Purchase Agreement dated as of November 1, 1994 by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and Continental Cablevision of Manchester, Inc./(4)/ (10.14)

10.15 Supplemental Executive Retirement Plan. #/(4)/ (10.15)

10.16 Registration Rights Agreement with New Providence Journal./(5)/ (10.16)

10.17 Form of Restricted Stock Purchase Agreements for 1995. #/(4)/ (10.17)

10.18 First Amendment to the Purchase Agreement dated March 24, 1995 by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and Continental Cablevision of Manchester, Inc./(4)/ (10.19)

10.18A Second Amendment to the Purchase Agreement dated September 30, 1995, by and among Columbia Associates, L.P., Columbia Cable of Michigan, Inc. and Continental Cablevision of Manchester, Inc./(5)/ (10.19A)

10.19 Purchase Agreement dated January 6, 1995 by and between Continental Cablevision, Inc. and Cablevision of Chicago./(4)/ (10.20)

10.20 Purchase Agreement dated March 29, 1995 between N-COM Limited Partnership II and Continental Cablevision Investments, Inc./(4)/ (10.21)

10.21 Amended and Restated Credit Agreement dated as of October 1, 1994 among Continental and certain of its direct and indirect Subsidiaries as Guarantors and The First National Bank of Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein./(4)/ (4.4)

10.21A Amendment Number 1 dated as of September 29, 1995 to the Amended and
       Restated Credit Agreement dated as of October 1, 1994 among the Company and certain of its direct and indirect Subsidiaries as Guarantors and The First National Bank of Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein./(6)/ (10.21A)

10.22 Credit Agreement dated as of July 18, 1995 among PJC Financing Corporation, Colony Communications, Inc., Columbia Cable of Michigan, N-COM Acquisition Corporation and their respective Subsidiaries and The Toronto Dominion Bank as Documentation Agent and Managing Agent, The First National Bank of Boston for itself and as Administrative and Managing Agent and The Bank of New York for itself and as Syndication and Managing Agent and certain financial institutions named therein./(4)/ (4.11)

10.23 Amendment to Credit Agreement dated September 22, 1995 among PJC Financing Corporation and certain of its direct and indirect Subsidiaries and The First National Bank of Boston, and certain financial institutions named therein./(5)/ (10.24)

10.24 Registration Rights Agreement dated December 13, 1995 among the Company, Lazard Freres & Co. LLC and Morgan Stanley & Co. Incorporated./(6)/ (10.24)

10.25 Asset Exchange Agreement dated December 20, 1995 by and between Continental Cablevision of St. Louis County, Inc. and TCI Cable Partners of St. Louis, L.P./(6)/ (10.25)

10.26 Form of Restricted Stock Purchase Agreement for 1996 and amendments to Restricted Stock Purchase Agreement and related agreements./(6)/ (10.26)

10.27 Purchase Agreement dated as of March 15, 1996 between Meredith/New Heritage Partnership and New Heritage Associates and the Company./(6)/ (10.27)

10.28 Stockholders Agreement dated February 27, 1996 among Amos B. Hostetter, Jr., the 1989 Amos B. Hostetter, Jr. Trust, Timothy P. Neher, Corporate Advisors, L.P. and certain stockholders of the Company named therein and U S WEST./(6)/ (10.28)

11.1  Schedule of computation of earnings per share./(6)/ (11.1)

12.1  Schedule of computation of ratio of earnings to combined fixed charges. . . . Filed herewith as Exhibit 12.1.

12.2 Schedule of pro forma computation of ratio of earnings to combined fixed charges.*

21    Subsidiaries of Continental./(6)/ (21)

23.1  Consent of Sullivan & Worcester.*

23.2  Independent Auditors' Consent of Deloitte & Touche LLP. . . . Filed
      herewith as Exhibit 23.2.

23.3  Independent Auditors' Consent of KPMG Peat Marwick LLP. . . . Filed
      herewith as Exhibit 23.3.

23.4  Independent Auditors' Consent of Deloitte & Touche LLP. . . . Filed
      herewith as Exhibit 23.4.

23.5  Independent Auditors' Consent of Arthur Andersen LLP. . . . Filed
      herewith as Exhibit 23.5.

23.6  Independent Auditors' Consent of Ernst & Young LLP. . . . Filed herewith as Exhibit 23.6.

23.7  Independent Auditors' Consent of KPMG Peat Marwick LLP. . . . Filed
      herewith as Exhibit 23.7.

23.8  Independent Auditors' Consent of KPMG Peat Marwick LLP. . . . Filed
      herewith as Exhibit 23.8.

23.9  Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. . . .
      Filed herewith as Exhibit 23.9.

24    Power of Attorney. . . . Contained on the signature page of this
      Prospectus.

25    Form T-1 Statement of Eligibility of Bank of Montreal Trust Company.*

27    Financial Data Schedules./(6)/ (27)

99.1  Form of Letter of Transmittal.*

99.2  Form of Notice of Guaranteed Delivery.*

FINANCIAL STATEMENT SCHEDULES

      Schedule II--Valuation and Qualifying Accounts and Reserves

      Schedule IV--Condensed Financial Information of Registrant

ITEM 22. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to Directors, officers and controlling persons of Continental pursuant to the foregoing provisions, or otherwise, Continental has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Continental of expenses incurred or paid by a Director, officer or controlling person of Continental in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, Continental will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering therein.

  (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BOSTON, COMMONWEALTH OF MASSACHUSETTS, ON THE 25TH DAY OF APRIL, 1996.


                                          Continental Cablevision, Inc.

                                               /s/ William T. Schleyer
                                         By: __________________________________
                                                      WILLIAM T. SCHLEYER
                                                      PRESIDENT

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURES                      TITLE                 DATE
                                      Director and
    Amos B. Hostetter, Jr.*            Chairman of the        April 25, 1996
- ------------------------------------   Board (principal
       AMOS B. HOSTETTER, JR.          executive officer)

                                      Director and Vice
       Timothy P. Neher*               Chairman of the        April 25, 1996
- ------------------------------------   Board
          TIMOTHY P. NEHER

                                      President
    /s/ William T. Schleyer                                   April 25, 1996
- ------------------------------------
        WILLIAM T. SCHLEYER

                                      Chief Financial
       Nancy Hawthorne*                Officer and Senior     April 25, 1996
- ------------------------------------   Vice President
          NANCY HAWTHORNE              (principal
                                       financial officer)

                                      Senior Vice
     Richard A. Hoffstein*             President and          April 25, 1996
- ------------------------------------   Corporate
        RICHARD A. HOFFSTEIN           Controller
                                       (principal
                                       accounting
                                       officer)

                                      Director
- ------------------------------------                          April 25, 1996
         MICHAEL J. RITTER





           SIGNATURES                        TITLE                DATE
                                        Director
      Roy F. Coppedge III*                                      April 25, 1996
- -------------------------------------
         ROY F. COPPEDGE III

                                        Director
- -------------------------------------                           April 25, 1996
          JONATHAN H. KAGAN

                                        Director
- -------------------------------------                           April 25, 1996
           ROBERT B. LUICK

                                        Director
       Henry F. McCance*                                        April 25, 1996
- -------------------------------------
          HENRY F. MCCANCE

                                        Director
        Lester Pollack*                                         April 25, 1996
- -------------------------------------
           LESTER POLLACK

                                        Director
        Vincent J. Ryan*                                        April 25, 1996
- -------------------------------------
           VINCENT J. RYAN

                                        Director
       Stephen Hamblett*                                        April 25, 1996
- -------------------------------------
          STEPHEN HAMBLETT

                                        Director
       Trygve E. Myhren*                                        April 25, 1996
- -------------------------------------
          TRYGVE E. MYHREN

    /s/ William T. Schleyer
  ---------------------------------

*By:

      WILLIAM T. SCHLEYER

       (ATTORNEY-IN-FACT)


                                                                     SCHEDULE II

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                    ADDITIONS
                         BALANCE AT CHARGED TO                           BALANCE
                         BEGINNING   COST AND                            AT END
DESCRIPTIONS             OF PERIOD   EXPENSES  DEDUCTIONS (A) OTHER (B) OF PERIOD
- ------------             ---------- ---------- -------------- --------- ---------
                                              (IN THOUSANDS)
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS
Year Ended December 31,
 1993...................   $9,072    $12,793      $(12,430)    $  --     $ 9,435
                           ======    =======      ========     ======    =======
Year Ended December 31,
 1994...................   $9,435    $12,791      $(12,798)    $  343    $ 9,771
                           ======    =======      ========     ======    =======
Year Ended December 31,
 1995...................   $9,771    $14,244      $(13,017)    $1,478    $12,476
                           ======    =======      ========     ======    =======

- --------
(A) Amounts written off, net of recoveries.
(B) Other represents acquisitions in 1994 and 1995.



                See Notes to Consolidated Financial Statements.

                                                                     SCHEDULE IV

                         CONTINENTAL CABLEVISION, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                       DECEMBER 31,
                                                  ------------------------
                                                     1994         1995
                                                  -----------  -----------
                                 ASSETS
Cash............................................. $       729  $        18
Accounts Receivable..............................         296          222
Prepaid Expenses.................................       2,988          --
Investments in and Advances to Affiliates and
 Subsidiaries....................................   1,995,762    3,258,518
Property and Equipment--net......................         764        2,675
Intangible and Other Assets--net.................      65,743       72,447
Deferred income taxes............................      18,454       23,454
                                                  -----------  -----------
  Total.......................................... $ 2,084,736  $ 3,357,334
                                                  ===========  ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Accounts Payable................................. $       474  $       267
Accrued Interest.................................      80,577       70,167
Accrued and Other Liabilities....................      35,830       33,928
Debt.............................................   3,423,790    4,212,788
Commitments and Contingencies....................
Redeemable Common Stock, $.01 par value,
 16,684,150 shares outstanding...................     232,399      256,135
Stockholders' Equity (Deficiency) (Note Below):
 Preferred Stock $.01 par value, none
  outstanding....................................
 Series A Convertible Preferred Stock, $.01 par
  value, 1,142,858 shares authorized and
  outstanding....................................          11           11
 Class A Common Stock, $.01 par value,
  425,000,000 shares authorized, 8,585,500 and
  38,780,694 shares outstanding..................          86          388
 Class B Common Stock, $.01 par value,
  200,000,000 shares authorized, 90,291,375 and
  92,572,000 shares outstanding..................         903          926
 Additional Paid-In Capital......................     583,181    1,181,193
 Unearned Compensation...........................     (12,097)     (45,851)
 Affiliate's Net Unrealized Holding Gain on
  Marketable Equity Securities...................      47,996       67,823
 Deficit.........................................  (2,308,414)  (2,420,441)
                                                  -----------  -----------
  Stockholders' Equity (Deficiency)..............  (1,688,334)  (1,215,951)
                                                  -----------  -----------
    Total........................................ $ 2,084,736  $ 3,357,334
                                                  ===========  ===========

Note: Please See Part II, Item 8 for Detail for Activity Occurring in the Registrant's Equity Section.

                See Notes to Consolidated Financial Statements.

                                                                     SCHEDULE IV

                         CONTINENTAL CABLEVISION, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   YEAR ENDED DECEMBER 31,
                                                -------------------------------
                                                  1993       1994       1995
                                                ---------  ---------  ---------
Revenues......................................  $     --   $     --   $     --
Costs and Expenses:
 Selling, General and Administrative..........        600        520        412
 Depreciation and Amortization................         88        162        320
 Restricted Stock Purchase Program............     11,004     11,316     12,005
                                                ---------  ---------  ---------
  Total.......................................     11,692     11,998     12,737
                                                ---------  ---------  ---------
Operating Income (Loss).......................    (11,692)   (11,998)   (12,737)
                                                ---------  ---------  ---------
Other (Income) Expense:
 Interest Expense.............................    264,993    305,529    346,537
 Interest Income from Affiliates..............   (264,993)  (305,529)  (346,537)
 Equity in Net Income of Affiliates...........    202,718     60,814    103,780
 Minority Interest in Net Income (Loss) of
  Affiliates..................................        184       (205)       (39)
 Other........................................         (5)       769        549
                                                ---------  ---------  ---------
  Total.......................................    202,897     61,378    104,290
                                                ---------  ---------  ---------
Loss Before Income Taxes, Extraordinary Item
 and Cumulative Effect of Change in Accounting
 for Income Taxes.............................   (214,589)   (73,376)  (117,027)
Income Tax Benefit............................     (4,443)    (4,800)    (5,000)
                                                ---------  ---------  ---------
Loss Before Extraordinary Item and Cumulative
 Effect of Change in Accounting for Income
 Taxes........................................   (210,146)   (68,576)  (112,027)
Extraordinary Item, Net of Income Taxes.......        --     (18,265)       --
                                                ---------  ---------  ---------
Loss before Cumulative Effect of Change in
 Accounting for Income Taxes..................   (210,146)   (86,841)  (112,027)
Cumulative Effect of Change in Accounting for
 Income Taxes.................................       (624)       --         --
                                                ---------  ---------  ---------
Net Loss......................................   (210,770)   (86,841)  (112,027)
Preferred Stock Preferences...................    (34,115)   (36,800)   (39,802)
                                                ---------  ---------  ---------
Loss Applicable to Common Stockholders........  $(244,885) $(123,641) $(151,829)
                                                =========  =========  =========
Loss Per Common Share:
 Loss Before Extraordinary Item...............  $   (2.14) $   (0.92) $   (1.22)
 Extraordinary Item, Net of Income Taxes......        --       (0.16)       --
 Cumulative Effect of Change in Accounting for
  Income Taxes................................      (0.01)       --         --
                                                ---------  ---------  ---------
 Net Loss.....................................  $   (2.15) $   (1.08) $   (1.22)
                                                =========  =========  =========

                See Notes to Consolidated Financial Statements.

                                                                     SCHEDULE IV

                         CONTINENTAL CABLEVISION, INC.
                             (PARENT COMPANY ONLY)

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 YEAR ENDED DECEMBER 31,
                                             ---------------------------------
                                                1993        1994       1995
                                             -----------  ---------  ---------
OPERATING ACTIVITIES:
 Net loss................................... $  (210,770) $ (86,841) $(112,027)
 Adjustments to Reconcile Net Loss to Net
  Cash Used for Operating Activities:
   Extraordinary Item.......................         --      18,265        --
   Cumulative Effect of Change in Accounting
    for Income Taxes........................         624        --         --
   Depreciation and Amortization............          88        162        320
   Restricted Stock Purchase Program........      11,004     11,316     12,005
   Equity in Net Income of Affiliates and
    Subsidiaries............................     202,718     60,814    103,780
   Minority Interest In Net Income (Loss) of
    Affiliates..............................         184       (205)       (39)
   Deferred Income Taxes....................      (4,443)    (4,800)    (5,000)
   Change in Working Capital Items..........      17,679        696     (9,456)
                                             -----------  ---------  ---------
NET CASH USED FOR OPERATING ACTIVITIES......      17,084       (593)   (10,417)
                                             -----------  ---------  ---------
FINANCING ACTIVITIES:
 Proceeds from Borrowings...................   1,393,474    618,629    812,888
 Repayment of Borrowings....................  (1,038,606)  (346,500)   (24,250)
 Premium Paid on Extinguishment of Debt.....         --     (20,924)       --
 Issuance of Common Stock...................      46,500     30,500        --
 Repurchase of Common Stock and Redeemable
  Common Stock..............................     (31,232)    (4,755)       --
                                             -----------  ---------  ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES...     370,136    276,950    788,638
                                             -----------  ---------  ---------
INVESTING ACTIVITIES:
 Fixed and Intangible Assets................     (31,030)    (9,736)    (8,913)
 Advances to Affiliates and Subsidiaries--
  net.......................................    (246,926)  (379,639)  (770,019)
                                             -----------  ---------  ---------
NET CASH USED FOR INVESTING ACTIVITIES......    (277,956)  (389,375)  (778,932)
                                             -----------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................     109,264   (113,018)      (711)
BALANCE AT BEGINNING OF YEAR................       4,483    113,747        729
                                             -----------  ---------  ---------
BALANCE AT END OF YEAR...................... $   113,747  $     729  $      18
                                             ===========  =========  =========

                See Notes to Consolidated Financial Statements.

                                 EXHIBIT INDEX

EXHIBIT
  NO.                           DESCRIPTION
- -------                         -----------
  2.1  Agreement and Plan of Merger dated as of November 18, 1994, by and among Continental, Providence Journal Company, The Providence
       Journal Company, King Holding Corp. and King Broadcasting Company,
       as amended and restated as of August 1, 1995.(/4/) (2.1)
  2.2  Agreement and Plan of Merger between U S WEST, Inc. and
       Continental Cablevision, Inc. dated as of February 27, 1996.(/6/)
       (2.2)
  3.1  Amended and Restated Certificate of Incorporation of
       Continental.(/6/) (3.1)
  3.1A Certificate of Designation of Continental relating to the
       Continental Series A Preferred Stock.(/4/) (3.1A)
  3.1B Form of Amendment to Company's Amended and Restated Certificate of
       Incorporation pertaining to merger consideration.(/6/) (2.2)
  3.2  By-Laws of Continental.(/6/) (3.2)
  4.1  Indenture dated as of June 22, 1992 between Continental and Morgan
       Guaranty Trust Company of New York as Trustee, pertaining to
       Continental's 10 5/8% Senior Subordinated Notes due 2002.(/1/)
       (4.1)
  4.2  Indenture dated as of June 22, 1992 between Continental and Morgan
       Guaranty Trust Company of New York as Trustee, pertaining to
       Continental's 11% Senior Subordinated Debentures due 2007.(/1/)
       (4.2)
  4.3  Amended and Restated Note Agreement dated as of October 17, 1994 by and among Continental and certain of its direct and indirect
       Subsidiaries as Guarantors and The Prudential Insurance Company of
       America.(/4/) (4.5)
  4.4  Indenture dated as of June 1, 1993 between Continental and The
       First National Bank of Chicago, as Trustee, pertaining to
       Continental's 8 5/8% Senior Notes due 2003.(/2/) (4.10)
  4.5  Indenture dated as of June 1, 1993 between Continental and The
       First National Bank of Chicago, as Trustee, pertaining to
       Continental's 9% Senior Debentures due 2008.(/2/) (4.11)
  4.6  Indenture dated as of August 1, 1993 between Continental and the
       Bank of New York, as Trustee, pertaining to Continental's 8 5/8%
       Senior Debentures due 2005.(/3/) (4.11)
  4.7  Indenture dated as of August 1, 1993 between Continental and the
       Bank of New York, as Trustee, pertaining to Continental's 9 1/2%
       Senior Debentures due 2013.(/3/) (4.12)
  4.8  Indenture dated as of August 1, 1993 between Continental and the
       Bank of New York, as Trustee, pertaining to Continental's 8 1/2%
       Senior Notes due 2001.(/3/) (4.13)
  4.9  Indenture dated December 13, 1995 between Continental and the Bank of Montreal, as Trustee, pertaining to Continental's 8.30% Senior
       Notes due 2006.(/6/) (4.9)
  5    Opinion of Sullivan & Worcester.*
 10.1  Stock Liquidation Agreement dated as of March 6, 1989, as amended as of September 28, 1990, replacing and restating the Stock
       Acquisition Agreement made as of December 19, 1988 by and among
       Continental, H. Irving Grousbeck, MD Co., Burr, Egan, Deleage &
       Co., Roderick A. MacLeod and Amos B. Hostetter, Jr.(/1/) (10.2)
 10.2  Second Amendment to Stock Liquidation Agreement dated as of July
       7, 1992 by and among Continental, Amos B. Hostetter, Jr., H.
       Irving Grousbeck, MD Co., Burr, Egan, Deleage & Co. and Roderick
       A. MacLeod.(/2/) (10.2)
 10.3  Form of Restricted Stock Purchase Agreement.# (/1/) (10.3)

EXHIBIT
  NO.                              DESCRIPTION                               PAGE
 ------                            -----------                               ----
 10.4  Stock Purchase Agreement dated April 27, 1992 among Continental,
       Corporate Partners, L.P., Corporate Offshore Partners, L.P., The
       State Board of Administration of Florida, Chemical Equity
       Associates, Mellon Bank, N.A. as Trustee for First Plaza Group
       Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors,
       L.P.(/1/) (10.4)
 10.5  Registration Rights Agreement dated June 22, 1992 among
       Continental, Corporate Partners, L.P., Corporate Offshore Partners,
       L.P., The State Board of Administration of Florida, Chemical Equity
       Associates, Mellon Bank, N.A. as Trustee for First Plaza Group
       Trust, Vencap Holdings (1992) Pte Ltd and Corporate Advisors,
       L.P.(/1/) (10.5)
 10.6  Amendment to Registration Rights Agreement dated July 15, 1992 among Continental and Corporate Advisors, L.P. on behalf of
       Corporate Partners, L.P., Corporate Offshore Partners, L.P., The
       State Board of Administration of Florida, ContCable Continental
       Preferred Stock Investors, L.P., Mellon Bank, N.A., as Trustee for
       First Plaza Group Trust, and Vencap Holdings (1992) Pte Ltd.(/2/)
       (10.6)
 10.7  Stock Purchase Agreement dated July 15, 1992, as amended on
       November 17, 1992, among Continental, Boston Ventures Limited
       Partnership III, Boston Ventures Limited Partnership IIIA, Boston
       Ventures Limited Partnership IV and Boston Ventures Limited
       Partnership IVA.(/2/) (10.7)
 10.8  Stock Purchase Agreement dated July 15, 1992 among Continental,
       Thomas H. Lee Equity Partners, L.P., THL-CCI Continental Preferred
       Stock Investors Limited Partnership, Providence Media Partners
       L.P., Alta V Limited Partnership, Customs House Partners and
       Ontario Teachers' Pension Plan Board.(/2/) (10.8)
 10.9  Registration Rights Agreement dated July 15, 1992 among
       Continental, Boston Ventures Limited Partnership III, Boston
       Ventures Limited Partnership IIIA, Boston Ventures Limited
       Partnership IV, Boston Ventures Limited Partnership IVA, Thomas H.
       Lee Equity Partners, L.P., THL-CCI Continental Preferred Stock
       Investors Limited Partnership, Providence Media Partners L.P.,
       Alta V Limited Partnership, Customs House Partners and Ontario
       Teachers' Pension Plan Board.(/2/) (10.9)
 10.10 Liquidation Rights Agreement dated as of July 7, 1992 by and between Continental and MD Co.(/2/) (10.10)
 10.11 Stock Purchase Agreement dated as of December 17, 1992 by and among Teleport Communications Group Inc., Comcast Corporation,
       Comcast Teleport, Inc., Continental and Continental Teleport,
       Inc.(/2/) (10.11)
 10.12 Optus Vision Joint Venture-Optus Vision Shareholders Agreement
       dated May 19, 1995 by and among Continental Cablevision of
       Australia, Inc., Optus Communications Pty Limited, Pay TV Holdings
       Pty Limited, Tallglen Pty Limited, Optus Vision Pty Limited, Optus
       Networks Pty Limited and Optus Administration Pty Limited.(/4/)
       (10.12)
 10.13 Management Incentive Plan. #(/4/) (10.13)
 10.14 Purchase Agreement dated as of November 1, 1994 by and among
       Columbia Associates, L.P., Columbia Cable of Michigan, Inc., and
       Continental Cablevision of Manchester, Inc.(/4/) (10.14)
 10.15 Supplemental Executive Retirement Plan. #(/4/) (10.15)
 10.16 Registration Rights Agreement with New Providence Journal.(/5/)
       (10.16)
 10.17 Form of Restricted Stock Purchase Agreements for 1995. #(/4/)
       (10.17)

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
 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
 10.18   First Amendment to the Purchase Agreement dated March 24, 1995 by and among Columbia Associates, L.P., Columbia Cable of
         Michigan, Inc., and Continental Cablevision of Manchester,
         Inc./(4)/ (10.19)
 10.18A  Second Amendment to the Purchase Agreement dated September 30,
         1995, by and among Columbia Associates, L.P., Columbia Cable of
         Michigan, Inc. and Continental Cablevision of Manchester,
         Inc./(5)/ (10.19A)
 10.19   Purchase Agreement dated January 6, 1995 by and between
         Continental Cablevision, Inc. and Cablevision of Chicago./(4)/
         (10.20)
 10.20   Purchase Agreement dated March 29, 1995 between N-COM Limited
         Partnership II and Continental Cablevision Investments,
         Inc./(4)/ (10.21)
 10.21   Amended and Restated Credit Agreement dated as of October 1,
         1994 among Continental and certain of its direct and indirect
         Subsidiaries as Guarantors and The First National Bank of
         Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein./(4)/ (4.4)
 10.21A  Amendment Number 1 dated as of September 29, 1995 to the
         Amended and Restated Credit Agreement dated as of October 1,
         1994 among the Company and certain of its direct and indirect
         Subsidiaries as Guarantors and The First National Bank of
         Boston, for itself and as Administrative and Managing Agent, and certain financial institutions named therein./(6)/ (10.21A)
 10.22   Credit Agreement dated as of July 18, 1995 among PJC Financing
         Corporation, Colony Communications, Inc., Columbia Cable of
         Michigan, N-COM Acquisition Corporation and their respective
         Subsidiaries and The Toronto Dominion Bank as Documentation
         Agent and Managing Agent, The First National Bank of Boston for
         itself and as Administrative and Managing Agent and The Bank of
         New York for itself and as Syndication and Managing Agent and certain financial institutions named therein./(4)/ (4.11)
 10.23   Amendment to Credit Agreement dated September 22, 1995 among
         PJC Financing Corporation and certain of its direct and
         indirect Subsidiaries and The First National Bank of Boston, and certain financial institutions named therein./(5)/ (10.24)
 10.24   Registration Rights Agreement dated December 13, 1995 among the
         Company, Lazard Freres & Co. LLC and Morgan Stanley & Co.
         Incorporated./(6)/ (10.24)
 10.25   Asset Exchange Agreement dated December 20, 1995 by and between
         Continental Cablevision of St. Louis County, Inc. and TCI Cable
         Partners of St. Louis, L.P./(6)/ (10.25)
 10.26   Form of Restricted Stock Purchase Agreement for 1996 and
         amendments to Restricted Stock Purchase Agreement and related agreements./(6)/ (10.26)
 10.27   Purchase Agreement dated as of March 15, 1996 between
         Meredith/New Heritage Partnership and New Heritage Associates
         and the Company./(6)/ (10.27)
 10.28   Stockholders Agreement dated February 27, 1996 among Amos B.
         Hostetter, Jr., the 1989 Amos B. Hostetter, Jr. Trust, Timothy
         P. Neher, Corporate Advisors, L.P. and certain stockholders of the Company named therein and U S WEST./(6)/ (10.28)
 11.1    Schedule of computation of earnings per share./(6)/ (11.1)
 12.1    Schedule of computation of ratio of earnings to combined fixed charges.*
 12.2    Schedule of pro forma computation of ratio of earnings to
         combined fixed charges.*
 21      Subsidiaries of Continental./(6)/ (21)
 23.1    Consent of Sullivan & Worcester.*
 23.2    Independent Auditors' Consent of Deloitte & Touche LLP. . . .
         Filed herewith as Exhibit 23.2.


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
 EXHIBIT
   NO.                             DESCRIPTION                             PAGE
 -------                           -----------                             ----
 23.3    Independent Auditors' Consent of KPMG Peat Marwick LLP. . . .
         Filed herewith as Exhibit 23.3.
 23.4    Independent Auditors' Consent of Deloitte & Touche LLP. . . .
         Filed herewith as Exhibit 23.4.
 23.5    Independent Auditors' Consent of Arthur Andersen LLP. . . .
         Filed herewith as Exhibit 23.5.
 23.6    Independent Auditors' Consent of Ernst & Young LLP. . . . Filed
         herewith as Exhibit 23.6.
 23.7    Independent Auditors' Consent of KPMG Peat Marwick LLP. . . .
         Filed herewith as Exhibit 23.7.
 23.8    Independent Auditors' Consent of KPMG Peat Marwick LLP. . . .
         Filed herewith as Exhibit 23.8.
 23.9    Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
         . . . Filed herewith as Exhibit 23.9.
 24      Power of Attorney. . . . Contained on the signature page of this Prospectus.
 25      Form T-1 Statement of Eligibility of Bank of Montreal Trust
         Company.*
 27      Financial Data Schedules.(/6/) (27)
 99.1    Form of Letter of Transmittal.*
 99.2    Form of Notice of Guaranteed Delivery.*


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